         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996
                                                      REGISTRATION NO. 333-10065

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       BENEDEK COMMUNICATIONS CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 DELAWARE                                       6719                        36-4076007
       (STATE OR OTHER JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
             OF INCORPORATION)                       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                            ------------------------

                           STEWART SQUARE, SUITE 210
                             308 WEST STATE STREET
                            ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               A. RICHARD BENEDEK
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       BENEDEK COMMUNICATIONS CORPORATION
                           STEWART SQUARE, SUITE 210
                             308 WEST STATE STREET
                            ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:

                             PAUL S. GOODMAN, ESQ.
                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0700
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED               PROPOSED
                                                                              MAXIMUM                MAXIMUM
          TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE     OFFERING PRICE            AGGREGATE
                   TO BE REGISTERED                       REGISTERED        PER UNIT(1)         OFFERING PRICE(1)
15.0% Exchangeable Redeemable Senior Preferred Stock
  due 2007............................................   $60,000,000           100.0%              $60,000,000
15.0% Exchange Debentures due 2007(2).................       --               --                     --

          TITLE OF EACH CLASS OF SECURITIES                  AMOUNT OF
                   TO BE REGISTERED                     REGISTRATION FEE(1)
15.0% Exchangeable Redeemable Senior Preferred Stock
  due 2007............................................      $ 20,689.80
15.0% Exchange Debentures due 2007(2).................        --

 (1) Calculated pursuant to Rule 457(f).
 (2) No separate consideration will be received for the exchange debentures.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1996


PROSPECTUS

                       BENEDEK COMMUNICATIONS CORPORATION

                        OFFER TO EXCHANGE ITS SHARES OF
      15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK DUE 2007, WHICH
       HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                  FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
         15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK DUE 2007

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON               , 1996, UNLESS EXTENDED
                            ------------------------
     Benedek Communications Corporation, a Delaware corporation (the 'Company'), hereby offers to exchange shares of its 15.0% Exchangeable Redeemable Senior Preferred Stock due 2007 (the 'Exchange Securities') which have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), pursuant to a Registration Statement of which this Prospectus is a part, for an equal number of outstanding shares of its 15.0% Exchangeable Redeemable Senior Preferred Stock due 2007 (the 'Existing Exchangeable Preferred Stock'), of which 600,000 shares are outstanding on the date hereof, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the 'Exchange Offer'). The Exchange Securities and Existing Exchangeable Preferred Stock are collectively hereinafter referred to as the 'Exchangeable Preferred Stock.' The terms of the Exchange Securities are identical in all material respects to those of the
Existing Exchangeable Preferred Stock except (i) for certain transfer restrictions and registration rights relating to the Existing Exchangeable Preferred Stock and (ii) that, if by December 31, 1996, neither an Exchange Offer with respect to the Existing Exchangeable Preferred Stock has been consummated nor a Shelf Registration Statement (as defined) with respect to such Existing Exchangeable Preferred Stock has been declared effective, additional cash dividends will accrue on each share of Existing Exchangeable Preferred Stock from and including January 1, 1997 until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of the Shelf Registration Statement at a rate of 0.50% per annum. The Exchange Securities will be issued pursuant to, and entitled to the benefits of, the Certificate of Designation for the Exchangeable Preferred Stock.

     Dividends on the Exchange Securities will accrue from the date of the last payment (or deemed payment) of dividends on the Existing Exchangeable Preferred Stock or, if no such payment has been made (or deemed to have been made), from the date of original issuance of the Existing Exchangeable Preferred Stock, and
will  be payable quarterly commencing                      , 1996, at a rate per
annum of 15.0% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to July 1, 2001, either in cash or by adding such dividends to the then effective liquidation preference of the Exchange Securities. The initial liquidation preference per share of the Exchange Securities will be the liquidation preference per share of the Existing Exchangeable Preferred Stock on the date of exchange therefor. The Exchangeable Preferred Stock is immediately redeemable at the Company's option, in whole or in part at the redemption price of 115.000% of the then effective liquidation preference prior to July 1, 2000, and thereafter, at the redemption prices set forth herein, plus, without duplication, accrued and unpaid dividends to the date of redemption. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on July 1, 2007, at a redemption price equal to 100.000% of the then effective liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to the date of redemption.

     Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for the Company's 15.0% Exchange Debentures due 2007. Interest on the Exchange Debentures will be payable at a rate of 15.0% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash or, at the option of the Company, on or prior to July 1, 2001 in additional Exchange Debentures, in arrears on each January 1 and July 1, commencing on the first such date after the issuance of the Exchange Debentures.

                                                  (Cover continued on next page)
                            ------------------------
     Prior to the Exchange Offer, there has been no public market for the Existing Exchangeable Preferred Stock. If a market for the Exchange Securities should develop, such Exchange Securities could trade at a discount from the then effective liquidation preference per share. The Company currently does not intend to list the Exchange Securities on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the Exchange Securities is currently anticipated. There can be no assurance that an active public market for the Exchange Securities will develop.
     The Exchange Offer is not conditioned upon any minimum number of shares of Existing Exchangeable Preferred Stock being tendered for exchange pursuant to the Exchange Offer.
     SEE 'RISK FACTORS' ON PAGE 26 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------
THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION, NOR HAS  THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
       REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL  OFFENSE.
                            ------------------------
               The date of this Prospectus is              , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Cover continued from previous page)

The Exchange Debentures mature on July 1, 2007, and are immediately redeemable, at the option of the Company, in whole or in part, at the redemption price of 115.000% of the then effective principal amount thereof prior to July 1, 2000, and thereafter, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

     1.48 Contingent Warrants (as defined), each to acquire one share of Class A Common Stock of the Company, trade together with each share of Exchangeable Preferred Stock. The Contingent Warrants will become exercisable only in the event the Exchangeable Preferred Stock or Exchange Debentures, as the case may be, are not redeemed on or prior to the Contingent Warrant Release Date (as defined), which can be no later than July 1, 2000. The Contingent Warrants are exercisable for approximately 10% of the Common Stock of the Company on a fully-diluted basis, including the Initial Warrants (as defined). The Contingent Warrants, if released on the Contingent Warrant Release Date, will not trade separately from the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, until such date. The exercise price of each Warrant is $0.01 per share, subject to adjustment under certain circumstances.

     The Company will accept for exchange any and all shares of Existing Exchangeable Preferred Stock validly tendered and not withdrawn prior to the Expiration Date. The term 'Expiration Date' shall mean 5:00 p.m., New York City
time, on               , 1996, unless the Company shall, in its sole discretion,
have extended the period of time for which the Exchange Offer is open, in which event the 'Expiration Date' shall mean the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. The Exchange Offer may be extended, terminated or amended as provided herein. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 p.m., New York City time, on the date 60 days from the date of this Prospectus. The Exchange Offer is subject to certain customary conditions. See 'The Exchange Offer.'

     The Exchange Securities are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated June 5, 1996 (the 'Registration Agreement'), among the Company and Goldman, Sachs & Co. and BT Securities Corporation, as the placement agents (the 'Placement Agents'), with respect to the initial sale of the Existing Exchangeable Preferred Stock. Based on interpretations by the staff of the Securities and Exchange Commission (the 'SEC') in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer in exchange for Existing Exchangeable Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of Exchange Securities received in exchange for shares of Existing Exchangeable Preferred Stock where such shares of Existing Exchangeable Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of shares of Existing Exchangeable Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any shares of Existing Exchangeable Preferred Stock with respect to the Exchange Offer, the Company will promptly return such shares of Existing Exchangeable Preferred Stock to the holders thereof. See 'The Exchange Offer.'

                             AVAILABLE INFORMATION


     The Company has filed with the SEC a Registration Statement (which term shall include any amendment thereto) on Form S-4 under the Securities Act, with respect to the Exchange Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Exchange Securities, reference is made to the Registration Statement, including the exhibits and schedules to such Registration Statement, copies of which may be obtained as noted below. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified by such reference.


     The Registration Statement and the exhibits and schedules to such Registration Statement filed by the Company with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or part of such materials can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


     Following consummation of the Exchange Offer, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), during the current fiscal year by reason of the public offering and the issuance of the Exchange Securities. In accordance with the Exchange Act, the Company will file with the SEC the reports and other information required to be filed under the Exchange Act. The Company anticipates, however, that it may not be subject to the reporting requirements of the Exchange Act in future fiscal years pursuant to Section 15(d) of the Exchange Act; however, the Certificate of Designation governing the Exchangeable Preferred Stock provides that the Company must continue to file with the SEC copies of the annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act so long as the Exchange Securities are outstanding.

--------------------------------------------------------------------------------
                                  The Stations
--------------------------------------------------------------------------------


               [GRAPHIC REPRESENTATION OF THE STATIONS GOES HERE]

                              CERTAIN DEFINITIONS

     As used in the Prospectus, unless the context otherwise requires:

     Company   refers   to  Benedek   Communications  Corporation,   a  Delaware
corporation which is the sole stockholder of Benedek Broadcasting;

     Benedek Broadcasting refers to Benedek Broadcasting Corporation, a Delaware corporation, and its subsidiaries (BLC);

     LLC refers to Benedek Broadcasting Company, L.L.C., a Delaware limited liability company, owned 99% by Benedek Broadcasting and 1% by A. Richard Benedek, formed in connection with the issuance of Benedek Broadcasting's outstanding 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes') to hold all of the licenses and authorizations issued by the Federal Communications Commission (the 'FCC') for the operation of the Benedek Stations which was merged with BLC upon the consummation of the Transactions;

     BLC refers to Benedek License Corporation, a Delaware corporation which was merged with the LLC upon the consummation of the Transactions as a result of which it became a wholly-owned subsidiary of Benedek Broadcasting, and which holds all of the licenses and authorizations issued by the FCC for the operation of all the Stations;

     Benedek Stations refers to the nine network-affiliated television stations owned by Benedek Broadcasting prior to consummation of the Transactions;

     Stauffer refers to Stauffer Communications, Inc.;

     Stauffer Agreement refers to the Assets Purchase and Sale Agreement, as amended, among the Company, Stauffer and Morris Communications Corporation pursuant to which the Company acquired substantially all of the broadcast television assets of Stauffer.

     Stauffer Stations refers to the five network-affiliated television stations (and four satellite stations) owned by Stauffer prior to the consummation of the Transactions and acquired by Benedek Broadcasting;

     Brissette refers to Brissette Broadcasting Corporation and its wholly-owned subsidiaries;

     Brissette Agreement refers to the Stock Purchase Agreement, as amended, among the Company, Mr. Paul Brissette, General Electric Capital Corporation ('GECC') and Brissette, pursuant to which the Company acquired all of the capital stock of Brissette.

     Brissette Stations refers to the eight network-affiliated television stations owned by Brissette prior to the consummation of the Transactions and acquired by Benedek Broadcasting;

     Acquired Stations refers collectively to the Stauffer Stations and the Brissette Stations; and

     Stations refers collectively to the Benedek Stations and the Acquired Stations.

     As further described under 'The Acquisitions,' Benedek Broadcasting acquired substantially all of the television broadcast assets of Stauffer and all of the capital stock of Brissette (the 'Acquisitions'). The Company, together with Benedek Broadcasting, implemented a financing plan (the 'Financing Plan,' and together with the Acquisitions and certain other events, the 'Transactions') in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of the offer and sale by the Company of the Units, of which the Existing Exchangeable Preferred Stock was a part, borrowings by Benedek Broadcasting under the Credit Agreement, the offer and sale by the Company of its Senior Subordinated Discount Notes and the issuance by the Company of its Seller Junior Discount Preferred Stock. Issue Date refers to June 5, 1996, the date on which the sale of the Units was consummated.

     Credit Agreement refers to the credit agreement, dated as of June 6, 1996, among Benedek Broadcasting, as borrower, the Company, the Lenders referred to therein, Canadian Imperial Bank of Commerce, New York Agency ('CIBC'), as administrative agent and collateral agent, Pearl Street L.P. ('Pearl Street'), as arranging agent, and Goldman, Sachs & Co., as syndication agent, pursuant to which Benedek Broadcasting borrowed $128.0 million in term loans (the 'Term Loan Facilities') and may borrow up to $15.0 million in revolving credit loans (the 'Revolving Credit Facility');

     Seller Junior Discount Preferred Stock refers to the preferred stock issued by the Company to GECC and Mr. Paul Brissette, the sellers of the Brissette Stations;

     Senior Secured Notes refers to the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting.

     Senior   Subordinated  Discount  Notes   refers  to  the   13  1/4%  Senior
Subordinated Discount Notes due 2006 issued by the Company;

     Units refers to the Units issued by the Company on the Issue Date, each consisting of ten shares of Existing Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants, which ceased to exist upon consummation of the Exchange Offer;

     Initial Warrants refers to 600,000 warrants, each to purchase one share of Class A Common Stock of the Company;

     Contingent Warrants refers to 888,000 warrants, each to purchase one share of Class A Common Stock of the Company;

     Warrants refers to the Initial Warrants and the Contingent Warrants;

     Warrant Shares refers to the shares of the Company's Class A Common Stock issuable upon exercise of the Warrants;

     Operating cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights;

     Operating cash flow margin refers to operating cash flow divided by net revenues;

     Broadcast cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less cash payments for program broadcast rights; and

     Broadcast cash flow margin refers to broadcast cash flow divided by net revenues.

     Operating cash flow and broadcast cash flow data have been included herein because such data is used by certain investors to measure a company's ability to service debt. Operating cash flow and broadcast cash flow do not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements of Benedek Broadcasting, the Financial Statements of Stauffer or the Consolidated Financial Statements of Brissette, are not measures of financial performance under generally accepted accounting principles ('GAAP') and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP.

                            MARKET AND INDUSTRY DATA

     As used in the Prospectus:

     designated market area ('DMA') or market area is defined as a specific geographic market designated by A.C. Nielsen Company ('Nielsen') for the sale of national 'spot' and local advertising time sales;

     market rank means the ranking of the DMA among all markets, measured by the number of television households in each DMA, as listed in the February 1996 Nielsen Station Index reports;

     number of commercial stations in market represents the number of television broadcasting stations in the market, excluding public, low power and national cable stations;

     station rank in market is a station's rank in the market among all commercial stations in a station's market, measured by such station's average share during the February, May, July and November ratings periods, Sunday through Saturday, 6:00 a.m. to 2:00 a.m., unless another measurement period is referenced;

     a station's rating represents the number of households actually viewing the station as a percentage of the total potential audience in the DMA, measured by such station's average ratings during the February, May, July and November ratings periods, Sunday through Saturday, 6:00 a.m. to 2:00 a.m., unless another measurement period is referenced;

     a station's share represents the percentage of households actually viewing television which are viewing that station, measured by such station's average Nielsen shares during the February, May, July and November ratings periods, Sunday through Saturday, 6:00 a.m. to 2:00 a.m., unless another measurement period is referenced; and

     cable penetration means the percentage of all television households in a DMA subscribing to cable television service, according to the February 1996 Nielsen Station Index reports.

     All rank, rating and share information set forth in the Prospectus refers to the calendar year 1995 unless otherwise specified. See 'Business -- Rating Service Data.'

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. As used herein, unless the context otherwise requires, the 'Company' means Benedek Communications Corporation and its subsidiaries (including Benedek Broadcasting Corporation) after giving effect to the Transactions, which were completed on June 6, 1996. Certain capitalized terms used in this Prospectus are defined herein under the caption 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Certain Definitions.'


                                  THE COMPANY


     The Company owns 22 network-affiliated television stations in the United States. The Stations are diverse in geographic location and network affiliation, serve small to medium-sized markets and, in the aggregate, reach communities in 24 states. Twelve of the Stations are affiliated with CBS, six are affiliated with ABC, and four are affiliated with NBC. On a pro forma basis giving effect to the Transactions, the Company would have had net revenues, broadcast cash flow and operating cash flow of $121.3 million, $52.4 million and $50.5 million, respectively, for the fiscal year ended December 31, 1995.


     The Company believes that the Acquired Stations have been underperforming in terms of their overall revenue potential and can be operated more efficiently under Company management, thereby offering the Company an attractive opportunity to improve broadcast cash flow. The Company believes that such improvement can be achieved by expanding the Acquired Stations' share of market revenues and by increasing viewership levels through an increased emphasis on local news and informational programming and cost-effective purchasing of competitive syndicated and first run programming.

     The Company believes that the broadcast cash flow margins of the Stauffer Stations of 19.7%, 29.5% and 23.1% during 1993, 1994 and 1995, respectively, can be substantially improved in the near-term. In comparison, the broadcast cash flow margins for the Benedek Stations for the same periods were 40.5%, 44.4% and 42.3%, respectively. The Company further believes that although the Brissette Stations have operated at attractive margins, the previous ownership of the Brissette Stations operated with a focus on managing costs, not on maximizing revenues and broadcast cash flow growth. This strategy typically resulted in the Brissette Stations capturing a smaller share of advertising revenue in their respective markets than their audience share in these markets. The compound annual growth rate of net revenues and broadcast cash flow of the Benedek
Stations (excluding the station in Dothan, Alabama acquired by Benedek Broadcasting in 1995) for the five-year period from 1991 through 1995 was 7.8% and 9.0%, respectively, as compared to 4.0% and 3.6%, respectively, for the Brissette Stations during the same period.

     The Stations are located in markets ranked in size from 83 to 201 out of the 211 markets surveyed by Nielsen. The Company believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate attractive and stable operating cash flow due to limited competition for viewers from other over-the-air broadcasters, from other media soliciting advertising expenditures and from other broadcasters purchasing syndicated programming. The Company targets small and medium-sized markets that have stable employment and population and a diverse base of employers. The markets targeted by the Company generally have population centers that share common community interests and are receptive to local programming. Each of the Stations is affiliated with one of the national television networks, which provides an established audience and reputation for national news, sports and entertainment programming. With the established audiences provided by network affiliations, management seeks to implement its strategy to enhance non-network ratings and revenues while controlling costs.

     The  Company  believes  that the  television  industry  is in  a  period of consolidation as a result of which a relatively small number of station operators will emerge as the leading television station group owners in the United States. Recent telecommunications legislation that eliminates restrictions on the number of television stations that any individual or entity may own so long as the aggregate audience reach does not exceed 35% of all United States households is likely to accelerate this trend. The Company's growth strategy, of which the acquisition of the Stauffer Stations and Brissette Stations is a part, is to become one of the leading group owners of small to medium-sized market television stations in the United States. The Company believes that this expansion will create economies of scale which will (i) improve its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks, (ii) enable it to develop program consortiums for regional news and sports programming and (iii) enhance its ability to attract and retain strong management and on-air talent.

     The following table sets forth certain information for each of the Stations and the markets they serve:

                                                                                             NUMBER OF
                                                                                             COMMERCIAL
                                                                                              STATIONS    STATION
                                            MARKET        CALL                    NETWORK        IN       RANK IN      CABLE
                MARKET AREA                  RANK      LETTERS     CHANNEL(c)   AFFILIATION    MARKET     MARKET    PENETRATION
------------------------------------------- ------                 ----------   ------------ ----------   -------   -----------
BENEDEK STATIONS
    Youngstown, Ohio                           95         WYTV         33           ABC           3           3        72.3%
    Duluth, Minnesota and                     134      KDLH-TV          3           CBS           3           2        52.7%
      Superior, Wisconsin
    Rockford, Illinois                        136      WIFR-TV         23           CBS           4           1        68.4%
    Quincy, Illinois and Hannibal, Missouri   158      KHQA-TV          7           CBS           2           1        60.6%
    Dothan, Alabama                           172      WTVY-TV          4           CBS           3           1        65.8%
    Panama City, Florida                      159      WTVY-TV          4           CBS           4           3        68.3%
    Bowling Green, Kentucky                   181      WBKO-TV         13           ABC           2           1        56.7%
    Meridian, Mississippi                     182      WTOK-TV         11           ABC           3           1        52.4%
    Parkersburg, West Virginia                184      WTAP-TV         15           NBC           1           1        76.4%
    Harrisonburg, Virginia                    201      WHSV-TV          3           ABC           1           1        67.3%

STAUFFER STATIONS
    Santa Barbara, Santa Maria and            115      KCOY-TV         12           CBS           4           3        85.7%
      San Luis Obispo, California
    Topeka, Kansas                            140      WIBW-TV         13           CBS           3           1        73.1%
    Columbia and Jefferson City, Missouri     146     KMIZ(TV)         17           ABC           3           3        59.7%
    Casper and Riverton, Wyoming              192      KGWC-TV         14           CBS           3           2(e)     68.9%(e)
                                              192      KGWL-TV(a)       5           CBS          (d)         (e)      (e)
                                              192      KGWR-TV(a)      13           CBS          (d)         (e)      (e)
    Cheyenne, Wyoming, Scottsbluff,           193      KGWN-TV          5           CBS           4           1(f)     73.0%(f)
      Nebraska and Sterling, Colorado         193      KSTF-TV(b)      10           CBS          (d)         (f)      (f)
                                              193      KTVS-TV(b)       3           CBS          (d)         (f)      (f)

BRISSETTE STATIONS
    Madison, Wisconsin                         83     WMTV(TV)         15           NBC           4           2        61.5%
    Springfield and Holyoke, Massachusetts    102     WWLP(TV)         22           NBC           2           1        81.8%
    Lansing, Michigan                         106      WILX-TV         10           NBC           4           2        65.1%
    Peoria and Bloomington, Illinois          109     WHOI(TV)         19           ABC           4           3        71.3%
    Wausau and Rhinelander, Wisconsin         131      WSAW-TV          7           CBS           3           1        50.6%
    Wheeling, West Virginia and               138      WTRF-TV          7           CBS           2           2        76.4%
      Steubenville, Ohio
    Wichita Falls, Texas and                  139      KAUZ-TV          6           CBS           4           3        68.8%
      Lawton, Oklahoma
    Odessa and Midland, Texas                 149      KOSA-TV          7           CBS           4           2        73.5%

------------

(a)Satellite station of KGWC-TV.

(b)Satellite station of KGWN-TV.

(c)Channels 2 through 13 are broadcast over the very high frequency (VHF) band of the broadcast spectrum and channels 14 through 69 are broadcast over the ultra-high frequency (UHF) band of the broadcast spectrum.

(d)Satellite stations are not considered distinct stations in this market for Nielsen purposes.

(e)Station Rank and Cable Penetration information for KGWC-TV includes data for satellite stations KGWL-TV, Lander, Wyoming and KGWR-TV, Rock Springs, Wyoming, as reported by Nielsen.

(f)Station Rank and Cable Penetration information for KGWN-TV includes data for satellite stations KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, as reported by Nielsen.

                                    STRATEGY

     The Company's senior management team, led by A. Richard Benedek, Chairman and Chief Executive Officer, and K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. Management's primary operating strategy is to maximize each Station's advertising revenue through local news, information and community-oriented programming that has broad audience appeal and value-added sales potential, while maintaining strict cost controls. Key elements of management's strategy include:

          LOCAL NEWS LEADERSHIP AND LOCAL PROGRAMMING. The Company concentrates its programming resources on local news and informational programming that distinguish its Stations in their respective markets. Management of the Company believes that strong, well-differentiated local news programming attracts high viewership levels, particularly of demographic groups that are appealing to both local and national advertisers, thereby allowing the Company to maximize advertising rates. Six of the nine Benedek Stations are the number one ranked news stations in their respective markets, whereas only four of the 13 Acquired Stations are the number one ranked news stations in their respective markets. The Company believes that the Acquired Stations will benefit from the Company's focus on local news and community-oriented programming.

          SYNDICATED PROGRAMMING. The Company selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. The Company seeks to acquire programs that are available on a cost effective basis for limited licensing periods, allow scheduling flexibility, complement each Station's overall programming mix and counter competitive programming. As a result of the limited competition from other broadcasters purchasing syndicated programming in the small and medium-sized markets served by the Company, program expense as a percentage of net revenues for the Stations was 4.3% and 4.1% in 1994 and 1995, respectively, as compared to approximately 9.1% for all network-affiliated stations in 1994. In addition, the Company believes that the programming mix of the Acquired Stations can be improved on a cost effective basis.

          LOCAL SALES EMPHASIS. Management's sales strategy focuses on increasing the sale of local advertising by attracting new advertisers to television and increasing the amount of advertising dollars being spent by existing local advertisers. Management emphasizes local sales by operating professional local sales departments, utilizing extensive sales training programs, producing commercials for local clients, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers unique value-added community identity.

          FINANCIAL PLANNING AND CONTROLS. Management emphasizes strict control of the Company's programming and operating costs as an important factor in increasing broadcast cash flow. The Company continually seeks to identify and implement cost savings opportunities. Furthermore, the Company maintains a detailed budgeting process and reviews performance relative to budget monthly with respect to both revenues and expenses, thereby enabling management to react promptly to changes in market conditions.


          FUTURE ACQUISITIONS AND OPPORTUNITIES. The Company has a long-term strategy to pursue additional acquisitions of broadcast television stations, primarily of network-affiliated stations in small to medium-sized markets where the Company believes it can successfully implement its operating strategy and where such stations can be acquired on financially acceptable terms. Additionally, a rule making proceeding is currently pending before the FCC regarding possible relaxation of the local television duopoly rules. If these rules are implemented, the Company intends to explore opportunities to enter into local marketing agreements with other stations in markets where it currently operates as well as in other markets. The Company does not have any agreements or understandings with respect to any acquisition or local marketing agreement.

                                THE ACQUISITIONS
     The Acquisitions are a central part of the Company's strategy to become one of the leading television station group owners of small to medium-sized market television stations in the United States. The Acquisitions are consistent with the Company's strategy to acquire network-affiliated television stations in markets with a limited number of media competitors for local advertising revenues.

     The Company has identified approximately $4.686 million of increases to operating cash flow which it would have realized in 1995 on a pro forma basis giving effect to the Transactions. See 'Pro Forma Financial Statements.' Of this amount, the Company would have realized an increase in pro forma net revenues of $0.446 million to reflect (i) increased network compensation under new affiliation agreements for certain of the Stations and (ii) increased revenues from a national sales representative firm for certain of the Acquired Stations. In addition, the Company would have realized $4.161 million of pro forma cost savings at the Stations comprised of (i) the net effect of the elimination of substantially all of the corporate expenses of Brissette, offset in part by the addition of certain corporate management by the Company and related costs ($1.983 million on a net basis), (ii) the effect of reduced commission rates payable to national sales representative firms under new agreements negotiated by the Company ($0.284 million), (iii) elimination of redundant operating expenses, including the elimination of certain positions at the Acquired Stations ($1.345 million), (iv) adjustments to certain employee benefits and compensation practices at the Acquired Stations ($0.355 million) and (v) implementation at the Acquired Stations of operating strategies currently utilized at the Benedek Stations ($0.194 million).

     THE STAUFFER ACQUISITION. On June 6, 1996, the Company acquired substantially all of the broadcast television assets (including working capital of approximately $1.6 million) of Stauffer consisting of five principal broadcast television stations and four satellite broadcast television stations for a purchase price of $54.5 million. The principal stations acquired by the Company were KCOY-TV, Santa Maria, California; WIBW-TV, Topeka, Kansas; KMIZ(TV), Columbia, Missouri; KGWC-TV, Casper, Wyoming; and KGWN-TV, Cheyenne, Wyoming. KGWC-TV operates two satellite stations, KGWL-TV, Lander, Wyoming, and KGWR-TV, Rock Springs, Wyoming, both of which rebroadcast the programming of KGWC-TV. KGWN-TV operates two satellite stations, KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, both of which rebroadcast the programming of KGWN-TV. All of the Stauffer Stations are affiliated with CBS, except for KMIZ(TV), Columbia, Missouri, which is affiliated with ABC. For the year ended December 31, 1995, the Stauffer Stations had net revenues of $17.3 million, broadcast cash flow of $4.0 million and broadcast cash flow margin of 23.1%.
     THE BRISSETTE ACQUISITION. On June 6, 1996, the Company acquired all of the capital stock of Brissette for $270.0 million in cash and preferred stock. All of the outstanding indebtedness of Brissette was paid in full by the sellers at the closing. Pursuant to the Brissette Agreement, at the closing Brissette was required to have working capital of at least $8.8 million and any amount in excess thereof was paid to the sellers. By acquiring all of the capital stock of Brissette, the Company acquired eight network-affiliated television stations including WMTV(TV), the NBC affiliate serving Madison, Wisconsin; WWLP(TV), the NBC affiliate serving Springfield, Massachusetts; WILX-TV, the NBC affiliate serving Lansing, Michigan; WHOI(TV), the ABC affiliate serving Peoria, Illinois; WSAW-TV, the CBS affiliate serving Wausau, Wisconsin; WTRF-TV, the CBS affiliate serving Wheeling, West Virginia and Steubenville, Ohio; KAUZ-TV, the CBS affiliate serving Wichita Falls, Texas; and KOSA-TV, the CBS affiliate serving Odessa, Texas. For the year ended December 31, 1995, Brissette had net revenues of $51.3 million, broadcast cash flow of $23.9 million and broadcast cash flow margin of 46.5%.
     Of the $270.0 million paid for the capital stock of Brissette, $225.0 million was paid in cash and $45.0 million was paid by the issuance to GECC and Mr. Paul Brissette of the Seller Junior Discount Preferred Stock of the Company. See 'The Financing Plan.'

                               THE FINANCING PLAN

     The Company, together with its subsidiary Benedek Broadcasting, implemented the Financing Plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of (i) the offer and sale by the Company of the Units to generate gross proceeds of $60.0 million, (ii) the offer and sale by the Company of the Senior Subordinated Discount Notes to generate gross proceeds of $90.2 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the Term Loan Facilities of the Credit Agreement and
(iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette.


     The following table sets forth the sources and uses for the Financing Plan as of June 6, 1996:


                                                                                   (DOLLARS
                                                                                IN THOUSANDS)
SOURCES:
  Benedek Broadcasting
     Cash....................................................................      $  7,322
     Deposit(a)..............................................................         5,000
     Credit Agreement
          Revolving Credit Facility(b).......................................            --
          Term Loan Facilities...............................................       128,000
  The Company
     The Senior Subordinated Discount Notes..................................        90,178
     The Units(c)............................................................        60,000
     Seller Junior Discount Preferred Stock..................................        45,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------
USES:
     Stauffer Acquisition....................................................      $ 54,500
     Brissette Acquisition...................................................       270,000
     Fees and Expenses.......................................................        11,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------

------------

(a) Pursuant to  the Stauffer  Agreement, Benedek  Broadcasting had  made a $5.0
    million   down    payment    which    had   been deposited in escrow pending
    consummation  of the Stauffer Acquisition.

(b) Benedek Broadcasting has available to it $15.0 million under the Revolving Credit Facility.

(c) Each Unit consisted of ten shares of Existing Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants, each Warrant to purchase one share of Class A Common Stock of the Company.

                    POST-TRANSACTIONS CORPORATE STRUCTURE(a)
                 [FLOW CHART REPRESENTING CORPORATE STRUCTURE]

------------

(a) Concurrently with the consummation of the Transactions, Brissette and all of its subsidiaries were merged with and into Benedek Broadcasting with the result that the operating assets of all of the Stations (other than the FCC licenses and authorizations) are owned directly by Benedek Broadcasting.


(b) The obligations of Benedek Broadcasting in respect of the Senior Secured Notes, the Term Loan Facilities and the Revolving Credit Facility are guaranteed by the Company and, except in the case of the Revolving Credit Facility, by BLC. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after the consummation of the Transactions (including the contribution to the common equity of Benedek Broadcasting of approximately $188.5 million net proceeds of the sale of the Senior Subordinated Discount Notes, the Units and the Seller Junior Discount Preferred Stock), as of June 30, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.....................  Up to 600,000 shares of 15.0% Exchangeable Preferred Stock due 2007. The terms  of the  Exchange Securities  and Existing  Exchangeable Preferred
                                         Stock are  identical  in  all  material  respects,  except  for  certain transfer  restrictions and registration rights  relating to the Existing
                                         Exchangeable Preferred Stock and except for certain dividend  provisions relating  to the  Existing Exchangeable Preferred  Stock described below under ' -- Terms of Exchange Securities.'

THE EXCHANGE OFFER.....................  The Exchange  Securities are  being  offered in  exchange for  an  equal number  of shares of Existing Exchangeable Preferred Stock. The issuance of the Exchange  Securities is  intended to satisfy  obligations of  the
                                         Company contained in the Registration Agreement.

EXPIRATION DATE; WITHDRAWAL OF
  TENDER...............................  The  Exchange Offer  will expire  at 5:00 p.m.,  New York  City time, on
                                                       , 1996,  or  such later  date  and  time to  which  it  is extended  by the Company. Notwithstanding  the foregoing, the Expiration
                                         Date shall not be later than 5:00 p.m., New York City time, on the  date
                                         60  days  from the  date of  this  Prospectus. The  tender of  shares of
                                         Existing Exchangeable Preferred Stock pursuant to the Exchange Offer may be withdrawn at  any time prior  to the Expiration  Date. Any shares  of
                                         Existing  Exchangeable Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder  thereof as  promptly as practicable  after the expiration  or termination of the
                                         Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE
  OFFER................................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See 'The Exchange Offer -- Certain  Conditions
                                         to the Exchange Offer.'

PROCEDURES FOR TENDERING EXISTING
  EXCHANGEABLE PREFERRED STOCK.........  Each  holder of Existing Exchangeable  Preferred Stock wishing to accept
                                         the  Exchange  Offer  must  complete,  sign  and  date  the  Letter   of
                                         Transmittal  or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such  Letter
                                         of   Transmittal,  or  such  facsimile,   together  with  such  Existing
                                         Exchangeable Preferred Stock  and any other  required documentation,  to the  Exchange Agent  (as defined)  at the  address set  forth herein. By executing the Letter of Transmittal,  each holder will represent to  the
                                         Company  that, among other things, (i)  the holder is not an 'affiliate'
                                         of the Company within the meaning of Rule 405 under the Securities  Act,
                                         (ii) the Exchange Securities acquired pursuant to the Exchange Offer are being  acquired in the  ordinary course of  the holder's business, (iii)
                                         such holder  has no  arrangement  or understanding  with any  person  to participate  in a distribution of such Exchange Securities and (iv) such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. See  'The Exchange Offer -- Exchange  Offer
                                         Procedures.'  Pursuant  to the  Registration  Agreement, the  Company is
                                         required to  file a  registration statement  for a  continuous  offering pursuant  to Rule  415 under the  Securities Act  (a 'Shelf Registration
                                         Statement') in respect of Existing Exchangeable Preferred Stock held  by any  holder which  indicates in a  Letter of Transmittal  that it cannot make such representations to the Company and that it wishes to have  its
                                         Existing  Exchangeable Preferred  Stock registered  under the Securities
                                         Act.

USE OF PROCEEDS........................  There will be no proceeds to  the Company from the exchange of  Existing
                                         Exchangeable  Preferred Stock  for Exchange  Securities pursuant  to the
                                         Exchange Offer. The gross proceeds received by the Company from the sale of the Units, of which the  Existing Exchangeable Preferred Stock was  a part,  together  with the  gross proceeds  from the  sale of  the Senior
                                         Subordinated Discount  Notes and  advances under  the Credit  Agreement, were  used to finance the  Acquisitions and to pay  fees and expenses in connection with  the  Transactions.  See  'The  Acquisitions'  and  'The
                                         Financing Plan.'

EXCHANGE AGENT.........................  IBJ  Schroder Bank & Trust  Company is serving as  the Exchange Agent in connection with the Exchange Offer.

FEDERAL INCOME TAX CONSEQUENCES........  The exchange  of  Existing  Exchangeable Preferred  Stock  for  Exchange
                                         Securities  pursuant to the  Exchange Offer will not  be a taxable event for Federal  income  tax  purposes.  See  'Certain  Federal  Income  Tax
                                         Consequences -- Exchange Offer.'

                        TERMS OF THE EXCHANGE SECURITIES

     The terms of the Exchange Securities are identical in all material respects to the Existing Exchangeable Preferred Stock, except (i) for certain transfer restrictions and registration rights relating to the Existing Exchangeable Preferred Stock and (ii) that, if by December 31, 1996 neither the Exchange Offer has been consummated nor a Shelf Registrations Statement has been declared effective, additional cash dividends will accrue on each share of Existing Exchangeable Preferred Stock from and including January 1, 1997, until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of a Shelf Registration Statement at a rate of 0.50% per annum. See 'Description of Exchangeable Preferred Stock and Exchange Debentures.'

                            THE EXCHANGE SECURITIES

EXCHANGEABLE PREFERRED STOCK:

     SECURITIES OFFERED................  600,000 shares of  15.0% Exchangeable  Preferred Stock due  2007 of  the
                                         Company.

     DIVIDENDS.........................  At  the  rate  of 15.0%  per  annum  of the  then  effective liquidation preference per share,  and, when declared,  payable quarterly  beginning
                                         July  1, 1996  and accruing  from the  Issue Date.  The Company,  at its option, may pay dividends on any  dividend payment date occurring on  or before  July 1, 2001 either  in cash or by  adding such dividends to the then effective  liquidation  preference of  the  Exchangeable  Preferred
                                         Stock.

     LIQUIDATION PREFERENCE............  Initially  equal  to the  liquidation preference  per share  of Existing
                                         Exchangeable Preferred  Stock at  the date  of exchange,  plus,  without duplication, accrued and unpaid dividends to the date of exchange.

     SPECIAL OPTIONAL REDEMPTION.......  The Exchangeable Preferred Stock is immediately redeemable at the option of the Company, in whole or in part, at the redemption price of 115.000%
                                         of  the then effective  liquidation preference thereof  prior to July 1,
                                         2000, and thereafter at  the redemption prices  set forth herein,  plus, without  duplication,  accrued  and  unpaid  dividends  to  the  date of redemption.

     MANDATORY REDEMPTION..............  The Company is required,  subject to certain  conditions, to redeem  the
                                         Exchangeable Preferred Stock outstanding on July 1, 2007 at a redemption price  equal  to  100%  of  the  then  effective  liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to  the date of redemption.

     RANKING...........................  The  Exchangeable Preferred Stock will,  with respect to dividend rights and rights on liquidation,  winding up and  dissolution, rank senior  to all  Junior  Stock (as  defined), including  the Seller  Junior Discount
                                         Preferred Stock, pari passu  with all future  Parity Stock (as  defined)
                                         and   junior  to  all  future  Senior  Stock  (as  defined).  See  'Risk
                                         Factors -- Ranking of Exchangeable Preferred Stock and Subordination  of
                                         Exchange  Debentures' and  'Description of  Exchangeable Preferred Stock
                                         and Exchange Debentures -- Exchangeable Preferred Stock -- Ranking.'

     CHANGE OF CONTROL.................  In  the  event  of  a  Change  of  Control  (as  defined),  holders   of
                                         Exchangeable  Preferred Stock will have the right to require the Company to redeem their Exchangeable Preferred Stock, in whole or in part, at  a price  equal  to  101%  of  the  then  effective  liquidation preference thereof, plus all accrued and unpaid dividends to the date of  purchase.
                                         There can be no assurance that the Company will have sufficient funds or be  allowed  under  contractual  limitations  to  purchase  all  of  the
                                         Exchangeable Preferred Stock in the event of a Change of Control or that the Company  would be  able  to obtain  financing  for such  purpose  on favorable  terms,  if  at all.  See  'Risk  Factors --  Control  by Sole
                                         Stockholder; Change of Control Could Result in Default' and 'Description
                                         of Exchangeable Preferred Stock and Exchange Debentures --  Exchangeable
                                         Preferred Stock -- Change of Control.'

     VOTING RIGHTS.....................  The Exchangeable Preferred Stock will be non-voting, except as otherwise required  by law and  except in certain  circumstances described herein, including (i) amending  certain rights  of the  holders of  Exchangeable
                                         Preferred  Stock and (ii) the issuance of any class of equity securities that ranks on  a parity  with or  senior to  the Exchangeable  Preferred
                                         Stock. In addition, if the Company (i) fails to pay dividends in respect of  four  or  more quarters  in  the  aggregate, (ii)  fails  to  make a mandatory redemption or  a Change  of Control  Offer or  (iii) fails  to
                                         comply   with  certain  covenants  or   make  certain  payments  on  its
                                         Indebtedness, then holders  of two-thirds of  the outstanding shares  of
                                         Exchangeable  Preferred Stock,  voting as a  class, will  be entitled to elect the  greater  of  two  directors  and  that  number  of  directors constituting 25% of the Company's board of directors.

     RESTRICTIVE COVENANTS.............  The  Certificate  of Designation  for  the Exchangeable  Preferred Stock
                                         contains certain  covenants  that, among  other  things, limit  (i)  the issuance of additional indebtedness by the Company and its subsidiaries,
                                         (ii)  the payment  of dividends on,  and redemption  of, certain capital stock of the Company and its subsidiaries and the redemption of  certain subordinated  obligations of  the Company, (iii)  investments in certain affiliates, (iv) sales of assets and subsidiary stock, (v)  transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all the Company's assets. See 'Description of Exchangeable
                                         Preferred  Stock  and  Exchange  Debentures  --  Exchangeable  Preferred
                                         Stock -- Certain Covenants.'

     EXCHANGE FEATURE..................  The Exchangeable  Preferred  Stock  is exchangeable  into  the  Exchange
                                         Debentures,  at the Company's option,  subject to certain conditions, in whole but  not in  part, on  any scheduled  dividend payment  date  (the
                                         'Exchange  Date'). See 'Description of  Exchangeable Preferred Stock and
                                         Exchange Debentures  -- Exchangeable  Preferred Stock  -- Exchange'  and
                                         ' -- Exchange Debentures.'

EXCHANGE DEBENTURES:

     ISSUE.............................  15.0%  Exchange  Debentures  due  2007,  issuable  in  exchange  for the
                                         Exchangeable Preferred Stock  in an initial  aggregate principal  amount equal  to  the  then effective  liquidation  preference  of Exchangeable
                                         Preferred Stock.

     MATURITY..........................  July 1, 2007.

     INTEREST..........................  The Exchange Debentures  will bear  interest at  the rate  of 15.0%  per annum.  Interest  will  accrue from  the  Exchange Date  and  be payable semiannually in cash (or, at the option  of the Company, on or prior  to
                                         July 1, 2001, in additional Exchange Debentures) in arrears on each July
                                         1  and January 1, commencing with the first such date after the Exchange
                                         Date.

     SPECIAL OPTIONAL REDEMPTION.......  The Exchange Debentures are immediately redeemable at the option of  the
                                         Company, in whole or in part, at the redemption price of 115.000% of the aggregate principal amount thereof prior to July 1, 2000, and thereafter at  the  redemption prices  set forth  herein,  plus accrued  and unpaid interest through the redemption date.

     RANKING...........................  The Exchange Debentures  will be unsecured  obligations of the  Company,
                                         subordinate   to  all  existing  and   future  senior  debt  and  senior
                                         subordinated debt  of  the Company,  including  the obligations  of  the
                                         Company  under  its guarantee  of the  Credit  Agreement and  the Senior
                                         Secured  Notes  and   its  obligations  with   respect  to  the   Senior
                                         Subordinated  Discount  Notes.  The  Exchange  Debentures  will  in  all respects rank pari passu with all other subordinated debt of the Company and senior to  all capital stock  of the Company,  including the  Seller
                                         Junior  Discount  Preferred  Stock.  See  'Risk  Factors  --  Ranking of
                                         Exchangeable Preferred Stock and  Subordination of Exchange  Debentures'
                                         and   'Description   of  Exchangeable   Preferred  Stock   and  Exchange
                                         Debentures -- Exchange Debentures -- Ranking.'

     CHANGE OF CONTROL.................  In the  event  of a  Change  of Control,  the  holders of  the  Exchange
                                         Debentures  will have the right to require the Company to purchase their
                                         Exchange Debentures at a price equal to 101% of the aggregate  principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.  There  can  be  no  assurance  that  the  Company  will  have sufficient funds or be allowed under contractual limitations to purchase all of the Exchange Debentures  in the event of  a Change of Control  or that  the Company would be able to  obtain financing for such purpose on favorable terms,  if  at all.  See  'Risk  Factors --  Control  by  Sole
                                         Stockholder; Change of Control Could Result in Default' and 'Description
                                         of  Exchangeable  Preferred Stock  and  Exchange Debentures  -- Exchange
                                         Debentures -- Change of Control.'

     RESTRICTIVE COVENANTS.............  The indenture pursuant to which  the Exchange Debentures will be  issued
                                         (the  'Exchange Indenture')  will contain certain  covenants that, among other things, limit (i) the  issuance of additional indebtedness by  the
                                         Company  and its subsidiaries, (ii) the creation of certain liens on the assets of  the Company  and  its subsidiaries,  (iii) the  Company  from entering  into certain sale and leaseback transactions, (iv) the payment of dividends on, and redemption of, certain capital stock of the Company
                                         and  its  subsidiaries  and  the  redemption  of  certain   subordinated
                                         obligations  of the Company, (v) investments in certain affiliates, (vi)
                                         sales of assets and subsidiary stock, (vii) transactions with affiliates and (viii) consolidations, mergers and transfers of all or substantially all of the Company's assets. See 'Description of

                                         Exchangeable  Preferred  Stock  and  Exchange  Debentures  --   Exchange
                                         Debentures -- Certain Covenants.'

WARRANTS:

     CONTINGENT WARRANTS...............  888,000  Contingent Warrants, each Warrant to acquire one share of Class
                                         A  Common   Stock.  The   Contingent   Warrants  are   exercisable   for
                                         approximately   10.0%  of  the   common  stock  of   the  Company  on  a
                                         fully-diluted basis, including the Initial Warrants.

     EXPIRATION DATE...................  The Warrants expire on July 1, 2007 (the 'Expiration Date'). The Company will give notice of expiration not less  than 90 nor more than 120  days prior  to  the Expiration  Date to  the registered  holders of  the then outstanding Warrants. Even if the Company does not give such notice, the
                                         Warrants will still terminate and become void on the Expiration Date.

     SEPARABILITY......................  The Contingent Warrants, if released  on the Contingent Warrant  Release
                                         Date, will not trade separately from the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, until such date.

     CONTINGENT WARRANT RELEASE DATE...  The 'Contingent Warrant Release Date' shall mean July 1, 2000; provided, however,  that if on June 30, 1999, the ratio (which shall be calculated on a pro forma basis in the same manner as is 'Cash Flow Leverage Ratio'
                                         in the Certification  of Designation) of  (i) the sum  of the  aggregate amount outstanding of all Debt (net of cash and cash equivalents) of the
                                         Company  and the Restricted Subsidiaries  (as defined) and the aggregate liquidation preference of the Exchangeable Preferred Stock, in each case as of June  30, 1999  to (ii)  Operating Cash  Flow (as  defined in  the
                                         Certificate  of Designation) for the four fiscal quarters ending on June
                                         30, 1999, exceeds 8.0 to 1.0,  then the Contingent Warrant Release  Date will be August 16, 1999.

     EXERCISE..........................  Each  Warrant will entitle  the holder thereof to  purchase one share of
                                         Class A Common Stock of  the Company at an  exercise price of $0.01  per share. The Contingent Warrants will become exercisable only in the event the Exchangeable Preferred Stock or the Exchange Debentures, as the case may  be, are not redeemed on or  prior to the Contingent Warrant Release
                                         Date. The number of shares  of Class A Common  Stock for which, and  the price  per  share at  which,  a Warrant  is  exercisable are  subject to adjustment upon  the occurrence  of certain  events as  provided in  the
                                         Warrant Agreement (as defined).

     REGISTRATION RIGHTS...............  Holders   of  the  Contingent  Warrants   are  entitled  to  two  demand
                                         registration rights after the Contingent Warrants become exercisable. In addition, holders  of the  Warrants will  be entitled  to include  their
                                         Warrant   Shares  (as  defined),  subject  to  certain  limitations,  in registration statements filed by  the Company with  respect to a  public offering of its common stock.

REGISTRATION REQUIREMENTS..............  The  Company  has  agreed to  use  its  best efforts  to  consummate the
                                         Exchange Offer  by  December  1,  1996. In  the  event  that  applicable interpretations  of the staff  of the SEC  do not permit  the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not  consummated  by  December  31, 1996,  and  under  certain  other specified  circumstances, the Company will use its best efforts to cause to become effective a Shelf  Registration Statement with respect to  the resale  of the  Existing Exchangeable  Preferred Stock  and to  keep the
                                         Shelf Registration Statement effective until three years after the  date of  the original issuance of  the Existing Exchangeable Preferred Stock.
                                         If the Company does not comply

                                         with its obligations  with respect to  the Exchange Offer  or the  Shelf
                                         Registration  Statement, additional  cash dividends will  accrue on each share of Existing Exchangeable  Preferred Stock at a  rate of 0.50%  per
                                         annum   until  such   obligations  are  satisfied.   See  'The  Exchange
                                         Offer  --  Acceptance  of  Existing  Exchangeable  Preferred  Stock  for
                                         Exchange; Delivery of Exchange Securities.'

                                  RISK FACTORS

     Holders of shares of Existing Exchangeable Preferred Stock should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under 'Risk Factors' commencing on page 26.

                               OTHER INFORMATION

     The Company was incorporated under the laws of the State of Delaware on April 10, 1996. Benedek Broadcasting was incorporated under the laws of the State of Delaware on January 22, 1979. Benedek Broadcasting is a wholly-owned subsidiary of the Company. The principal executive offices of the Company and Benedek Broadcasting are located at 308 West State Street, Rockford, Illinois 61101. The telephone number at the executive offices is 815-987-5350.

                        SUMMARY PRO FORMA FINANCIAL DATA


     The following tables present summary pro forma financial data of the Company for the year ended December 31, 1995 and as of and for the six months ended June 30, 1996. The pro forma operations and financial data for the year ended December 31, 1995 give effect to the Transactions as if the Transactions had been consummated on January 1, 1995. The pro forma operations and financial data as of and for the six months ended June 30, 1996 give effect to the Transactions as if the Transactions had been consummated on January 1, 1996. The pro forma financial statements do not purport to represent what the Company's results would actually have been if the Transactions had occurred on the dates indicated or to project the Company's results or financial condition for or at any future period or date. Additionally, certain reclassification entries have been made to the audited financial statements of Stauffer and Brissette for consistent presentation with Benedek Broadcasting. The following financial information should be read in conjunction with the Pro Forma Financial
Statements, Consolidated Financial Statements of the Company, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette included elsewhere in this Prospectus.

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                  -----------------------------------------------------------------------
                                                        THE               HISTORICAL          ADJUSTMENTS     THE COMPANY
                                                      COMPANY        ---------------------        FOR             PRO
                                                  AS ADJUSTED(a)     STAUFFER    BRISSETTE    TRANSACTIONS       FORMA
                                                  ---------------    --------    ---------    ------------    -----------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $  51,972       $ 17,317    $  51,326      $    250(g)    $ 121,345
                                                                                                     132(h)
                                                                                                     284(i)
                                                                                                      64(j)
  Operating expenses:
      Station operating expenses................        30,139         13,534       27,515        (1,894)(k)      69,294
      Depreciation and amortization.............         5,467          2,229        6,252        13,677(l)       27,625
                                                  ---------------    --------    ---------    ------------    -----------
        Station operating income (loss).........        16,366          1,554       17,559        11,053          24,426
      Corporate expenses........................         1,576(f)          --        2,307        (1,983)(m)       1,900
                                                  ---------------    --------    ---------    ------------    -----------
  Operating income (loss).......................        14,790          1,554       15,252        (9,070)         22,526

  Financial expense, net:
      Interest expense, net:
        Cash interest, net......................       (15,779)            --      (20,837)        9,401(n)      (27,215)
        Other interest..........................          (620)            --         (549)      (12,602)(n)     (13,771)
                                                  ---------------    --------    ---------    ------------    -----------
          Total interest, net...................       (16,399)            --      (21,386)       (3,201)        (40,986)
      Other, net................................            --             --         (354)          354(o)           --
  Provision for income taxes....................            --             --         (147)          147(p)           --
                                                  ---------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing
    operations..................................        (1,609)         1,554       (6,635)      (11,419)        (18,460)
                                                  ---------------    --------    ---------    ------------    -----------
  Exchangeable Preferred Stock dividends........            --             --           --        (9,519)(q)      (9,519)
  Seller Junior Discount Preferred Stock
    dividends...................................            --             --           --        (3,672)(r)      (3,672)
                                                  ---------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing operations
    available to common stockholders............     $  (1,609)      $  1,554    $  (6,635)     $(24,961)      $ (31,651)
                                                  ---------------    --------    ---------    ------------    -----------
                                                  ---------------    --------    ---------    ------------    -----------

  Ratio of earnings to fixed charges(b).........            --                                                        --

  Ratio of earnings to fixed charges plus
    preferred stock dividends(c)................            --                                                        --

CERTAIN FINANCIAL DATA:
  Broadcast cash flow(d)........................     $  21,863       $  4,000    $  23,856      $  2,703       $  52,422
  Broadcast cash flow margin....................          42.1%          23.1%        46.5%                         43.2%

  Operating cash flow(d)........................     $  20,287       $  4,000    $  21,549      $  4,686       $  50,522
  Operating cash flow margin....................          39.0%          23.1%        42.0%                         41.6%

  Amortization of program broadcast rights......     $   2,183       $  1,025    $   1,684      $     --       $   4,892
  Payments for program broadcast rights.........         2,153            808        1,639           (79)(s)       4,521
  Capital expenditures..........................         2,126            406        2,748            --           5,280
  Cash payments for Federal income taxes........            --                                                        --

CERTAIN RATIOS:

  Operating cash flow to cash interest
    expense, net................................          1.29x                                                     1.86x

  Operating cash flow to total interest
    expense, net................................          1.24x                                                     1.23x

  Operating cash flow less capital expenditures
    to cash interest expense, net...............          1.15x                                                     1.66x

  Operating cash flow less capital expenditures
    to total interest expense, net..............          1.11x                                                     1.10x

  Net Senior Debt to operating cash flow(e).....           6.2x                                                      5.1x

  Net debt to operating cash flow(e)............           6.2x                                                      6.8x
  Net debt plus Exchangeable Preferred Stock to
    operating cash flow.........................           6.2x                                                      8.8x

                                                    SIX MONTHS         FOR THE PERIOD
                                                    ENDED JUNE       JANUARY 1, 1996 TO
                                                     30, 1996           JUNE 1, 1996         ADJUSTMENTS     THE COMPANY
                                                   -------------    ---------------------        FOR             PRO
                                                    THE COMPANY     STAUFFER    BRISSETTE    TRANSACTIONS       FORMA
                                                   -------------    --------    ---------    ------------    -----------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues...................................    $  30,115      $  7,341    $  22,439      $     64(i)    $  59,959
  Operating expenses:
      Station operating expenses.................       18,236         6,094       12,875          (900)(k)      36,305
      Depreciation and amortization..............        4,069           974        2,954         5,258(l)       13,255
                                                   -------------    --------    ---------    ------------    -----------
        Station operating income (loss)..........        7,810           273        6,610        (4,294)         10,399
      Corporate expenses.........................        1,087            --        3,303        (3,440)(m)         950
                                                   -------------    --------    ---------    ------------    -----------
  Operating income (loss)........................        6,723           273        3,307          (854)          9,449

  Financial expense, net:
      Interest expense, net:
        Cash interest, net.......................       (8,668)           --       (8,209)        3,238(n)      (13,639)
        Other interest...........................       (1,098)           --         (275)       (6,103)(n)      (7,476)
                                                   -------------    --------    ---------    ------------    -----------
          Total interest, net....................       (9,766)           --       (8,484)       (2,865)        (21,115)
      Other, net.................................           --            --         (190)          190(o)           --
  Provision for income taxes.....................           --            --         (114)          114(p)           --
                                                   -------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing operations...       (3,043)          273       (5,481)       (3,415)        (11,666)
                                                   -------------    --------    ---------    ------------    -----------
  Exchangeable Preferred Stock dividends.........           --            --           --        (4,630)(q)      (4,630)
  Seller Junior Discount Preferred Stock
    dividends....................................           --            --           --        (1,809)(r)      (1,809)
                                                   -------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing operations
    available to common stockholders.............    $  (3,043)     $    273    $  (5,481)     $ (9,854)      $ (18,105)
                                                   -------------    --------    ---------    ------------    -----------
                                                   -------------    --------    ---------    ------------    -----------
  Ratio of earnings to fixed charges(b)..........           --                                                       --
  Ratio of earnings to fixed charges plus
    preferred stock dividends(c).................           --                                                       --

CERTAIN FINANCIAL DATA:
  Broadcast cash flow(d).........................    $  11,995      $  1,390    $   9,441      $    964       $  23,790
  Broadcast cash flow margin.....................         39.8%         18.9%        42.1%                         39.7%

  Operating cash flow(d).........................    $  10,908      $  1,390    $   6,138      $  4,404       $  22,840
  Operating cash flow margin.....................         36.2%         18.9%        27.4%                         38.1%

  Amortization of program broadcast rights.......    $   1,302      $    491    $     865                     $   2,658
  Payments for program broadcast rights..........        1,186           348          988                         2,522
  Capital expenditures...........................        1,334            93          935
  Cash payments for Federal income taxes.........           --            --           --                            --

(a) Concurrently with the consummation of the Transactions, Benedek Broadcasting became a wholly-owned subsidiary of the Company. The operations and financial data of 'The Company as Adjusted' for the year ended December 31, 1995 are derived from the pro forma consolidated financial statements of the Company adjusted to give pro forma effect to the acquisition on March 31,1995 of WTVY-TV, serving Dothan, Alabama and Panama City, Florida (the 'Dothan Station') and the issuance of the Senior Secured Notes is as if both such events had occurred on January 1, 1995. Capital expenditures do not include assets acquired in connection with the acquisition of the Dothan Station.



(b) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For 'The Company As Adjusted,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $1.6 million. The net income (loss) for 'The Company As Adjusted' includes certain non-cash charges as follows: non-cash interest of $0.6 million and depreciation and amortization of $5.5 million. For 'The Company Pro Forma,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $18.5 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $13.8 million and depreciation and amortization of $27.6 million. For the Company for the six months ended June 30, 1996, earnings were insufficient to cover fixed charges by $3.0 million. The net income (loss) for the Company includes certain non-cash charges as follows: non-cash interest of $1.1 million and depreciation and amortization of $4.1 million. For the 'The Company Pro Forma' for the six months ended June 30, 1996, earnings were insufficient to cover fixed charges by $11.7 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $7.5 million and depreciation and amortization of $13.3 million.



(c) For the purpose of calculating the ratio of earnings to fixed charges plus preferred stock dividends, earnings consist of net (loss) before income taxes and extraordinary item. For 'The Company Pro Forma,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges plus preferred stock dividends by $31.6 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows:
     non-cash interest of $13.8 million and depreciation and amortization of $27.6 million. For the 'The Company Pro Forma,' for the six months ended June 30, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $18.1 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $7.5 million and depreciation and amortization of $13.3 million.



(d) Operating cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights.



    Broadcast cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less cash payments for program broadcast rights.



    Operating cash flow and broadcast cash flow data are used throughout the document and have been included herein because such data is used by certain investors to measure a company's ability to service debt. Operating cash flow and broadcast cash flow do not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements of the Company, the Financial Statements of Stauffer, or the Consolidated Financial Statements of Brissette, are not measures of financial performance under GAAP and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP.



(e) Net Senior Debt and net debt are defined as Senior Debt or total debt (as defined in footnote (s)), as the case may be, less cash and cash equivalents. These ratios are not the same as the Cash Flow Leverage Ratios as defined in the Senior Secured Note or Exchange Indentures, or in the Certificate of Designation for the Exchangeable Preferred Stock, and in particular, such Cash Flow Leverage Ratios do not credit cash against the outstanding debt amount.



(f) Includes $0.1 million in one-time expenses incurred in connection with potential acquisitions which were not entered into by the Company.



(g) The adjustment reflects the annualized effect of increased network compensation resulting from new affiliation agreements effective July 1, 1995 for the CBS-affiliated Benedek Stations. In connection with such new affiliation agreements, CBS paid the Company a bonus payment of $5.0 million which is required under GAAP to be recognized as revenue at the rate of $500,000 per year over the ten-year term of the affiliation agreements, of which $250,000 was recognized in Benedek Broadcasting's statement of operations for 1995.



(h) The adjustment reflects the annualized effect of increased revenues from the national sales representative firm for the Brissette Stations resulting from the amortization of a $700,000 signing bonus which is required under GAAP to be recognized as revenue at the rate of $140,000 per year over a period of five years, of which $8,000 was recognized in Brissette's statement of operations for 1995.



(i) The adjustment reflects the annualized effect of reduced commission rates payable to national sales representative firms under new agreements negotiated by the Company.



(j) The adjustment reflects the annualized effect of new network compensation arrangements that took effect at various times in 1995 at certain of the Acquired Stations.



(k)  The adjustment reflects cost savings resulting from the following:

                                                                                             SIX MONTHS
                                                                             YEAR ENDED        ENDED
                                                                            DECEMBER 31,      JUNE 30,
                                                                                1995            1996
                                                                            ------------    ------------
                                                                               (DOLLARS IN THOUSANDS)
 (i) Elimination of redundant operating expenses, consisting of the
     elimination of certain positions at the Acquired Stations...........      $1,345           $673
 (ii) Adjustments to certain employee benefits and compensation practices
      at the Acquired Stations...........................................         355            177
(iii) Implementation at the Acquired Stations of operating strategies
      currently utilized at the Benedek Stations.........................         194             50
                                                                            ------------       -----
                                                                               $1,894           $900
                                                                            ------------       -----
                                                                            ------------       -----



   The employees of Stauffer that were hired by the Company became participants in the Company's employee benefit plans as of the closing on June 6, 1996 and were credited with prior service to Stauffer. The benefit plans for Brissette (401(k) and health plans) were left intact by the Company after the closing of the Brissette acquisition.


   The pro forma cost savings as allocated among departments are summarized in the table below:


                                                                            FOR THE PERIOD JANUARY 1, 1996 TO JUNE 6,
                                      YEAR ENDED DECEMBER 31, 1995                            1996
                                    ---------------------------------     ---------------------------------------------
                                    STAUFFER     BRISSETTE     TOTAL        STAUFFER         BRISSETTE          TOTAL
                                    --------     ---------     ------     ------------     --------------     ---------
                                                                  (DOLLARS IN THOUSANDS)
Selling expenses..................   $   94       $    53      $  147         $ 47              $ 26            $  73
Programming and technical.........      489           502         839          245               252              497
Advertising and promotions........       69           180         221           35                --               35
General and administrative........      449           238         687          224                71              295
                                    --------     ---------     ------        -----             -----          ---------
    Total.........................   $1,101       $   793      $1,894         $551              $349            $ 900
                                    --------     ---------     ------        -----             -----          ---------
                                    --------     ---------     ------        -----             -----          ---------



(l) The adjustment reflects primarily the additional depreciation and amortization expense resulting from the allocation of the purchase price for the Acquired Stations to the assets acquired, including an increase in property and equipment and intangible assets to their estimated fair market value and the recording of goodwill associated with each of the Acquisitions.



(m) The adjustment reflects the net annualized cost savings resulting from the acquisition of the Acquired Stations by the Company, including (i) the elimination of substantially all of the corporate expenses of Brissette,
    (ii) the addition of certain corporate management personnel by the Company and related costs and (iii) elimination of severance compensation paid to the officers of Brissette under terms of their employment agreements upon sale to the Company.



(n) Interest expense has been adjusted to reflect the net effect of the change in outstanding debt and deferred financing costs as though the Transactions had occurred on January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the six months ended June 30, 1996. The following table details the calculation of the adjustment:



                                                  YEAR ENDED                               SIX MONTHS ENDED
                                              DECEMBER 31, 1995                              JUNE 30, 1996
                                    --------------------------------------       -------------------------------------
                                      CASH      OTHER INTEREST     TOTAL           CASH      OTHER INTEREST     TOTAL
                                    --------    --------------    --------       --------    --------------    -------
                                                                  (DOLLARS IN THOUSANDS)
Notes at a rate of 13.25%........   $     --       $(12,344)      $(12,344)      $     --       $ (2,987)      $(2,987)
Term Loan Facilities at an
  assumed blended rate of 8.73%..    (11,039)            --        (11,039)        (4,759)            --        (4,759)
Interest on existing Brissette
  notes..........................     20,837             --         20,837          8,209             --         8,209
Reduction in interest income.....       (397)            --           (397)          (212)            --          (212)
Increase in amortization of
  deferred financing costs.......         --           (807)          (807)            --           (404)         (404)
Reduction of amortization on
  deferred financing costs on
  Brissette debt.................         --            549            549             --            275           275
                                    --------    --------------    --------       --------    --------------    -------
    Net adjustment...............   $  9,401       $(12,602)      $ (3,201)      $  3,238       $ (6,103)      $(2,865)
                                    --------    --------------    --------       --------    --------------    -------
                                    --------    --------------    --------       --------    --------------    -------



   The actual interest rate with respect to the Term Loan Facilities may be higher or lower than the rate set forth above. A change of 0.125% in the interest rate on borrowings under the Term Loan Facilities would change pro forma interest expense by approximately $160,000 for the year ended December 31, 1995 and by approximately $80,000 for the six months ended June 30, 1996.



(o) The adjustment reflects the elimination of certain legal and investment advisory fees paid by Brissette in connection with the sale to the Company.



(p) The adjustment reflects the elimination of income tax expense. The Company is not expected to have income tax expense on a pro forma basis.



(q) The adjustment reflects the dividends paid on the Exchangeable Preferred Stock at a rate of 15.0% per annum paid quarterly for an effective rate of 15.9% annually.



(r) The adjustment reflects the dividends paid on the Seller Junior Discount Preferred Stock at an assumed rate of 7.92% per annum paid quarterly for an effective rate of 8.16% annually.



(s) The adjustment reflects a reduction in program payments and the related amortization to be consistent with the Company's historical program purchase practices.



(t) Total debt is defined as notes payable and capital leases payable (including the current portion thereof).

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following tables present summary historical financial data of (i) the Company (including the Transactions as of June 6, 1996), (ii) Stauffer and (iii) Brissette. The following financial information should be read in conjunction with the Consolidated Financial Statements of the Company, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette included elsewhere in this Prospectus.



THE COMPANY (INCLUDING THE TRANSACTIONS AS OF JUNE 6, 1996)



                                                                                                       SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                            JUNE 30,
                                        --------------------------------------------------------     ---------------------
                                         1991        1992        1993        1994         1995         1995         1996
                                        -------     -------     -------     -------     --------     --------     --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues(a).................    $33,608     $36,311     $38,352     $44,221     $ 50,329     $ 24,059     $ 30,115
    Operating expenses:
        Station operating
          expenses..................     20,309      21,511      22,805      24,810       29,049       13,837       18,236
        Depreciation and
          amortization..............      5,871       4,428       3,721       3,403        5,041        2,124        4,069
                                        -------     -------     -------     -------     --------     --------     --------
            Station operating
              income................      7,428      10,372      11,826      16,008       16,239        8,098        7,810
        Corporate expenses..........        887       1,288       1,249       1,309        1,576          698        1,087
        Special bonus, officer-
          stockholder...............         --          --       1,400          --           --           --           --
                                        -------     -------     -------     -------     --------     --------     --------
    Operating income................      6,541       9,084       9,177      14,699       14,663        7,400        6,723
                                        -------     -------     -------     -------     --------     --------     --------
    Interest expense, net(b):
        Cash interest, net..........     (9,856)     (6,605)     (8,194)     (7,740)     (14,763)      (6,891)      (8,668)
        Other interest..............     (3,923)     (7,774)     (6,161)     (4,905)        (712)        (337)      (1,098)
                                        -------     -------     -------     -------     --------     --------     --------
            Total interest, net.....    (13,779)    (14,379)    (14,355)    (12,645)     (15,475)      (7,228)      (9,766)
                                        -------     -------     -------     -------     --------     --------     --------
    Extraordinary item(c)...........         --          --          --          --        6,864        6,864           --
    Net income (loss)(d)............     (8,143)     (5,605)     (5,034)      2,044        6,052        7,036       (3,043)
    Ratio of earnings to fixed
      charges(e)....................         --          --          --         1.2x          --          1.0x          --

CERTAIN FINANCIAL DATA:
    Broadcast cash flow.............    $13,531     $14,728     $15,546     $19,627     $ 21,310     $ 10,266     $ 11,995
    Broadcast cash flow margin......       40.3%       40.6%       40.5%       44.4%        42.3%        42.7%        39.8%

    Operating cash flow.............    $12,644     $13,440     $14,297     $18,318     $ 19,734     $  9,568     $ 10,908
    Operating cash flow margin......       37.6%       37.0%       37.3%       41.4%        39.2%        39.8%        36.2%

    Amortization of program
      broadcast rights..............    $ 2,131     $ 1,996     $ 2,179     $ 2,104     $  2,162     $  1,082     $  1,302
    Payments for program broadcast
      rights........................      1,899       2,068       2,180       1,888        2,132        1,038        1,186
    Capital expenditures............      1,581       1,458       1,278       1,161        2,008          917        1,334



                                                                DECEMBER 31,
                                        ------------------------------------------------------------           JUNE 30,
                                          1991         1992         1993         1994         1995               1996
                                        --------     --------     --------     --------     --------     ---------------------
BALANCE SHEET DATA:
    Total assets....................    $ 76,111     $ 77,049     $ 72,818     $ 73,621     $114,453           $496,668
    Working capital (deficit).......       1,997          (71)       3,684        1,611       13,665             8,109
    Total debt(e)...................     107,350      109,439      112,874      107,607      135,767            263,643
    Stockholder's equity
      (deficit).....................     (35,296)     (41,004)     (44,660)     (42,615)     (36,563)           149,883

 (a) Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

 (b) Cash interest, net includes cash interest paid and normal adjustments to accrued interest. Other interest includes accrued interest with respect to warrants to purchase Benedek Broadcasting's common stock, accrued interest with respect to the contingent equity value of Benedek Broadcasting and long-term deferred interest, accrued interest added to long-term debt balances, deferred loan amortization and accretion of discounts.


 (c) The Company recorded an extraordinary gain from the early extinguishment of debt comprised of a gain of $11.1 million reduced by losses of $2.7 million of prepayment premiums and contingent payments and $1.5 million of unamortized debt discount and deferred loan costs.


 (d) Benedek Broadcasting had historically elected to be taxed as an S Corporation for Federal and state income tax purposes. Accordingly, the sole stockholder of Benedek Broadcasting has been responsible for the payment of income taxes on Benedek Broadcasting's taxable income. Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance. Benedek Broadcasting's election to be taxed as an S Corporation terminated automatically upon the consummation of the Transactions.


 (e) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For each of the four years ended December 31, 1991, 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $8.1 million, $5.6 million, $5.0 million and $0.8 million, respectively. For the year ended December 31, 1994 the ratio of earnings to fixed charges was 1.2 to 1.0. For the six months ended June 30, 1995 the ratio of earnings to fixed charges was 1.0 to 1.0. For the six months ended June 30, 1996, earnings were insufficient to cover fixed charges by $3.0 million. The Company's net income (loss) includes certain non-cash charges as follows:



                                                                                                       SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                     JUNE 30,
                                                  -------------------------------------------------    ----------------
                                                   1991       1992       1993       1994      1995      1995      1996
                                                  -------    -------    -------    ------    ------    ------    ------
                                                                         (DOLLARS IN THOUSANDS)
   Non-cash interest...........................   $ 3,923    $ 7,774    $ 6,161    $4,905    $  712    $  337    $1,098
   Depreciation and amortization...............     5,871      4,428      3,721     3,403     5,041     2,124     4,069
   Provision for loss on note receivable.......       905        310         --        --        --        --        --
   Special bonus, officer-stockholder..........        --         --      1,400        --        --        --        --
                                                  -------    -------    -------    ------    ------    ------    ------
                                                  $10,699    $12,512    $11,282    $8,308    $5,753    $2,461    $5,167
                                                  -------    -------    -------    ------    ------    ------    ------
                                                  -------    -------    -------    ------    ------    ------    ------


(f) Total debt is defined as notes payable and capital leases payable (including the current portion thereof), net of discount.

STAUFFER(a)


                                                                                                              PERIOD
                                                                                                            JANUARY 1,
                                                                YEAR ENDED DECEMBER 31,       SIX MONTHS     1996 TO
                                                             -----------------------------    ENDED JUNE     JUNE 6,
                                                              1993       1994       1995       30, 1995        1996
                                                             -------    -------    -------    ----------    ----------
                                                                              (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
    Net revenues..........................................   $16,661    $19,081    $17,317     $  8,624      $  7,341
    Operating expenses:
        Station operating expenses........................    13,327     13,422     13,534        6,501         6,094
        Depreciation and amortization.....................     2,264      2,304      2,229        1,136           974
                                                             -------    -------    -------    ----------    ----------
            Station operating income......................     1,070      3,355      1,554          987           273

        Corporate expenses................................        --         --         --           --            --
                                                             -------    -------    -------    ----------    ----------
    Operating income (loss)...............................   $ 1,070    $ 3,355    $ 1,554     $    987      $    273
                                                             -------    -------    -------    ----------    ----------
                                                             -------    -------    -------    ----------    ----------

CERTAIN FINANCIAL DATA:
    Broadcast cash flow...................................   $ 3,285    $ 5,623    $ 4,000     $  2,168      $  1,390
    Broadcast cash flow margin............................      19.7%      29.5%      23.1%        25.1%         18.9%

    Operating cash flow...................................   $ 3,285    $ 5,623    $ 4,000     $  2,168      $  1,390
    Operating cash flow margin............................      19.7%      29.5%      23.1%        25.1%         18.9%

    Amortization of program broadcast rights..............   $ 1,277    $ 1,045    $ 1,025     $    496      $    491
    Payments for program broadcast rights.................     1,326      1,081        808          451           348
    Capital expenditures..................................     1,182        934        406          290            93


------------


 (a) Reclassification entries have been made to the financial statements for consistent presentation with the Company.


BRISSETTE(a)


                                                                                                                 PERIOD
                                                                                                               JANUARY 1,
                                                        YEAR ENDED DECEMBER 31,                  SIX MONTHS     1996 TO
                                          ---------------------------------------------------    ENDED JUNE     JUNE 6,
                                           1991       1992       1993       1994       1995       30, 1995        1996
                                          -------    -------    -------    -------    -------    ----------    ----------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.......................   $43,817    $46,414    $44,404    $49,530    $51,326     $ 25,427      $ 22,439
    Operating expenses:
        Station operating expenses.....    23,470     23,791     23,511     25,667     27,515       12,970        12,875
        Depreciation and
          amortization.................    13,334     12,881      8,116      6,551      6,252        3,147         2,954
                                          -------    -------    -------    -------    -------    ----------    ----------
            Station operating income...     7,013      9,742     12,777     17,312     17,559        9,310         6,610

        Management fee paid to
          affiliate(b).................     2,650      4,365         --         --         --           --            --
        Corporate expenses.............     2,204      1,655      1,487      1,895      2,307          954         3,303
                                          -------    -------    -------    -------    -------    ----------    ----------
    Operating income...................   $ 2,159    $ 3,722    $11,290    $15,417    $15,252     $  8,356      $  3,307
                                          -------    -------    -------    -------    -------    ----------    ----------
                                          -------    -------    -------    -------    -------    ----------    ----------

CERTAIN FINANCIAL DATA:
    Broadcast cash flow................   $20,688    $22,613    $20,927    $24,065    $23,856     $ 12,455      $  9,441
    Broadcast cash flow margin.........      47.2%      48.7%      47.1%      48.6%      46.5%        49.0%         42.1%

    Operating cash flow(b).............   $18,484    $20,958    $19,440    $22,170    $21,549     $ 11,501      $  6,138
    Operating cash flow margin(b)......      42.2%      45.1%      43.8%      44.8%      42.0%       45.2%         27.4%

    Amortization of program broadcast
      rights...........................   $ 2,709    $ 1,987    $ 1,743    $ 1,757    $ 1,684     $    758      $    865
    Payments for program broadcast
      rights...........................     2,368      1,997      1,709      1,555      1,639          760           988
    Capital expenditures...............     2,466      1,280      2,217      1,559      2,748          913           935


------------


 (a) Reclassification entries have been made to the financial statements for consistent presentation with the Company.


 (b) Brissette paid management fees to an affiliated company for expenses relating to payroll, rent and other corporate expenses. Operating cash flow and operating cash flow margin are calculated prior to any reduction for such management fees.

                                  RISK FACTORS


     This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under 'Prospectus Summary,' 'Risk Factors,' 'Pro Forma Financial Statements,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- General,' 'Business -- Strategy,' 'Business -- Competition,' 'Business -- Federal Regulation of Television Broadcasting,' as well as in the Prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in the Prospectus. Accordingly, holders of Existing Exchangeable Preferred Stock should consider carefully the following risk factors, in addition to all of the other information concerning the Company and its business contained in this Prospectus, before tendering their Existing Exchangeable Preferred Stock in the Exchange Offer, although the risk factors (other than the first risk factor) are generally applicable to the Existing Exchangeable Preferred Stock as well as the Exchange Securities.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of shares of Existing Exchangeable Preferred Stock who do not exchange their Existing Exchangeable Preferred Stock for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Exchangeable Preferred Stock as set forth in the legend thereon as a consequence of the issuance of the Existing Exchangeable Preferred Stock pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Exchangeable Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Exchangeable Preferred Stock under the Securities Act. Based on interpretations by the staff of the SEC in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

LEVERAGED FINANCIAL POSITION


     After giving effect to the Transactions, the Company had substantial indebtedness. Prior to the consummation of the Transactions, Benedek Broadcasting's total indebtedness was $135.7 million, of which $135.0 million consisted of the Senior Secured Notes. In connection with the Transactions, the Company incurred substantial additional indebtedness under the Credit Agreement and in connection with the issuance of the Senior Subordinated Discount Notes. As of June 30, 1996, the Company had outstanding total indebtedness of approximately $354.6 million, redeemable Exchangeable Preferred Stock with a liquidation preference of approximately $60.6 million and redeemable Seller Junior Discount Preferred Stock with a liquidation preference of $45.2 million. The certificates of designation with respect to the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock (the 'Certificates of Designation') the Exchange Indenture, the Senior Subordinated Discount Note Indenture and the Credit Agreement limit the incurrence of additional indebtedness and the issuance of redeemable preferred stock by the Company and its subsidiaries. In addition, the Senior Secured Note Indenture (as defined) limits the incurrence of additional indebtedness by Benedek Broadcasting. However, all these limitations are subject to a number of important qualifications.

     The Company's high degree of leverage will have important consequences to holders of the Exchangeable Preferred Stock, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's operating cash flow will be required to be dedicated to the payment of the Company's interest expense and principal repayment obligations; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company may be more vulnerable in the event of a downturn in its business. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

ABILITY TO SERVICE DEBT AND PREFERRED STOCK DIVIDENDS

     The ability of the Company to make scheduled payments or to refinance its obligations with respect to its indebtedness and redeemable preferred stock depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that its operating results will be sufficient for payment of its indebtedness or the redemption of preferred stock in the future.


     For the year ended December 31, 1995 and the six months ended June 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by $18.5 million and $11.7 million, respectively, and earnings would have been insufficient to cover fixed charges and preferred stock dividends by $31.6 million and $18.1 million, respectively. If non-cash charges to income for depreciation and amortization and non-cash interest were excluded, the Company's pro forma earnings from continuing operations for 1995 and the six months ended June 30, 1996 would have been sufficient to cover its pro forma fixed charges for such year.


     In order to repay the Senior Subordinated Discount Notes and the Senior Secured Notes at maturity, the Company will need to refinance all or a portion of the Senior Subordinated Discount Notes and Benedek Broadcasting or the Company will need to refinance all or a portion of the Senior Secured Notes. The Company's ability to refinance the Senior Subordinated Discount Notes and the Company's and Benedek Broadcasting's ability to refinance the Senior Secured Notes will depend upon Benedek Broadcasting's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond the Company's control. There can be no assurance that the Company or Benedek Broadcasting will be able to refinance the Senior Subordinated Discount Notes or the Senior Secured Notes, as the case may be, or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing.


     The Senior Subordinated Discount Notes do not bear interest until May 15, 2001, and the Company will not be obligated to pay cash interest on the Senior Subordinated Discount Notes until November 15, 2001. In addition, for all dividend payment dates with respect to the Exchangeable Preferred Stock and interest payment dates with respect to the Exchange Debentures through and including July 1, 2001, the Company may, at its option, pay dividends by adding the amount thereof to the then effective liquidation preference of the Exchangeable Preferred Stock and pay interest on the Exchange Debentures by issuing additional Exchange Debentures. For all dividend payment dates with respect to the Seller Junior Discount Preferred Stock prior to October 1, 2001, the Company will pay such dividends by adding the amount thereof to the then effective liquidation preference of the Seller Junior Discount Preferred Stock. In order for the Company to meet its debt service obligations and pay required dividends after May 15, 2001 with respect to the Senior Subordinated Discount Notes, after July 1, 2001 with respect to the Exchangeable Preferred Stock or Exchange Debentures, as the case may be, and from and after October 1, 2001 with respect to the Seller Junior Discount Preferred Stock, the Company will need to substantially increase broadcast cash flow at the Stations. The Company's debt service obligations, including scheduled principal amortization, in the 12 months period beginning May 15, 2001 would be approximately $58.0 million (assuming that there will not have been any mandatory or voluntary prepayments of any indebtedness prior to that time and assuming a blended interest rate on the amounts then outstanding under the Credit Agreement comparable to the rate the

Company is currently paying). The Company's cash dividend payments during such period on the Exchangable Preferred Stock and the Seller Junior Discount Preferred Stock would be approximately $27.0 million. However, there can be no assurance that the Company's broadcast cash flow will improve or improve in a sufficient degree to enable the Company to meet such obligations. The Credit Agreement restricts the Company's ability to sell assets and use the proceeds therefrom, and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to sell assets and use the proceeds therefrom. In the absence of such improvement, the Company could face liquidity problems and might be required to reduce its capital expenditures and overhead expenses or dispose of material assets or operations to meet its debt and preferred stock service and other obligations. There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.


     If the Company or Benedek Broadcasting is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness or, if the Company or Benedek Broadcasting otherwise fails to comply with the various covenants in such indebtedness (including covenants in the Credit Agreement), it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or Benedek Broadcasting or result in a bankruptcy of the Company or Benedek Broadcasting. Such defaults or any bankruptcy of the Company or Benedek Broadcasting resulting therefrom would have a material adverse effect on the value of the Exchangeable Preferred Stock.

RANKING OF EXCHANGEABLE PREFERRED STOCK AND SUBORDINATION OF EXCHANGE DEBENTURES

     The Exchangeable Preferred Stock ranks junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of the Company, pari passu with each other class of capital stock or series of preferred stock issued by the Company after the Transactions that specifically provides that such series will rank on a parity with the Exchangeable Preferred Stock and senior in right of payment to the Seller Junior Discount Preferred Stock and all common stock and to each other class of capital stock or series of preferred stock issued by the Company after the Transactions that specifically provides that such series will rank junior to the Exchangeable Preferred Stock. The holders of the Exchangeable Preferred Stock will have limited voting rights. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Ranking -- Voting Rights.'


     The Exchange Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt and senior subordinated debt of the Company, including the obligations of the Company under its guarantees of the Credit Agreement and the Senior Secured Notes and with respect to the Senior Subordinated Discount Notes. As of June 30, 1996, the aggregate principal amount of such Senior Debt was approximately $354.6 million. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all such Senior Debt of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Exchange Debentures then outstanding. Additional indebtedness, including Senior Debt, may be incurred by the Company from time to time, subject to the terms of the Exchange Indenture. In addition, the Exchange Debentures will be structurally subordinated to any liabilities or obligations of the Company's subsidiaries, including Benedek Broadcasting. As of June 30, 1996, the aggregate liabilities of the Company's subsidiaries were $346.5 million. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Ranking.'


HOLDING COMPANY STRUCTURE

     The Company is a holding company that will derive all of its operating income and cash flow from its sole subsidiary, Benedek Broadcasting, the common stock of which, together with all other assets of the Company has been pledged to secure the Company's senior guarantee of all indebtedness of Benedek Broadcasting outstanding under the Credit Agreement and in respect of the Senior Secured

Notes. As a holding company, the Company's ability to pay its obligations, including its ability to pay cash dividends on the Exchangeable Preferred Stock and to redeem Exchangeable Preferred Stock, whether upon the mandatory redemption date of July 1, 2007, upon a Change of Control or otherwise, will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation.

     Under Delaware law the Company is permitted to pay dividends on its capital stock, including the Exchangeable Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Exchangeable Preferred Stock.


     Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after the consummation of the Transactions (including the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Units, the Senior Subordinated Discount Notes and the Seller Junior Discount Preferred Stock), as of June 30, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.


TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE EXCHANGEABLE PREFERRED STOCK AND EXCHANGE OF EXCHANGE DEBENTURES

     It is anticipated that the redemption price of the Exchangeable Preferred Stock will substantially exceed its issue price (i.e., the portion of the purchase price of a Unit that is initially allocated to the Exchangeable Preferred Stock). As a result, a holder will be required to treat such excess (the 'Discount Amount') as a series of constructive distributions on the Exchangeable Preferred Stock occurring over the term of such stock. The Company believes that for tax purposes it is likely that the Exchangeable Preferred Stock will be deemed to be redeemed as of June 30, 2000 whether or not actually redeemed. As a result, the Discount Amount as well as any contractual redemption premium payable on June 30, 2000 will be treated as a series of constructive distributions on the Exchangeable Preferred Stock over the period commencing on the issue date thereof and ending on June 30, 2000. To the extent of the Company's current and accumulated earnings and profits (as calculated for Federal income tax purposes), the amount of each such constructive distribution will be includable in a holder's income as ordinary dividend income at the time such distribution is deemed to occur, notwithstanding that the cash attributable to such income will not be received by the holder until a subsequent period.

     In the event that the Contingent Warrants are issued on the Contingent Warrant Release Date, such issuance will constitute a taxable distribution to holders of Exchangeable Preferred Stock (or Exchange Debentures) in an amount equal to the fair market value of such Contingent Warrants on the Contingent Warrant Release Date.

     Distributions on the Exchangeable Preferred Stock (including any constructive distributions described above, any payment of accrued dividends and any distribution of Contingent Warrants) will be taxable for Federal income tax purposes as ordinary dividend income (and eligible for the dividends-received deduction for certain U.S. corporate holders) only to the extent paid out of current or accumulated earnings and profits of the Company as determined for Federal income tax purposes. To the extent that the amount of such distributions exceeds the current or accumulated earnings and profits of the Company, such excess will reduce the holder's basis in the stock with respect to which the distribution is made (to the extent thereof), with any remaining excess treated as gain from the sale or exchange of such stock. The Company does not currently have any accumulated earnings and profits and there can be no assurance regarding the amount of current or accumulated earnings and profits of the Company in the future. As a result, there can be no assurance that the dividends-received deduction will apply to distributions on the Exchangeable Preferred Stock.

     The Company may, at its option and under certain circumstances, exchange Exchange Debentures for the Exchangeable Preferred Stock. Any such exchange will be a taxable event to holders of the Exchangeable Preferred Stock. Furthermore, the Exchange Debentures will be treated as having been issued with original issue discount ('OID') for Federal income tax purposes. Holders of Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income.

SENSITIVITY TO GENERAL ECONOMIC CONDITIONS

     The Company's operating results are sensitive to general economic conditions in the United States. Additionally, because the Company relies on sales of advertising time for substantially all of its revenues, the Company's operating results are and will be sensitive to local and regional economic conditions in each of the markets in which the Stations operate. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Competition.'

COMPETITION WITHIN THE TELEVISION INDUSTRY; ADVANCED TELEVISION

     The television broadcast industry faces competition for market share and advertising revenues from a variety of alternative media, including cable television, 'wireless' cable systems, direct broadcast satellite systems, telephone company video systems, radio, newspapers, computer on-line services, periodicals and other entertainment and advertising media.

     The ability of television broadcast stations to generate advertising revenues depends to a significant degree upon audience ratings. Technological innovation and the resulting proliferation of programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view and VCRs, have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. During the past decade, cable television and independent stations have captured an increasing market share while overall viewership of network television has declined.

     Advances in technology may increase competition for household audiences and advertising revenues. Video compression techniques, now in use with direct broadcast satellites and in development for cable and 'wireless' cable, are expected to permit greater numbers of channels to be carried within existing bandwidths. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly-targeted audiences. Reduction in the cost of creating additional channel capacity may lower entry barriers for new channels and encourage the development of increasingly specialized 'niche' programming. This ability to reach highly-targeted audiences may alter the competitive dynamics for advertising expenditures.

     The FCC currently is determining whether and how to assign licenses to permit television broadcasters to provide digital advanced television ('ATV') services. ATV refers to improvements in image definition and sound quality (commonly known as high-definition television), as well as flexibility to provide additional-spectrum based services. The FCC has tentatively decided to issue a second channel to each television broadcaster to permit it to provide ATV over a transition period. At the end of the transition period, each broadcaster would be required to return to the FCC one of these two channels. This transition will permit broadcasters to provide higher quality services to their viewers and may permit broadcasters to compete more effectively with other digital video systems. However, constructing and operating a second television channel will require a substantial capital outlay for all of the Stations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. See 'Business -- Competition.'

     In addition, certain leaders in Congress and the Administration have proposed legislation that would require broadcasters to (i) bid at auction for ATV channels, potentially against other non-broadcast applicants, (ii) return their analog channels on an expedited basis by 2005 to permit the old channels to be reauctioned to new licensees and/or (iii) pay a fee for use of the second channel, starting either immediately or after 2005. These proposals, if enacted could affect the Company. First, auctions for ATV channels could substantially increase the Company's up-front costs of converting to ATV and would raise the possibility that the Company could be subject to additional competition in its markets if it, or another licensee, is out-bid by a newcomer. Second, an expedited transition period could require the Company to end analog transmission before all its viewers (particularly those in the small and medium-sized markets which the Company serves) have purchased ATV-compatible reception equipment.


UNCERTAINTIES REGARDING LICENSE RENEWALS; POSSIBLE NEED TO DIVEST STATIONS


     The broadcasting industry is subject to significant regulation by the FCC pursuant to the Communications Act of 1934, as amended (the 'Communications Act'). FCC approval is required for the issuance, renewal and transfer of station operating licenses. The Company's business is dependent upon the retention and renewal of television broadcasting licenses from the FCC. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed upon their expiration. All of the Stations are presently operating under five-year licenses expiring on various dates from 1996 to 1999. Currently, WTAP-TV, Parkersburg, West Virginia, WHSV-TV, Harrisonburg, Virginia, and WTRF-TV, Wheeling, West Virginia and Steubenville, Ohio, have pending applications for license renewal. Pursuant to recent legislation, the term of each of these licenses will be extended to eight years upon ordinary course renewal. The United States Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) which could, directly or indirectly, affect the operations and ownership of the Stations. See 'Business -- Federal Regulation of Television Broadcasting.'


     The FCC granted the Company's application to acquire the Stauffer Stations on April 8, 1996 and its application to acquire the Brissette Stations on May 23, 1996. In approving the Brissette acquisition, the FCC granted six-month waivers of the 'duopoly' rule that prevents a licensee from having an interest in two stations that have a certain degree of overlap in their transmission signals. The six-month waivers granted by the FCC pertain to the transmission signal overlap of (i) WIFR-TV, the Benedek Station serving Rockford, Illinois, and WMTV(TV), the Brissette Station serving Madison, Wisconsin; (ii) WYTV, the Benedek Station serving Youngstown, Ohio, and WTRF-TV, the Brissette Station serving Wheeling, West Virginia and Steubenville, Ohio; and (iii) WTAP-TV, the Benedek Station serving Parkersburg, West Virginia, and WTRF-TV. These waivers permit the Company to hold the Stations in question for a six-month period after closing before divesting one of the two Stations that do not comply with the duopoly rule in each instance. The FCC has a pending proceeding that may result in the liberalization of the duopoly rule to permit the Company to continue to own all the Stations it currently owns as well as all of those it has received FCC consent to acquire. There can be no assurance that the FCC will act to liberalize the rule or that it will do so in time to avoid the Company's being required to divest certain Stations in order to eliminate any signal overlap. See 'Business -- Federal Regulation of Television Broadcasting -- Multiple Ownership Restrictions.'


DEPENDENCE ON NETWORK AFFILIATION

     Each of the Stations is affiliated with either ABC, CBS or NBC. Viewership levels for each of the Stations are materially dependent upon programming provided by the Station's affiliated network. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future.

     Each of the Benedek Stations' network affiliation agreements currently runs for a period of five to 10 years. WYTV, WBKO-TV, WTOK-TV and WHSV-TV, all of which are ABC affiliates, each have a five-year affiliation agreement which expires in 1999. KDLH-TV, WIFR-TV, KHQA-TV and WTVY-TV, all of which are CBS affiliates, each have a ten-year affiliation agreement which expires in 2005 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. WTAP-TV, an NBC affiliate, currently operates under a five-year affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of any term upon 12 months' advance notice.

     Each of the Stauffer Stations' network affiliation agreements currently runs for a period of five to 10 years. KMIZ(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of its term upon 180 days' advance notice. All of the other Stauffer Stations are CBS affiliates operating under affiliation agreements which expire in 2005 and which automatically renew for successive terms, subject to either party's right to terminate the agreement at the end of its term upon six months' advance notice.

     Each of the Brissette Stations' network affiliation agreements currently runs for a period of 10 to 11 years. WMTV(TV), WWLP(TV) and WILX-TV, all of which are NBC affiliates, each has an affiliation agreement which expires in 2006 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. Each of the Brissette CBS affiliates, WSAW-TV, WTRF-TV, KAUZ-TV and KOSA-TV, are operating under affiliation agreements which expire in 2005 and which automatically renew for successive 10-year terms, subject to either party's right to terminate the agreement upon six months' advance notice. WHOI(TV), an ABC affiliate, currently operates under an affiliation agreement which expires in 2005 and which does not provide for renewals.

     Although the Company expects to be able to renew these affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the network affiliation agreements would likely have a material adverse effect on the Company's results of operations. See 'Business -- Network Affiliation of the Stations.'

DEPENDENCE ON MANAGEMENT

     Certain of  the executive  officers of  the Company,  including A.  Richard
Benedek and K. James Yager, are especially important to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the business and operations of the Company, and there can be no assurance that the Company would be able to find replacements for such persons with equivalent business experience.

CONTROL BY SOLE STOCKHOLDER; CHANGE OF CONTROL COULD RESULT IN DEFAULT

     A. Richard Benedek owns all of the outstanding common stock of the Company. Consequently, Mr. Benedek has the power to control the business and affairs of the Company by virtue of his power to elect all of the Company's directors and his voting power with respect to actions requiring stockholder approval. See 'Stock Ownership.' The Communications Act and FCC rules require the prior consent of the FCC to any change of control of the Company.

     A Change of Control (as defined in various debt instruments and certificates of designation) could require the Company and Benedek Broadcasting to refinance substantial amounts of their indebtedness and preferred stock, including the Senior Subordinated Discount Notes, the Senior Secured Notes, the Term Loan Facilities and the Exchangeable Preferred Stock. The Company's failure to refinance such indebtedness and preferred stock when required would result in a default under the Senior Subordinated Discount Note Indenture, the Senior Secured Note Indenture and the Credit Agreement. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations. In addition, the Credit Agreement and the Senior Secured Note Indenture both contain provisions that may prohibit the Company from repurchasing the Exchangeable Preferred Stock or Exchange Debentures, as the case may be, upon a Change of Control. See 'Description of Indebtedness -- Credit Agreement' and ' -- Senior Secured Notes.'

RISKS ASSOCIATED WITH INTEGRATION OF THE ACQUIRED STATIONS

     The Company's strategic plans with respect to the Acquired Stations include increasing net revenue and broadcast cash flow and controlling operating expenses. Although the Company believes these strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased broadcast cash flow or other benefits currently anticipated by the Company. In addition, there can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with the Acquired Stations. The integration of the Acquired Stations into the Company will require substantial attention from the Company's senior management, which may limit the amount of time available to be devoted to the Company's existing operations.

TERMINATION OF S CORPORATION STATUS; POTENTIAL CORPORATE TAX LIABILITY

     Historically, Benedek Broadcasting had elected to be treated as an S Corporation for Federal and state income tax purposes. Upon consummation of the Transactions, Benedek Broadcasting no longer met the requirements for S Corporation status and, therefore, the Company and Benedek Broadcasting will be liable for Federal and state taxes on their income from and after the consummation of the Transactions. As a result, Benedek Broadcasting no longer has available to it certain suspended losses which would otherwise have been available to it as an S Corporation.

     For so long as the S election was in effect, Benedek Broadcasting was generally not responsible for Federal income taxes and income taxes of any state or locality for which a valid S election had been made. A. Richard Benedek, as the sole stockholder of Benedek Broadcasting prior to the consummation of the Transactions, is responsible for the payment of income taxes on Benedek Broadcasting's taxable income prior to the consummation of the Transactions, and the Senior Subordinated Discount Note Indenture and the Senior Secured Note Indenture permit payments to Mr. Benedek of certain amounts in respect thereof. While the Company believes that Benedek Broadcasting had met until consummation of the Transactions, the requirements for S Corporation status, there can be no assurance that such position, if challenged, would be upheld. If such status were challenged and not upheld, the Company would be liable for corporate taxes on its income at the effective Federal and state corporate tax rates for any year in which its S Corporation status was denied plus interest and perhaps penalties. Mr. Benedek has agreed to repay to the Company any payments of Tax Amounts (as defined) made by Benedek Broadcasting for any year for which Benedek Broadcasting's S Corporation status is ultimately determined to have been invalid. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Covenants -- Limitation on Restricted Payments' and ' -- Exchange Debentures -- Certain
Covenants -- Limitation on Restricted Payments.' There can be no assurance, however, that funds for such repayment would be available or sufficient to reimburse the Company for all income taxes due.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGEABLE PREFERRED STOCK

     The Exchange Securities are being offered to the holders of shares of Existing Exchangeable Preferred Stock. The Existing Exchangeable Preferred Stock was issued as part of the Units in June 1996 to a small number of institutional investors and is eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

     The Company does not intend to apply for a listing of the Exchange Securities on a securities exchange. There is currently no established market for the Exchange Securities and there can be no assurance as to the liquidity of markets that may develop for the Exchange Securities, the ability of the holders of the Exchange Securities to sell their Exchange Securities or the price at which such holders would be able to sell their Exchange Securities. If such markets were to exist, the Exchange Securities could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the Exchange Securities also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                THE ACQUISITIONS

     The Acquisitions are a central part of the Company's strategy to become one of the leading television station group owners of small to medium-sized market television stations in the United States. The Company believes that this expansion will create economies of scale which will (i) improve its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks, (ii) enable it to develop program consortiums for regional news and sports programming and
(iii) enhance its ability to attract and retain strong management and on-air talent. The Acquisitions are consistent with the Company's strategy to acquire network-affiliated television stations in markets with a limited number of media competitors for local advertising revenues.


     THE STAUFFER ACQUISITION. On June 6, 1996, the Company acquired substantially all of the broadcast television assets (including working capital) of Stauffer consisting of five principal broadcast television stations and four satellite broadcast television stations for a purchase price of $54.5 million. The Company also assumed certain liabilities and obligations of Stauffer incurred in the ordinary course of business, excluding, among other things, any indebtedness for borrowed money. Pursuant to the Stauffer Agreement, at closing Stauffer was required to have working capital of at least $1.6 million. To the extent the working capital of Stauffer exceeded $1.6 million (including therein accounts receivable of Stauffer only to the extent actually collected), the Company is obligated to remit such excess to Stauffer.


     The principal stations acquired by the Company were KCOY-TV, Santa Maria, California; WIBW-TV, Topeka, Kansas; KMIZ(TV), Columbia, Missouri; KGWC-TV, Casper, Wyoming; and KGWN-TV, Cheyenne, Wyoming. KGWC-TV operates two satellite stations, KGWL-TV, Lander, Wyoming, and KGWR-TV, Rock Springs, Wyoming, both of which rebroadcast the programming of KGWC-TV. KGWN-TV operates two satellite stations, KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, both of which rebroadcast the programming of KGWN-TV. All of the Stauffer Stations are affiliated with CBS, except for KMIZ(TV), Columbia, Missouri, which is affiliated with ABC. For the year ended December 31, 1995, the Stauffer Stations had net revenues of $17.3 million, broadcast cash flow of $4.0 million and broadcast cash flow margin of 23.1%.

     THE BRISSETTE ACQUISITION. On June 6, 1996, the Company acquired all of the capital stock of Brissette for $270.0 million in cash and preferred stock. All of the outstanding indebtedness of Brissette was paid in full by the sellers at the closing. Pursuant to the Brissette Agreement, at the closing Brissette was required to have working capital of at least $8.8 million and any amount in excess thereof will be paid to the sellers. By acquiring all of the capital stock of Brissette, the Company acquired eight network-affiliated television stations including WMTV(TV), the NBC affiliate serving Madison, Wisconsin; WWLP(TV), the NBC affiliate serving Springfield, Massachusetts; WILX-TV, the NBC affiliate serving Lansing, Michigan; WHOI(TV), the ABC affiliate serving Peoria, Illinois; WSAW-TV, the CBS affiliate serving Wausau, Wisconsin; WTRF-TV, the CBS affiliate serving Wheeling, West Virginia and Steubenville, Ohio; KAUZ-TV, the CBS affiliate serving Wichita Falls, Texas; and KOSA-TV, the CBS affiliate serving Odessa, Texas. For the year ended December 31, 1995, Brissette had net revenues of $51.3 million, broadcast cash flow of $23.9 million and broadcast cash flow margin of 46.5%.

     Of the $270.0 million paid for the capital stock of Brissette, $225.0 million was paid in cash and the balance was paid by the issuance to GECC and Mr. Paul Brissette of the Seller Junior Discount Preferred Stock. See 'The Financing Plan.'

     For   a  description  of  the  Acquired   Stations  see  'Business  --  The
Stations -- Stauffer' and ' -- Brissette.'

                               THE FINANCING PLAN

     The Company, together with its subsidiary Benedek Broadcasting, implemented the Financing Plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of (i) the offer and sale by the Company of the Units to generate gross proceeds of $60.0 million, (ii) the offer and sale by the Company of the Senior Subordinated Discount Notes to generate gross proceeds of $90.2 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the Term Loan Facilities of the Credit Agreement and
(iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette.


     The following table sets forth the sources and uses for the Financing Plan as of June 6, 1996:


                                                                                   (DOLLARS
                                                                                IN THOUSANDS)
SOURCES:
  Benedek Broadcasting
     Cash....................................................................      $  7,322
     Deposit(a)..............................................................         5,000
     Credit Agreement
          Revolving Credit Facility(b).......................................            --
          Term Loan Facilities...............................................       128,000
  The Company
     The Senior Subordinated Discount Notes..................................        90,178
     The Units(c)............................................................        60,000
     Seller Junior Discount Preferred Stock..................................        45,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------
USES:
     Stauffer Acquisition....................................................      $ 54,500
     Brissette Acquisition...................................................       270,000
     Fees and Expenses.......................................................        11,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------

------------

 (a) Pursuant to the Stauffer  Agreement, Benedek Broadcasting  had made a  $5.0
     million   down  payment  which   had  been  deposited   in  escrow  pending
     consummation of the Stauffer Acquisition.

 (b) Benedek Broadcasting has available to it $15.0 million under the Revolving Credit Facility.

 (c) Each Unit consisted of ten shares of Existing Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants, each Warrant to purchase one share of Class A Common Stock of the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The gross proceeds received by the Company from the sale of the Units, of which the Existing Exchangeable Preferred Stock was a part, together with the gross proceeds from the sale of the Senior Subordinated Discount Notes and advances under the Credit Agreement, were used to finance the Acquisitions and to pay fees and expenses in connection with the Transactions.

                         PRO FORMA FINANCIAL STATEMENTS



     The following unaudited pro forma financial statements (the 'Pro Forma Financial Statements') are based on the Consolidated Financial Statements of the Company, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette, all of which are included elsewhere in this Prospectus, adjusted to give pro forma effect to the Acquistions, the Financing Plan, the acquisition in 1995 of the Dothan Station, the issuance in 1995 of the Senior Secured Notes and certain contractual arrangements which have been entered into during 1995 in connection with or as a result of the Transactions (collectively, for purposes of the Pro Forma Financial Statements, the 'Transactions').



     The unaudited Pro Forma Statements of Operations for the year ended December 31, 1995 are derived from the audited consolidated statement of operations of Benedek Broadcasting for the year ended December 31, 1995, the audited statement of operations of Dothan Holdings II Inc. (the former owners of the Dothan Station) for the three months ended March 31, 1995, the audited statement of operations of Stauffer for the year ended December 31, 1995 and the audited statement of operations of Brissette for the year ended December 31, 1995, all of which, other than the audited statements of Dothan Holdings II Inc., are included elsewhere in this Prospectus, and assume that the Transactions were consummated as of January 1, 1995. The unaudited Pro Forma Statements of Operations for the six months ended June 30, 1996 are derived from the unaudited consolidated statement of operations of the Company for the six months ended June 30, 1996, the unaudited statement of operations of Stauffer for the period January 1, 1996 to June 6, 1996, and the unaudited statement of operations of Brissette for the period January 1, 1996 to June 6, 1996, all of which are included elsewhere in this Prospectus, and assume that the Transactions were consummated as of January 1, 1996.



     The Pro Forma Financial Statements do not purport to represent what the Company's results of operations would actually have been if the Transactions had occurred on the dates indicated or to project the Company's results or financial condition for or at any future period or date. The Pro Forma Financial Statements are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable. Additionally, certain reclassification entries have been made to the audited financial statements of Stauffer and Brissette for consistent presentation with Benedek Broadcasting.

                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                               HISTORICAL
                                       ---------------------------
                                                        DOTHAN
                                                      JANUARY 1,
                                                        1995 TO     ADJUSTMENTS                        HISTORICAL
                                                       MARCH 31,    FOR DOTHAN    THE COMPANY     --------------------
                                       THE COMPANY       1995       ACQUISITION  AS ADJUSTED(a)   STAUFFER   BRISSETTE
                                       ------------  -------------  -----------  --------------   --------   ---------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues......................   $ 50,329       $ 1,643        $  --        $ 51,972      $ 17,317   $  51,326
    Operating expenses:
      Station operating expenses......     29,049         1,440         (350)(g)      30,139        13,534      27,515
      Depreciation and amortization...      5,041           389           37(h)        5,467         2,229       6,252
                                       ------------  -------------  -----------  --------------   --------   ---------
        Station operating income
          (loss)......................     16,239          (186)         313          16,366         1,554      17,559

      Corporate expenses..............      1,576(f)        182         (182)(i)       1,576            --       2,307
                                       ------------  -------------  -----------  --------------   --------   ---------
    Operating income (loss)...........     14,663          (368)         495          14,790         1,554      15,252
                                       ------------  -------------  -----------  --------------   --------   ---------
    Financial expense, net:
      Interest expense, net:
        Cash interest, net............    (14,763)         (209)        (807)(j)     (15,779)           --     (20,837)
        Other interest................       (712)           --           92(k)         (620)           --        (549)
                                       ------------  -------------  -----------  --------------   --------   ---------
          Total interest, net.........    (15,475)         (209)        (715)        (16,399)           --     (21,386)
                                       ------------  -------------  -----------  --------------   --------   ---------
      Other, net......................         --            --           --              --            --        (354)
    Provision for income taxes........         --           208         (208)(l)          --            --        (147)
                                       ------------  -------------  -----------  --------------   --------   ---------
    Net income (loss) from continuing
      operations......................       (812)         (369)        (428)         (1,609)        1,554      (6,635)
    Exchangeable Preferred Stock
      dividends.......................         --            --           --              --            --          --
    Seller Junior Discount Preferred
      Stock dividends.................         --            --           --              --            --          --
                                       ------------  -------------  -----------  --------------   --------   ---------
    Net income (loss) from continuing
      operations available to common
      stockholders....................   $   (812)      $  (369)       $(428)       $ (1,609)     $  1,554   $  (6,635)
                                       ------------  -------------  -----------  --------------   --------   ---------
                                       ------------  -------------  -----------  --------------   --------   ---------
    Ratio of earnings to fixed
      charges(b)......................         --                                         --
    Ratio of earnings to fixed charges
      plus preferred stock
      dividends(c)....................         --                                         --

CERTAIN FINANCIAL DATA:
    Broadcast cash flow(d)............   $ 21,310       $   103        $ 450        $ 21,863      $  4,000   $  23,856
    Broadcast cash flow margin........       42.3%          6.3%                        42.1%         23.1%       46.5%

    Operating cash flow(d)............   $ 19,734       $   (79)       $ 632        $ 20,287      $  4,000   $  21,549
    Operating cash flow margin........       39.2%           NM                         39.0%         23.1%       42.0%

    Amortization of program broadcast
      rights..........................   $  2,162       $    21        $  --        $  2,183      $  1,025   $   1,684
    Payments for program broadcast
      rights..........................      2,132           121         (100)(m)       2,153           808       1,639
    Capital expenditures..............      2,008           118           --           2,126           406       2,748
    Cash payments for Federal income
      taxes...........................         --                                         --

CERTAIN RATIOS:
    Operating cash flow to cash
      interest expense, net...........       1.33x                                      1.29x
    Operating cash flow to total
      interest expense, net...........       1.27x                                      1.24x
    Operating cash flow less capital
      expenditures to cash interest
      expense, net....................       1.20x                                      1.15x
    Operating cash flow less capital
      expenditures to total interest
      expense, net....................       1.15x                                      1.11x
    Net Senior Debt to operating cash
      flow(e).........................        6.4x                                       6.2x
    Net debt to operating cash
      flow(e).........................        6.4x                                       6.2x
    Net debt plus Exchangeable
      Preferred Stock to operating
      cash flow.......................        6.4x                                       6.2x


                                                              THE
                                        ADJUSTMENTS         COMPANY
                                            FOR               PRO
                                        TRANSACTIONS         FORMA
                                        ------------     -------------

STATEMENT OF OPERATIONS DATA:
    Net revenues......................    $    250(n)    $     121,345
                                               132(o)
                                               284(p)
                                                64(q)
    Operating expenses:
      Station operating expenses......      (1,894)(r)          69,264
      Depreciation and amortization...      13,677(s)           27,625
                                        ------------     -------------
        Station operating income
          (loss)......................     (11,053)             24,426
      Corporate expenses..............      (1,983)(t)           1,900
                                        ------------     -------------
    Operating income (loss)...........      (9,070)             22,526
                                        ------------     -------------
    Financial expense, net:
      Interest expense, net:
        Cash interest, net............       9,401(u)          (27,215)
        Other interest................     (12,602)(u)         (13,771)
                                        ------------     -------------
          Total interest, net.........      (3,201)            (40,986)
                                        ------------     -------------
      Other, net......................         354(v)               --
    Provision for income taxes........         147(w)               --
                                        ------------     -------------
    Net income (loss) from continuing
      operations......................     (11,770)            (18,460)
    Exchangeable Preferred Stock
      dividends.......................      (9,519)(x)          (9,519)
    Seller Junior Discount Preferred
      Stock dividends.................      (3,672)(y)          (3,672)
                                        ------------     -------------
    Net income (loss) from continuing
      operations available to common
      stockholders....................    $(24,961)      $     (31,651)
                                        ------------     -------------
                                        ------------     -------------
    Ratio of earnings to fixed
      charges(b)......................                              --
    Ratio of earnings to fixed charges
      plus preferred stock
      dividends(c)....................                              --
CERTAIN FINANCIAL DATA:
    Broadcast cash flow(d)............    $  2,703       $      52,422
    Broadcast cash flow margin........                            43.2%
    Operating cash flow(d)............    $  4,686       $      50,522
    Operating cash flow margin........                            41.6%
    Amortization of program broadcast
      rights..........................    $     --       $       4,892
    Payments for program broadcast
      rights..........................         (79)(z)           4,521
    Capital expenditures..............          --               5,280
    Cash payments for Federal income
      taxes...........................                              --
CERTAIN RATIOS:
    Operating cash flow to cash
      interest expense, net...........                            1.86x
    Operating cash flow to total
      interest expense, net...........                            1.23x
    Operating cash flow less capital
      expenditures to cash interest
      expense, net....................                            1.66x
    Operating cash flow less capital
      expenditures to total interest
      expense, net....................                            1.10x
    Net Senior Debt to operating cash
      flow(e).........................                             5.1x
    Net debt to operating cash
      flow(e).........................                             6.8x
    Net debt plus Exchangeable
      Preferred Stock to operating
      cash flow.......................                             8.8x

                       PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)



                                                 SIX MONTHS         FOR THE PERIOD
                                                 ENDED JUNE       JANUARY 1, 1996 TO                           THE
                                                  30, 1996           JUNE 6, 1996         ADJUSTMENTS        COMPANY
                                                -------------    ---------------------        FOR              PRO
                                                 THE COMPANY     STAUFFER    BRISSETTE    TRANSACTIONS        FORMA
                                                -------------    --------    ---------    ------------       --------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

    Net revenues.............................      $30,115        $7,341      $22,439       $     64(p)      $59,959
    Operating expenses:
      Station operating expenses.............       18,236         6,094       12,875           (900)(r)      36,305
      Depreciation and amortization..........        4,069           974        2,954          5,258(s)       13,255
                                                -------------    --------    ---------    ------------       --------
        Station operating income (loss)......        7,810           273        6,610         (4,294)         10,399
      Corporate expenses.....................        1,087            --        3,303         (3,440)(t)         950
                                                -------------    --------    ---------    ------------       --------
    Operating income (loss)..................        6,723           273        3,307           (854)          9,449
                                                -------------    --------    ---------    ------------       --------
    Financial expense, net:
      Interest expense, net:
        Cash interest, net...................       (8,668)           --       (8,209)         3,238(u)      (13,639 )
        Other interest.......................       (1,098)           --         (275)        (6,103)(u)      (7,476 )
                                                -------------    --------    ---------    ------------       --------
          Total interest, net................       (9,766)           --       (8,484)        (2,865)        (21,115 )
                                                -------------    --------    ---------    ------------       --------
      Other, net.............................           --            --         (190)           190(v)           --
    Provision for income taxes...............           --            --         (114)           114(w)           --
                                                -------------    --------    ---------    ------------       --------
    Net income (loss) from continuing
      operations.............................       (3,043)          273       (5,481)        (3,415)        (11,666 )
    Exchangeable Preferred Stock
      dividends..............................           --            --           --         (4,630)(x)      (4,630 )
    Seller Junior Discount Preferred
      Stock dividends........................           --            --           --         (1,809)(y)      (1,809 )
                                                -------------    --------    ---------    ------------       --------
    Net income (loss) from continuing
      operations available to common
      stockholders...........................      $(3,043)       $  273      $(5,481)      $ (9,854)        $(18,105)
                                                -------------    --------    ---------    ------------       --------
                                                -------------    --------    ---------    ------------       --------
    Ratio of earnings to fixed
      charges(b).............................           --                                                        --
    Ratio of earnings to fixed charges plus
      preferred stock dividends(c)...........           --                                                        --

CERTAIN FINANCIAL DATA:
    Broadcast cash flow(d)...................      $11,995        $1,390      $ 9,441       $    964         $23,790
    Broadcast cash flow margin...............         39.8%         18.9%        42.1%                          39.7 %

    Operating cash flow(d)...................      $10,908        $1,390      $ 6,138       $  4,404         $22,840
    Operating cash flow margin...............         36.2%         18.9%        27.4%                          38.1 %

    Amortization of program broadcast
      rights.................................      $ 1,302        $  491      $   865                        $ 2,658
    Payments for program broadcast
      rights.................................        1,186           348          988                          2,522
    Capital expenditures.....................        1,334            93          935
    Cash payments for Federal income
      taxes..................................           --            --           --                             --

(a) Concurrently with the consummation of the Transactions, Benedek Broadcasting became a wholly-owned subsidiary of the Company. The operations and financial data of 'The Company as Adjusted' for the year ended December 31, 1995 are derived from the pro forma consolidated financial statements of the Company adjusted to give pro forma effect to the acquisition on March 31, 1995 of the Dothan Station and the issuance of the Senior Secured Notes as if both such events had occurred on January 1, 1995. Capital expenditures do not include assets acquired in connection with the acquisition of the Dothan Station.



(b) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest).
      Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For 'The Company As Adjusted,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $1.6 million. The net income (loss) for 'The Company As Adjusted' includes certain non-cash charges as follows: non-cash interest of $0.6 million and depreciation and amortization of $5.5 million. For 'The Company Pro Forma,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $18.5 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $13.8 million and depreciation and amortization of $27.6 million. For the Company for the six months ended June 30, 1996, earnings were insufficient to cover fixed charges by $3.0 million. The net income
      (loss) for the Company includes certain non-cash charges as follows: non cash interest of $1.1 million and depreciation and amortization of $4.1 million. For the 'The Company Pro Forma,' for the three months ended June 30, earnings were insufficient to cover fixed charges by $11.7 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $7.5 million and depreciation and amortization of $13.3 million.



(c) For the purpose of calculating the ratio of earnings to fixed charges plus preferred stock dividends, earnings consist of net (loss) before income taxes and extraordinary item. For 'The Company Pro Forma,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges plus preferred stock dividends by $31.6 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $13.8 million and depreciation and amortization of $27.6 million. For the 'The Company Pro Forma,' for the six months ended June 30, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $18.1 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $7.5 million and depreciation and amortization of $13.3 million.



(d) Operating cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights.



      Broadcast cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less cash payments for program broadcast rights.



      Operating cash flow and broadcast cash flow data are used throughout the document and have been included herein because such data is used by certain investors to measure a company's ability to service debt. Operating cash flow and broadcast cash flow do not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements of the Company, the Financial Statements of Stauffer or the Consolidated Financial Statements of Brissette, are not measures of financial performance under GAAP and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP.



(e) Net Senior Debt and net debt are defined as Senior Debt or total debt, as the case may be, less cash and cash equivalents. These ratios are not the same as the Cash Flow Leverage Ratios as defined in the Senior Secured Note or Exchange Indentures or in the Certificate of Designation for the Exchangeable Preferred Stock, and in particular, such Cash Flow Leverage Ratios do not credit cash against the outstanding debt amount.



(f) Includes $0.1 million one-time expenses incurred in connection with potential acquisitions which were not entered into by the Company.



(g) The adjustment reflects the reduction of operating expenses of the former owner of the Dothan Station for the three months ended March 31, 1995 based on the Company's actual expense reductions made during the nine months ended December 31, 1995.



(h) The adjustment reflects (i) the additional depreciation and amortization expense resulting from the allocation of the purchase price of the Dothan Station to the property and equipment and intangible assets acquired and
      (ii) a change in depreciation and amortization resulting from conforming the estimated useful lives of the assets of the Dothan Station to those of the Company.



(i) The adjustment reflects the elimination of the management fee paid by the former owner of the Dothan Station to its parent company prior to the acquisition by the Company.



(j) The adjustment reflects (i) pro forma adjustments as if the issuance of the Senior Secured Notes had occurred on January 1, 1995 and the debt refinanced with the net proceeds of such issuance had been discharged on such date and (ii) the elimination of interest expense incurred by the former owner of the Dothan Station prior to the acquisition by the Company.



(k) The adjustment reflects the net amount required to (i) amortize deferred financing costs incurred in connection with the issuance of the Senior Secured Notes as if such issuance had occurred on January 1, 1995 and (ii) eliminate the amortization in the first quarter of 1995 of the deferred financing costs incurred by the Company in connection with the debt refinanced with the net proceeds of the issuance of the Senior Secured Notes.



(l) The adjustment reflects the elimination of income tax credits recorded by the former owner of the Dothan Station prior to the acquisition by the Company.



(m) The adjustment reflects a reduction in program payments and the related amortization to be consistent with the Company's historical programming purchasing.

(n) The adjustment reflects the annualized effect of increased network compensation resulting from new affiliation agreements effective July 1, 1995 for the CBS-affiliated Benedek Stations. In connection with such new affiliation agreements, CBS paid the Company a bonus payment of $5.0 million which is required under GAAP to be recognized as revenue at the rate of $500,000 per year over the ten-year term of the affiliation agreements, of which $250,000 was recognized in the Company's statement of operations for 1995.



(o) The adjustment reflects the annualized effect of increased revenues from the national sales representative firm for the Brissette Stations resulting from the amortization of a $700,000 signing bonus which is required under GAAP to be recognized as revenue at the rate of $140,000 per year over a period of five years, of which $8,000 was recognized in Brissette's statement of operations for 1995.



(p) The adjustment reflects the annualized effect of reduced commission rates payable to national sales representative firms under new agreements negotiated by the Company.



(q) The adjustment reflects the annualized effect of new network compensation arrangements that took effect at various times in 1995 at certain of the Acquired Stations.



(r)   The adjustment reflects cost savings resulting from the following:



                                                                    YEAR ENDED         SIX MONTHS ENDED
                                                                 DECEMBER 31, 1995      JUNE 30, 1996
                                                                 -----------------    ------------------
                                                                         (DOLLARS IN THOUSANDS)
 (i) Elimination of redundant operating expenses, consisting of the elimination of certain positions at the Acquired
     Stations.................................................        $ 1,345                $673
 (ii) Adjustments to certain employee benefits and
      compensation practices at the Acquired Stations.........            355                 117
(iii) Implementation at the Acquired Stations of operating
      strategies currently utilized at the Benedek Stations...            194                  50
                                                                      -------               -----
                                                                      $ 1,894                $900
                                                                      -------               -----
                                                                      -------               -----



     The employees of Stauffer that were hired by the Company became participants in the Company's employee benefit plans as of the closing on June 6, 1996 and were credited with prior service to Stauffer. The benefit plans for Brissette (401(k) and health plans) were left intact by the Company after the closing of the Brissette acquisition.


     The pro forma cost savings as allocated among departments are summarized in the table below:


                                              YEAR ENDED                  FOR THE PERIOD JANUARY 1, 1996
                                           DECEMBER 31, 1995                      TO JUNE 6, 1996
                                     -----------------------------   -----------------------------------------
                                     STAUFFER   BRISSETTE   TOTAL      STAUFFER       BRISSETTE        TOTAL
                                     --------   ---------   ------   ------------   --------------   ---------
                                                              (DOLLARS IN THOUSANDS)
Selling expenses...................   $   94      $  53     $  147       $ 47            $ 26          $  73
Programming and technical..........      489        502        839        245             252            497
Advertising and promotions.........       69        180        221         35             --              35
General and administrative.........      449        238        687        224              71            295
                                     --------   ---------   ------      -----           -----        ---------
    Total..........................   $1,101      $ 793     $1,894       $551            $349          $ 900
                                     --------   ---------   ------      -----           -----        ---------
                                     --------   ---------   ------      -----           -----        ---------



(s)   The  adjustment  reflects  primarily   the  additional  depreciation   and
      amortization expense resulting from the preliminary allocation of the purchase price for the Acquired Stations to the assets acquired, including an increase in property and equipment and intangible assets to their estimated fair market value and the recording of goodwill associated with each of the Acquisitions.



(t) The adjustment reflects the net annualized cost savings resulting from the acquisition of the Acquired Stations by the Company, including (i) the elimination of substantially all of the corporate expenses of Brissette and (ii) the addition of certain corporate management personnel by the Company and related costs and (iii) elimination of severance compensation paid to the officers of Brissette under terms of their employment agreements upon sale to the Company.



(u) Interest expense has been adjusted to reflect the net effect of the change in outstanding debt and deferred financing costs as though the Transactions had occurred on January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the six months ended June 30, 1996. The following table details the calculation of the adjustment:



                                                                                       SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31, 1995                       JUNE 30, 1996
                                --------------------------------------       ------------------------------------
                                  CASH      OTHER INTEREST     TOTAL          CASH      OTHER INTEREST     TOTAL
                                --------    --------------    --------       -------    --------------    -------
                                                             (DOLLARS IN THOUSANDS)
Notes at a rate of 13.25%....   $     --       $(12,344)      $(12,344)      $    --       $ (2,987)      $(2,987)
Term Loan Facilities at an
  assumed blended rate of
  8.73%......................    (11,039)            --        (11,039)       (4,759)            --        (4,759)
Interest on existing
  Brissette notes............     20,837             --         20,837         8,209             --         8,209
Reduction in interest
  income.....................       (397)            --           (397)         (212)            --          (212)
Increase in amortization of
  deferred financing costs...         --           (807)          (807)           --           (404)         (404)
Reduction of amortization of
  deferred financings costs
  on Brissette debt..........         --            549            549            --            275           275
                                --------    --------------    --------       -------        -------       -------
    Net adjustment...........   $  9,401       $(12,602)      $ (3,201)      $ 3,238       $ (6,103)      $(2,865)
                                --------    --------------    --------       -------        -------       -------
                                --------    --------------    --------       -------        -------       -------


     The actual interest rate with respect to the Term Loan Facilities may be higher or lower than the rate set forth above. A change of 0.125% in the interest rate on borrowings under the Term Loan Facilities would change pro forma interest expense by approximately $160,000 for the year ended December 31, 1995 and by approximately $80,000 for the six months ended June 30, 1996.



(v) The adjustment reflects the elimination of certain legal and investment advisory fees paid by Brissette in connection with the sale to the Company.



(w) The adjustment reflects the elimination of income tax expense. The Company is not expected to have income tax expense on a pro forma basis.



(x) The adjustment reflects the dividends paid on the Exchangeable Preferred Stock at a rate of 15.0% per annum paid quarterly for an effective annual rate of 15.9%.



(y) The adjustment reflects the dividends paid on the Seller Junior Discount Preferred Stock at an assumed rate of 7.92% per annum paid quarterly for an effective annual rate of 8.16%.



(z) The adjustment reflects a reduction in program payments and the related amortization to be consistent with the Company's historical program purchase practices.

                            SELECTED FINANCIAL DATA


     The following tables present selected financial data of (i) the Company (including the Transactions as of June 6, 1996), (ii) Stauffer and (iii) Brissette. The following financial information should be read in conjunction with the Consolidated Financial Statements of the Company, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette included elsewhere in this Prospectus.



THE COMPANY (INCLUDING THE TRANSACTIONS AS OF JUNE 6, 1996)


                                                                                                                SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                          JUNE 30,
                                                   --------------------------------------------------------    -------------------
                                                     1991        1992        1993        1994        1995       1995        1996
                                                   --------    --------    --------    --------    --------    -------    --------
                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues(a)...............................   $ 33,608    $ 36,311    $ 38,352    $ 44,221    $ 50,329    $24,059      30,115
  Operating expenses:
      Station operating expenses................     20,309      21,511      22,805      24,810      29,049     13,837      18,236
      Depreciation and amortization.............      5,871       4,428       3,721       3,403       5,041      2,124       4,069
                                                   --------    --------    --------    --------    --------    -------    --------
        Station operating income................      7,428      10,372      11,826      16,008      16,239      8,098       7,810
      Corporate expenses........................        887       1,288       1,249       1,309       1,576        698       1,087
      Special bonus, officer-stockholder........         --          --       1,400          --          --         --          --
                                                   --------    --------    --------    --------    --------    -------    --------
  Operating income..............................      6,541       9,084       9,177      14,699      14,663      7,400       6,723
                                                   --------    --------    --------    --------    --------    -------    --------
  Financial expenses, net:
    Interest expense, net(b):
      Cash interest, net........................     (9,856)     (6,605)     (8,194)     (7,740)    (14,763)    (6,891)     (8,668)
      Other interest............................     (3,923)     (7,774)     (6,161)     (4,905)       (712)      (337)     (1,098)
                                                   --------    --------    --------    --------    --------    -------    --------
        Total interest, net.....................    (13,779)    (14,379)    (14,355)    (12,645)    (15,475)    (7,228)     (9,766)
    Other, net..................................       (905)       (310)        144         (10)         --         --          --
                                                   --------    --------    --------    --------    --------    -------    --------
        Total financial expenses, net...........    (14,684)    (14,689)    (14,211)    (12,655)    (15,475)    (7,228)     (9,766)
                                                   --------    --------    --------    --------    --------    -------    --------
  Net income (loss) before extraordinary item...     (8,143)     (5,605)     (5,034)      2,044        (812)      (172)     (3,043)
  Extraordinary item(c).........................         --          --          --          --       6,864      6,894          --
                                                   --------    --------    --------    --------    --------    -------    --------
  Net income (loss)(d)..........................   $ (8,143)   $ (5,605)   $ (5,034)   $  2,044    $  6,052    $ 7,036    $ (3,043)
                                                   --------    --------    --------    --------    --------    -------    --------
                                                   --------    --------    --------    --------    --------    -------    --------
  Ratio of earnings to fixed charges(e).........         --          --          --         1.2x         --        1.0x         --
CERTAIN FINANCIAL DATA:
  Broadcast cash flow...........................   $ 13,531    $ 14,728    $ 15,546    $ 19,627    $ 21,310    $10,266    $ 11,995
  Broadcast cash flow margin....................       40.3%       40.6%       40.5%       44.4%       42.3%      42.7%       39.8%
  Operating cash flow...........................   $ 12,644    $ 13,440    $ 14,297    $ 18,318    $ 19,734    $ 9,568    $ 10,908
  Operating cash flow margin....................       37.6%       37.0%       37.3%       41.4%       39.2%      39.8%       36.2%

  Amortization of program broadcast rights......   $  2,131    $  1,996    $  2,179    $  2,104    $  2,162    $ 1,082    $  1,302
  Payment for program broadcast rights..........      1,899       2,068       2,180       1,888       2,132      1,038       1,186
  Capital expenditures..........................      1,581       1,458       1,278       1,161       2,008        917       1,334
  Cash payments for Federal income taxes........         --          --          --          --          --         --          --


                                                                         DECEMBER 31,
                                                   --------------------------------------------------------         JUNE 30,
                                                     1991        1992        1993        1994        1995             1996
                                                   --------    --------    --------    --------    --------    -------------------

BALANCE SHEET DATA:
  Total assets..................................   $ 76,111    $ 77,049    $ 72,818    $ 73,621    $114,453                496,662
  Working capital (deficit).....................      1,997         (71)      3,684       1,611      13,665                  8,109
  Total debt(f).................................    107,350     109,439     112,874     107,607     135,767                263,643
  Stockholder's equity (deficit)................    (35,296)    (41,004)    (44,660)    (42,615)    (36,563)               149,883


------------

 (a) Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

 (b) Cash interest, net includes cash interest paid and normal adjustments to accrued interest. Other interest includes accrued interest with respect to warrants to purchase Benedek Broadcasting's common stock, accrued interest with respect to the contingent equity value of Benedek Broadcasting and long-term deferred interest, accrued interest added to long-term debt balances, deferred loan amortization and accretion of discounts.


 (c) The Company recorded an extraordinary gain from the early extinguishment of debt comprised of a gain of $11.1 million reduced by losses of $2.7 million of prepayment premiums and contingent payments and $1.5 million of unamortized debt discount and deferred loan costs.


 (d) Benedek Broadcasting has historically elected to be taxed as an S Corporation for Federal and state income tax purposes. Accordingly, the sole stockholder of Benedek Broadcasting has been responsible for the payment of income taxes on Benedek Broadcasting's taxable income. Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance. Benedek Broadcasting's election to be taxed as an S Corporation terminated automatically upon the consummation of the Transactions.


 (e) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For each of the four years ended December 31, 1991, 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $8.1 million, $5.6 million, $5.0 million and $0.8 million, respectively. For the year ended December 31, 1994 the ratio of earnings to fixed charges was 1.2 to 1.0. For the six months ended June 30, 1995 the ratio of earnings to fixed charges was 1.0 to 1.0. For the six months ended June 30, 1996, earnings were insufficient to cover fixed charges by $3.0 million. The Company's net income (loss) includes certain non-cash charges as follows:



                                                                                                                    SIX MONTHS ENDED
                                                                            YEAR ENDED DECEMBER 31,                     JUNE 30,
                                                               -------------------------------------------------    ----------------
                                                                1991       1992       1993       1994      1995      1995      1996
                                                               -------    -------    -------    ------    ------    ------    ------
                                                                                      (DOLLARS IN THOUSANDS)
Non-cash interest............................................. $ 3,923    $ 7,774    $ 6,161    $4,905    $  712    $  337    $1,098
Depreciation and amortization of intangibles..................   5,871      4,428      3,721     3,403     5,041     2,124     4,069
Provision for loss on note receivable.........................     905        310         --        --        --        --        --
Special bonus, officer-stockholder............................      --         --      1,400        --        --        --        --
                                                               -------    -------    -------    ------    ------    ------    ------
                                                               $10,699    $12,512    $11,282    $8,308    $5,753    $2,461    $5,167
                                                               -------    -------    -------    ------    ------    ------    ------
                                                               -------    -------    -------    ------    ------    ------    ------


 (f) Total debt is defined as notes payable and capital leases payable (including the current portion thereof), net of discount.

STAUFFER(a)


                                                                                                                PERIOD
                                                                                                              JANUARY 1,
                                                                  YEAR ENDED DECEMBER 31,       SIX MONTHS     1996 TO
                                                               -----------------------------    ENDED JUNE     JUNE 6,
                                                                1993       1994       1995       30, 1995        1996
                                                               -------    -------    -------    ----------    ----------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.............................................  $16,661    $19,081    $17,317      $8,624        $7,341
    Operating expenses:
        Station operating expenses...........................   13,327     13,422     13,534       6,501         6,094
        Depreciation and amortization........................    2,264      2,304      2,229       1,136           974
                                                               -------    -------    -------    ----------    ----------

            Station operating income.........................    1,070      3,355      1,554         987           273
        Corporate expenses...................................       --         --         --          --            --
                                                               -------    -------    -------    ----------    ----------
    Operating income.........................................  $ 1,070    $ 3,355    $ 1,554      $  987        $  273
                                                               -------    -------    -------    ----------    ----------
                                                               -------    -------    -------    ----------    ----------
CERTAIN FINANCIAL DATA:
    Broadcast cash flow......................................  $ 3,285    $ 5,623    $ 4,000      $2,168        $1,390
    Broadcast cash flow margin...............................     19.7%      29.5%      23.1%       25.1%         18.9%

    Operating cash flow......................................  $ 3,285    $ 5,623    $ 4,000      $2,168        $1,390
    Operating cash flow margin...............................     19.7%      29.5%      23.1%       25.1%         18.9%

    Amortization of program broadcast rights.................  $ 1,277    $ 1,045    $ 1,025      $  496        $  491
    Payments for program broadcast rights....................    1,326      1,081        808         451           348
    Capital expenditures.....................................    1,182        934        406         290            93


------------


 (a) Reclassification entries have been made to the financial statements for consistent presentation with the Company.


BRISSETTE(a)


                                                                                                                     PERIOD
                                                                                                                   JANUARY 1,
                                                         YEAR ENDED DECEMBER 31,                     SIX MONTHS     1996 TO
                                         --------------------------------------------------------    ENDED JUNE     JUNE 6,
                                           1991        1992        1993        1994        1995       30, 1995        1996
                                         --------    --------    --------    --------    --------    ----------    ----------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues........................ $ 43,817    $ 46,414    $ 44,404    $ 49,530    $ 51,326     $ 25,427      $ 22,439
    Operating expenses:
        Station operating expenses......   23,470      23,791      23,511      25,667      27,515       12,970        12,875
        Depreciation and amortization...   13,334      12,881       8,116       6,551       6,252        3,147         2,954
                                         --------    --------    --------    --------    --------    ----------    ----------
            Station operating income....    7,013       9,742      12,777      17,312      17,559        9,310         6,610
        Management fee paid to
          affiliate(b)..................    2,650       4,365          --          --          --           --            --
        Corporate expenses..............    2,204       1,655       1,487       1,895       2,307          954         3,303
                                         --------    --------    --------    --------    --------    ----------    ----------
    Operating income.................... $  2,159    $  3,722    $ 11,290    $ 15,417    $ 15,252     $  8,356      $  3,307
                                         --------    --------    --------    --------    --------    ----------    ----------
                                         --------    --------    --------    --------    --------    ----------    ----------
CERTAIN FINANCIAL DATA:
    Broadcast cash flow................. $ 20,688    $ 22,613    $ 20,927    $ 24,065    $ 23,856     $ 12,455      $  9,441
    Broadcast cash flow margin..........     47.2%       48.7%       47.1%       48.6%       46.5%        49.0%         42.1%

    Operating cash flow................. $ 18,484    $ 20,958    $ 19,440    $ 22,170    $ 21,549     $ 11,501      $  6,138
    Operating cash flow margin..........     42.2%       45.1%       43.8%       44.8%       42.0%        45.2%         27.4%

    Amortization of program broadcast
      rights............................ $  2,709    $  1,987    $  1,743    $  1,757    $  1,684     $    758      $    865
    Payments for program broadcast
      rights............................    2,368       1,997       1,709       1,555       1,639          760           988
    Capital expenditures................    2,466       1,280       2,217       1,559       2,748          913           935


------------


 (a) Reclassification entries have been made to the financial statements for consistent presentation with the Company.


 (b) Brissette paid management fees to an affiliated company for expenses relating to payroll, rent and other corporate expenses. Operating cash flow and operating cash flow margin are calculated prior to any reduction for such management fees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The operating revenues of Benedek Broadcasting are derived primarily from the sale of advertising time and, to a lesser extent, from compensation paid by the networks for broadcasting network programming and from barter transactions for goods and services. Revenue depends on the ability of Benedek Broadcasting to provide popular programming which attracts audiences in the demographic groups targeted by advertisers, thereby allowing Benedek Broadcasting to sell advertising time at satisfactory rates. Revenue also depends significantly on factors such as the national and local economy and the level of local competition.

     Approximately 59.2% of the gross revenues of the Benedek Stations in 1995 was generated from local and regional advertising, which is sold primarily by a Station's sales staff, and the remainder of the advertising revenues is comprised primarily of national advertising, which is sold by national sales representatives retained by Benedek Broadcasting. Benedek Broadcasting generally pays commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Net revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

     Local/regional advertising and national advertising constitute the largest categories of Benedek Broadcasting's operating revenues and represent approximately 86.0% of gross revenues in each of the last three fiscal years. Although relatively constant as a total percentage of gross revenues, the mix of advertising revenue can vary depending on the level of political advertising revenue. Excluding political advertising revenue, the percentage of gross revenues attributable to local/regional advertising and national advertising of Benedek Broadcasting in 1993, 1994 and 1995 was 88.9%, 88.8% and 87.4%, respectively. The decrease in 1995 was the result of an increase in network compensation of $0.8 million or 36.5%, representing 5.6% of gross revenues (excluding political advertising revenues) in 1995 as compared to 4.8% of gross revenues (excluding political advertising revenues) in 1994.

     In 1995, Benedek Broadcasting reported net revenues of $50.3 million compared to net revenues of $44.2 million in 1994 and $38.4 million in 1993. Benedek Broadcasting had net income of $6.1 million (after an extraordinary gain of $6.9 million) in 1995 and $2.0 million in 1994, compared to a loss of $5.0 million in 1993. Operating cash flow in 1995 was $19.7 million compared to $18.3 million in 1994 and $14.3 million in 1993. Benedek Broadcasting's net revenues and operating cash flow have increased every year since 1989 with the exception of 1991. In 1991, the television industry experienced an absolute decline in revenues for the first time since the early 1970s when cigarette advertising on television was prohibited by Congress. Benedek Broadcasting's revenue growth in the last three years can be attributed to greater demand for advertising time on the part of local and national advertisers and increases in unit rates and to the acquisition of the Dothan Station in March 1995.

     In December 1995, Benedek Broadcasting entered into new long-term affiliation agreements with CBS effective retroactive to July 1, 1995. In connection with such arrangements, CBS paid Benedek Broadcasting bonus payments of $2.5 million in the fourth quarter of 1995 and $2.5 million in the first quarter of 1996. These payments will be recognized as revenue by the Company at the rate of $0.5 million per year over the ten-year term of the affiliation agreements. In connection with these payments, Benedek Broadcasting also agreed with CBS that, upon the consummation of the Acquisitions, the terms of the affiliation agreements for the Acquired Stations which are CBS affiliates would be extended through 2005.

     Benedek Broadcasting's primary operating expenses are employee compensation, programming and depreciation and amortization. Changes in compensation expense result primarily from adjustments to fixed salaries based on employee performance and inflation and, to a lesser extent, from changes in sales commissions paid based on levels of advertising revenues. Programming expense consists primarily of amortization of program rights. Benedek Broadcasting purchases first run and off-network syndicated programming on an on-going basis and has a policy of closely matching payments for and amortization of program rights in each period. A network-affiliated station receives approximately two-thirds of its required daily programming from the network at no cost. Depreciation and amortization expense has generally declined from period to period as assets acquired at the time of the acquisition of a station are fully depreciated. However, for 1995 depreciation and amortization increased $1.3 million due to the acquisition of the Dothan Station. Barter expense generally offsets barter revenue and reflects the fair market value of goods and services received. Benedek Broadcasting's operating expenses in 1993, 1994 and 1995 (excluding depreciation and amortization and a non-cash special bonus paid to the sole stockholder of Benedek Broadcasting in 1993) have remained fairly constant and represent approximately 60.9% of net revenues in each such year.

     On March 31, 1995, Benedek Broadcasting acquired for a cash purchase price of $28.7 million substantially all of the assets (excluding cash and accounts receivable) of the Dothan Station which is the CBS affiliate serving both Dothan, Alabama and Panama City, Florida.


     The Company has included operating cash flow data because such data is used by certain investors to measure a company's ability to service debt. Operating cash flow is defined as operating income before financial income as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights. Operating cash flow is used to pay principal and interest on long-term debt and to fund capital expenditures. Operating cash flow does not purport to represent cash provided by operating activities as reflected in the Company's Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


RESULTS OF OPERATIONS


     The following table sets forth certain pro forma financial and operating data for the Company for the year ended December 31, 1995 and the six months ended June 30, 1996 giving effect to the Transactions as if the Transactions had been consummated at January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the six months ended June 30, 1996:



                                                                          YEAR ENDED     SIX MONTHS ENDED
                                                                       DECEMBER 31, 1995   JUNE 30, 1996
                                                                       ----------------- -----------------
                                                                           PRO FORMA         PRO FORMA
                                                                       ----------------- -----------------
                                                                             (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional...................................................  $ 78,769     56.7% $38,126    55.3  %
    National.........................................................    42,316     30.5  20,708    30.0
    Political........................................................     1,389      1.0   1,647     2.4
    Network..........................................................     9,689      7.0   5,044     7.3
    Barter...........................................................     4,046      2.9   1,963     2.9
    Other............................................................     2,661      1.9   1,426     2.1
                                                                       --------    ----- -----------------
Gross revenues.......................................................   138,870    100.0%  68,914   100.0  %
                                                                                   -----         ---------
                                                                                   -----         ---------
    Agency and national sales representative commissions.............    17,525            8,955
                                                                       --------          --------
Net revenues.........................................................   121,345           59,959
                                                                       --------          --------
Operating expenses:
    Compensation expense and payroll taxes(a)........................    39,198           21,148
    Amortization of program broadcast rights.........................     4,853            2,658
    Depreciation and amortization....................................    27,625           14,287
    Barter...........................................................     3,574            1,399
    Other(b).........................................................    21,669           10,068
                                                                       --------          --------
                                                                         96,919           49,560
                                                                       --------          --------
Station operating income.............................................    24,426           10,399
    Corporate expenses...............................................     1,900              950
Operating income.....................................................    22,526            9,449
Financial (expense), net.............................................   (40,986)         (21,115 )
                                                                       --------          --------
Net income (loss) before extraordinary item..........................   (18,460)         (11,666 )
Extraordinary item, gain (loss) on early extinguishment of debt......     6,864               --
                                                                       --------          --------
Net income (loss)....................................................  $(11,596)         $(11,666)
                                                                       --------          --------
                                                                       --------          --------
Broadcast cash flow..................................................  $ 54,422          $23,790
Broadcast cash flow margin...........................................      43.2%            39.7 %

Operating cash flow..................................................  $ 50,522          $22,840
Operating cash flow margin...........................................      41.6%            38.1 %


------------
 (a) Does not include corporate overhead.
 (b) Includes   utilities,  insurance  and   other  general  and  administrative
     expenses.

     The following table sets forth certain historical financial and operating data for the periods indicated:


  THE COMPANY (INCLUDING THE TRANSACTIONS AS OF JUNE 6, 1996)



                                                 YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                 -------------------------------------------------------     -----------------------------------
                                      1993                1994                1995                1995                1996
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional...........    $26,844    60.6%    $29,622    58.1%    $34,111    59.2%    $16,431    59.6%    $19,560    56.9%
    National.................     12,164    27.4      13,406    26.3      15,456    26.8       7,692    27.9       9,355    27.2
    Political................        394     0.9       2,662     5.2         923     1.6         221     0.8         849     2.5
    Network..................      2,280     5.1       2,320     4.5       3,166     5.5       1,378     5.0       2,372     6.9
    Barter...................      1,829     4.1       2,076     4.1       2,943     5.1       1,362     4.9       1,602     4.7
    Other....................        817     1.9         940     1.8       1,035     1.8         506     1.8         638     1.8
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross revenues...............     44,328   100.0%     51,026   100.0%     57,634   100.0%     27,590   100.0%     34,376   100.0%
                                           -----               -----               -----               -----               -----
                                           -----               -----               -----               -----               -----
    Agency and national sales
      representative
      commissions............      5,976               6,805               7,305               3,531               4,261
                                 -------             -------             -------             -------             -------
Net revenues.................     38,352              44,221              50,329              24,059              30,115
                                 -------             -------             -------             -------             -------
Operating expenses:
    Compensation expense and
      payroll taxes(a).......     12,106              13,165              15,410               7,362               9,881
    Amortization of program
      broadcast rights.......      2,179               2,104               2,162               1,082               1,303
    Depreciation and
      amortization...........      3,721               3,403               5,041               2,124               4,069
    Special bonus, officer-
      stockholder............      1,400                  --                  --                  --                  --
    Barter...................      1,737               1,766               2,414               1,037               1,105
    Other(b).................      6,783               7,775               9,063               4,356               5,947
                                 -------             -------             -------             -------             -------
                                  27,926              28,213              34,090              15,961              22,305
                                 -------             -------             -------             -------             -------
Station operating income.....     10,426              16,008              16,239               8,098               7,810
    Corporate expenses.......      1,249               1,309               1,576                 698               1,087
                                 -------             -------             -------             -------             -------
Operating income.............      9,177              14,699              14,663               7,400               6,723
Financial (expenses), net....    (14,211)            (12,655)            (15,475)             (7,228)             (9,766)
                                 -------             -------             -------             -------             -------
Net income (loss) before
  extraordinary item.........     (5,034)              2,044                (812)                172              (3,043)
Extraordinary item, gain on
  early extinguishment of
  debt.......................         --                  --               6,864               6,864                  --
                                 -------             -------             -------             -------             -------
Net income (loss)............    $(5,034)            $ 2,044             $ 6,052             $ 7,036             $(3,043)
                                 -------             -------             -------             -------             -------
                                 -------             -------             -------             -------             -------

Broadcast cash flow..........    $15,546             $19,627             $21,310             $10,266             $11,995
Broadcast cash flow margin...       40.5%               44.4%               42.3%               42.7%               39.8%

Operating cash flow..........    $14,297             $18,318             $19,734             $ 9,568             $10,908
Operating cash flow margin...       37.3%               41.4%               39.2%               39.8%               36.2%


------------

 (a) Does not include corporate overhead or special bonus.

 (b) Includes   utilities,  insurance  and   other  general  and  administrative
     expenses.

     The following table contains a summary of the Company's historical operations as a percentage of net revenues and the percentage change in the dollar amounts as compared to prior periods:



                                               PERCENTAGE OF NET REVENUES                     PERIOD TO PERIOD
                                        -----------------------------------------            PERCENTAGE CHANGES
                                                                                     ----------------------------------
                                                 YEAR                SIX MONTHS                             SIX MONTHS
                                                 ENDED             ENDED JUNE 30,       FISCAL YEARS          ENDED
                                             DECEMBER 31,                            ------------------      JUNE 30,
                                        -----------------------    --------------    1994 VS    1995 VS        1996
                                        1993     1994     1995     1995     1996      1993       1994        VS 1995
                                        -----    -----    -----    -----    -----    -------    -------    ------------
Net revenues.........................   100.0%   100.0%   100.0%   100.0%   100.0%     15.3 %     13.8%         25.2%
                                        -----    -----    -----    -----    -----
Operating expenses:
    Compensation expense and payroll
      taxes..........................    31.6     29.8     30.6     30.6     32.8       8.7       17.1          34.2
    Amortization of program broadcast
      rights.........................     5.7      4.8      4.3      4.5      4.3      (3.4 )      2.8          20.4
    Depreciation and amortization....     9.7      7.7     10.0      8.8     13.5      (8.5 )     48.2          91.6
    Special bonus,
      officer-stockholder............     3.7       --       --       --       --    (100.0 )       --            --
    Barter...........................     4.5      4.0      4.8      4.3      3.7       1.7       36.7           6.6
    Other............................    17.7     17.6     18.1     18.1     19.8      14.6       16.6          36.5
                                        -----    -----    -----    -----    -----
                                         72.9     63.9     67.8     66.3     74.1       1.0       20.8          39.7
                                        -----    -----    -----    -----    -----

Station operating income.............    27.1     36.2     32.2     33.7     25.9      53.5        1.4          (3.6)
    Corporate expenses...............     3.2      3.0      3.1      2.9      3.6       4.8       20.4          55.7
                                        -----    -----    -----    -----    -----
Operating income.....................    23.9     33.2     29.1     30.8     22.3      60.2       (0.3)         (9.1)
Financial (expenses), net............   (37.0)   (28.6)   (30.7)   (30.1)   (32.4)    (10.9 )     22.3          35.1
                                        -----    -----    -----    -----    -----
Net income (loss)....................    13.1)%    4.6%    (1.6)%    0.7%   (10.1)%      --         --            --
                                        -----    -----    -----    -----    -----
                                        -----    -----    -----    -----    -----

Broadcast cash flow..................    40.5%    44.4%    42.3%    42.7%    39.8%     26.2 %      8.6%         16.8%

Operating cash flow..................    37.3%    41.4%    39.2%    39.8%    36.2%     28.1 %      7.7%         14.0%


     The following tables set forth certain historical financial and operating data for Stauffer and Brissette for the periods indicated:


  STAUFFER(a)

                                                                                                                       PERIOD
                                                                                                  SIX MONTHS         JANUARY 1,
                                                    YEAR ENDED DECEMBER 31,                         ENDED             1996 TO
                                    -------------------------------------------------------        JUNE 30,           JUNE 6,
                                         1993                1994                1995                1995               1996
                                    ---------------     ---------------     ---------------     --------------     --------------
                                                                       (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional..............    $11,795    61.7%    $11,944    53.7%    $12,061    60.5%    $6,029    60.6%    $4,890    57.9%
    National....................      5,220    27.3       6,042    27.2       5,646    28.3      2,933    29.4      2,363    28.0
    Political...................         78     0.4       2,223    10.0          87     0.4          5      --        209     2.5
    Network.....................      1,292     6.8       1,305     5.9       1,492     7.5        694     7.0        688     8.1
    Barter......................         --                  --                  --      --         --      --         --      --
    Other.......................        730     3.8         706     3.2         652     3.3        296     3.0        295     3.5
                                    -------   -----     -------   -----     -------   -----     ------   -----     ------   -----
Gross revenues..................     19,115   100.0%     22,220   100.0%     19,938   100.0%     9,957   100.0%     8,445   100.0%
                                              -----               -----               -----              -----              -----
                                              -----               -----               -----              -----              -----
    Agency and national sales
      representative
      commissions...............      2,454               3,139               2,621              1,333              1,104
                                    -------             -------             -------             ------             ------
Net revenues....................     16,661              19,081              17,317              8,624              7,341
                                    -------             -------             -------             ------             ------
Operating expenses:
    Compensation expense and
      payroll taxes(b)..........      7,542               7,718               7,904              3,775              3,461
    Amortization of program
      broadcast rights..........      1,277               1,045               1,025                496                491
    Depreciation and
      amortization..............      2,264               2,304               2,229              1,136                974
    Barter......................         --                  --                  --                 --                 --
    Other(c)....................      4,508               4,659               4,606              2,230              2,142
                                    -------             -------             -------             ------             ------
                                     15,591              15,726              15,763              7,637              7,068
                                    -------             -------             -------             ------             ------
Station operating income
  (loss)........................      1,070               3,355               1,554                987                273
    Corporate expenses..........         --                  --                  --                 --                 --
                                    -------             -------             -------             ------             ------
Operating Income (loss).........    $ 1,070             $ 3,355             $ 1,554             $  987             $  273
                                    -------             -------             -------             ------             ------
                                    -------             -------             -------             ------             ------

Broadcast cash flow.............    $ 3,285             $ 5,623             $ 4,000             $2,168             $1,390
Broadcast cash flow margin......       19.7%               29.5%               23.1%              25.1%              18.9%

Operating cash flow.............    $ 3,285             $ 5,623             $ 4,000             $2,168             $1,390
Operating cash flow margin......       19.7%               29.5%               23.1%              25.1%              18.9%


------------

 (a) Reclassification entries have been made to the financial statements for consistent presentation with the Company.

 (b) Does not include corporate overhead.
 (c) Includes  utilities,  insurance  and   other  general  and   administrative
     expenses.

  BRISSETTE(a)

                                                                                                                     PERIOD
                                                                                               SIX MONTHS          JANUARY 1,
                                                 YEAR ENDED DECEMBER 31,                          ENDED              1996 TO
                                 -------------------------------------------------------        JUNE 30,             JUNE 6,
                                      1993                1994                1995                1995                1996
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional...........    $28,214    54.9%    $30,091    52.1%    $31,575    53.5%    $15,435    52.9%    $13,676    52.4%
    National.................     17,730    34.5      19,391    33.6      20,617    34.9      10,623    36.4       8,991    34.4
    Political................        403     0.8       3,536     6.1         379     0.6         149     0.5         589     2.3
    Network..................      3,163     6.2       3,094     5.4       4,589     7.8       2,144     7.4       1,984     7.6
    Barter...................        569     1.1         686     1.2         903     1.5         329     1.1         360     1.4
    Other....................      1,273     2.5         941     1.6         990     1.7         483     1.7         493     1.9
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross revenues...............     51,352   100.0%     57,739   100.0%     59,053   100.0%     29,163   100.0%     26,093   100.0%
                                           -----               -----               -----               -----               -----
                                           -----               -----               -----               -----               -----
    Agency and national sales
      representative
      commissions............      6,948               8,209               7,727               3,736               3,654
                                 -------             -------             -------             -------             -------
Net revenues.................     44,404              49,530              51,326              25,427              22,439
                                 -------             -------             -------             -------             -------
Operating expenses:
    Compensation expense and
      payroll taxes(b).......     13,855              15,494              16,647               7,937               7,629
    Amortization of program
      broadcast rights.......      1,743               1,757               1,684                 758                 865
    Depreciation and
      amortization...........      8,116               6,551               6,252               3,147               2,954
    Special deferred
      compensation...........         44                 196                 616                  --                  --
    Barter...................        495                 877                 903                 355                 294
    Other(c).................      7,374               7,343               7,665               3,920               4,087
                                 -------             -------             -------             -------             -------
                                  31,627              32,218              33,767              16,117              15,829
                                 -------             -------             -------             -------             -------
Station operating income.....     12,777              17,312              17,559               9,310               6,610
    Corporate expenses.......      1,487               1,895               2,307                 954               3,303
                                 -------             -------             -------             -------             -------
Operating income.............    $11,290             $15,417             $15,252             $ 8,356             $ 3,307
                                 -------             -------             -------             -------             -------
                                 -------             -------             -------             -------             -------

Broadcast cash flow..........    $20,927             $24,065             $23,856             $12,455             $ 9,441
Broadcast cash flow margin...       47.1%               48.6%               46.5%               49.0%               42.0%

Operating cash flow..........    $19,440             $22,170             $21,549             $11,501             $ 6,138
Operating cash flow margin...       43.8%               44.8%               42.0%               45.2%               27.4%


------------


 (a) Reclassification entries have been made to the financial statements for consistent presentation with the Company.


 (b) Does not include corporate overhead.

 (c) Includes  utilities,  insurance  and   other  general  and   administrative
     expenses.

THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE MONTHS ENDED JUNE 30, 1995



     Net revenues for the three months ended June 30, 1996 increased $4.5 million or 32.5% to $18.4 million from $13.9 million for the three months ended June 30, 1995 primarily as a result of the acquisition on June 6, 1996 of the Acquired Stations which increased net revenue by $5.0 million. On a proforma basis, giving effect to the acquisition ('Same Station') net revenues for the three months ended June 30, 1996 remained flat from the three months ended June 30, 1995. On a Same Station basis, political advertising revenue for the three months ended June 30, 1996 increased by $0.4 million to $0.7 million. Gross revenues on a Same Station basis excluding political advertising revenue decreased $0.3 million or 0.7% from the three months ended June 30, 1995.



     Operating expenses for the three months ended June 30, 1996 increased $4.8 million or 52.8% to $14.0 million from $9.2 million for the three months ended June 30, 1995. Of the increase in operating expenses, $2.7 million was attributable to the acquisition of the Acquired Stations. As a percentage of net revenues, operating expenses increased to 75.9% from 65.8% in the three months ended June 30, 1995, primarily as a result of an increase of $1.4 million in depreciation and amortization expense. On a Same Station basis, operating expenses for the three months ended June 30, 1996 increased $1.6 million or 6.5% from the three months ended June 30, 1995. Operating expenses as a percentage of net revenues on a Same Station basis increased from 76.5% for the three months ended June 30, 1995 to 81.4% in the three months ended June 30, 1996.



     Operating income for the three months ended June 30, 1996 decreased $0.3 million or 6.5% to $4.4 million from $4.7 million for the three months ended June 30, 1995.



     Financial (expenses), net for the three months ended June 30, 1996 increased $1.5 million or 36.8% to $5.7 million from $4.2 million in the three months ended June 30, 1995, due to the Company's higher debt level following the offering of the Senior Secured Notes in March 1995.



     Net loss for the three months ended June 30, 1996 was $1.3 million as compared to net income of $0.6 million for the three months ended June 30, 1995.



     Broadcast cash flow for the three months ended June 30, 1996 increased $1.5 million or 23.8% to $7.8 million from $6.3 million for the three months ended June 30, 1995 primarily as a result of the acquisition of the Acquired Stations. As a percentage of net revenues, broadcast cash flow margin decreased to 42.2% for the three months ended June 30, 1996 from 45.6% for the three months ended June 30, 1995. On a Same Station basis, broadcast cash flow for the three months ended June 30, 1996 decreased $1.7 million or 11.3% to $13.2 million from $14.7 million for the three months ended June 30, 1995. As a percentage of net revenues, broadcast cash flow margin decreased to 40.8% for the three months ended June 30, 1996 from 46.1% for the three months ended June 30, 1995. The decrease in broadcast cash flow and broadcast cash flow margin for the three month period ended June 30, 1996 was primarily related to an increase in operating expenses used in determining broadcast cash flow. Such expenses increased by $1.3 million or 12.8% at the Acquired Stations for the three months ended June 30, 1996 from the comparable period in 1995 and by $0.4 million or 5.4% at the Company's previously owned stations.



SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



     Net revenues for the six months ended June 30, 1996 increased $6.1 million or 25.2% to $30.1 million from $24.0 million for the six months ended June 30, 1995 primarily as a result of the acquisition on June 6, 1996 of the Acquired Stations which increased net revenue by $5.0 million. On a Same Station basis, net revenues for the six months ended June 30, 1996 increased $0.1 million or 0.2% from the six months ended June 30, 1995. Political advertising revenue for the six months ended June 30, 1996 increased by $1.3 million to $1.6 million. Gross revenues on a Same Station basis excluding political advertising revenue decreased $1.0 million or 1.5% from the six months ended June 30, 1995. For the Benedek Stations, net revenues declined from the six months ended June 30, 1995 primarily as a result of the performance of the Benedek Stations affiliated with the CBS network. The share of viewers of such CBS affiliates also declined during such period. As a group, the net revenues of the

Company's CBS-affiliated Benedek Stations decreased 8.8% from the six months ended June 30, 1995 and the net revenue of the Benedek Stations affiliated with ABC and NBC increased 2.8%.



     Operating expenses for the six months ended June 30, 1996 increased $6.7 million or 40.4% to $23.4 million from $16.7 million for the six months ended June 30, 1995. As a percentage of net revenues, operating expenses increased to 77.8% from 69.2% in the six months ended June 30, 1995, as a result of the acquisition of the Acquired Stations. On a Same Station basis, operating expenses for the six months ended June 30, 1996 increased $2.5 million or 5.2% from the six months ended June 30, 1995. Operating expenses as a percentage of net revenues on a Same Station basis increased from 82.1% for the six months ended June 30, 1995 to 86.2% in the six months ended June 30, 1996.



     Operating income for the six months ended June 30, 1996 decreased $0.7 million or 9.1% to $6.7 million from $7.4 million for the six months ended June 30, 1995.



     Financial (expenses), net for the six months ended June 30, 1996 increased $2.5 million or 35.1% to $9.8 million from $7.2 million in the six months ended June 30, 1995 due to the Company's higher debt level following the offering of the Senior Secured Notes in March 1995.



     Net loss for the six months ended June 30, 1996 was $3.0 million as compared to net income of $7.0 million for the six months ended June 30, 1995 primarily as a result of an extraordinary gain of $6.9 million on the early extinguishment of debt.



     Broadcast cash flow for the six months ended June 30, 1996 increased $1.7 million or 16.9% to $12.0 million from $10.3 million for the six months ended June 30, 1995 primarily as a result of the acquisition on June 6, 1996 of the Acquired Stations. As a percentage of net revenues, broadcast cash flow margin decreased to 39.8% for the six months ended June 30, 1996 from 42.7% for the six months ended June 30, 1995. On a Same Station basis, broadcast cash flow for the six months ended June 30, 1996 decreased $2.2 million or 8.6% to $22.9 million from $25.0 million for the six months ended June 30, 1995. As a percentage of net revenues, broadcast cash flow margin decreased to 38.1% for the six months ended June 30, 1996 from 41.8% for the six months ended June 30, 1995.



     The decrease in broadcast cash flow and broadcast cast flow margin for the six month period ended June 30, 1996 was primarily related to an increase in operating expense used in determining broadcast cash flow. Such expenses increased by $2.2 million or 11.2% at the Acquired Stations for the six month period ended June 30, 1996 from the comparable period in 1995, while such operating expenses at the Company's previously owned stations remained flat.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


     Net revenues for the year ended December 31, 1995 increased $6.1 million or 13.8% to $50.3 million from $44.2 million for the year ended December 31, 1994. Of this increase, $5.0 million was attributable to the acquisition in March 1995 of the Dothan Station. For the eight Benedek Stations owned by Benedek Broadcasting for all of 1994 and 1995, net revenues for the year ended December 31, 1995 increased $1.1 million or 2.4% from the year ended December 31, 1994. For such Benedek Stations, political advertising revenue for the year ended December 31, 1995 decreased $1.8 million or 66.7% to $0.9 million from $2.7 million for the year ended December 31, 1994. Gross revenues for such Benedek Stations excluding political advertising revenue increased $2.7 million or 5.6% from 1994 to 1995. In addition, for such Benedek Stations, net revenues increased slightly and the related station share of viewers generally declined from the year ended December 31, 1994 primarily as a result of the performance of the Benedek Stations affiliated with the CBS network. As a group, the CBS-affiliated Benedek Stations decreased 1.7% from the year ended December 31, 1994 and the net revenues of the Benedek Stations affiliated with ABC and NBC increased 4.8%.


     Operating expenses for the year ended December 31, 1995 increased $6.1 million or 20.8% to $35.7 million from $29.5 million for the year ended December 31, 1994. Of the increase in operating expenses, $4.4 million was attributable to the acquisition of the Dothan Station. As a percentage of net revenues, operating expenses increased to 70.9% from 66.8% in the year ended December 31, 1994, primarily as a result of an increase of $1.6 million in depreciation and amortization expense. For the eight Benedek Stations owned by Benedek
Broadcasting for all of 1994 and 1995, operating expenses for the year ended December 31, 1995 increased $1.7 million or 5.6% from the year ended

December 31, 1994. For such Benedek Stations, payroll expense remained relatively constant at approximately 30.0% of net revenues. Operating expenses as a percentage of net revenues for such Benedek Stations increased from 66.8% for fiscal 1994 to 68.9% in fiscal 1995, primarily as a result of an increase in depreciation and amortization from 7.7% to 7.9% of net revenues and an increase in barter transactions, primarily related to programming and promotion, from 4.0% to 5.0% of net revenues.

     Operating income for the years ended December 31, 1995 and 1994 remained flat at $14.7 million as a result of the above factors.

     Financial (expenses), net for the year ended December 31, 1995 increased $2.8 million or 22.3% to $15.5 million from $12.7 million in the year ended December 31, 1994 due to Benedek Broadcasting's higher debt level following the offering of the Senior Secured Notes in March 1995.

     Net income for the year ended December 31, 1995 increased to $6.1 million from $2.0 million for the year ended December 31, 1994 primarily as a result of a gain of $6.9 million on the early extinguishment of debt. This gain resulted from the refinancing of Benedek Broadcasting's debt from the proceeds of the offering of the Senior Secured Notes in March 1995.

     Operating cash flow for the year ended December 31, 1995 increased $1.4 million or 7.7% to $19.7 million from $18.3 million for the year ended December 31, 1994 primarily as a result of the acquisition of the Dothan Station. As a percentage of net revenues, operating cash flow decreased to 39.2% for the year ended December 31, 1995 from 41.4% for the year ended December 31, 1994. For the eight Benedek Stations owned by Benedek Broadcasting for all of 1994 and 1995, operating cash flow for the year ended December 31, 1995 decreased $0.6 million or 3.5% from the year ended December 31, 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net revenues for the year ended December 31, 1994 increased $5.9 million or 15.3% to $44.2 million from $38.4 million for the year ended December 31, 1993. The growth in net revenues resulted from increases in advertising expenditures by local/regional and national advertisers as advertisers anticipated continued economic recovery and increases in political advertising expenditures during the 1994 election year.

     Operating expenses for the year ended December 31, 1994 increased $1.7 million or 6.3% to $29.5 million from $27.8 million for the year ended December 31, 1993, excluding the special bonus. As a percentage of net revenues, operating expenses declined to 66.8% in the year ended December 31, 1994 from 72.4% in the year ended December 31, 1993, excluding the special bonus, primarily as a result of the greater rate of increase in net revenues than in compensation expense. Compensation expense in the year ended December 31, 1994 increased $1.1 million or 8.7% from the year ended December 31, 1993 due to overall salary increases and increases in commission expense resulting from higher advertising sales. Amortization of program rights and corporate expenses during such periods remained relatively constant.

     Operating income for the year ended December 31, 1994 increased $4.1 million or 40.0% to $14.7 million from $10.6 million for the year ended December 31, 1993, excluding the special bonus. This increase resulted from the greater rate of increase in net revenues than in compensation expense.

     Financial (expenses), net for the year ended December 31, 1994 decreased $1.6 million or 10.9% to $12.7 million from $14.2 million for the year ended December 31, 1993 due primarily to a net reduction in the amount of non-cash interest accrued in respect of warrants held by certain of Benedek Broadcasting's lenders which were restructured in 1993, offset in part by $1.0 million of interest accrued in respect of a contingent payment due to another of Benedek Broadcasting's lenders based upon the appreciation in the equity value of certain of the Benedek Stations.

     Net income (loss) for the year ended December 31, 1994 increased to income of $2.0 million from a loss of $5.0 million for the year ended December 31, 1993 as a result of the factors described above.

     Operating cash flow for the year ended December 31, 1994 increased $4.0 million or 28.1% to $18.3 million from $14.3 million for the year ended December 31, 1993 primarily as a result of the increase in net revenues. As a percentage of net revenues, operating cash flow increased to 41.4% for the year ended December 31, 1994 from 37.3% for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES


     Cash Flows from Operating Activities is the primary source of liquidity for Benedek Broadcasting and were $7.6 million for the six months ended June 30, 1996 compared to $(0.8) million for the six months ended June 30, 1995. For the six months ended June 30, 1996 cash flows from operating activities primarily resulted from a $4.6 million decrease in receivables, which included $2.5 million from the bonus payment from CBS, offset by a decrease in accrued interest of $4.0 million. For the six months ended June 30, 1995 cash flows from operating activities primarily resulted from the refinancing of substantially all of Benedek Broadcasting's existing long-term debt in March 1995 and the payment of $4.4 million of deferred and contingent interest and $2.7 million of prepayment premiums. In addition, cash used by operations included $6.9 million of non-cash gain on early extinguishment of debt.


     Cash flows from operating activities were $3.3 million in 1995 compared to $10.5 million in 1994. The 1995 cash flows from operating activities primarily resulted from an increase in accounts payable and accrued expenses of $4.7 million and an increase in deferred revenue of $4.8 million from the bonus payment from CBS, offset by a $4.6 million increase in accounts receivable. Accounts receivable, accounts payable and accrued expenses increased as a result of the acquisition of the Dothan Station and as a result of increased revenues and operating expenses. In 1995, in connection with the refinancing of substantially all of its existing long-term debt, Benedek Broadcasting paid $4.4 million of deferred and contingent interest and $2.7 million of prepayment premiums. Cash flows from operating activities in 1995 includes net income plus depreciation and amortization which totaled $11.8 million, including $6.9 million of non-cash gain on early extinguishment of debt. The 1994 cash flows from operating activities primarily resulted from a $3.3 million increase in contingent and deferred interest payable. Cash flows from operating activities in 1994 includes net income plus depreciation and amortization which totaled $7.0 million.


     Cash Flows from Investing Activities were $(323.7) million for the six months ended June 30, 1996, compared to $(27.2) million for the six months ended June 30, 1995. For the six months ended June 30, 1996, cash flows from investing activities primarily resulted from the payment of $321.5 million for the Acquired Stations. For the six months ended June 30, 1995 cash flows used in investing activities included $26.7 million paid to acquire the Dothan Station.


     Cash flows from investing activities were $31.0 million in 1995 compared to $2.5 million in 1994. The 1995 cash flows used in investing activities primarily resulted from $26.7 million paid to acquire the Dothan Station and a $3.0 million deposit in connection with the Stauffer Acquisition. The 1994 cash flows used in investing activities included a $2.0 million deposit in connection with the acquisition of the Dothan Station.


     Cash Flows from Financing Activities were $312.1 million for the six months ended June 30, 1996 compared to $33.2 million for the six months ended June 30, 1995. For the six months ended June 30, 1996, cash flows from financing activities resulted from the proceeds of the Financing Plan. For the six months ended June 30, 1995 cash flows from financing activities primarily resulted from the issuance in March 1995 of $135.0 million of Benedek Broadcasting's Senior Secured Notes to refinance existing indebtedness and finance the acquisition of the Dothan Station, offset by $96.0 million of principal payments on existing indebtedness. The consummation of the refinancing resulted in an extraordinary gain on the early extinguishment of debt comprised of a gain of $11.1 million from adjusting the carrying value of certain warrants held by Benedek Broadcasting's lenders offset by $2.7 million of prepayment premiums and $1.5 million of unamortized debt discount and deferred loan costs.


     Cash flows from financing activities were $32.8 million in 1995 compared to $(7.0) million in 1994. The 1995 cash flows provided by financing activities primarily resulted from the issuance in March 1995 of $135.0 million of Benedek Broadcasting's Senior Secured Notes to refinance existing indebtedness and finance the acquisition of the Dothan Station, offset by $96.0 million of principal payments on such existing indebtedness. The consummation of the refinancing resulted in an extraordinary gain from the early extinguishment of debt, comprised of a gain of $11.1 million from adjusting the carrying value of certain warrants held by Benedek Broadcasting's lenders from $19.0 million to the redemption price of $7.9 million offset by $2.7 million of prepayment premiums and $1.5 million of unamortized debt discount and deferred loan costs.


THE ACQUISITIONS



     The completion of the Acquisitions increased the number of television stations owned by the Company from nine to 22. As a result, the future results of operations of the Company will vary materially from the Company's historical results. The substantial indebtedness incurred by the Company to finance the Acquisitions and the terms of the agreements pursuant to which such indebtedness is evidenced limit the Company's capital resources. In the absence of any future equity financing, the Company's capital resources will be limited to available borrowings under the Revolving Credit Facility and the cash provided by operations to the extent not utilized in discharging the Company's debt service requirements. Since a significant portion of the financing for the Acquisitions was through the issuance of the Senior Subordinated Discount Notes, the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock, none of which require cash payments for approximately five years, the Company anticipates that cash provided by operations will be sufficient to meet its debt service obligations and anticipated capital expenditures during that period.



     The Stauffer Stations experienced a decline in net revenues from 1994 to 1995. The Company believes that this decrease was primarily attributable to the fact that the Stauffer Stations were the subject of two separate sale transactions during this period and that four of the five Stauffer Stations are CBS affiliates which were affected by the performance of CBS network programming particularly during 1995. The Company acquired the Stauffer Stations from Stauffer which itself had been acquired by Morris Communications in June 1995. During the second half of 1994 and the first half of 1995, the transfer to Morris was pending and the then owners did not invest substantial amounts for either capital expenditures or programming for the Stauffer Stations. The Company does not believe that the decline in net revenues of Stauffer from 1994 to 1995, or the performance of the Stauffer Stations in the first half of 1996 when the sale of the Company was pending, are indicative of any material trend. The Stauffer Stations that are CBS affiliates, together with the remaining CBS affiliated Stations, will continue to be affected, as are all network affiliates, by the relative performance of the network with which it is affiliated.


THE FINANCING PLAN


     The Company, together with its subsidiary Benedek Broadcasting, implemented the Financing Plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of (i) the offer and sale by the Company of the Units to generate gross proceeds of $60.0 million, (ii) the offer and sale by the Company of the Senior Subordinated Discount Notes to generate gross proceeds of $90.2 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the Term Loan Facilities of the Credit Agreement and
(iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette. Benedek Broadcasting also has available to it $15.0 million under the Revolving Credit Facility of the Credit Agreement, which has not been drawn upon.



     The Company believes that the Financing Plan will provide for a long-term financing structure that will allow management to concentrate its efforts on maximizing results of operations. The Company anticipates that operating cash flow of Benedek Broadcasting will be sufficient to finance the operating requirements of the Stations, debt service requirements and presently anticipated capital expenditures until such time that the debt matures or requires payment in full for at least the period until the Company is required to make cash payments in respect of the Senior Subordinated Discount Notes, the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock (approximately five years). The Company anticipates that capital expenditures of approximately $6.0 million will be required in the aggregate at the Acquired Stations. Such capital expenditures will be financed either from cash provided by operations, borrowings under the Revolving Credit Facility or purchase money financing.

     The Senior Subordinated Discount Notes do not bear interest until May 15, 2001, and the Company will not be obligated to pay cash interest on the Senior Subordinated Discount Notes until November 15, 2001. In addition, for all dividend payment dates with respect to the Exchangeable Preferred Stock and interest payment dates with respect to the Exchange Debentures through and including July 1, 2001, the Company may, at its option, pay dividends by adding the amount thereof to the then effective liquidation preference of the Exchangeable Preferred Stock and pay interest on the Exchange Debentures by issuing additional Exchange Debentures. For all dividend payment dates with respect to the Seller Junior Discount Preferred Stock prior to October 1, 2001, the Company will pay such dividends by adding the amount thereof to the then effective liquidation preference of the Seller Junior Discount Preferred Stock. In order for the Company to meet its debt service obligations and pay required dividends after May 15, 2001 with respect to the Senior Subordinated Discount Notes, after July 1, 2001 with respect to the Exchangeable Preferred Stock or Exchangeable Debentures, as the case may be, and from and after October 1, 2001 with respect to the Seller Junior Discount Preferred Stock, the Company will need to substantially increase broadcast cash flow at the Stations. The Company's debt service obligations, including scheduled principal amortization, in the 12 month period beginning May 15, 2001 would be approximately $58.0 million (assuming that there will not have been any mandatory or voluntary prepayments of any indebtedness prior to that time and assuming a blended interest rate on the amounts then outstanding under the Credit Agreement comparable to the rate the Company is currently paying). The Company's cash dividend payments during such period on the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock would be approximately $27.0 million.


     In order to repay the Senior Subordinated Discount Notes and the Senior Secured Notes at maturity, the Company will need to refinance all or a portion of such Notes. The Company's ability to refinance the Notes and the Senior Secured Notes will depend upon the Company's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will be able to refinance the Senior Subordinated Discount Notes and the Senior Secured Notes or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing.


     The Company is a holding company that will derive all of its operating income and cash flow from its sole subsidiary, Benedek Broadcasting, the common stock of which, together with all other assets of the Company, have been pledged to secure the Company's senior guarantee of all indebtedness of Benedek Broadcasting outstanding under the Credit Agreement and in respect of the Senior Secured Notes. As a holding company, the Company's ability to pay its obligations, including its obligation to pay interest on and principal of the Senior Subordinated Discount Notes, whether at maturity, upon a Change of Control or otherwise, will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after the consummation of the Transactions (including the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Senior Subordinated Discount Notes, the Units and the Seller Junior Discount Preferred Stock), as of June 30, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.



RECENT DEVELOPMENTS



     In September 1996, the Company announced that it had reached an agreement in principle with the Warner Bros. Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which rank above 100. The WeB is intended to be a 24 hour, seven day a week television channel which will broadcast Warner Bros. Network prime time programming, WB Kids programming and syndicated programming of Warner Bros. and others. The WeB is scheduled to begin service in September 1997 in most 100-plus markets.
The  Company  will  be responsible for all local
sales efforts for the new channels in its markets. The Company does not anticipate that it will be required to make any significant capital expenditures in connection with the development of its WeB affiliates.

SEASONALITY

     Net revenues and operating cash flow of Benedek Broadcasting are generally higher during the fourth quarter of each year, primarily due to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period, and, to a lesser extent, during the second quarter of each year.

INCOME TAXES

     Historically, Benedek Broadcasting had elected to be taxed as an S Corporation. Net income (loss) does not include a pro forma adjustment for income tax expense because the Company would not, under Statement of Financial Accounting Standards No. 109 'Accounting For Income Taxes,' have had a tax provision due to net operating loss carryforwards and a valuation allowance. Benedek Broadcasting's election to be taxed as an S Corporation automatically terminated concurrently with the consummation of the Transactions. Under the Senior Subordinated Discount Note Indenture, the Company may distribute cash to its stockholder to pay individual income taxes arising from taxable income of Benedek Broadcasting for periods prior to the termination of the S election.

EMERGING ACCOUNTING STANDARDS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, 'Accounting for Stock Based Compensation' in October 1995, which establishes financial accounting and reporting standards for stock based employee compensation plans, including stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Company has elected to continue accounting for stock based compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. Management does not believe that the implementation of SFAS 123 will have a material effect on its consolidated financial statements.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Units, of which the Existing Exchangeable Preferred Stock was a part, were originally issued and sold on June 5, 1996. The offer and sale of the Units was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Units, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which new shares of exchangeable redeemable senior preferred stock of the Company covered by such registration statement and containing terms identical in all material respects to the terms of the Existing Exchangeable Preferred Stock would be offered in exchange for Existing Exchangeable Preferred Stock tendered at the option of the holders thereof or, if applicable interpretations of the staff of the SEC did not permit the Company to effect such an Exchange Offer, or, among other things, if the Exchange Offer is not consummated, the Company agreed, at its cost, to file a Shelf Registration Statement covering resales of Existing Exchangeable Preferred Stock and to use all reasonable efforts to have such Shelf Registration Statement declared effective and kept effective for a period of three years from the effective date thereof.

     The purpose of the Exchange Offer is to fulfill certain of the Company's obligations under the Registration Agreement. This Prospectus may not be used by any holder of shares of Existing Exchangeable Preferred Stock or any holder of the Exchange Securities to satisfy the registration and prospectus delivery requirements under the Securities Act that may apply in connection with any resale of such Existing Exchangeable Preferred Stock or Exchange Securities. See ' -- Terms of the Exchange Offer; Period for Tendering Existing Exchangeable Preferred Stock.'

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING EXCHANGEABLE PREFERRED STOCK

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange shares of Existing Exchangeable Preferred Stock which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term
'Expiration Date' means 5:00 p.m., New York City time, on               ,  1996;
provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term 'Expiration Date' means the latest time and date to which the Exchange Offer is extended. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 p.m., New York City time, on the date 60 days from the date of this Prospectus.

     As of the date of this Prospectus, 600,000 shares of Existing Exchangeable Preferred Stock were outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about              , 1996, to all holders
of Existing Exchangeable Preferred Stock known to the Company. The Company's obligation to accept shares of Existing Exchangeable Preferred Stock for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under ' -- Certain Conditions to the Exchange Offer.'

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Exchangeable Preferred Stock, by giving oral or written notice of such extension to the holders thereof and the Exchange Agent. During any such extension, all shares of Existing Exchangeable Preferred Stock previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any shares of Existing Exchangeable Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any shares of Existing Exchangeable Preferred Stock not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under ' -- Certain Conditions to the Exchange Offer.' The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of shares of Existing Exchangeable Preferred Stock and the Exchange Agent as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

EXCHANGE OFFER PROCEDURES

     The tender to the Company of shares of Existing Exchangeable Preferred Stock by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender shares of Existing Exchangeable Preferred Stock for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to IBJ Schroder Bank & Trust Company (the 'Exchange Agent') at one of the addresses set forth below under 'Exchange Agent' on or prior to the Expiration Date. In addition, either (i) certificates for such shares of Existing Exchangeable Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Existing Exchangeable Preferred Stock, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the 'Guaranteed Delivery Procedures' below. THE METHOD OF DELIVERY OF SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN

ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the shares of Existing Exchangeable Preferred Stock surrendered for exchange pursuant thereto are tendered (i) by a registered holder of Existing Exchangeable Preferred Stock who has not completed the box entitled 'Special Issuance Instruction' or 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, 'Eligible Institutions'). If shares of Existing Exchangeable Preferred Stock are registered in the name of a person other than a signatory of the Letter of Transmittal, the shares of Existing Exchangeable Preferred Stock surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of shares of Existing Exchangeable Preferred Stock tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular shares of Existing Exchangeable Preferred Stock not properly tendered or to not accept any shares of particular Existing Exchangeable Preferred Stock which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular shares of Existing Exchangeable Preferred Stock either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender shares of Existing Exchangeable Preferred Stock in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular shares of Existing Exchangeable Preferred Stock either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Existing Exchangeable Preferred Stock for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of shares of Existing Exchangeable Preferred Stock for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of shares of Existing Exchangeable Preferred Stock, such shares of Existing Exchangeable Preferred Stock must be endorsed or accompanied by appropriate powers of attorney, in either case, signed exactly as the name or names of the registered holder or holders appear(s) on the certificates representing the Existing Exchangeable Preferred Stock.

     If the Letter of Transmittal or any shares of Existing Exchangeable Preferred Stock or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the Exchange Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Securities, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Securities and that neither the holder nor any such other person is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Company.

     Each broker-dealer that receives Exchange Securities for its own account in exchange for shares of Existing Exchangeable Preferred Stock where such shares of Existing Exchangeable Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See 'Plan of Distribution.'

ACCEPTANCE OF EXISTING EXCHANGEABLE PREFERRED STOCK FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept promptly after the Expiration Date, all shares of Existing Exchangeable Preferred Stock properly tendered and will issue the Exchange Securities promptly after acceptance of such shares of Existing Exchangeable Preferred Stock. See ' -- Certain Conditions to the Exchange Offer.' For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered shares of Existing Exchangeable Preferred Stock for exchange when, as and if the Company has given oral (promptly followed in writing) or written notice thereof to the Exchange Agent.

     For each share of Existing Exchangeable Preferred Stock accepted for exchange, the holder thereof will receive one Exchange Security. If by December 31, 1996, neither the Exchange Offer is consummated nor a Shelf Registration Statement is declared effective, additional cash dividends will accrue on each share of Existing Exchangeable Preferred Stock from and including January 1, 1997, until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of the Shelf Registration Statement at a rate of 0.50% per annum. Holders of shares of Existing Exchangeable Preferred Stock accepted for exchange will be deemed to have waived the right to receive any other payments or accrued dividends on such Existing Exchangeable Preferred Stock.

     In all cases, issuance of Exchange Securities for shares of Existing Exchangeable Preferred Stock that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such shares of Existing Exchangeable Preferred Stock or a timely Book-Entry Confirmation of such shares of Existing Exchangeable Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered shares of Existing Exchangeable Preferred Stock are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if a certificate representing a greater number of shares of Existing Exchangeable Preferred Stock than the holder desires to exchange is submitted, such unaccepted or non-exchanged shares of Existing Exchangeable Preferred Stock will be returned without expense to the tendering holder thereof (or, in the case of shares of Existing Exchangeable Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged shares of Existing Exchangeable Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Exchangeable Preferred Stock at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry deliver of shares of Existing Exchangeable Preferred Stock by causing the Book-Entry Transfer Facility to transfer such shares of Existing Exchangeable Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of shares of Existing Exchangeable Preferred Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under 'Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of shares of Existing Exchangeable Preferred Stock desires to tender such shares of Existing Exchangeable Preferred Stock and the shares of Existing Exchangeable Preferred Stock are not immediately available, or time will not permit such holder's shares of Existing Exchangeable Preferred Stock or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and a notice of guaranteed delivery ('Notice of Guaranteed Delivery'), substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Exchangeable Preferred Stock and the number of shares of Existing Exchangeable Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Existing Exchangeable Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered shares of Existing Exchangeable Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of shares of Existing Exchangeable Preferred Stock may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under 'Exchange Agent.' Any such notice of withdrawal must specify the name of the person having tendered the Existing Exchangeable Preferred Stock to be withdrawn, identify the shares of Existing Exchangeable Preferred Stock to be withdrawn (including the number of shares of such Existing Exchangeable
Preferred Stock) and (where certificates for Existing Exchangeable Preferred Stock have been transmitted) specify the name in which such shares of Existing Exchangeable Preferred Stock are registered, if different from that of the withdrawing holder. If certificates for shares of Existing Exchangeable
Preferred Stock have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If shares of Existing Exchangeable Preferred Stock have been tendered pursuant to the procedure for 'Book-Entry Transfer' described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Existing Exchangeable Preferred Stock and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any shares of Existing Exchangeable Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any shares of Existing Exchangeable Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of shares of Existing Exchangeable Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the 'Book-Entry Transfer' procedures described above, such shares of Existing Exchangeable Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility for the shares of Existing Exchangeable Preferred Stock) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Existing Exchangeable Preferred Stock may be retendered by following one of the procedures described under ' -- Exchange Offer Procedures' above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Securities in exchange for, any shares of Existing Exchangeable Preferred Stock and may terminate or amend the Exchange Offer if at any time before the acceptance of such shares of Existing Exchangeable Preferred Stock for exchange or the exchange of the Exchange Securities for such shares of Existing Exchangeable Preferred Stock any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Existing Exchangeable Preferred Stock pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Securities having obligations with respect to resales and transfers of Exchange Securities which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer;

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar internal calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Existing Exchangeable Preferred Stock or the Exchange Securities;

which, in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any shares of Existing Exchangeable Preferred Stock tendered, and no Exchange Securities will be issued in exchange for any such shares of Existing Exchangeable Preferred Stock, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent of the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                               THE EXCHANGE AGENT
                       IBJ SCHRODER BANK & TRUST COMPANY
                                 (212) 858-2103

                                                     By Mail:
                                                   P.O. Box 84
                                              Bowling Green Station
                                             New York, NY 10274-0084
                                    Attention: Reorganization Operations Dept.
                                                  By Facsimile:
                                        IBJ Schroder Bank & Trust Company
                                    Attention: Reorganization Operations Dept.
                                                  (212) 858-2611
                                           By Hand/Overnight Delivery:
                                                 One State Street
                                                New York, NY 10004
                               Attention: Securities Transfer Window, Subcellar One

     DELIVERY OF DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$         which includes fees and expenses of the Exchange Agent and accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their shares of Existing Exchangeable Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Securities in the name of, or request that shares of Existing Exchangeable Preferred Stock not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Exchangeable Preferred Stock who do not exchange their Existing Exchangeable Preferred Stock for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfers of such Existing Exchangeable Preferred Stock as set forth in the legend thereon as a consequence of the issuance of the Existing Exchangeable Preferred Stock pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, shares of Existing Exchangeable Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Exchangeable Preferred Stock under the Securities Act. Based on interpretations by the staff of the SEC in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with respect to the distribution of the Exchange Securities to be acquired pursuant to the Exchange Offer and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the interpretations of the staff of the SEC referred to above, such person (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Securities for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Securities reasonably requests in writing.

                                    BUSINESS


GENERAL


     The Company owns 22 network-affiliated television stations in the United States. The Stations are diverse in geographic location and network affiliation, serve small to medium-sized markets and, in the aggregate, reach communities in 24 states. Twelve of the Stations are affiliated with CBS, six are affiliated with ABC and four are affiliated with NBC. On a pro forma basis giving effect to the Transactions, the Company would have had net revenues, broadcast cash flow and operating cash flow of $121.3 million, $52.7 million and $50.8 million, respectively, for the fiscal year ended December 31, 1995.

     The Company believes that the Acquired Stations have been underperforming in terms of their overall revenue potential and can be operated more efficiently under Company management, thereby offering the Company an attractive opportunity to improve broadcast cash flow. The Company believes that such improvement can be achieved by expanding the Acquired Stations' share of market revenues and by increasing viewership levels through an increased emphasis on local news and informational programming and cost-effective purchasing of competitive syndicated and first run programming.

     The Company believes that the broadcast cash flow margins of the Stauffer Stations of 19.7%, 29.5% and 23.1% during 1993, 1994 and 1995, respectively, can be substantially improved in the near-term. By comparison, the broadcast cash flow margins for the Benedek Stations for the same periods were 40.5%, 44.5% and 42.3%, respectively. The Company further believes that although the Brissette Stations have operated at attractive margins, the previous ownership of the Brissette Stations operated with a focus on managing costs, not on maximizing revenues and broadcast cash flow growth. This strategy typically resulted in the Brissette Stations capturing a smaller share of advertising revenue in their respective markets than their audience share in these markets. The compound annual growth rate of net revenues and broadcast cash flow of the Benedek
Stations (excluding the station in Dothan, Alabama acquired by Benedek Broadcasting in 1995) for the five-year period from 1991 through 1995 was 7.8% and 9.0%, respectively, as compared to 4.0% and 3.6%, respectively, for the Brissette Stations during the same period.

     The Stations are located in markets ranked in size from 83 to 201 out of the 211 markets surveyed by Nielsen. The Company believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate attractive and stable operating cash flow due to limited competition for viewers from other over-the-air broadcasters, from other media soliciting advertising expenditures and from other broadcasters purchasing syndicated programming. The Company targets small and medium-sized markets that have stable employment and population and a diverse base of employers. The markets targeted by the Company generally have population centers that share common community interests and are receptive to local programming. Each of the Stations is affiliated with one of the national television networks, which provides an established audience and reputation for national news, sports and entertainment programming. With the established audiences provided by network affiliations, management seeks to implement its strategy to enhance non-network ratings and revenues while controlling costs.

     The  Company  believes  that the  television  industry  is in  a  period of consolidation as a result of which a relatively small number of station operators will emerge as the leading television station group owners in the United States. Recent telecommunications legislation that eliminates restrictions on the number of television stations that any individual or entity may own so long as the aggregate audience reach does not exceed 35% of all United States households is likely to accelerate this trend. The Company's growth strategy, of which the acquisition of the Stauffer Stations and Brissette Stations is a part, is to become one of the leading group owners of small to medium-sized market television stations in the United States. The Company believes that this expansion will create economies of scale which will (i) improve its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks, (ii) enable it to develop program consortiums for regional news and sports programming and (iii) enhance its ability to attract and retain strong management and on-air talent.

INDUSTRY BACKGROUND

     Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently there are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a broadcast station is granted by the FCC. Television stations can be distinguished by the frequency on which they broadcast. Television stations which broadcast over the very high frequency ('VHF') band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency ('UHF') band (channels 14-69) of the spectrum because VHF channels typically cover larger geographic areas and operate at a lower transmission cost. However, specific market characteristics such as population densities, geographic features or other factors may determine whether UHF stations are in fact at a competitive disadvantage.

     Television station revenues are primarily derived from local, regional and national advertising and, to a modest extent, from network compensation and revenues from tower rentals and commercial production activities. Advertising rates are based upon numerous factors including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time allotted to commercials, the size and demographic make-up of the audience and the availability of alternative advertising media in the market area. The extent of advertising expenditures, which are sensitive to broad economic trends, has historically affected the broadcast industry.

     Whether or not a station is affiliated with one of the four major networks (ABC, CBS, NBC or Fox) may have a significant impact on the composition of the station's programming, revenues, expenses and operations. A typical network affiliate receives a significant portion of its daily programming from the network. This programming, together with cash payments, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time sold during the broadcast of network programming. The Fox network has operating characteristics which are similar to ABC, CBS and NBC, although the hours of network programming produced for Fox affiliates is less than that produced by the other major networks. In addition, UPN and the Warner Bros. Network recently have been launched as new television networks. However, neither produce a significant amount of network programming.

     Through the 1970s, network television broadcasting generally enjoyed dominance in viewership and television advertising revenues. FCC regulation evolved to address this dominance, with the focus on increasing competition and diversity of programming in the television broadcasting industry. See ' -- Federal Regulation of Television Broadcasting.'

     Cable television systems were first installed in significant numbers in the late 1960s and early 1970s and were initially used to retransmit broadcast television programming in areas with poor broadcast signal reception. According to the 1996 Television & Cable Factbook, cable television currently passes approximately 90% of all television households nationwide and approximately 68% of such households are cable subscribers. Cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With increased cable penetration, the cable programming share of advertising revenues has increased. Notwithstanding increased cable viewership and advertising, broadcast television remains the dominant distribution system for mass market television advertising. No single cable programming network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. Despite the growth in alternative programming from cable, according to Nielsen, 65% of all prime time television viewing time during the 1994-1995 broadcast season was spent viewing ABC, CBS, NBC and Fox programming.

     Other developments have also affected television programming and delivery. Independent stations have emerged as viable competitors for television viewership share, particularly as the result of the availability of first run network programming from UPN and the Warner Bros. Network. In addition, there has been substantial growth in the number of home satellite dish receivers and VCRs, which has further expanded the number of programming alternatives for television audiences. Furthermore, direct broadcast services ('DBS') to homes from satellites became available on a nationwide basis during 1994. See ' -- Competition.'

BACKGROUND OF THE COMPANY



     The Company was incorporated under the laws of the state of Delaware on April 10, 1996. Benedek Broadcasting was incorporated under the laws of the state of Delaware on January 22, 1979. On June 6, 1996 as part of the
Transactions, Benedek Broadcasting became a wholly-owned subsidiary of the Company. On March 10, 1995, Blue Grass Television, Inc. ('Blue Grass') and Youngstown Broadcasting Co., Inc. ('Youngstown') were merged into Benedek Broadcasting (the 'Merger'). Prior to the Merger, all of the outstanding common stock of Benedek Broadcasting, Blue Grass and Youngstown was owned by Mr. A. Richard Benedek, the sole stockholder of the Company.



     Benedek Broadcasting acquired WTAP-TV in October 1979; WIFR-TV, WHSV-TV and KHQA-TV in December 1986; WTOK-TV in June 1988; and WTVY-TV in March 1995. Blue Grass acquired WBKO-TV in April 1983; and KDLH-TV in July 1995. Youngstown acquired WYTV in June 1983.



     On June 6, 1996, the Company became the sole stockholder of Benedek Broadcasting and simultaneously therewith Benedek Broadcasting acquired the Acquired Stations.


STRATEGY

     The Company's senior management team, led by A. Richard Benedek, Chairman and Chief Executive Officer, and K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. Management's primary operating strategy is to maximize each Station's advertising revenue through local news, information and community-oriented programming that has broad audience appeal and value-added sales potential, while maintaining strict cost controls. Key elements of management's strategy include:

          LOCAL NEWS LEADERSHIP AND LOCAL PROGRAMMING. Management believes that local news and informational programming leadership contributes to higher ratings and, therefore, increased advertising revenues. Management's emphasis on local news and on-going community involvement allows the Benedek Stations to maximize the advertising rates they can charge local, regional and national accounts, not only for news, but for network and nationally-syndicated programming which the Benedek Stations broadcast in time periods adjacent to regularly scheduled local newscasts and local news specials.

          The Company has focused on maintaining and building each Benedek Station's local news franchise as the key element in its strategy to build and maintain audience loyalty. Management believes that strong, well-differentiated local news programming attracts high viewership levels, particularly of demographic groups that are appealing to both local and national advertisers, thereby allowing the Company to maximize advertising rates.

          Management of the Company believes that television stations with a prominent local identity and active community involvement can realize additional revenues from local advertisers through the development and sale of special promotional programming. The Benedek Stations have developed high-quality programming which highlights community events and topics of local interest. Locally produced programming includes 'Our Town' segments featuring local news reports, special promotional announcements and local advertising focused on communities within a particular market; 'Town Meetings,' which provide a forum for members of local communities to discuss and debate issues of local concern; 'Live Line' programs on health, money and legal matters in which viewers call in to a panel of local experts; and home shopping programs sold exclusively to local merchants. The Benedek Stations also sell promotional advertising packages tied to various local events such as youth expos, county fairs, parades, athletic events and other local activities. These local programs have proven successful in attracting incremental advertising revenues and are a core element of each Benedek Station's local identity.

          Six of the nine Benedek Stations are the number one ranked news stations in their respective markets, whereas only four of the 13 Acquired Stations are the number one ranked news stations in their respective markets. The Company believes that the Acquired Stations will benefit from the Company's focus on local news and community-oriented programming.

          SYNDICATED PROGRAMMING. The Company selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. Currently, the three most highly-rated first run syndicated programs in the United States are 'The Oprah Winfrey Show,' 'Wheel of Fortune' and 'Jeopardy.' The Company broadcasts 'The Oprah Winfrey Show' on six of the Benedek Stations, 'Wheel of Fortune' on seven of the Benedek Stations and 'Jeopardy' on four of the Benedek Stations. Additionally, the Company recently began broadcasting the newly syndicated 'Home Improvement' on four of the Benedek Stations and 'Seinfeld' on three of the Benedek Stations. The Company broadcasts other highly-rated first run syndicated programs on several of the Benedek Stations including 'Live with Regis & Kathie Lee,' 'Ricki Lake' and 'Jenny Jones.' A number of the Benedek Stations also broadcast other highly-rated off-network syndicated programming including 'Cheers,' 'M*A*S*H' and 'Roseanne.' The Company believes that the programming mix of the Acquired Stations can be improved on a cost effective basis. Of the 13 Acquired Stations, one broadcasts 'The Oprah Winfrey Show,' three broadcast 'Wheel of Fortune,' four broadcast 'Jeopardy,' four broadcast 'Home Improvement' and two broadcast 'Seinfeld.' The Stauffer Stations also broadcast first run and off-network syndicated programming including 'Live with Regis & Kathie Lee,' 'Montel Williams,' 'Ricki Lake,' 'Jenny Jones' and 'Golden Girls.' The Brissette Stations' first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Married . . . with Children,' 'Roseanne' and 'Cheers.'

          The Company seeks to acquire programs that are available on a cost effective basis for limited licensing periods, allow scheduling flexibility, complement each Station's overall programming mix and counter competitive programming. The Company has been able to purchase syndicated programming at attractive rates in part as a result of the limited competition for such programming in the Company's markets. As a result of the limited competition from other broadcasters purchasing syndicated programming in the small and medium-sized markets served by the Company, program expense as a percentage of net revenues for the Stations was 4.3% and 4.1% in 1994 and 1995, respectively, as compared to approximately 9.1% for all network-affiliated stations in 1994. In addition, the Company believes that the programming mix of the Acquired Stations can be improved on a cost effective basis.

          LOCAL SALES EMPHASIS. Management's sales strategy focuses on increasing the sale of local advertising by attracting new advertisers to television and increasing the amount of advertising dollars being spent by existing local advertisers. Management of the Company believes that its leadership in local news and informational programming enhances its ability to develop and attract local advertising expenditures. Management believes that through local sales efforts it can stimulate local advertising expenditures more readily than it can national advertising expenditures. This enables the Company to react promptly to changes in the national and local advertising climate and better maintain consistent operating cash flows.

          Trained and experienced sales personnel sell local advertising for the Company in each of its markets. The Company focuses on local advertisers by producing their commercials, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers unique value-added community identity. Approximately 59% of Benedek Broadcasting's revenues in 1995 were generated from local and regional advertisers. Local and regional revenues at the Benedek Stations increased 44.5% from 1990 to 1994 compared to a 23.4% increase in the national spot television revenues of the Benedek Stations during the same period.

          FINANCIAL PLANNING AND CONTROLS. Management emphasizes strict control of the Company's programming and operating costs as an important factor in increasing broadcast cash flow. The Company continually seeks to identify and implement cost savings opportunities. Furthermore, the Company maintains a detailed budgeting process and reviews performance relative to budget monthly with respect to both revenues and expenses, thereby enabling management to react promptly to changes in market conditions. Management of the Company believes that controlling costs is an essential factor in achieving and maintaining profitability and that it can materially reduce costs of the Stauffer Stations through its budgeting procedures. The Company intends to continue to identify opportunities to increase operating cash flow through its on-going strategic planning and budgeting process.


          FUTURE ACQUISITIONS AND OPPORTUNITIES. The Company has a long-term strategy to pursue additional acquisitions of broadcast television stations, primarily of network-affiliated stations in small to medium-sized markets where the Company believes it can successfully implement its operating strategy and where such stations can be acquired on financially acceptable terms. Additionally, a rule making proceeding is currently pending before the FCC regarding possible relaxation of the local television duopoly rules. If these rules are implemented, the Company intends to explore opportunities to enter into local marketing agreements with other stations in markets where it currently operates as well as in other markets. The Company does not have any agreements or understandings with respect to any acquisition or local marketing agreement.


NETWORK AFFILIATION OF THE STATIONS

     Each of the Stations is affiliated with either ABC, CBS or NBC pursuant to an affiliation agreement (an 'Affiliation Agreement'). Each Affiliation Agreement provides the affiliated Station with the right to broadcast all programs transmitted by the network with which the Station is affiliated. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. In exchange for every hour that a Station elects to broadcast network programming, the network pays the Station a specified fee, which varies with the time of day. Typically, prime-time programming generates the highest hourly rates. Rates are subject to increase or decrease by the network during the term of an Affiliation Agreement, with provisions for advance notices and the right of termination by the Station in the event of a reduction of rates.

     Each of the Benedek Stations' network affiliation agreements currently runs for a period of five to 10 years. WYTV, WBKO-TV, WTOK-TV and WHSV-TV, all of which are ABC affiliates, each have a five-year affiliation agreement which expires in 1999. KDLH-TV, WIFR-TV, KHQA-TV and WTVY-TV, all of which are CBS affiliates, each have a ten-year affiliation agreement which expires in 2005 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. WTAP-TV, an NBC affiliate, currently operates under a five-year affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of any term upon 12 months' advance notice.

     Each of the Stauffer Stations' network affiliation agreements currently runs for a period of five to 10 years. KMIZ(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of its term upon 180 days' advance notice. All of the other Stauffer Stations are CBS affiliates operating under affiliation agreements which expire in 2005 and which automatically renew for successive terms, subject to either party's right to terminate the agreement at the end of its term upon six months' advance notice.

     Each of the Brissette Stations' network affiliation agreements currently runs for a period of 10 to 11 years. WMTV(TV), WWLP(TV) and WILX-TV, all of which are NBC affiliates, each have an affiliation agreement which expires in 2006 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. Each of Brissette's CBS affiliates, WSAW-TV, WTRF-TV, KAUZ-TV and KOSA-TV, are operating under affiliation agreements which expire in 2005 and which automatically renew for successive 10-year terms, subject to either party's right to terminate the agreement upon six months' advance notice. WHOI(TV), an ABC affiliate, currently operates under an affiliation agreement which expires in 2005 and which does not provide for renewals.

     In December 1995, the Company entered into new long-term affiliation agreements with CBS effective retroactive to July 1, 1995 for three of the four Benedek Stations that are CBS affiliates and agreed to extend the term of the fourth CBS affiliate from 2004 to 2005. In connection with such arrangements, CBS paid the Company bonus payments of $2.5 million in the fourth quarter of 1995 and $2.5 million in the first quarter of 1996. These payments will be recognized as revenue by the

Company at the rate of $0.5 million per year over the ten-year period of the affiliation agreements. The Company also agreed with CBS that, upon the consummation of the Acquisitions, the term of the affiliation agreements of the Stauffer Stations that are CBS affiliates would be extended from 2000 to 2005 and the term of the affiliation agreements of the Brissette Stations that are CBS affiliates will be extended from 2004 to 2005.

     In addition to its affiliation arrangements, the Company entered into agreements with Fox to broadcast football games of the National Football
Conference ('NFC') of the National Football League and certain other Fox programming in non-network time periods for the 1994 and 1995 broadcast seasons. In 1995, the Company broadcast the NFC football games and other Fox programming on KHQA-TV, WHSV-TV, WTOK-TV and WYTV. The Company believes that broadcasting NFC football games increased its audience ratings during the times the games were broadcast. Stauffer entered into similar agreements with Fox on behalf of KCOY-TV and KMIZ(TV).

ADVERTISING SALES

     Television station revenues are primarily derived from local, regional and national advertising and, to a modest extent, from network compensation and revenues from tower rentals and commercial production activities. Advertising rates are based upon numerous factors including a program's popularity among the viewers an advertiser wishes to target, the number of advertisers competing for the available time, the size and demographic composition of a program's audience and the availability of competing or alternative advertising media in the market area. Because broadcast television stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry and as a result may contribute to a decrease in the revenues of broadcast television stations. The Company seeks to manage its spot inventory efficiently thereby maximizing advertising rates.

     Local Sales. Approximately 59% of the gross revenues of the Benedek Stations in 1995 came from local and regional advertisers. Local and regional advertising is sold primarily by each Station's professional sales staff. Typical local and regional advertisers include automobile dealerships, retailers, local grocery chains, soft drink bottlers, state lotteries and restaurants. The Company focuses on local advertisers by producing their commercials, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers value-added community identity. The Company's management team monitors sales plans and promotional activities and shares such information among the Benedek Stations on a weekly basis.

     National Sales. Approximately 27% of the gross revenues of the Benedek Stations in 1995 came from national advertisers. Typical national advertisers include automobile manufacturers, consumer goods manufacturers, communications companies, fast food franchisors, national retailers and direct marketers. National advertising time is sold through representative agencies retained by Benedek Broadcasting, Stauffer and Brissette. Six of the Benedek Stations are represented by Katz Communications, Inc. KDLH-TV retains Seltel, Inc. as its national sales representative and WYTV and WTVY-TV retain Petry, Inc. as their national sales representative. The Benedek Stations' national sales coordinators actively assist their national sales representatives to induce national advertisers to increase their national spot expenditures designated to the Company's markets. All of the Stauffer Stations are represented by Petry, Inc. Five of the Brissette Stations retain Harrington, Righter & Parsons, L.L.P. as their national sales representative and the other three Brissette Stations are represented by TeleRep, Inc.

RATING SERVICE DATA

     All television stations in the United States are grouped into 211 television markets which are ranked in size according to the numbered television households in such markets. Until recently, two national audience measuring services, Arbitron Company ('Arbitron') and Nielsen, periodically published reports on estimated audience for the television stations in the various television markets throughout the country. Arbitron recently discontinued providing such services. The audience estimates are expressed in terms of the percentage of the total potential audience in a market viewing a particular station (the station's 'rating') and of the percentage of households actually viewing television (the station's 'share'). The ratings reports provide data on the basis of total television households and selected demographic groupings in 15-minute or half-hour increments for a particular market. Nielsen calls each specific geographic market a DMA. Arbitron called each specific geographic market an Area of Dominant Influence ('ADI'). The geographic area covered by a DMA generally corresponded to the geographic area covered by the corresponding ADI. Every county in the continental United States is assigned to a DMA, and was assigned to an ADI, of a specific television market on an exclusive basis. In larger markets, ratings are determined by a combination of meters connected directly to selected television sets (the results of which are reported on a daily basis) and weekly diaries of television viewing prepared by the actual viewers, while in smaller markets only weekly diaries are completed during four separate four-week periods during the course of any year. These periods are commonly known as 'sweeps periods.' All the Company's markets are measured during these sweeps periods.

     All television audience share and aggregate television audience information contained in this Prospectus is based on data compiled from either Nielsen or Arbitron surveys, depending on which service each of the Stations subscribed to.

     The following table sets forth certain information for each of the Stations and the markets they serve:

                                                                                                NUMBER OF
                                                                                                COMMERCIAL
                                                                                                 STATIONS    STATION
                                         MARKET           CALL                      NETWORK         IN       RANK IN   STATION
              MARKET AREA                 RANK         LETTERS      CHANNEL(c)    AFFILIATION     MARKET     MARKET     SHARE
---------------------------------------- ------                     ----------    ------------  ----------   -------   -------
BENEDEK STATIONS
    Youngstown, Ohio                        95            WYTV          33            ABC            3           3       17%
    Duluth, Minnesota and                  134         KDLH-TV           3            CBS            3           2       19%
      Superior, Wisconsin
    Rockford, Illinois                     136         WIFR-TV          23            CBS            4           1       19%
    Quincy, Illinois and Hannibal,         158         KHQA-TV           7            CBS            2           1       26%
      Missouri
    Dothan, Alabama                        172         WTVY-TV           4            CBS            3           1       29%
    Panama City, Florida                   159         WTVY-TV           4            CBS            4           3       12%
    Bowling Green, Kentucky                181         WBKO-TV          13            ABC            2           1       36%
    Meridian, Mississippi                  182         WTOK-TV          11            ABC            3           1       32%
    Parkersburg, West Virginia             184         WTAP-TV          15            NBC            1           1       29%
    Harrisonburg, Virginia                 201         WHSV-TV           3            ABC            1           1       29%

STAUFFER STATIONS
    Santa Barbara, Santa Maria and         115         KCOY-TV          12            CBS            4           3       11%
      San Luis Obispo, California
    Topeka, Kansas                         140         WIBW-TV          13            CBS            3           1       23%
    Columbia and Jefferson City,           146        KMIZ(TV)          17            ABC            3           3       13%
      Missouri
    Casper and Riverton, Wyoming           192         KGWC-TV          14            CBS            3           2(e)    12%(e)
                                           192         KGWL-TV(a)        5            CBS           (d)         (e)      (e)
                                           192         KGWR-TV(a)       13            CBS           (d)         (e)      (e)
    Cheyenne, Wyoming, Scottsbluff,        193         KGWN-TV           5            CBS            4           1(f)    20%(f)
      Nebraska and Sterling, Colorado      193         KSTF-TV(b)       10            CBS           (d)         (f)      (f)
                                           193         KTVS-TV(b)        3            CBS           (d)         (f)      (f)

BRISSETTE STATIONS
    Madison, Wisconsin                      83        WMTV(TV)          15            NBC            4           2       14%
    Springfield and Holyoke,               102        WWLP(TV)          22            NBC            2           1       21%
      Massachusetts
    Lansing, Michigan                      106         WILX-TV          10            NBC            4           2       15%
    Peoria and Bloomington, Illinois       109        WHOI(TV)          19            ABC            4           3       16%
    Wausau and Rhinelander, Wisconsin      131         WSAW-TV           7            CBS            3           1       26%
    Wheeling, West Virginia and            138         WTRF-TV           7            CBS            2           2       20%
      Steubenville, Ohio
    Wichita Falls, Texas and               139         KAUZ-TV           6            CBS            4           3       14%
      Lawton, Oklahoma
    Odessa and Midland, Texas              149         KOSA-TV           7            CBS            4           2       15%


                                             CABLE
              MARKET AREA                 PENETRATION
----------------------------------------  -----------
BENEDEK STATIONS
    Youngstown, Ohio                         72.3%
    Duluth, Minnesota and                    52.7%
      Superior, Wisconsin
    Rockford, Illinois                       68.4%
    Quincy, Illinois and Hannibal,           60.6%
      Missouri
    Dothan, Alabama                          65.8%
    Panama City, Florida                     68.3%
    Bowling Green, Kentucky                  56.7%
    Meridian, Mississippi                    52.4%
    Parkersburg, West Virginia               76.4%
    Harrisonburg, Virginia                   67.3%
STAUFFER STATIONS
    Santa Barbara, Santa Maria and           85.7%
      San Luis Obispo, California
    Topeka, Kansas                           73.1%
    Columbia and Jefferson City,             59.7%
      Missouri
    Casper and Riverton, Wyoming             68.9%(e)
                                              (e)
                                              (e)
    Cheyenne, Wyoming, Scottsbluff,          73.0%(f)
      Nebraska and Sterling, Colorado         (f)
                                              (f)
BRISSETTE STATIONS
    Madison, Wisconsin                       61.5%
    Springfield and Holyoke,                 81.8%
      Massachusetts
    Lansing, Michigan                        65.1%
    Peoria and Bloomington, Illinois         71.3%
    Wausau and Rhinelander, Wisconsin        50.6%
    Wheeling, West Virginia and              76.4%
      Steubenville, Ohio
    Wichita Falls, Texas and                 68.8%
      Lawton, Oklahoma
    Odessa and Midland, Texas                73.5%

------------

(a)  Satellite station of KGWC-TV.

(b)  Satellite station of KGWN-TV.

(c) Channels 2 through 13 are broadcast over the very high frequency (VHF) band of the broadcast spectrum and channels 14 through 69 are broadcast over the ultra-high frequency (UHF) band of the broadcast spectrum.

(d) Satellite stations are not considered distinct stations in this market for Nielsen purposes.

(e) Station Rank, Station Share and Cable Penetration information for KGWC-TV includes data for satellite stations KGWL-TV, Lander, Wyoming and KGWR-TV, Rock Springs, Wyoming, as reported by Nielsen.

(f) Station Rank, Station Share and Cable Penetration information for KGWN-TV includes data for satellite stations KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, as reported by Nielsen.

  BENEDEK STATIONS

WYTV (ABC) YOUNGSTOWN, OHIO

     Market Description. The Youngstown DMA consists of four counties, three of which are in northeastern Ohio and one of which is in western Pennsylvania. Youngstown is situated in northeastern Ohio along the Ohio/Pennsylvania border within 65 miles of Cleveland, Ohio to the northwest and Pittsburgh, Pennsylvania to the southeast. The Youngstown economy is historically based on processing of pig iron and steel. While still part of a major steel producing area, Youngstown's economy has diversified to include manufacturing, warehousing and distribution companies. Some of the major employers in the area include the Buick, Oldsmobile and Cadillac Division of General Motors Corporation, the
Packard Electric Corporation Division of General Motors Corporation, St. Elizabeth's Medical Center, Western Reserve Care System and LTV Steel Tubular Products Division of Republic Steel Works. This area is also the home of Youngstown State University with approximately 16,000 students.

     Station History and Characteristics. WYTV was originally licensed in 1953 to serve Youngstown, Ohio. The Youngstown market is ranked 95th in the United States, with approximately 275,000 television households and a population of approximately 694,000. This market has a cable penetration rate of 72.3%. WYTV is broadcast on UHF channel 33 and is an ABC affiliate. The Company acquired WYTV in 1983. The other local stations with which WYTV competes are also UHF stations, one of which is an NBC affiliate and the other of which is a CBS affiliate.

     Station Performance. According to the 1995 Nielsen ratings reports, WYTV was ranked number three in its market with a 6 rating and a 17% share of households viewing television, as compared with a 6 rating and 19% share and a 6 rating and 19% share for the numbers one and two stations, respectively. As a result of this relatively even market share distribution, WYTV maintains its ability to sell advertising time at competitive rates. WYTV currently is the number two ranked news station in this market and broadcasts three hours and 12 minutes of local news programming each weekday. WYTV's special value-added local sales efforts in 1995 included the sale of a trip incentive package, the publication of two four-color coupon brochures for local retailers that were mailed to all homes in the Station's DMA, the development of vendor support for the Station's local retail advertisers, the sale and production of four special call-in programs, and the sponsorship of a year-long series of 30 second announcements as well as 30 and 60 minute programs designed to create community awareness of the role of the family in the 1990s and a season-long educational program entitled 'Weatherschool' reaching approximately 20,000 students which, in 1996, will include a computerized feature called Weather Net which will provide additional sponsorship opportunities. WYTV's first run and off-network syndicated programming includes 'Wheel of Fortune,' 'Jeopardy,' 'Roseanne,' 'Live with Regis & Kathie Lee' and 'Home Improvement.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for
WYTV:

                                                                            YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------
                                                                   1991     1992     1993     1994     1995
                                                                   -----    -----    -----    -----    -----

Net revenue growth over prior year..............................    0.7%    18.1%     1.7%    19.2%     3.4%
Broadcast cash flow margin......................................   33.0%    33.9%    32.5%    38.5%    37.8%
Station audience share..........................................   18       16       18       18       17
Station rank in market..........................................    3        3        3        3        3

KDLH-TV (CBS) DULUTH, MINNESOTA AND SUPERIOR, WISCONSIN
     Market Description. The Duluth-Superior DMA consists of 13 counties, seven of which are in northeastern Minnesota, five of which are in northwestern Wisconsin and one of which is in the upper peninsula of Michigan. Duluth, Minnesota and Superior, Wisconsin are adjacent to each other and are approximately 150 miles from Minneapolis, Minnesota. The Duluth-Superior economy, historically based on mining and shipping, also includes the fishing, food products, paper, education, medical, timber and tourism industries. Duluth is one of the major United States ports from which iron ore, taconite, coal, lumber, cement, grain, paper and chemicals are shipped. Prominent corporations with facilities in the area include Minnesota Power, US West Communications, Duluth, Missabe & Iron

Range Railway  Co., Louis  Kemp  Seafood Co.,  Lake Superior  Paper  Industries,
Potlatch Corporation, Boise Cascade, Burlington Northern Sante Fe Railway, Georgia-Pacific Corporation, U.S. Steel, National Steel Pellet Co. and NorWest Bank-Minnesota North. The region is also host to a number of colleges and universities, including the University of Minnesota-Duluth ('UMD'), UMD Medical School, College of St. Scholastica, Northland College and the University of Wisconsin-Superior. In addition, the area's extensive forests and numerous lakes have fostered a local tourism industry and attract thousands of tourists annually who camp, hike, ski, fish and boat in hundreds of state and Federal parks.

     Station History and Characteristics. KDLH-TV was originally licensed in 1954 to serve the Duluth, Minnesota -- Superior, Wisconsin metropolitan area. The Duluth-Superior market is ranked 134th in the United States, with approximately 169,000 television households and a population of approximately 407,000. This market has a cable penetration rate of 52.7%. KDLH-TV is broadcast on VHF channel 3 and is a CBS affiliate. The Company acquired KDLH-TV in 1985. KDLH-TV competes with both an ABC and NBC affiliate which are also broadcast on VHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, KDLH-TV was tied for the number two ranking in its market with a 6 rating and a 19% share of households viewing television as compared with a 7 rating and 22% share for the number one ranked station in the market and a 6 rating and 19% share for the other number two station in the market. As a result of this relatively even market share distribution, KDLH-TV maintains its ability to sell advertising time at competitive rates. KDLH-TV currently is the number three ranked news station in this market and broadcasts two hours and 25 minutes of local news programming each weekday. KDLH-TV's special value-added local sales efforts in 1995 included the production and sale of live coverage of the Dyno-American Birkebeiner cross country ski race, the introduction of a sales supportive, 16 page, four-color, glossy station magazine called 'Watch and Win Sweepstakes,' the exclusive television sponsorship of the Duluth Bayfront Blues Fest which had attendance of approximately 75,000, a special year-long incentive package for local retailers and carriage of the Minnesota High School Hockey championship games. KDLH-TV's first run and off-network syndicated programming includes 'Seinfeld,' 'Ricki Lake,' 'Jenny Jones,' 'COPS' and 'Cheers.' In January 1996, KDLH-TV commenced broadcasting Fox Sports programming.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KDLH-TV:

                                                                           YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------------
                                                                  1991      1992     1993     1994      1995
                                                                 -------    -----    -----    -----    ------

Net revenue growth (decline) over prior year..................    (5.5%)     8.7%     7.5%    15.5%    (3.4%)
Broadcast cash flow margin....................................    14.8%     23.1%    24.5%    30.8%    26.7%
Station audience share........................................    23        24       23       24       19
Station rank in market........................................     3         2        1        1        2

WIFR-TV (CBS) ROCKFORD, ILLINOIS

     Market Description. The Rockford DMA consists of five counties in northern Illinois. Rockford is approximately 80 miles west of Chicago, Illinois. The Rockford economy, historically centered on manufacturing, has recently diversified with the growth of service-based industries such as insurance and financial services. Nevertheless, manufacturing still represents the largest source of private employment in Rockford, known as the 'Fastener Capital of the World.' Prominent corporations with facilities located in the greater Rockford area include Chrysler Corporation, Sundstrand Corporation, Ingersoll Milling Machine Co., Barber-Colman Company, Newell Company, Elco Industries, Inc. and Warner-Lambert Company. One of the largest employers in the service industry in this area is Rockford Memorial Hospital. Other service industry employers in the area include Pioneer Life Insurance Company, AMCORE Bank N.A., Aetna Life & Casualty and Blue Cross/Blue Shield of Illinois. Additionally, United Parcel Service completed construction of a major facility at the Rockford Airport in late 1994, which functions as its distribution center for the entire mid-western region of the United States.

     Station History and Characteristics. WIFR-TV was licensed in 1965 to Freeport, Illinois to serve the greater Rockford market. Rockford is the 136th largest market in the United States, with approximately 164,000 television households and a population of approximately 417,000. This market has a cable penetration rate of 68.4%. WIFR-TV is broadcast on UHF channel 23 and is a CBS affiliate. The Company acquired WIFR-TV in 1986. There are three other licensed commercial television stations in the Rockford market, of which two are UHF stations and one is a VHF station. Although the VHF station's signal extends to a larger geographical area than any of the UHF stations, including WIFR-TV, such area is outside the Rockford DMA and does not impact audience ratings or shares within the DMA. The other three stations in this market are affiliated with ABC, NBC and Fox.

     Station Performance. According to the 1995 Nielsen ratings reports, WIFR-TV was tied for the number one ranking in its market with a 5 rating and a 19% share of households viewing television. WIFR-TV currently is the number one ranked news station in this market and broadcasts three hours and fifteen minutes of local news programming each weekday. WIFR-TV captured 30% of the total television revenues available in its market in 1995 based upon a report by an independent accounting firm using the most recent available data submitted by all Rockford stations. WIFR-TV's special value-added local sales efforts in 1995 included three week-long 'Our Town' promotions, a winter sale-a-thon, a health matters and family matters live line program and a season-long educational program entitled 'Weatherschool.' WIFR-TV is also this market's Big Ten Football and Basketball network station. WIFR-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'The Maury Povich Show,' 'Roseanne' and 'Inside Edition.' Beginning in 1996, WIFR-TV will add 'Doctor Quinn, Medicine Woman' and 'Mad About You' to its syndicated programming line-up.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WIFR-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (7.6%)    11.4%      6.6%     18.4%     (3.1%)
Broadcast cash flow margin.................................    44.1%     46.0%     45.5%     50.1%     43.6%
Station audience share.....................................    21        23        24        24        19
Station rank in market.....................................     2         1         1         1         1

KHQA-TV (CBS) QUINCY, ILLINOIS AND HANNIBAL, MISSOURI

     Market Description. The Quincy-Hannibal DMA consists of 18 counties, eight of which are in western Illinois, nine of which are in northeastern Missouri and one of which is in southeastern Iowa. Quincy, Illinois and Hannibal, Missouri are situated on opposite sides of the Mississippi River approximately 100 miles northwest of St. Louis, Missouri. The Quincy-Hannibal economy is predominantly agricultural. This market is considered one of the largest soybean, hog and corn producing areas in the nation. Prominent corporations with facilities in this market include Moorman Manufacturing Company, American Cyanamid Company,
Pillsbury, Inc., Quincy Soybean Co., Harris Corporation, Shaeffer Pen and Buckhorn Rubber Products.

     Station History and Characteristics. KHQA-TV was originally licensed in 1953 to serve the greater Quincy, Illinois-Hannibal, Missouri market. The Quincy-Hannibal market is ranked 158th in the United States, with approximately 117,000 television households and a population of approximately 286,000. This market has a cable penetration rate of 60.6%. KHQA-TV is broadcast on VHF channel 7 and is a CBS affiliate. The Company acquired KHQA-TV in 1986. There is one other station in this market, a NBC affiliate carried on a VHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KHQA-TV was ranked number one in its market with an 8 rating and a 26% share of households viewing television. KHQA-TV currently is the number two ranked news station in this market and broadcasts two hours and 17 minutes of local news programming each weekday. KHQA-TV's special value-added local sales efforts in 1995 included two local home shopping programs, a Mother's Day Get-A-Way Give-A-Way promotion, a scholarship essay contest for high school students, a Home for the Holidays promotion, a season-long educational program entitled 'Weatherschool' and a 'Weatherline,' which viewers can call to obtain local forecasts. KHQA-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Jeopardy,' 'Seinfeld' and 'Cheers.'

     In 1993, the Quincy-Hannibal market was severely impacted by the flooding of the Mississippi River. The flood adversely affected both local and national advertising revenues of KHQA-TV during the second, third and fourth quarters of 1993. However, during the first quarter of 1994, local and regional revenues returned to normal levels. During the second and third quarters of 1993, the Station sponsored an on-going 'Flood Aid' promotional campaign to raise financial support for flood victims and local social service agencies assisting in flood relief throughout the Station's DMA.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KHQA-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (13.7%)     5.4%     (1.5%)    17.8%      2.7%
Broadcast cash flow margin.................................    40.0%     37.3%     30.1%     38.2%     33.3%
Station audience share.....................................    26        31        32        31        26
Station rank in market.....................................     1         1         1         1         1

WTVY-TV (CBS) DOTHAN, ALABAMA AND PANAMA CITY, FLORIDA

     Market Description. WTVY-TV is one of the few stations in the United States that serves two DMAs. The Dothan DMA consists of six counties, five of which are in southeastern Alabama and one of which is in southwestern Georgia. Dothan is located approximately 80 miles southeast of Montgomery, Alabama and 65 miles north of Panama City, Florida. The Panama City DMA consists of nine counties in the middle of the Florida Panhandle.

     The Dothan economy, historically agricultural, is currently evenly distributed among the service, manufacturing and agricultural sectors. Dothan is known as the 'Peanut Capital of the World.' Peanuts account for half of the area's farm income, with cattle, poultry, corn, wheat, soybeans, cotton, fruits and vegetables making up the other half. Prominent corporations with facilities in the area include the Sony Corporation, Perdue Farms, Inc., General Electric Company and AAA Cooper Transport Company. Dothan is also home to the area's largest regional shopping mall, two regional hospitals and five educational institutions offering collegiate, technical and vocational studies. The Dothan DMA is also the site of the Fort Rucker United States Army Aviation Station. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Panama City is the county seat of Bay County, Florida and is located on the Gulf of Mexico at the mouth of St. Andrew's Bay. The Panama City economy is heavily based on year-round tourism as a result of its affordability when compared to other Florida beach areas. Prominent corporations in the area include the Champion Paper Company and Stone Container Corporation, as well as more than 100 other manufacturers. The Panama City DMA is also the site of the Tyndall United States Air Force Base and the Coastal Systems Station of the United States Navy. Currently these locations are not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. In addition, Panama City has a foreign trade zone and deep water port, rail transportation and easy access to Interstate-10, the Jacksonville, Florida to New Orleans, Louisiana Interstate highway.

     Station History and Characteristics. WTVY-TV, originally licensed in 1955 to serve the Dothan, Alabama metropolitan area, currently serves the DMAs of Dothan, Alabama and Panama City, Florida. The Dothan market is ranked 172nd in the United States, with approximately 86,000 television households and a population of approximately 219,000, while the Panama City market is ranked 159th with approximately 110,000 television households and a population of approximately 275,000. The Dothan market has a cable penetration rate of 65.8% and the Panama City market has a cable penetration rate of 68.3%. If combined, these two markets would rank as the 123rd largest market in the United States. WTVY-TV is broadcast on VHF channel 4 and is a CBS affiliate. The Company acquired WTVY-TV on March 31, 1995. WTVY-TV competes with two other stations in the Dothan market, affiliates of ABC and Fox which broadcast on UHF channels. In the Panama City market, WTVY-TV competes with three other commercial stations, affiliates of ABC and NBC which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, WTVY-TV was ranked number one in the Dothan market with a 9 rating and a 29% share of households viewing television. It was also ranked third in the Panama City market with a 4 rating and a 13% share of households viewing television. WTVY-TV currently is the number one ranked news station in the Dothan market and broadcasts four hours of local news programming each weekday, including a new 6:00 a.m. to 7:00 a.m. news program added in August 1995.
WTVY-TV's special value-added local sales efforts in 1995 included the production of a live call-in program entitled 'Health Matters' in which viewers could speak with local doctors and hospital representatives, a weekly program concerning local community affairs issues entitled 'Community Focus' and student of the week news segments. WTVY-TV's first run and off-network syndicated programming includes 'Wheel of Fortune' and 'Roseanne.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTVY-TV (for all periods prior to March 31, 1995, the data pertains to the operation of WTVY-TV under former ownership):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (9.4%)    (9.3%)     6.8%     21.4%     (6.8%)
Broadcast cash flow margin.................................    47.1%     41.2%     33.5%     43.9%     34.4%
Station audience share(a)..................................    35        33        33        31        29
Station rank in market(a)..................................     1         1         1         1         1

------------

 (a) Station audience share and rank in market provided for Dothan, Alabama DMA only.

WBKO-TV (ABC) BOWLING GREEN, KENTUCKY

     Market Description. The Bowling Green DMA consists of seven counties in southcentral Kentucky. Bowling Green is approximately 110 miles south of Louisville, Kentucky and 60 miles north of Nashville, Tennessee. Bowling Green lies between two different geographic regions: the 'Pennyroyal,' a rural area where agriculture and mining are major factors in the economy, and the 'Bluegrass,' a region featuring rich soil and rolling hills on which some of the most prominent thoroughbred horse farms in the world are located. Prominent corporations with facilities in this area include Fruit of the Loom, General Motors Corvette Assembly Division, the Holley Division of Coltec Industries, Eaton Corporation, Lord Corporation, Pan American Mills, Inc., Country Oven Bakery Division of Kroger Stores, Inc. and Hills Pet Products. Bowling Green is also the home of Western Kentucky University with approximately 16,000 students and 2,500 employees.

     Station History and Characteristics. WBKO-TV was originally licensed in 1962 to serve southcentral Kentucky. The Bowling Green market is ranked 181st in the United States, with approximately 68,000 television households and a population of approximately 170,000. This market has a cable penetration rate of 56.7%. WBKO-TV is broadcast on VHF channel 13 and is an ABC affiliate. The Company acquired WBKO-TV in 1983. The only other local commercial station broadcasting in this market is a Fox affiliate which broadcasts on a UHF channel. WBKO-TV also competes to some extent with three stations broadcasting from Nashville, Tennessee.

     Station Performance. According to the 1995 Nielsen ratings reports, WBKO-TV was ranked number one in its market with a 10 rating and a 36% share of households viewing television. WBKO-TV has been ranked first in this market since its acquisition by the Company. WBKO-TV currently is the number one ranked news station in this market and broadcasts three hours of local news programming each weekday. WBKO-TV's special value-added local sales efforts in 1995 included the sale and production of a number of live broadcasts of Western Kentucky
University basketball games, the sale and production of a men's and women's Western Kentucky University basketball coaches show, a live 30 minute call-in program on personal finance and a year-long series of news stories, announcements and vignettes entitled 'Kids First' which emphasized positive news about youth and their involvement in the Bowling Green community. WBKO-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Live with Regis & Kathie Lee' and 'Home Improvement.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WBKO-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    11.7%     (4.1%)     8.0%     17.5%     10.8%
Broadcast cash flow margin.................................    50.1%     47.8%     47.6%     49.4%     53.3%
Station audience share.....................................    39        39        40        39        36
Station rank in market.....................................     1         1         1         1         1

WTOK-TV (ABC) MERIDIAN, MISSISSIPPI

     Market Description. The Meridian DMA consists of seven counties, five of which are in eastern Mississippi and two of which are in western Alabama. Meridian is approximately 150 miles west of Montgomery, Alabama and 90 miles east of Jackson, Mississippi. The Meridian economy, traditionally based on the cattle and timber industries, has recently evolved into a medical and financial hub for eastern Mississippi and western Alabama. In addition, Meridian's favorable industrial climate has lured over 100 manufacturing plants to the area, including Peavey Electronics Corporation, James River Corp., Avery Dennison Stationery Products Division and the Delco-Remy Division of General Motors. There are also many large hospitals in the area, including Rush Foundation Hospital, East Mississippi State Hospital, Riley Memorial Hospital and Jeff Anderson Regional Medical Center, which together employ over 3,800 individuals. Meridian is also site of the Meridian Naval Air Station, a United States Naval training facility. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. Additionally, property has recently been cleared for a ground breaking of a long awaited regional mall to be built in Meridian. The target date for completion of the mall is the fall of 1997.

     Station History and Characteristics. WTOK-TV was originally licensed in 1953 to serve Meridian, Mississippi. The Meridian market is ranked 182nd in the United States, with approximately 66,000 television households and a population of approximately 173,000. This market has a cable penetration rate of 52.4%. WTOK-TV is broadcast on VHF channel 11 and is an ABC affiliate. The Company acquired WTOK-TV in 1988. The other two commercial stations in the market, affiliates of NBC and CBS, are broadcast on UHF channels with considerably smaller broadcast coverage than WTOK-TV. The CBS affiliate recommenced broadcasting in April 1994 after ceasing operations in April 1992. In August 1995, the CBS and NBC affiliates entered into a local marketing agreement pursuant to which the CBS affiliate would manage the NBC affiliate.

     Station Performance. According to the 1995 Nielsen ratings reports, WTOK-TV was ranked number one in its market with a 10 rating and a 32% share of households viewing television. WTOK-TV has been ranked first in this market since its acquisition by the Company. WTOK-TV currently is the number one ranked news station in this market and broadcasts two hours and 49 minutes of local news programming each weekday. WTOK-TV's special value-added local sales efforts in 1995 included the production of a live call-in program on the subject of health, the staging of a year-long series of 30 second announcements, news features and programs aimed at increasing public awareness of the needs of children in today's society and the production of several one hour 'Town Meetings' on topics such as the needs of all levels of education in the Meridian area and economic development in the Station's DMA. Additionally, a tie-in advertising opportunity, combining television and direct mail through a full color magazine, was distributed to 45,000 homes in the area in October 1995. WTOK-TV's first run syndicated programming includes 'The Oprah Winfrey Show,' 'Sally Jesse Raphael' and 'Wheel of Fortune.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTOK-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (0.6%)     1.8%      7.0%      6.9%      3.4%
Broadcast cash flow margin.................................    43.1%     37.2%     39.4%     39.6%     38.4%
Station audience share.....................................    44        40        38        37        32
Station rank in market.....................................     1         1         1         1         1

WTAP-TV (NBC) PARKERSBURG, WEST VIRGINIA

     Market Description. The Parkersburg DMA consists of three counties, two of which are in western West Virginia and one of which is in eastern Ohio. Parkersburg is located at the confluence of the Little Kanawha and the Ohio rivers, approximately 140 miles from Pittsburgh, Pennsylvania and approximately 75 miles from Charleston, West Virginia. The Parkersburg economy is evenly distributed among the manufacturing and services sectors. A number of prominent companies maintain facilities in the Parkersburg market, including E. I. du Pont de Nemours & Co., General Electric Plastics, Shell Chemical, Ames Company, Nashua Photo, Inc. and Schott Scientific Glass, Inc. The area is also home to the Bureau of Public Debt, the printer for all United States government bonds, as well as several regional educational institutions including West Virginia University at Parkersburg, Ohio Valley College and Marietta College.

     Station History and Characteristics. WTAP-TV was originally licensed in 1953 and is the only commercial television station licensed to serve the Parkersburg market. The Parkersburg market is ranked 184th in the United States, with approximately 61,500 television households and a population of approximately 153,000. This market has a cable penetration rate of 76.4%. WTAP-TV is broadcast on UHF channel 15 and is an NBC affiliate. The Company acquired WTAP-TV in 1979. Other network affiliated stations, including one NBC affiliate, located in Charleston, West Virginia and Columbus, Ohio are carried on cable systems in Parkersburg, but are not part of the Parkersburg DMA.

     Station Performance. According to the 1995 Nielsen ratings reports, WTAP-TV had a 9 rating and a 29% share of households viewing television. WTAP-TV currently broadcasts two hours and 35 minutes of local news programming each weekday, including 30 minutes which were added in mid-1995. WTAP-TV's special value-added local sales efforts in 1995 included a year-long series of news features on outstanding community volunteers, the production of special high school athlete of the week awards, a program entitled 'Prom Promise' focusing on drug and alcohol prevention for high school students on prom night and a three-day celebration of the 'Parkersburg Homecoming Festival.' WTAP-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Jeopardy,' 'Ricki Lake,' 'Home Improvement,' 'Seinfeld' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTAP-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth over prior year.........................    10.7%     16.3%     11.1%     21.8%     10.4%
Broadcast cash flow margin.................................    36.4%     41.3%     44.3%     49.0%     48.2%
Station audience share.....................................    26        30        27        27        29
Station rank in market.....................................     1         1         1         1         1

WHSV-TV (ABC) HARRISONBURG, VIRGINIA

     Market Description. The Harrisonburg DMA consists of three counties, one of which is in northwestern Virginia and two of which are in northeastern West Virginia. Harrisonburg is located in the Shenandoah Valley between the Appalachian and Blue Ridge Mountains, approximately 110 miles west of Washington, D.C. and 110 miles northwest of Richmond, Virginia. The Harrisonburg economy has been growing rapidly over the past several years. Several prominent companies have established regional operations in the Harrisonburg market, including the Coors Brewing Company and R.R. Donnelly & Sons Co., Inc. Other companies in this area include Rocco Turkey, Inc., WLR Foods, Inc., Tyson Foods, Inc., Hershey Co., Owens-Brockway Plastics & Closures and Merck & Co., Inc. Harrisonburg is also the home of James Madison University, the largest state university in the Virginia University system with approximately 13,000 students.

     Station History and Characteristics. Since its inception in 1953, WHSV-TV has been the only VHF commercial television station serving the Harrisonburg market. The Harrisonburg market is ranked 201st in the United States, with approximately 40,000 television households and a population of approximately 103,000. This market has a cable penetration rate of 67.3%. WHSV-TV is broadcast on VHF channel 3 and is an ABC affiliate. The Company acquired WHSV-TV in 1986. The Station is also carried on a UHF translator on channel 64 in the adjacent Charlottesville, Virginia market. The higher costs for advertising in surrounding urban areas results in a competitive advantage for WHSV-TV in attracting local advertising revenues.

     Station Performance. According to the 1995 Nielsen ratings reports, WHSV-TV had a 7 rating and a 29% share of households viewing television. WHSV-TV currently broadcasts two hours and 45 minutes of local news programming each weekday, including one hour which was added in October 1995. WHSV-TV's special value-added local sales efforts in 1995 included production of a Fourth of July 'Sky Concert' and fireworks show, a weekly student-athlete of the week news segment, a locally produced Friday night high school football wrap-up show called 'The EndZone' and a holiday shopping program featuring local retailers. WHSV-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Jeopardy,' 'Home Improvement' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WHSV-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............     4.5%      5.2%      7.3%      4.6%     (2.1%)
Broadcast cash flow margin.................................    55.5%     55.6%     57.4%     57.9%     53.4%
Station audience share.....................................    35        34        33        29        29
Station rank in market.....................................     1         1         1         1         1

  STAUFFER STATIONS

KCOY-TV (CBS) SANTA BARBARA, SANTA MARIA AND SAN LUIS OBISPO, CALIFORNIA

     Market Description. The Santa Barbara - Santa Maria - San Luis Obispo DMA consists of three counties on the southcentral coast of California. Santa Maria is approximately 170 miles north of Los Angeles and 270 miles south of San
Francisco. The region has a stable economic base which includes agriculture, transportation, oil, tourism and manufacturing. Prominent corporations with facilities in the area include Raytheon Company, Delco Systems Operations, Chevron USA, Santa Barbara Research (a subsidiary of the Hughes Corporation), Applied Magnetics Corp. and Lockheed-Martin. The area is also site of the Vandenberg United States Air Force Base with approximately 8,400 military, civil service and civilian employees. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. Additionally, the University of California at Santa Barbara and California Polytechnic University, with an aggregate student population of approximately 34,000, are located within this DMA.

     Station History and Characteristics. KCOY-TV was originally licensed in 1964 to serve Santa Maria, California. The Santa Barbara - Santa Maria - San Luis Obispo market is ranked 115th in the United States, with approximately 211,000 television households and a population of approximately 564,000. This market has a cable penetration rate of 85.7%. KCOY-TV is broadcast on VHF channel 12 and is a CBS affiliate. There are three other commercial stations in this market, ABC and NBC affiliates which broadcast on VHF channels and an independent station which broadcasts on a UHF channel. Until recently, KCOY-TV was negatively impacted by the cable television retransmission in Santa Barbara of KCBS, Los Angeles, California. However, in September 1995, KCOY-TV was granted non-duplication protection against KCBS and is now the only CBS affiliate whose programming is available on the Santa Barbara cable system.

     Station Performance. According to the 1995 Nielsen ratings reports, KCOY-TV was ranked number three in its market with a 3 rating and an 11% share of households viewing television compared to a 5 rating and 17% share and a 3 rating and 12% share for the numbers one and two stations, respectively. KCOY-TV currently is the number two ranked news station in this market and broadcasts two hours of local news programming each weekday. KCOY-TV's special value-added local sales efforts in 1995 included a 12-month sponsorship of the close captioning of newscasts, a three-week series entitled 'Child Lure' concerning protecting children from abduction, a series of vignettes entitled 'Health
Minutes' providing important health information, publication of the 'KCOY Weather Almanac' and the production of a Friday night high school football program called 'High School Game Day.' KCOY-TV's first run and off-network syndicated programming includes 'The Maury Povich Show,' 'Montel Williams' and 'Golden Girls.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KCOY-TV:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------
                                                                                     1993      1994      1995
                                                                                    ------    ------    -------

Net revenue growth (decline) over prior year.....................................   (6.9%)    21.0%     (16.2%)
Broadcast cash flow margin.......................................................   13.1%     22.8%      18.1%
Station audience share...........................................................   13        15         11
Station rank in market...........................................................    3         2          3

WIBW-TV (CBS) TOPEKA, KANSAS

     Market Description. The Topeka DMA consists of 14 counties in northeastern Kansas. Topeka, the capital of Kansas, is located near the geographic center of the United States, approximately 60 miles west of Kansas City, Missouri and 120 miles south of Omaha, Nebraska. This area's diversified economy includes concentrations in the agriculture, manufacturing and service industries. Major employers in this market include Goodyear Tire & Rubber Company, Payless ShoeSource, Jostons Printing and Publishing, Hallmark Cards, Inc., Frito-Lay, Inc., Burlington Northern Santa Fe Railway, Blue Cross/Blue Shield of Kansas, Stormont-Vail Regional Medical Center and Menninger Hospital and School of Psychiatric Medicine. The region is also home to several universities including the University of Kansas, Kansas State University, Washburn University of Topeka and Emporia State University, with an aggregate student population in excess of 60,000.

     Station History and Characteristics. WIBW-TV was originally licensed in 1953 to serve Topeka, Kansas. The Topeka market is ranked 140th in the United States with approximately 154,000 television households and a population of 384,000. This market has a cable penetration rate of 73.1%. WIBW-TV is broadcast on VHF channel 13 and is a CBS affiliate. The other two commercial stations in the market, affiliates of ABC and NBC, are broadcast on UHF channels with smaller broadcast coverage than WIBW-TV.

     Station Performance. According to the 1995 Nielsen ratings reports, WIBW-TV was ranked number one in its market with a 6 rating and a 23% share of households viewing television. WIBW-TV currently is the number one ranked news station in this market and broadcasts two hours and 50 minutes of local news programming each weekday. WIBW-TV's special value-added local sales efforts in 1995 included the sale of a trip incentive package, a long-term educational program entitled 'Baby Your Baby' concerning prenatal care which included vignettes, a live call-in program and a community charity baby shower, a weekly segment and annual live call-in program on general health issues called 'To Your Health,' a high school player of the week award and the sponsorship of the 'Bridal Fair,' 'Health & Fitness Expo' and 'Women's Show.' WIBW-TV's first run syndicated programming includes 'Wheel of Fortune,' 'Montel Williams' and 'Star
Trek: Deep Space 9.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WIBW-TV:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                     --------------------------
                                                                                      1993      1994      1995
                                                                                     ------    ------    ------
Net revenue growth (decline) over prior year......................................    6.2%     13.4%     (9.4%)
Broadcast cash flow margin........................................................   30.7%     39.5%     31.7%
Station audience share............................................................   28        28        23
Station rank in market............................................................    1         1         1

KMIZ(TV) (ABC) COLUMBIA AND JEFFERSON CITY, MISSOURI

     Market Description. The Columbia-Jefferson City DMA consists of 13 counties in central Missouri. Columbia and Jefferson City, approximately 30 miles apart, are situated in the center of Missouri within 130 miles of Kansas City, Missouri to the west and St. Louis, Missouri to the east. The Columbia-Jefferson City economy is based primarily on education, health, insurance and agriculture. Additionally, Jefferson City is the capital of Missouri adding governmental employment to the economic base of the area that has been called a recession resistant community due to its diversity and stable economy. Prominent corporations with facilities in this market include Toastmaster, Inc., State Farm Insurance Companies, Shelter Insurance Companies, Quaker Oats, Oscar Mayer Foods Corporation, Scholastic Books, ABB Power T&D Company and A.B. Chance Company. The area is also home to the University of Missouri, with approximately 24,000 students and 13,000 employees. In addition, the Fort Leonard Wood United States Army Base and the Whitman United States Air Force Base are located within this market. Currently, these locations are not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. KMIZ(TV) was originally licensed in 1971 to serve the Columbia-Jefferson City, Missouri area. The Columbia-Jefferson City market is ranked 146th in the United States, with approximately 140,000 television households and a population of approximately 356,000. This market has a cable penetration rate of 59.7%. KMIZ(TV) is broadcast on UHF channel 17 and is an ABC affiliate. The two other commercial stations in the market, affiliates of CBS and NBC, are broadcast on VHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, KMIZ(TV) was ranked number three in its market with a 4 rating and a 13% share of households viewing television. KMIZ(TV) currently is the number three news station in this market and broadcasts one hour and 30 minutes of local news programming each weekday. KMIZ(TV)'s special value-added local sales efforts in 1995 included the sponsorship and live broadcast of the 'Fire in the Sky' Fourth of July fireworks celebration, a year-long series of vignettes promoting the efforts of local not-for-profit organizations entitled 'Leadership in Mid Missouri,' production of live call-in programs on local college and professional sports called 'Sports Line' and production of a special program on asthma in conjunction with the American Lung Association. KMIZ(TV)'s first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Seinfeld' and 'Married . . . With Children.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KMIZ(TV):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                     --------------------------
                                                                                      1993      1994      1995
                                                                                     ------    ------    ------
Net revenue growth over prior year................................................    4.4%     15.2%     17.1%
Broadcast cash flow margin........................................................   17.3%     24.5%     24.2%
Station audience share............................................................   12        12        13
Station rank in market............................................................    3         3         3

KGWC-TV (CBS) CASPER, WYOMING
KGWL-TV (CBS) LANDER, WYOMING
KGWR-TV (CBS) ROCK SPRINGS, WYOMING

     Market Description. The Casper-Riverton DMA consists of six counties in central Wyoming. Casper is located approximately 290 miles southeast of Billings, Montana and 275 miles north of Denver, Colorado. The Casper economy, historically centered on oil and agriculture, has recently diversified with the growth of its service sector. Major employers in the area include the Wyoming Medical Center, Wotco, Inc, Conoco, True Oil & Affiliates and Rissler McMurry. Casper is also home to Casper College and the University of Wyoming-Casper, with an aggregate student population of approximately 4,500.

     In order to properly serve the vast geographic area covered by the Casper-Riverton DMA, KGWC-TV operates two satellite television stations, KGWL-TV in Lander, Wyoming and KGWR-TV in Rock Springs, Wyoming. Lander is located in Freemont County approximately 120 miles west of Casper. Rock Springs is located in Sweetwater County approximately 165 miles southwest of Casper. The satellite stations serve sparsely populated rural areas which lack the resources to support full-service broadcast operations unrelated to the parent Station's more populous communities.

     Station History and Characteristics. KGWC-TV, originally licensed in 1980 to serve Casper, Wyoming, also serves Lander, Wyoming through satellite station KGWL-TV and Rock Springs, Wyoming through satellite station KGWR-TV. The Casper-Riverton market is ranked 192nd in the United States, with approximately 50,000 television households and a population of approximately 125,000. This market has a cable penetration rate of 68.9%. KGWC-TV is broadcast on UHF channel 14 and is a CBS affiliate. KGWL-TV, broadcast on VHF channel 5, and KGWR-TV, broadcast on VHF channel 13, are operated as S-1 satellite stations receiving all of their programming from KGWC-TV. KGWC-TV competes with two other commercial stations in this market, an NBC affiliate which broadcasts on a VHF channel and an ABC/Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KGWC-TV was ranked number two in its market with a 3 rating and a 12% share of households viewing television. KGWC-TV currently is tied for the number two news ranking in this market and broadcasts one hour and five minutes of local news programming each weekday. KGWC-TV's special value-added local sales efforts in 1995 included special coverage of the Powder River Rodeo Association Season Finale Rodeo (the last stop on the National Finals Rodeo circuit) including interviews, news segments and a 'Cutest Little Cowboy & Cowgirl' contest, sponsorship of the local and state-wide 'Catch a Rising Star' talent contest, sponsorship of the Classicfest, Karaoke Fest and Slam Fest, all part of a special summer festival culminating with a Fourth of July celebration, and a daily community events program entitled 'Wyoming Wake Up.' KGWC-TV's first run syndicated programming includes 'Live with Regis & Kathie Lee,' 'Ricki Lake,' 'Jenny Jones' and 'Hard Copy.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KGWC-TV (including its satellite stations):

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                   ----------------------------
                                                                                    1993       1994      1995
                                                                                   -------    ------    -------
Net revenue growth (decline) over prior year....................................   (12.5%)     2.9%     (27.0%)
Broadcast cash flow margin......................................................    (7.7%)     9.0%     (15.0%)
Station audience share..........................................................    16        11         12
Station rank in market..........................................................     2         3          2

KGWN-TV (CBS) CHEYENNE, WYOMING
KSTF-TV (CBS) SCOTTSBLUFF, NEBRASKA
KTVS-TV (CBS) STERLING, COLORADO

     Market Description. The Cheyenne-Scottsbluff-Sterling DMA consists of the three counties, two in southeastern Wyoming and one in western Nebraska. Cheyenne, the state capital of Wyoming, is located approximately 100 miles north of Denver, Colorado. The Cheyenne economy is supported primarily by government, transportation, tourism, services and light manufacturing. Significant employers in the area include Union Pacific Railroad, United Medical Center, Veteran's Administration Hospital, Safecard and Frontier Oil Refinery. Cheyenne is also home to the F. E. Warren United States Air Force Base, which employs more than 4,000 people in military and civilian capacities. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     In order to properly serve the Cheyenne-Scottsbluff-Sterling DMA, KGWN-TV operates two satellite television stations, KSTF-TV in Scottsbluff, Nebraska and KTVS-TV in Sterling, Colorado. Scottsbluff is located in Scotts Bluff County, Nebraska approximately 100 miles northeast of Cheyenne.

Sterling is located in Logan County, Colorado approximately 100 miles southeast of Cheyenne. The satellite stations serve sparsely populated rural areas which lack the resources to support full-service broadcast operations unrelated to the parent Station's more populous communities.

     Station History and Characteristics. KGWN-TV, originally licensed in 1954 to serve Cheyenne, Wyoming, also serves Scottsbluff, Nebraska through satellite station KSTF-TV and Sterling, Colorado through satellite station KTVS-TV. Since first going on the air, KGWN-TV has been the only home market station in the city of Cheyenne and Laramie County. The Cheyenne-Scottsbluff-Sterling market is ranked 193rd in the United States with approximately 50,000 television households and a population of approximately 123,000. This market has a cable penetration rate of 73.0%. KGWN-TV is broadcast on VHF channel 5 and is a CBS affiliate. KSTF-TV, broadcast on VHF channel 10, and KTVS-TV, broadcast on VHF channel 3, are operated as S-2 satellites receiving a substantial portion of their programming from KGWN-TV. However, as S-2 satellites, KSTF-TV and KTVS-TV broadcast some self-produced local programming which is not provided by KGWN-TV. KGWN-TV competes with two other commercial stations in the Cheyenne market, a satellite station of an ABC affiliate in Casper, Wyoming which broadcasts Fox programming in Cheyenne, and a satellite station of an NBC affiliate, both of which satellite stations broadcast on UHF channels. KSTF-TV competes with one other commercial station in the Scottsbluff market, a satellite station of an ABC affiliate which broadcasts on a VHF channel. KTVS-TV competes to some extent with several stations broadcasting from Denver, Colorado.

     Station Performance. According to the 1995 Nielsen ratings reports, KGWN-TV was ranked number one in its market with a 5 rating and a 20% share of households viewing television. KGWN-TV currently is the number one news station in this market and broadcasts one hour and 10 minutes of local news programming each weekday. KGWN-TV's special value-added local sales efforts in 1995 included live and promotional coverage of Cheyenne Frontier Days, a 10-day western celebration featuring the world's largest outdoor rodeo, live and promotional coverage of the Laramie County Small Business Showcase, a daily five-minute program highlighting local not-for-profit organizations and community activities entitled '5 In The Morning' and the live broadcast of the 'Fire in the Sky' Fourth of July celebration. KGWN-TV's first run syndicated programming includes 'Live with Regis & Kathie Lee,' 'Ricki Lake' and 'Jenny Jones.'

     KSTF-TV has the largest television production facilities in western Nebraska and broadcasts 12 local newscasts each week. KSTF-TV also produced a variety of local specials in 1995 including the annual 'Crimestoppers Telethon,' as well as extensive news coverage of such activities as the 'Oregon Trail Days' and other local events.

     KTVS-TV produces the only local news program in the Sterling area. KTVS-TV broadcasts 12 local newscasts each week. KTVS-TV also broadcasts two self-produced weekly programs, 'Government in Action,' focusing on government and politics, and 'Plains Talk,' focusing on public service.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KGWN-TV (including its satellite stations):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------
                                                                                     1993      1994      1995
                                                                                    ------    ------    -------
Net revenue growth (decline) over prior year.....................................   (7.7%)    12.1%     (12.6%)
Broadcast cash flow margin.......................................................   19.6%     30.3%      22.4%
Station audience share...........................................................   24        22         20
Station rank in market...........................................................    1         1          1

  BRISSETTE STATIONS

WMTV(TV) (NBC) MADISON, WISCONSIN

     Market Description. The Madison DMA consists of 11 counties in southwestern Wisconsin. Recent growth in the area has increased the population in the Madison DMA, moving it from the 93rd largest market in 1991 to the 83rd largest market in 1995. Madison, the Wisconsin state capital, is located in southcentral Wisconsin, 150 miles north of Chicago, Illinois and 75 miles west of Milwaukee, Wisconsin. The Madison economy is a diverse and stable balance of the industrial, governmental and service sectors. Additionally, agricultural production of corn, alfalfa, tobacco, oats, eggs, cattle, hogs and, of course, dairy products have greatly contributed to further stability in the local economy. Many of the country's leading insurance companies, including American Family Mutual Insurance Group, CUNA Mutual Insurance Group and General Casualty have facilities in Madison. Other prominent corporations with facilities in the area include General Motors Corporation, Meriter Health Services, Oscar Mayer Foods Corporation, Famous Footwear, Lands' End and Rayovac Corporation. Madison is also home to the University of Wisconsin, with approximately 40,000 students.

     Station History and Characteristics. WMTV(TV) was originally licensed in 1953 to serve Madison, Wisconsin. The Madison market is ranked 83rd in the United States, with approximately 308,000 television households and a population of approximately 775,000. This market has a cable penetration rate of 61.5%. WMTV(TV) is broadcast on UHF channel 15 and is an NBC affiliate. There are three other commercial television stations in the Madison DMA, a CBS affiliate which broadcasts on a VHF channel and ABC and Fox affiliates which broadcast on UHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WMTV(TV) was tied for the number two ranking in its market with a 4 rating and a 14% share of households viewing television. WMTV(TV) currently is the number three ranked news station in this market and broadcasts two hours and 19 minutes of local news programming each weekday. WMTV(TV)'s special value-added local sales efforts in 1995 included a weekly series of educational programs entitled 'Honor Roll,' the publication of five issues of a newspaper entitled 'Kids Matter' distributed to approximately 27,000 grade school students featuring art and literary works of local students, quarterly sponsorship of six web page segments covering the Station's history, news, weather, sports, programming and personality profiles, the sale of trip incentive packages, a season-long high school football series entitled 'Game Day' and local coverage of University of Wisconsin and other Big Ten conference basketball and football games. WMTV(TV)'s first run syndicated programming includes 'Wheel of Fortune' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WMTV(TV):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (9.3%)     7.1%     (3.8%)    10.4%      9.9%
Broadcast cash flow margin.................................    51.8%     49.3%     50.2%     51.3%     50.6%
Station audience share.....................................    14        15        13        13        14
Station rank in market.....................................     3         3         3         3         2

WWLP(TV) (NBC) SPRINGFIELD AND HOLYOKE, MASSACHUSETTS

     Market Description. The Springfield-Holyoke DMA consists of three counties in midwestern Massachusetts running north to south between the New Hampshire/Vermont and Connecticut state borders. Springfield is located in the Pioneer Valley, approximately 25 miles north of Hartford, Connecticut and 85 miles east of Boston, Massachusetts. The Springfield economy has a diversified industrial base. The area's most prominent employers include Massachusetts Mutual Life Insurance Company, Milton Bradley, Inc., Monsanto Company, Friendly Ice Cream Corporation, Spalding Sports Worldwide, Stanhome, Inc. and Baystate Medical Center. Many universities and colleges are located in this region, including, the University of Massachusetts, with a student population of approximately

23,000, Amherst College, Smith College and Mount Holyoke College. Springfield is also the home of the Naismith Memorial Basketball Hall of Fame.

     Station History and Characteristics. WWLP(TV) was originally licensed in 1953 to serve the greater Springfield area. Springfield-Holyoke is the 102nd largest market in the United States, with approximately 242,000 television households and a population of approximately 613,000. This market has a cable penetration rate of 81.8%. WWLP(TV) is broadcast on UHF channel 22 and is an NBC affiliate. The only other commercial television station in this market is an ABC affiliate which also broadcasts on a UHF channel. WWLP(TV) also competes with a CBS affiliate on a VHF channel and, to a lesser extent, a Fox affiliate on a UHF channel both of which are broadcast from Hartford, Connecticut.

     Station Performance. According to the 1995 Nielsen ratings reports, WWLP(TV) was ranked number one in its market with an 7 rating and 21% share of households viewing television. WWLP(TV) is the number one ranked news station in this market and currently broadcasts four hours and 32 minutes of local news programming each weekday. WWLP(TV)'s special value-added local sales efforts in 1995 included 'As Schools Match Wits,' the nation's longest running locally produced quiz show in which area high school students compete academically, and a home showcase by a local real estate agency providing viewers the opportunity to shop for homes and real estate on television. WWLP(TV)'s first run syndicated programming includes 'Wheel of Fortune,' 'Jeopardy' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WWLP(TV):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (19.8%)    14.2%     (0.3%)    15.9%      6.0%
Broadcast cash flow margin.................................    50.2%     52.3%     50.1%     53.6%     52.3%
Station audience share.....................................    21        21        19        21        21
Station rank in market.....................................     1         1         1         1         1

WILX-TV (NBC) LANSING, MICHIGAN

     Market Description. The Lansing DMA consists of five counties in southcentral Michigan. Lansing is the state capital of Michigan and is located approximately 75 miles west of Detroit, Michigan. The Lansing economy, though recently diversified, is still a stronghold of the automotive industry. Prominent employers in the area include General Motors Corporation (Oldsmobile Worldwide Headquarters), Meijer, Inc., Michigan Capital Healthcare and Michigan National Bank. Additionally, there are many smaller companies, employing in excess of 3,000 people, that provide auto parts to General Motors. Lansing is also home to the largest university in Michigan, Michigan State University, with more than 40,000 students and 12,000 faculty and staff.

     Station History and Characteristics. WILX-TV was originally licensed in 1957 to Onondaga, Michigan. The Lansing market is ranked 106th in the United States, with approximately 229,000 television households and a population of approximately 589,000. This market has a cable penetration rate of 65.1%. WILX-TV is broadcast on VHF channel 10 and is an NBC affiliate. WILX-TV competes with three other commercial stations in this market, a CBS affiliate which also broadcasts on a VHF channel and ABC and Fox affiliates which broadcast on UHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WILX-TV was ranked second in its market with a 4 rating and a 15% share of households viewing television. WILX-TV is currently the number two ranked news station in this market and broadcasts one hour and 27 minutes of local news programming each weekday. WILX-TV's special value-added local sales efforts in 1995 included the production of a series of live call-in programs entitled 'Ask the Mayor,' production of the local broadcast of the Children's Miracle Network Telethon, a season-long educational program entitled 'Weatherschool' and a 'Weatherline,' which viewers can call for up-to-the-minute weather information. WILX-TV's first run and off-network syndicated programming includes 'Seinfeld,' 'Live with Regis & Kathie Lee,' 'Married . . . With Children' and 'Cheers.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WILX-TV:

                                                                         YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------
                                                             1991       1992      1993       1994       1995
                                                            -------    ------    -------    -------    ------

Net revenue growth (decline) over prior year.............   (17.4%)     1.1%     (10.0%)      9.8%      9.2%
Broadcast cash flow margin...............................    54.6%     55.3%      47.7%      48.2%     48.7%
Station audience share...................................    19        18         17         14        15
Station rank in market...................................     2         2          2          2         2

WHOI(TV) (ABC) PEORIA AND BLOOMINGTON, ILLINOIS

     Market Description. The Peoria-Bloomington DMA consists of 10 counties located in central Illinois. Peoria is located approximately 150 miles southwest of Chicago, Illinois and 170 miles north of St. Louis, Missouri. The major economic sectors in the area include agriculture, manufacturing and information technology. Prominent employers in the greater Peoria area include Caterpillar, Inc., State Farm Insurance, Saint Francis Medical Center, Diamond Star Motors and Methodist Medical Center. This area is also home to Illinois State University, with approximately 18,000 students and 3,100 employees, as well as Bradley University and the University of Illinois School of Medicine.

     Station History and Characteristics. WHOI(TV) was originally licensed in 1953 to serve Peoria, Illinois. The Peoria-Bloomington market is ranked 109th in the United States, with approximately 225,000 television households and a population of approximately 562,000. This market has a cable penetration rate of 73.1%. WHOI(TV) is broadcast on UHF channel 19 and is an ABC affiliate. There are three other commercial stations in this market, affiliates of CBS, NBC and Fox. All of these competitor stations are also broadcast on UHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WHOI(TV) was ranked number three in its market with a 5 rating and a 16% share of households viewing television as compared to a 6 rating and 22% share and a 5 rating and 18% share for the numbers one and two stations, respectively. As a result of this relatively even market share distribution, WHOI(TV) maintains its ability to sell advertising time at competitive rates. WHOI(TV) currently is the number three ranked news station in this market and broadcasts two hours and 5 minutes of local news programming each weekday. WHOI(TV)'s special value-added local sales efforts in 1995 included the sale and production of live broadcasts of commercials from remote locations, local advertiser sponsorship of features such as 'Athlete of the Week,' 'Person of the Week' and 'Stock Quotes' as well as sponsorship of the close captioning of newscasts, an eight-week series entitled 'Best in the Class' saluting the top high school graduates in the area and a twice-weekly report entitled 'Health Segment' reporting the latest changes in health care issues. WHOI(TV)'s first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Married . . . With Children' and 'Golden Girls.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WHOI(TV):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (18.7%)     5.8%     (7.8%)    12.3%      1.0%
Broadcast cash flow margin.................................    44.9%     45.3%     45.3%     48.9%     48.8%
Station audience share.....................................    22        20        18        17        16
Station rank in market.....................................     1         2         3         3         3

WSAW-TV (CBS) WAUSAU AND RHINELANDER, WISCONSIN

     Market Description. The Wausau-Rhinelander DMA consists of 13 counties in central Wisconsin bisected by the Wisconsin River. Wausau is approximately 90 miles west of Green Bay, Wisconsin and 180 miles east of Minneapolis, Minnesota. The Wausau economy, historically based on the timber industry, has diversified into the farming, manufacturing and service sectors. The area continues to be one of the nation's leading producers of cheddar cheese and ginseng. Prominent corporations with facilities in the greater Wausau area include Wausau Insurance Companies, Sentry Insurance, Kolbe & Kolbe Millwork, Inc., Weyerhauser Co., Consolidated Papers, Inc., Ore-Ida Foods, Inc., Marathon Cheese Corp. and Georgia-Pacific Corporation. The area is also home to the University of Wisconsin-Stevens Point with approximately 10,000 students and the University of Wisconsin-Marathon Center with a student population of approximately 1,300.

     Station History and Characteristics. WSAW-TV was originally licensed in 1954 to serve Wausau, Wisconsin. The Wausau-Rhinelander market is ranked 131st in the United States, with approximately 173,000 television households and a population of approximately 447,000. This market has a cable penetration rate of 50.6%. WSAW-TV is broadcast on VHF channel 7 and is a CBS affiliate. WSAW-TV competes with affiliates of ABC and NBC which are also broadcast on VHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WSAW-TV was ranked number one in its market with a 7 rating and a 26% share of households viewing television. WSAW-TV currently is the number one ranked news station in the market and broadcasts two hours and 38 minutes of local news programming each weekday. WSAW-TV's special value-added local sales efforts in 1995 included a program co-produced with a local newspaper entitled 'Behind The Headlines,' live remote broadcasts of 'News 7 at Noon' from the Marathon County Fair and the production and broadcast of a local fishing tips program. WSAW-TV's first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Full House' and 'Cheers.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WSAW-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (6.5%)    11.6%     (0.4%)    14.5%      9.4%
Broadcast cash flow margin.................................    48.1%     54.0%     53.6%     54.5%     53.6%
Station audience share.....................................    31        31        30        30        26
Station rank in market.....................................     1         1         1         1         1

WTRF-TV (CBS) WHEELING, WEST VIRGINIA AND STEUBENVILLE, OHIO

     Market Description. The Wheeling-Steubenville DMA consists of 12 counties, six of which are in northwestern West Virginia and six of which are in eastern Ohio. Located in the Ohio Valley, Wheeling and Steubenville are situated along opposite sides of the Ohio River approximately 25 miles apart. Wheeling is approximately 55 miles southwest of Pittsburgh, Pennsylvania and approximately 120 miles east of Columbus, Ohio. The area's economy, historically based on heavy manufacturing, has diversified into the manufacturing, services and advanced technology sectors. Prominent corporations with facilities in this region include Wheeling Pittsburgh Steel Corporation, TIMET, Miles, Inc., PPG Industries and Consolidation Coal Company. Wheeling is also home to the National Technology Transfer Center, an independent organization formed to provide private business and industry with a central access point for the knowledge and data gathered by the Federal government's 100,000 research professionals.

     Station History and Characteristics. WTRF-TV was originally licensed in 1953 to serve the Wheeling, West Virginia market. The Wheeling-Steubenville market is ranked 138th in the United States, with approximately 157,000 television households and a population of approximately 391,000. This market has a cable penetration rate of 76.4%. WTRF-TV is broadcast on VHF channel 7 and is a CBS affiliate. There is one other commercial station in this market, an NBC affiliate also broadcast on a VHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, WTRF-TV was ranked number two in its market with an 8 rating and an 20% share of households viewing television compared to a 7 rating and a 22% share for the number one station in the market. WTRF-TV currently is the number two ranked news station in this market and broadcasts 57 minutes of local news programming each weekday. WTRF-TV's special value-added local sales efforts in 1995 included the sale of a trip incentive package, production of a live call-in program entitled 'Health Fair Lifeline,' a weekly 30 minute educational program entitled 'Good News Network,' a weekly high school sports update program called 'WTRF Sports Blitz' and the live broadcast of the Wheeling 'Fantasy of Lights Parade' and related festivities. WTRF-TV's first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Married . . . With Children' and 'Roseanne.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTRF-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (8.0%)     2.0%     (6.0%)    10.9%      6.1%
Broadcast cash flow margin.................................    49.8%     50.8%     49.7%     48.2%     35.8%
Station audience share.....................................    26        24        24        24        20
Station rank in market.....................................     1         1         1         1         2

KAUZ-TV (CBS) WICHITA FALLS, TEXAS AND LAWTON, OKLAHOMA

     Market Description. The Wichita Falls-Lawton DMA consists of 18 counties, 12 of which are in northcentral Texas and six of which are in southwestern Oklahoma. Wichita Falls is located in the cross timbers section of the North Central Plains of Texas, approximately 60 miles south of Lawton, Oklahoma and approximately 125 miles from Dallas, Texas and Oklahoma City, Oklahoma. The Wichita Falls-Lawton economy, historically based on agriculture, ranching and petroleum, also includes the manufacturing, transportation, tourism and service industries. Prominent corporations with facilities in the area include the Cryovac Division of W.R. Grace & Co., the Mechanics Tools Division of Stanley Works, Levi Strauss & Company, PPG Industries and Goodyear Tire & Rubber Co. In addition, in 1995 the Texas Department of Criminal Justice ('TDCJ') opened its James V. Allred Unit in Wichita Falls adding approximately 875 jobs to the area. The TDCJ has announced expansion plans for this Unit which is expected to create an additional 200 local jobs. The area is also home to the Sheppard United States Air Force Base which trains over 20,000 military, civilian and allied students, annually. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. KAUZ-TV was originally licensed in 1953 to serve the Wichita Falls area. The Wichita Falls-Lawton market is ranked 139th in the United States, with approximately 155,000 television households and a population of approximately 391,000. This market has a cable penetration rate of 68.8%. KAUZ-TV is broadcast on VHF channel 6 and is a CBS affiliate. KAUZ-TV competes with three other commercial stations in this market, ABC and NBC affiliates which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KAUZ-TV was ranked number three in its market with a 5 rating and a 14% share of households viewing television as compared to a 6 rating and 19% share and a 5 rating and 16% share for the numbers one and two stations, respectively. KAUZ-TV currently is the number three ranked news station in this market and broadcasts two hours and 5 minutes of local news programming each weekday. KAUZ-TV's special value-added local sales efforts in 1995 included a program entitled 'Youth of the Month' honoring outstanding young people in the community, the production of a series entitled 'Texoma Farm and Ranch Report,' production of a week-long series to educate viewers about threatening weather entitled 'Surviving Spring's Fury,' a season-long high school football program entitled 'Friday Night High School Football Update' and a local news insert entitled
'About the House' providing helpful hints to homeowners. KAUZ-TV's first run syndicated programming includes 'The Oprah Winfrey Show,' 'Married . . . With Children' and 'COPS.' Beginning in 1996, KAUZ-TV will add 'Wheel of Fortune' and 'Jeopardy' to its syndicated programming line-up.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KAUZ-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (9.3%)     0.1%     (4.8%)    (0.6%)    (4.1%)
Broadcast cash flow margin.................................    30.8%     29.8%     28.8%     27.5%     21.7%
Station audience share.....................................    18        17        17        17        14
Station rank in market.....................................     2         2         2         3         3

KOSA-TV (CBS) ODESSA AND MIDLAND, TEXAS

     Market Description. The Odessa-Midland DMA consists of 20 counties, 19 of which are in southwestern Texas and one of which is in southeastern New Mexico. Odessa, the largest city in the Permian Basin, is approximately 275 miles east of El Paso, Texas and 350 miles west of Dallas, Texas. The Odessa-Midland economy is historically based on the oil and gas industry. The area has recently diversified into the manufacturing and industrial services sectors, although ties to the energy sector remain very significant. Some of the major employers in the area include Phillips Petroleum Company, Exxon Corporation, the Shell Oil Co. Odessa Refinery, EVI-Highland Pump Company, Rexene Corporation, Ref-Chem Corporation, Texas Instruments Inc. and Medical Center Hospital. Odessa is also home to the University of Texas of the Permian Basin, Texas Tech University Health Sciences Center at Odessa and Odessa College, with an aggregate student enrollment of approximately 7,000.

     Station History and Characteristics. KOSA-TV was originally licensed in 1956 to serve Odessa, Texas. The Odessa-Midland market is ranked 149th in the United States, with approximately 137,000 television households and a population of approximately 375,000. This market has a cable penetration rate of 73.5%. KOSA-TV is broadcast on VHF channel 7 and is a CBS affiliate. There are three other commercial stations in the market, ABC and NBC affiliates which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KOSA-TV was tied for the number two ranking in its market with a 4 rating and a 15% share of households viewing television as compared to a 5 rating and 17% share for the number one station in the market and a 5 rating and 15% share for the other number two station in the market. KOSA-TV currently is the number three ranked news station in the market and broadcasts one hour and 21 minutes of local news programming each weekday. KOSA-TV's special value-added local sale efforts in 1995 included the sale of a trip incentive package, a weekly student-athlete of the week news segment, production of a weekly program of Hispanic music videos and local human interest stories entitled 'Tiempo Tejano,' special advertising tie-in sweepstakes promotions providing viewers the chance to win trips to Disney World, Las Vegas and a taping of Late Night with David Letterman in New York City. KOSA-TV's first run and off-network syndicated programming includes 'Live With Regis & Kathie Lee,' 'Married . . . With Children' and 'Montel Williams.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KOSA-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (13.6%)    (0.2%)     1.5%     11.9%     (9.0%)
Broadcast cash flow margin.................................    28.2%     34.9%     38.0%     38.1%     33.1%
Station audience share.....................................    20        18        17        18        15
Station rank in market.....................................     2         2         2         1         2

COMPETITION

     The principal methods of competition in television broadcasting are the development of audience interest through programming and promotions and competition in rates charged to advertisers. Broadcast television stations compete for advertising revenues with other broadcast stations, cable television and all other advertising media in their market areas and generally do not compete with stations in other markets. The Company has generally acquired stations in markets where there are only a limited number of over-the-air television stations competing for local viewership and for local advertising revenues. In two of its markets, the Company owns the only local television station. In four markets, the Company owns one of only two local television stations. In seven markets, the Company owns one of three local television stations. In eight markets, the Company owns one of four local television stations. WTVY-TV competes with two other stations in the Dothan market and with three other stations in the Panama City market.

     Audience. Stations compete for audience on the basis of program popularity which has a direct effect on advertising rates. A significant portion of the Company's daily programming is supplied by the networks. In those time periods, the Stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the Stations with local news and syndicated programs generally purchased for cash and barter and, to a lesser extent, barter-only. The Stations also air sports, public affairs and other entertainment programming.

     The development of methods of television transmission of video programming other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming distributed by the cable system. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience.


     The FCC has authorized several entities to construct and launch satellites to deliver DBS to homes from satellites. Three DBS companies provide nationwide service and MCI Communications has acquired the right to launch a fourth DBS satellite server in a joint venture with the parent of Fox. The FCC has also adopted rules which may significantly increase the number of multipoint distribution service stations ('MDS') (i.e., video service distributed on microwave frequencies which can only be received by special microwave antennae). These MDS stations have launched service in several cities, and several telephone companies have also begun offering MDS service. In addition, the FCC has proposed to authorize a 28 GHz microwave cable service that will have the potential to provide up to 100 channels of video. The FCC is also licensing low power television stations which are television stations with coverage areas much smaller than those served by full power conventional television stations.


     Current technology offers several different methods for transmitting television signals with greatly improved definition, color rendition, sound and wider screen picture. Collectively, these improvements are referred to as ATV, with the most advanced type of transmission system being high definition television. Intensive research and development efforts have achieved forms of ATV that can be transmitted by existing terrestrial broadcasters in the United States. A number of such proposed systems have been extensively tested by an industry test center under the auspices of an Industry Advisory Committee reporting to the FCC. Following such testing, the major proponents of the competing systems agreed to combine their efforts to produce a single ATV system, and these efforts resulted in technical standards that were submitted to the FCC in 1995, and the FCC is now accepting comments on that standard. The proposed standard will involve the broadcast of ATV on a separate television channel from that used for conventional broadcasting and that channel may also be used by broadcasters for data transmission and multi-channel transmission. The FCC currently is determining whether and how to assign licenses to permit television broadcasters to provide ATV services. The FCC has tentatively decided to issue a second channel to each television broadcaster to permit it to provide ATV during a transition period. At the end of the transition period, each broadcaster would be required to return to the FCC one of these two channels. This transition ultimately will permit broadcasters to provide higher quality services to their viewers and may permit broadcasters to compete more effectively with other digital video systems. However, constructing and operating a second television channel will require a substantial capital outlay for all of the Stations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

     In addition, certain leaders in Congress and the Administration have proposed legislation that would require broadcasters to (i) bid at auction for ATV channels, potentially against other non-broadcast applicants, (ii) return their analog channels on an expedited basis by 2005 to permit the old channels to be reauctioned to new licensees and/or (iii) pay a fee for the use of the second channel, starting either immediately or after 2005. These proposals, if enacted, could affect the Company. First, auctions for ATV channels could substantially increase the Company's up-front costs of converting to ATV and would raise the possibility that the Company could be subject to additional competition in its markets if it, or another licensee, is out-bid by a newcomer. Second, an expedited transition period could require the Company to end analog transmission before all its viewers (particularly those in the smaller markets which the Company serves) have purchased ATV-compatible reception equipment. See 'Risk Factors -- Competition Within the Television Industry; Advanced Television.'

     Programming. Competition for programming involves negotiating with national program distributors or syndicators which sell first run and rerun packages of programming. The Stations compete against local broadcast stations for exclusive access to first run product (such as 'The Oprah Winfrey Show,' 'Wheel of Fortune' and 'Jeopardy') and for off-network reruns (such as 'Home Improvement,' 'Seinfeld' and 'Roseanne') in their respective markets. Cable systems generally do not compete with local stations for programming, although various national cable networks have acquired programs that would have otherwise been offered to local television stations. Competition also occurs for exclusive news stories and features.

     Advertising. The Stations compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising expenditures in the broadcasting industry occurs primarily in individual markets. Generally, television broadcasting stations in one market do not compete with stations in other market areas.

     Management cannot predict the exact nature of the competition it will face in any market since competing stations may change owners, affiliations and/or programming focus at any time. The Company cannot predict the effect the changes in legislation or technology, discussed herein, will have on its operations. In certain markets, construction permits for new stations have been or may be granted.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     Existing Regulation. Television broadcasting is subject to the jurisdiction of the FCC, pursuant to the Communications Act. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC to issue, renew, revoke and modify broadcasting licenses, regulate the frequency and operating power of stations, determine station location, regulate the equipment used by stations, adopt rules and regulations to carry out the provisions of the Communications Act and to impose certain penalties for violation of the Communications Act. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC.

     License Grant and Renewal. Television broadcasting licenses are usually granted or renewed for the maximum allowable term of five years which will be expanded to eight years under recently enacted legislation. The FCC may revoke a license or renew a license for a period shorter than the maximum allowable term if the FCC finds that the licensee has committed a serious violation of FCC rules, has committed other violations which taken together would constitute a pattern of abuse, or has otherwise failed to serve the public interest. At the time the application is made for renewal of a television license, parties in interest may file petitions to deny renewal, and such parties as well as members of the public may comment upon the service the station has provided during the preceding license term and urge denial of the application. Additionally, if an incumbent licensee fails to meet the renewal standard, and if if does not show other mitigating factors warranting a lesser sanction, the FCC then has the authority to deny the renewal application and consider a competing application.

     In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny are filed against broadcast license renewal applications. All of the Stations are presently operating under five-year licenses expiring on various dates from 1996 to 1999. Currently, WTAP-TV, Parkersburg, West Virginia, WHSV-TV, Harrisonburg, Virginia, and WTRF-TV, Wheeling, West Virginia and Steubenville, Ohio, have pending applications for license renewal. The Company is not aware of any facts or circumstances that might prevent any of the Stations from having its current license renewed at the end of its respective term or which might prevent the license renewal for WTAP-TV, WHSV-TV or WTRF-TV from being granted.

     The Communications Act prohibits the assignment of a license or the transfer of control of a license without prior approval of the FCC. Under the Communications Act, no license may be held by a corporation of which more than 20% of the capital stock is owned of record, voted or subject to control by aliens, and no corporation may hold the capital stock of another corporation holding broadcast licenses if more than 25% of the capital stock of such parent corporation is owned of record, voted or subject to control by aliens, unless specific FCC authorization is obtained.

     Multiple Ownership Restrictions. The FCC has promulgated a number of rules designed to limit the ability of individuals and entities to own or have an ownership interest above a certain level (an 'attributable interest,' defined more fully below) in broadcast stations, as well as other mass media entities. These rules include limits on the number of television stations that may be owned both on a national and a local basis. On a national basis, FCC rules generally limit any individual or entity from having attributable interests in television stations with an aggregate audience reach exceeding 35% of all United States households.


     The FCC also limits the common ownership of broadcast stations with overlapping service areas, combined local ownership of a newspaper and a broadcast station and combined local ownership of a cable television system and a broadcast television station. FCC rules currently allow an entity to have an attributable interest in only one television station in a market. In approving the Brissette acquisition, the FCC granted six-month waivers of that rule as it pertains to the transmission signal overlap of (i) WIFR-TV, the Benedek Station serving Rockford, Illinois, and WMTV(TV), the Brissette Station serving Madison, Wisconsin; (ii) WYTV, the Benedek Station serving Youngstown, Ohio, and WTRF-TV, the Brissette Station serving Wheeling, West Virginia and Steubenville, Ohio; and (iii) WTAP-TV, the Benedek Station serving Parkersburg, West Virginia, and WTRF-TV. These waivers will permit the Company to hold the Stations in question for a six-month period after closing before divesting one of the two Stations that do not comply with the duopoly rule in each instance. The FCC has a pending proceeding that may result in the liberalization of the duopoly rule to permit the Company to continue to own all the Stations it currently owns as well as all of those it has received FCC consent to acquire. It is currently anticipated that the FCC will propose revised duopoly rules during the fourth quarter of 1996 with the expectation that, after considering public comments, new rules would become effective during the first half of 1997. As a result of the limited waiver provided by the FCC, the Company has had discussions concerning exchanging or selling Stations which would eliminate the duopoly overlap. No agreement or understanding currently exists with respect to any such sale or exchange. If necessary, the Company intends to request an extension of the waiver period and believes the FCC will grant an extension of the waiver period, although the duration thereof is uncertain. There can be no assurance that the FCC will act to liberalize the rule or that it will do so in time to avoid the Company's being required to divest certain Stations in order to eliminate any signal overlap. See 'Risk Factors -- Uncertainties Regarding License Renewals; Possible Need to Divest Stations.' Expansion of the Company's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any changes the FCC may adopt.


     Under the FCC's ownership rules, if a purchaser of the Company's common stock acquires an 'attributable' interest in the Company, a violation of FCC regulations could result if that purchaser owned or acquired an attributable interest in other media properties in a manner prohibited by the FCC's rules. All officers and directors of a licensee, as well as stockholders who own 5% or more of the outstanding voting stock of a licensee (either directly or indirectly), will generally be deemed to have an attributable interest. For certain institutional investors who exert no control or influence over a licensee, the bench-mark is 10% or more of such outstanding voting stock before attribution occurs. Under FCC regulations, debt instruments, non-voting stock and certain limited partnership interests and voting stock held by non-majority stockholders in cases in which there is a single majority stockholder are not generally subject to attribution. The Company currently has a single stockholder. In the event the Company no longer had a single majority stockholder, minority interests would be deemed to be attributable interests. The FCC has initiated an inquiry into modifying several of these attribution standards. It is unlikely that this inquiry will be concluded before the end of 1996, and there can be no assurance that these rules will be changed.

     To the best of the Company's knowledge, no officer, director or stockholder of the Company holds an interest in another radio or television station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies.

     Regulation of Broadcast Operations. Television broadcasters are subject to FCC regulation in several other areas, including political broadcasting, children's programming, obscene and indecent programming and equal employment opportunities.

     Candidates for Federal elective office have a right to buy advertising time on television stations. Stations may also choose, but are not required, to carry advertising by state or local candidates. When a station carries advertising by one candidate (whether Federal, state, or local), the station must afford 'equal time' for advertising by that candidate's opponent(s). During the last 45 days of a primary campaign and the last 60 days of a general electlon campaign, stations may not charge political candidates rates any higher than the rate being charged to the most favored commercial advertiser during the same period. These requirements can have the effect of reducing the revenues that a station might otherwise earn during pre-election periods.

     Television stations must serve the educational and informational needs of children in their overall programming, and must air some programming specifically designed to serve those needs. The programming obligation applies to programs originally produced and broadcast for an audience of children 16 years of age and younger. Commercial time is limited to 10.5 minutes per hour on weekends and 12 minutes per hour on weekdays for programs originally produced and broadcast primarily for an audience of children 12 years of age and younger.

     Television stations may not air obscene programming at any time, and may not air indecent programming during the morning, afternoon and early evening. Material is obscene if it appeals to viewers' prurient interests by depicting sexual conduct in a patently offensive manner and lacks serious literary, artistic, political or scientific value. Material is indecent if it describes in patently offensive terms, sexual or excretory activities or organs.

     Television stations must have an equal employment opportunity ('EEO') policy that prohibits discrimination based on race, color, sex, religion or national origin, and must establish EEO programs that encourage recruitment and hiring of women and minorities. The FCC requires licensees to file regular employment reports with the agency, recruit minority or female applicants for vacancies, maintain records documenting the recruitment of women and minorities, work with local organizations to identify female and minority job candidates, and examine their sources of job referrals to determine if those sources are effective in providing a station with female or minority applicants. The FCC recently issued a notice of proposed rulemaking regarding its EEO rules, stating that it hoped to make its EEO rules less burdensome (especially for small stations).

     In all of the foregoing areas, as well as in other matters that affect operations and competition in the television broadcast industry, regulatory policies are subject to change over time and cannot be fully predicted.

     Proposed Legislation and Regulation. The Congress and the FCC currently have under consideration, and may in the future adopt, new rules, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Stations. In addition to the proposed changes set forth above, examples of such matters include policies concerning eliminating certain cross-ownership restrictions, political advertising and programming practices, flexible use of broadcast spectrum, spectrum use fees, the standards to govern evaluation of television programming directed toward children and violent and indecent programming. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as the initiation of DBS, the continued establishment of wireless cable systems and low power television stations and the participation of telephone companies in the provision of video programming by wire.

     Implementation of the Cable Act of 1992. The Cable Television Consumer Protection and Competition Act of 1992 (the 'Cable Act') was enacted on October 5, 1992. The Cable Act imposes cable rate regulation, establishes cable ownership limitations, regulates the relationships between cable operators and their program suppliers, regulates signal carriage and retransmission consent and regulates numerous other aspects of the cable television business.

     The signal carriage, or 'must carry,' provisions of the Cable Act require cable operators to carry the signals of local commercial and non-commercial television stations and certain low power television stations. Systems with 12 or fewer usable activated channels and more than 300 subscribers must carry the signals of at least three local commercial television stations. A cable system with more than 12 usable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of usable activated channels of such system. The Cable Act also includes a retransmission consent provision that requires cable operators and other multi-channel video programming distributors to obtain the consent of broadcast stations prior to carrying them in certain circumstances. The must carry and retransmission consent provisions are related in that a television station must elect once every three years either to waive its right to mandatory, but uncompensated, carriage or to negotiate a grant of retransmission consent to permit the cable system to carry the station's signal.

     In April 1993, a three-judge panel of the United States District Court of the District of Columbia upheld the constitutionality of the legislative must-carry provisions. In June 1994, the Supreme Court ruled that the must-carry provisions were 'content-neutral' and, thus, not subject to strict scrutiny and that Congress's stated interests in preserving the benefits of free, off-air local broadcast television, promoting the widespread dissemination of information from a multiplicity of sources and promoting fair competition in the market for television programming all qualify as important governmental interests. The Court, however, remanded to the lower federal court with instructions to hold further proceedings with respect to evidence that lack of the must-carry requirements would harm free, off-air broadcasting. In 1995, the lower court again upheld the constitutionality of must-carry requirements after reviewing the required evidence. The Supreme Court recently agreed to review the case again in the fall of 1996.


     Under rules adopted to implement these must carry and retransmission consent provisions, local broadcast stations were required to make their initial elections of must carry or retransmission consent by June 17, 1993, effective October 6, 1993. Stations that failed to elect were deemed to have elected carriage under the must carry provisions. Other issues addressed in the FCC rules were market designations, the scope of retransmission consent and procedural requirements for implementing the signal carriage provisions.



     In 1993, the Company elected and negotiated retransmission consents with all of the local cable systems which carry the signals of the Benedek Stations. The Company has entered into agreements for each Benedek Station with all of these cable system operators. All of these agreements grant such cable system operators consent to retransmit the Benedek Station's signal. These retransmission arrangements do not represent a significant source of revenue for the Company. The terms of these retransmission agreements range from one to five years. In 1993, each of Stauffer and Brissette also elected and negotiated retransmission consents with all the local cable systems carrying the signals of their respective Stations and each entered into agreements for its Stations similar to the retransmission consent agreements entered into by the Company. The Company recently elected retransmission consent with those cable systems with which the prior agreements expired. The Stations are currently negotiating with these operators to enter into longer term agreements. The Company cannot predict the outcome of these negotiations. In addition, although the Company expects to be able to renew its current retransmission agreements when such agreements expire, there can be no assurance that such renewals will be obtained.

EMPLOYEES


     The  Company  currently  employs  approximately  1,277  full-time  and  252 part-time employees, of which 14 are part of the Company's corporate headquarters staff and the balance are employed at the Stations. Approximately 272 of the Company's employees located at WMTV(TV), WILX-TV, WHOI(TV), WTRF-TV, KDLH-TV and WYTV are represented by labor unions under collective bargaining agreements. The WYTV collective bargaining agreement expired in July 1996 and is currently being renegotiated. The KDLH-TV, WMTV(TV), WILX-TV, WHOI(TV) and WTRF-TV collective bargaining agreements expire at various times from 1996 through 1999. There are no unionized employees at the remaining Stations. The Company believes that its relationship with all of its employees, including those represented by labor unions, is satisfactory.

PROPERTIES

     The Company's principal executive offices are located in leased premises in Rockford, Illinois.

     The types of properties required to support each of the Stations include offices, studios and tower and transmitter sites. A station's studio and office are generally located in business districts while tower and transmitter sites are generally located so as to provide maximum signal coverage to each market. The following table contains certain information describing the general character of the properties of the Company.

  BENEDEK STATIONS

   MARKET AREA, STATION AND USE    OWNED OR LEASED   APPROXIMATE SIZE(a)     HEIGHT/POWER     EXPIRATION OF LEASE
---------------------------------- ---------------   -------------------   -----------------  -------------------

Youngstown, Ohio
  WYTV
Office and Studio.................      Owned             18,964 sq. ft.          --                --
Tower/Transmitter Site............      Owned                (b)              642 ft./550 kw        --
Duluth, Minnesota and Superior,
  Wisconsin
  KDLH-TV
Office and Studio.................      Owned             25,000 sq. ft.(c)        --               --
Tower/Transmitter Site............      Owned              1,040 sq. ft.      811 ft./100 kw        --
Rockford, Illinois
  WIFR-TV
Office and Studio.................      Owned             13,500 sq. ft.          --                --
Tower/Transmitter Site............      Owned                (b)              674 ft./562 kw        --
Quincy, Illinois and
  Hannibal, Missouri
  KHQA-TV
Office and Studio.................     Leased             13,120 sq. ft.          --                  (d)
Tower/Transmitter Site............      Owned              1,200 sq. ft.      804 ft./269 kw        --
Dothan, Alabama and
  Panama City, Florida
  WTVY-TV
Office and Studio.................     Leased             20,440 sq. ft.          --                12/31/02
Tower/Transmitter Site............      Owned              2,500 sq. ft.    1,880 ft./100 kw        --
Bowling Green, Kentucky
  WBKO-TV
Office and Studio.................      Owned             17,598 sq. ft.          --                --
Tower/Transmitter Site............      Owned              1,175 sq. ft.      603 ft./316 kw        --
Meridian, Mississippi
  WTOK-TV
Office and Studio.................      Owned             13,188 sq. ft.          --                --
Tower/Transmitter Site............      Owned              1,504 sq. ft.      316 ft./316 kw        --
Parkersburg, West Virginia
  WTAP-TV
Office and Studio.................     Leased             17,500 sq. ft.          --                04/30/05(e)
Tower/Transmitter Site............      Owned              3,600 sq. ft.      439 ft./208 kw        --
Harrisonburg, Virginia
  WHSV-TV
Office and Studio.................      Owned              6,720 sq. ft.          --                --
Tower/Transmitter Site............     Leased              2,016 sq. ft.     337 ft./8.32 kw        12/31/01(f)

  STAUFFER STATIONS

 MARKET AREA, STATION AND USE   OWNED OR LEASED   APPROXIMATE SIZE(a)      HEIGHT/POWER      EXPIRATION OF LEASE
------------------------------  ---------------   -------------------   -------------------  -------------------
Santa Barbara, Santa Maria and
  San Luis Obispo, California
  KCOY-TV
Office and Studio.............       Owned             18,000 sq. ft.           --                  --
Tower/Transmitter Site........      Leased              1,200 sq. ft.        140 ft./115 kw          (g)
Topeka, Kansas
  WIBW-TV
Office and Studio.............      Leased          18,774 sq. ft.(h)           --                   08/31/98
Tower/Transmitter Site........      Leased              2,338 sq. ft.      1,249 ft./316 kw          02/14/62
Columbia and Jefferson City,
  Missouri
  KMIZ(TV)
Office and Studio.............       Owned              5,993 sq. ft.           --                  --
Tower/Transmitter Site........       Owned                875 sq. ft.    1,030 ft./1,580 kw         --
Casper and Riverton,
  Wyoming
  KGWC-TV
Office and Studio.............      Leased              6,827 sq. ft.           --                    8/31/97
Tower/Transmitter Site........       Owned              1,692 sq. ft.         235 ft./60 kw         --
Lander, Wyoming
  KGWL-TV (satellite)
Tower/Transmitter Site........      Leased                768 sq. ft.         155 ft./30 kw          12/31/07
Rock Springs, Wyoming
  KGWR-TV (satellite)
Tower/Transmitter Site........      Leased                400 sq. ft.         100 ft./12 kw          05/22/99
Cheyenne, Wyoming
  KGWN-TV
Office and Studio.............       Owned              7,500 sq. ft.           --                  --
Tower/Transmitter Site........        (i)               2,646 sq. ft.        620 ft./100 kw         --
Scottsbluff, Nebraska
  KSTF-TV (satellite)
Office and Studio.............       Owned              2,400 sq. ft.           --                  --
Tower/Transmitter Site........       Owned              2,457 sq. ft.        674 ft./240 kw         --
Sterling, Colorado
  KTVS-TV (satellite)
Office and Studio.............       Owned              3,750 sq. ft.           --                  --
Tower/Transmitter Site........       Owned              2,640 sq. ft.       730 ft./60.6 kw         --

  BRISSETTE STATIONS

 MARKET AREA, STATION AND USE   OWNED OR LEASED   APPROXIMATE SIZE(a)      HEIGHT/POWER     EXPIRATION OF LEASE
------------------------------  ---------------   -------------------   ------------------  -------------------
Madison, Wisconsin
  WMTV(TV)
Office and Studio.............       Owned             16,485 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)             1,040 ft./955 kw        --
Springfield and Holyoke,
  Massachusetts
  WWLP(TV)
Office and Studio.............       Owned             20,000 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)               500 ft./342 kw        --
Lansing, Michigan
  WILX-TV
Office and Studio.............       Owned             13,700 sq. ft.           --                --
Tower/Transmitter Site........       Owned              5,000 sq. ft.       994 ft./309 kw        --
Peoria and Bloomington,
  Illinois
  WHOI(TV)
Office and Studio.............       Owned             16,900 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)             640 ft./2,240 kw        --
Wausau and Rhinelander,
  Wisconsin
  WSAW-TV
Office and Studio.............       Owned             24,400 sq. ft.           --                --
Tower/Transmitter Site........     Leased(j)              432 sq. ft.       650 ft./316 kw        08/01/02
Wheeling, West Virginia and
  Steubenville, Ohio
  WTRF-TV
Office and Studio.............       Owned             43,872 sq. ft.(k)         --               --
Tower/Transmitter Site........       Owned              2,000 sq. ft.      741 ft. /316 kw        --
Wichita Falls, Texas and
  Lawton, Oklahoma
  KAUZ-TV
Office and Studio.............       Owned             13,078 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)             1,028 ft./100 kw        --
Odessa and Midland, Texas
  KOSA-TV
Office and Studio.............       Owned             14,222 sq. ft.           --                --
Tower/Transmitter Site........      Leased                930 sq. ft.       726 ft./316 kw        10/31/98

  --------------

(a)Approximate size is for building space only and does not include the land on which the facilities are located.

(b)Tower/Transmitter Site is located at and included within the size of the office and studio premises.

(c)The Company owns a building of approximately 55,000 sq. ft. in which the offices and studio of KDLH-TV are located and of which approximately 30,000 sq. ft. are leased to third parties.

(d)The Company has an option to purchase the premises on each of May 1, 2000 and 2005 for $650,000 and $750,000, respectively.

(e)Occupied on a month-to-month basis.

(f)Occupied pursuant to a Special Use Permit granted by the United States Department of Agriculture Forest Service.

(g)Occupied on a month-to-month basis pursuant to approval of the United States Department of Agriculture Forest Service. This property was previously occupied pursuant to a Special Use Permit. Currently the United States Department of Agriculture Forest Service is revising certain provisions of its form of Special Use Permit which would otherwise have been reissued to Stauffer in the ordinary course of business. The Company has applied for and anticipates that it will be issued a Special Use Permit with respect to this property upon completion of the aforementioned revisions. However, there can be no assurance that such a Special Use Permit will be issued in the future.

(h)The Company leases a building of approximately 23,837 sq. ft. in which the offices and studio of WIBW-TV are located and of which approximately 5,063 sq. ft. are subleased to the Stauffer Topeka Radio Trust, which is beneficially owned by Stauffer and operates radio stations WIBW AM and FM.

(i)This property is utilized subject to an easement granted by the State of Wyoming.

(j)Leased together with TAK Communications from the Wisconsin Educational Board.

(k)The Company owns a building of approximately 46,872 sq. ft. in which the offices and studio of WTRF-TV are located and of which approximately 3,000 sq. ft. are leased to a third party.

LEGAL PROCEEDINGS

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company (including in its capacity as successor to Brissette) is not currently a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to each director and executive officer of the Company:


                NAME                     AGE                              POSITION
------------------------------------   -------   -----------------------------------------------------------

A. Richard Benedek..................       57    Chairman, Chief Executive Officer and Director
K. James Yager......................       61    President and Director
Douglas E. Gealy....................       36    Executive Vice President of Benedek Broadcasting
Ronald L. Lindwall..................       51    Senior Vice President-Finance, Chief Financial Officer,
                                                   Treasurer, Secretary and Director
Terrance F. Hurley..................       40    Senior Vice President of Benedek Broadcasting
Keith L. Bland......................       41    Senior Vice President-Planning and Technology of Benedek
                                                   Broadcasting
Mary L. Flodin......................       41    Vice President and Controller
Jay Kriegel.........................       55    Director
Paul S. Goodman.....................       42    Director



     Mr. A. Richard Benedek has been engaged in the television broadcasting industry for over 15 years. Mr. Benedek is the Chairman and Chief Executive officer of the Company. Mr. Benedek has served as Chairman and Chief Executive Officer of Benedek Broadcasting since its formation in January 1979. From the formation of Benedek Broadcasting until March 1995, Mr. Benedek also served as President of Benedek Broadcasting. Additionally, Mr. Benedek has also served as President and Chief Executive Officer of Blue Grass and Youngstown from their formation in January 1980, and September 1982, respectively, until the Merger. Prior to his activities in the television broadcasting industry, Mr. Benedek was a partner in the investment banking firm of Bear, Stearns & Co. Inc.


     Mr. K. James Yager has been engaged in the television broadcasting industry for over 35 years. Mr. Yager is the President of the Company. Mr. Yager has served as President of Benedek Broadcasting since March 1995. From 1987 until he became President, Mr. Yager served as Executive Vice President of Benedek Broadcasting. Mr. Yager has also served as Vice President of each of Blue Grass and Youngstown from 1990 and 1993, respectively, until the Merger. Mr. Yager was employed by Cosmos Broadcasting from 1960 until 1980, including as general manager of its television stations in Columbia, South Carolina and New Orleans, Louisiana. From 1980 until 1986, Mr. Yager was Executive Vice President and Chief Operating Officer of Spartan Radiocasting, which then owned three television stations and four radio stations.

     Mr. Douglas E. Gealy was recently hired in anticipation of the completion of the Acquisitions to serve as Executive Vice President of Benedek Broadcasting. Mr. Gealy was employed as Vice President and General Manager of WCMH-TV, the NBC affiliate serving Columbus, Ohio which was owned by Outlet Communications until February 1996. WCMH-TV was acquired by the National Broadcasting Company in February 1996 at which time Mr. Gealy was promoted to President of WCMH-TV. Prior thereto, Mr. Gealy was General Manager of WHOI-TV (now a Brissette Station) from 1989 until 1991.

     Mr. Ronald L. Lindwall is the Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Lindwall has also held the same positions at Benedek Broadcasting since March 1995. From 1990 until March 1995, Mr. Lindwall served as Senior Vice President, Chief Financial Officer and Treasurer of Benedek Broadcasting. Mr. Lindwall has also served as Senior Vice President, Chief Financial Officer and Treasurer of each of Blue Grass and Youngstown until the Merger. From 1982 to 1990, Mr. Lindwall was a partner at the accounting firm of McGladrey & Pullen.

     Mr. Terrance F. Hurley was recently promoted to Senior Vice President of Benedek Broadcasting in anticipation of the completion of the Acquisitions. From December 1995 until his promotion, Mr. Hurley served as Vice President/General Manager of KDLH-TV serving Duluth, Minnesota and Superior, Wisconsin. Mr. Hurley also served as General Manager of KDLH-TV from October 1994 until December 1995 and General Sales Manager of KHQA-TV serving Quincy, Illinois and Hannibal,

Missouri from May 1993 until December 1995. From 1991 until May 1993, Mr. Hurley was employed by Dix Communications as the General Sales Manager of KAAL-TV, serving Austin, Minnesota.

     Mr. Keith L. Bland has been engaged in the television broadcasting industry for over 22 years. Mr. Bland has served as Vice President-Planning and Technology of Benedek Broadcasting since January 1996. From March 1995 until January 1996, Mr. Bland served as Vice President and General Manager of WTAP-TV serving Parkersburg, West Virginia. Mr. Bland also served as General Manager of WTAP-TV from January 1990 until March 1995, General Sales Manager of WIFR-TV serving Rockford, Illinois from September 1989 until January 1990 and Local/Regional Sales Manager of WIFR-TV from July 1987 until September 1989.

     Ms. Mary L. Flodin is the Vice President and Controller of the Company. Ms. Flodin has also held the same positions at Benedek Broadcasting since 1990. From 1988 to 1990, Ms. Flodin served as Controller of Benedek Broadcasting. Ms. Flodin has also served as Vice President and Controller of each of Blue Grass and Youngstown from 1990 until the Merger. From 1983 to 1988, Ms. Flodin served in various financial capacities as Vice President of AMCORE Financial, Inc.

     Mr. Jay L. Kriegel has been engaged in the communications industry for over 20 years. Since March 1994, Mr. Kriegel has been a counsellor with the public relations firm of Abernathy MacGregor Scanlon. From 1988 to 1994, Mr. Kriegel was Senior Vice President of CBS Inc. Mr. Kriegel has served as a director of Benedek Broadcasting since May 1994 and as a Director of the Company since its inception.

     Mr. Paul S. Goodman has been corporate counsel to the Company since 1983. Since April 1993, Mr. Goodman has been a member of the law firm of Shack & Siegel, P.C. From January 1990 to April 1993, Mr. Goodman was a member of the law firm of Whitman & Ransom. Mr. Goodman has served as a director of Benedek Broadcasting since November 1994 and as a Director of the Company since its inception.

     All directors hold office until their successors are duly elected and qualify. Executive officers of the Company are appointed by the Board of Directors and serve at the Board's discretion. Directors of the Company received no cash compensation for such services to the Company during 1994. In 1995, the Company paid each director who is not an employee of the Company $2,500 per quarter and $500 per Board meeting for his services as a director. No family relationship exists between any of the executive officers or directors of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and to each executive officer whose aggregate compensation exceeded $100,000 during the fiscal years ended December 31, 1995 and December 31, 1994. The amounts set forth in the following table for 1994 include amounts paid to the listed executive officers by Benedek Group, Inc., which was owned by Messrs. Benedek, Yager and Lindwall and which provided management and accounting services to the Company during part of 1994.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION                ALL
                                                                 ----------------------             OTHER
             NAME AND PRINCIPAL POSITION                YEAR     SALARY($)     BONUS($)       COMPENSATION($)(a)
-----------------------------------------------------   ----     ---------     --------       ------------------
A. Richard Benedek, Chairman and                        1995       475,000       --                --
  Chief Executive Officer                               1994       450,000       --                --
K. James Yager, President                               1995       344,950       --                  2,300
                                                        1994       307,550       --                  2,700
Ronald L. Lindwall, Senior Vice President-Finance,      1995       107,652      55,000               2,310
  Chief Financial Officer, Secretary and Treasurer      1994       109,808      10,000               1,859

------------

 (a) Represents the amount of the Company's contribution under its 401(k) plan.

     The following table sets forth the value, at December 31, 1995, of options to purchase common stock of Benedek Broadcasting held by the executive officers named in the Summary Compensation Table above.

                         FISCAL YEAR-END OPTION VALUES


                                                        NUMBER OF SECURITIES                              VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED OPTIONS AT FISCAL YEAR-END              IN-THE-MONEY OPTIONS AT
                                                                                                            FISCAL YEAR-END
                                   --------------------------------------------------------------    ------------------------------
              NAME                          EXERCISABLE                     UNEXERCISABLE            EXERCISABLE      UNEXERCISABLE
--------------------------------   -----------------------------    -----------------------------    -----------      -------------
A. Richard Benedek..............          --                               --                            --                --
K. James Yager..................                7.78                       --                        $ 3,982,000(a)        --
Ronald L. Lindwall..............          --                               --                            --                --


------------

 (a) The value of the options at December 31, 1995 is based upon a multiple of operating cash flow. The Company believes this method of valuation is reasonable because there is no public market for the shares underlying the options and operating cash flow best represents the underlying value of Benedek Broadcasting. The multiple chosen by the Company is based on existing broadcast market conditions. All of Mr. Yager's options are immediately exercisable. The foregoing options, in the aggregate, will entitle Mr. Yager to acquire shares representing 5% of the outstanding common stock of the Company, after giving effect to the issuance thereof but prior to any dilution resulting from the exercise of any of the Warrants.

EMPLOYMENT AGREEMENTS

     Mr. Benedek is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 2000. During the term of the agreement, Mr. Benedek is to be paid at a rate per annum of not less than $525,000. The employment agreement requires Mr. Benedek to devote substantially all of his business time to the business of Benedek Broadcasting and precludes Mr. Benedek from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement.

     Mr. Yager is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 2000. During the term of the agreement, Mr. Yager is to be paid at a rate per annum of not less than $400,000. The employment agreement requires Mr. Yager to devote his full time to the business of Benedek Broadcasting and precludes Mr. Yager from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement.

     Mr. Gealy is employed by Benedek Broadcasting pursuant to an employment agreement that expires April 30, 1999. Pursuant to the employment agreement, Mr. Gealy is to be paid a base salary at the rate of $235,000 per annum through April 30, 1997, $260,000 per annum from May 1, 1997 through April 30, 1998, and $285,000 per annum from May 1, 1998 through April 30, 1999. The employment agreement requires Mr. Gealy to devote his full time to the business of Benedek Broadcasting and precludes Mr. Gealy from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement and for a period of one year thereafter with respect to designated market areas then served by a television station owned by Benedek Broadcasting.

     Mr. Lindwall is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 1999. During the term of the agreement, Mr. Lindwall is to be paid at a rate per annum of not less than $150,000. The employment agreement requires Mr. Lindwall to devote his full time to the business of Benedek Broadcasting.

     Mr. Hurley is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 1999. During the term of the agreement, Mr. Hurley is to be paid at a rate per annum of not less than $150,000. The employment agreement requires Mr. Hurley to devote his full time to the business of Benedek Broadcasting and precludes Mr. Hurley from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement and for a period of one year thereafter with respect to designated market areas then served by a television station owned by Benedek Broadcasting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Benedek, Yager and Lindwall, all of whom are executive officers of the Company, serve as directors of the Company. Presently, the Company does not have a compensation committee.

Compensation for executive officers is recommended to the Board of Directors by the Chief Executive Officer. In making his compensation recommendations, the Chief Executive Officer considers several criteria, including the Company's performance and growth, industry standards for similarly situated companies and experience and qualitative performance of such executive officers.


     Commencing in November 1993, the Company retained Benedek Group, Inc. ('BGI') to manage the Benedek Stations and provide accounting and general corporate services. BGI is wholly owned by Messrs. Benedek, Yager and Lindwall and was paid approximately $208,000 in 1993 (for two months) and $1.3 million in 1994 for such services. The Company believes that the terms of its arrangements with BGI were as fair and reasonable as if the arrangements were with a non-affiliate. The management arrangements with BGI were terminated effective December 31, 1994 and Messrs. Benedek, Yager and Lindwall are employed by the Company.



     In December 1994, Benedek Acquisition Corporation ('BAC'), a company wholly-owned by Mr. Benedek, entered into an agreement to acquire the Dothan Station. In conjunction with the agreement, Benedek Broadcasting advanced $2.0 million, without interest, to BAC which was used as a deposit on the purchase of the Dothan Station. In February 1995, BAC assigned to Benedek Broadcasting its rights under the agreement to acquire the Dothan Station in exchange for cancellation of all obligations with respect to the aforementioned advance.



     In November 1995, BAC entered into the Stauffer Agreement. In conjunction with the Stauffer Agreement, Benedek Broadcasting advanced $3.0 million, with interest at the prime rate in effect from time to time, to BAC which was used as a deposit on the purchase of the Stauffer Stations. In December 1995, BAC assigned to Benedek Broadcasting its rights under the Stauffer Agreement in exchange for cancellation of all obligations with respect to the aforementioned advance.



     In March 1995, in connection with the formation of the LLC, Mr. Benedek acquired a 1% membership interest in the LLC in exchange for a non-interest bearing promissory note in the principal amount of $581,200. Mr. Benedek entered into this transaction as an accommodation to Benedek Broadcasting in conjunction with its issuance of the Senior Secured Notes. In connection with the Transactions, the LLC was merged into BLC, and Mr. Benedek was issued one share of BLC common stock in exchange for his 1% interest in the LLC, which share was redeemed in exchange for cancellation of the promissory note.


                                STOCK OWNERSHIP

     Mr. Benedek owns 7,030,000 shares of Class B common stock of the Company, representing all of its outstanding common stock.

     Mr. Yager holds options to purchase 370,000 shares of common stock of the Company for an aggregate purchase price of approximately $1.2 million. All of Mr. Yager's options are immediately exercisable.


     The Initial Warrants are exercisable for approximately 7.5% of the common stock of the Company, on a fully-diluted basis, but excluding the Contingent Warrants. The Contingent Warrants are exercisable for approximately 10.0% of such common stock on a fully-diluted basis, including the Initial Warrants. For a more detailed description of the Warrants, see 'Warrants.'


                          DESCRIPTION OF INDEBTEDNESS

CREDIT AGREEMENT

     The Credit Agreement was entered into concurrently with the consummation of the Acquisitions and the Financing Plan. The material terms of the Credit Agreement are described below.

     The Term Loan Facilities consist of (i) an AXELsSM Series A Facility of $70.0 million and (ii) an AXELsSM Series B Facility of $58.0 million. The Term Loan Facilities provide for quarterly amortization until final maturity (except in the first year during which amortization will be on a semi-annual basis). The AXELsSM Series A Facility will mature five years and the AXELsSM Series B
Facility will mature six and one-half years after the closing. Benedek Broadcasting is required to make scheduled amortization payments on the Term Loan Facilities, on an aggregate basis for AXELsSM Series A and

Series B Facilities, as follows: first year after closing, $6.0 million; second year after closing, $11.0 million; third year after closing, $14.5 million; fourth year after closing, $16.0 million; fifth year after closing, $27.5 million; sixth year after closing, $15.0 million; and the first half of the seventh year after closing, $38.0 million.

     In addition, Benedek Broadcasting is required to make prepayments on the Term Loan Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities by the Company or Benedek Broadcasting. Benedek Broadcasting is also required to make prepayments on the Term Loan Facilities in an amount equal to 50% of Benedek Broadcasting's Excess Cash Flow (as defined). These mandatory prepayments will be applied to prepay, on a pro rata basis, the AXELsSM Series A and Series B Facilities. The AXELsSM Series A Facility bear interest, at Benedek Broadcasting's option, at a customary base rate plus a spread of 2.0% or at a Eurodollar rate plus a spread of 3.0%. The AXELsSM Series B Facility bear interest, at Benedek Broadcasting's option, at a customary base rate plus a spread of 2.5% or at a Eurodollar rate plus a spread of 3.5%. The margins above the customary base rate and the Eurodollar rate at which the Term Loan Facilities and Revolving Credit Facility bear interest will be subject to reductions at such times as certain leverage ratio performance tests are met.

     Benedek Broadcasting has the ability, subject to a borrowing base and compliance with certain covenants and conditions, to borrow up to an additional $15.0 million for general corporate purposes pursuant to the Revolving Credit Facility. The Revolving Credit Facility has a term of five years and is fully revolving until final maturity. The Revolving Credit Facility will bear interest when drawn upon, at Benedek Broadcasting's option, at a customary base rate plus a spread or at a Eurodollar rate plus a spread.

     The Term Loan Facilities and the Revolving Credit Facility are guaranteed by the Company and are secured by certain of the Company's and Benedek Broadcasting's present and future property and assets. The Term Loan Facilities are also guaranteed by BLC and are secured by all of the stock of BLC.

     The Term Loan Facilities and the Revolving Credit Facility contain certain financial covenants applicable to the Company and Benedek Broadcasting, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, Bank Debt/EBITDA ratio, total debt/EBITDA ratio and minimum EBITDA. In addition, the Term Loan Facilities and the Revolving Credit Facility will contain other affirmative and negative covenants relating to (among other things) liens, payments on other debt, restricted junior payments (excluding distributions from Benedek Broadcasting to the Company) transactions with affiliates, mergers and acquisitions, sales of assets, leases, guarantees and investments. The Term Loan Facilities and the Revolving Credit Facility contain customary events of default for highly-leveraged financings, including certain changes in ownership or control of the Company.

     Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Notes, the Units and the Seller Junior Discount Preferred Stock), as of December 31, 1995, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.

SENIOR SECURED NOTES

     Benedek Broadcasting currently has outstanding $135.0 million aggregate principal amount of its 11 7/8% Senior Secured Notes due 2005, which were issued in an exchange offer in December 1995. The Senior Secured Notes were issued in exchange for all of Benedek Broadcasting's then outstanding 11 7/8% senior secured notes (the 'Original Notes'). The Original Notes and the Senior Secured Notes exchanged therefor were both issued pursuant to an indenture (the 'Senior Secured Note Indenture') dated as of March 1, 1995, among Benedek Broadcasting, the LLC and The Bank of New York, as trustee. The Senior Secured Notes are senior secured obligations of Benedek Broadcasting and will rank pari passu in right of payment with the Term Loan Facilities and Revolving Credit Facility under the Credit

Agreement. The Senior Secured Notes are currently guaranteed by the LLC and, upon consummation of the Transactions, will be guaranteed by BLC and the Company. The Senior Secured Notes will mature on March 1, 2005. The Senior Secured Notes are redeemable at Benedek Broadcasting's option, in whole or in part, at any time after March 1, 2000, at the following redemption prices (expressed as percentages of the principal amount): if redeemed during the 12-month period commencing March 1 of (a) 2000, 105.938%; (b) 2001, 102.969%;
(c) 2002, 101.484%; and (d) 2003 and thereafter, 100.0%.

     So long as the Senior Secured Notes remain outstanding, Benedek Broadcasting will remain subject to the Senior Secured Note Indenture. The Senior Secured Note Indenture contains covenants that, among other things, limit
(i) the issuance of additional indebtedness by Benedek Broadcasting, (ii) the creation of liens on the assets of Benedek Broadcasting and its subsidiaries,
(iii)  Benedek Broadcasting from entering  into sale and leaseback transactions,
(iv) the issuance of debt and preferred stock by Benedek Broadcasting's subsidiaries, (v) the payment of dividends on, and redemption of, capital stock of Benedek Broadcasting and its subsidiaries and the redemption of certain subordinated obligations of Benedek Broadcasting, (vi) investments in certain affiliates, (vii) sales of assets and subsidiary stock, (viii) transactions with affiliates and (ix) consolidations, mergers and transfers of all or substantially all of Benedek Broadcasting's assets. The Senior Secured Note Indenture also prohibits certain restrictions on distributions from subsidiaries. The Senior Secured Note Indenture also contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Secured Notes or the Senior Secured Note Indenture, a default under certain indebtedness, the imposition of certain final judgements or warrants of attachment and certain events occurring under bankruptcy laws.

     In connection with the Transactions, all of the obligations of Benedek Broadcasting under the Senior Secured Notes and the Senior Secured Note Indenture were unconditionally guaranteed by the Company.

SENIOR SUBORDINATED DISCOUNT NOTES

     Upon consummation of the Transactions, the Company issued its Senior Subordinated Discount Notes due 2006 for gross proceeds of approximately $90.2 million. Although for Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder thereof as such discount accretes, no interest will accrue on the Senior Subordinated Discount Notes prior to May 15, 2001. The Senior Subordinated Discount Notes were issued pursuant to an indenture (the 'Senior Subordinated Discount Note Indenture'), among the Company and United States Trust Company of New York, as trustee. The Senior Subordinated Discount Notes are senior subordinated, unsecured obligations of the Company. The payment of principal of, premium (if any), interest and all other obligations in respect of the Senior
Subordinated Discount Notes are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Debt of the Company, including the Company's guarantee of the obligations of Benedek Broadcasting under the Credit Agreement and the Senior Secured Notes. The Senior Subordinated Discount Notes will rank pari passu with all other senior subordinated indebtedness of the Company which may be incurred in the future. The Senior Subordinated Discount Notes will mature on May 15, 2006 and will be redeemable at the Company's option, in whole or in part, at any time after May 15, 2000, at specified redemption prices. In addition, at any time prior to May 15, 1999, the Company may redeem the Senior Subordinated Discount Notes in part and from time to time, with the net proceeds of certain equity offerings or investments; provided, that at least 75% of the initial aggregate principal amount of the Senior Subordinated Discount Notes remains outstanding after each such redemption.

     The Senior Subordinated Discount Note Indenture contains covenants that, among other things, limit (i) the issuance of additional indebtedness by the Company and its subsidiaries, (ii) the Company and its subsidiaries from entering into sale and leaseback transactions, (iii) the payment of dividends on, and redemption of, capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company, (iv) investments in certain affiliates, (v) the creation of limitations on the payment of dividends and other distributions on the capital stock of its subsidiaries, (vi) sales of assets and subsidiary stock and (vii) transactions with affiliates. The Senior Subordinated Discount Note Indenture also prohibits certain consolidations and mergers and contains customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants, acceleration of certain indebtedness, the imposition of certain final judgments and certain bankruptcy events.

     The Company has filed a registration statement on Form S-4 relating to a registered exchange offer for the Senior Subordinated Discount Notes (the 'Senior Subordinated Discount Notes Exchange Offer'). The Company anticipates that the registration statement relating to the Senior Subordinated Discount Notes Exchange Offer will be declared effective shortly before or contemporaneously with the Registration Statement relating to the Exchange Offer made hereby. Additionally, the Company anticipates that the Senior Subordinated Discount Notes Exchange Offer will (i) take place contemporaneously, in whole or in part, with the Exchange Offer and (ii) expire shortly before or on the expiration date of the Exchange Offer.

                        DESCRIPTION OF THE EXCHANGEABLE
                    PREFERRED STOCK AND EXCHANGE DEBENTURES

EXCHANGEABLE PREFERRED STOCK


     The summary contained herein of certain provisions of the Existing Exchangeable Preferred Stock and the Exchange Securities to be issued by the Company does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Certificate of Designation for the Exchangeable Preferred Stock. A copy of the Certificate of Designation is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth under ' -- Certain Definitions' below. Other capitalized terms used herein and not otherwise defined under ' -- Certain Definitions' below are defined in the Certificate of Designation.


  GENERAL

     At the consummation of the Exchange Offer, the Company will issue up to 600,000 shares of preferred stock, $0.01 par value per share, designated as '15.0% Exchangeable Redeemable Senior Preferred Stock due 2007'. Subject to certain conditions, the Exchangeable Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any dividend payment date on or after the Issue Date. The Exchange Securities, when issued in accordance with the terms of the Exchange Offer, will be fully paid and nonassessable and the holders thereof will not have any subscription or preemptive rights in connection therewith. 1.48 Contingent Warrants, each to acquire one share of Class A Common Stock of the Company, trade together with each share of Exchangeable Preferred Stock. The Contingent Warrants will become exercisable only in the event the Exchangeable Preferred Stock or Exchange Debentures, as the case may be, are not redeemed on or prior to the Contingent Warrant Release Date. The Contingent Warrants are exercisable for approximately 10% of the Common Stock of the Company on a fully-diluted basis, including the Initial Warrants. The Contingent Warrants, if released on the Contingent Warrant Release Date, will not trade separately from the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, until such date. See 'Description of the Warrants.'

  RANKING

     The Exchangeable Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as 'Junior Stock'); (ii) subject to certain conditions, on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as 'Parity Stock'); and (iii) subject to certain conditions, junior to each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as 'Senior Stock'). The Company may not authorize any new class of Parity Stock or Senior Stock without the approval of the holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. All claims of the holders of the Exchangeable Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any debt of the Company and all other creditors of the Company.

  DIVIDENDS

     Holders of the outstanding shares of Exchangeable Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on the Exchangeable Preferred Stock at a rate per annum equal to 15.0% of the then effective liquidation preference per share of Exchangeable Preferred Stock, payable quarterly (each such quarterly period being herein called a 'Dividend Period'). In the event that, after July 1, 2001, dividends on the Exchangeable Preferred Stock are in arrears and unpaid for four or more Dividend Periods (whether or not consecutive), holders of Exchangeable Preferred Stock will be entitled to certain voting rights. See ' -- Voting Rights' below. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on January 1, April 1, July 1, and October 1, of each year (each a 'Dividend Payment Date'), commencing on July 1, 1996 to holders of record on the December 15, March 15, June 15 and September 15, immediately preceding the relevant Dividend Payment Date.

     If any dividend payable on any Dividend Payment Date on or before July 1, 2001, is not declared or paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date will be added automatically to the liquidation preference of the Exchangeable Preferred Stock on such Dividend Payment Date and will be deemed paid in full and will not accumulate. All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to the foregoing shall be paid pro rata to the holders entitled thereto.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Exchangeable Preferred Stock. If full dividends are not so paid, the Exchangeable Preferred Stock will share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the Exchangeable Preferred Stock. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any shares of the Exchangeable Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Stock or Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

  OPTIONAL REDEMPTION

     The Exchangeable Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning July 1 of each of the years set forth below at the following redemption prices plus, without duplication, in each case, an amount in cash equal to all accrued and unpaid dividends to the redemption date:

YEAR                                                                                PERCENTAGE
---------------------------------------------------------------------------------   ----------

1996.............................................................................     115.000%
1997.............................................................................     115.000
1998.............................................................................     115.000
1999.............................................................................     115.000
2000.............................................................................     112.000
2001.............................................................................     109.000
2002.............................................................................     106.000
2003.............................................................................     103.000
2004.............................................................................     100.000
2005.............................................................................     100.000
2006.............................................................................     100.000

     In the event of a redemption of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem such shares held by Holders of fewer than 1,000 shares (or shares held by holders who would hold less than 1,000 shares as a result of such redemption), as may be determined by the Company.

     The Credit Agreement and the Senior Subordinated Discount Note Indenture restrict the ability of the Company to redeem the Exchangeable Preferred Stock and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to make cash dividends and other transfers to the Company. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Units, the Senior Subordinated Discount Notes and the Seller Junior Discount Preferred Stock), as of March 31, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations. See 'Description of Indebtedness.'

  MANDATORY REDEMPTION

     The Exchangeable Preferred Stock is subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on July 1, 2007, at a price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, all accrued and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Exchangeable Preferred Stock.

  PROCEDURE FOR REDEMPTION

     On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Exchangeable Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day or when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first-class mail to each holder of record of shares of Exchangeable Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption at its registered address. Shares of Exchangeable Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Exchangeable Preferred Stock must be in compliance with the Certificate of Designation.

  EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date, exchange the Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures; provided, however, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately before and immediately after giving effect to such exchange, no Default (as defined in the Exchange Indenture) shall have occurred and be continuing and (iv) the Company shall have delivered to the Trustee under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures. The exchange of the Exchange Debentures is limited by covenants contained in the Senior Subordinated Discount Note Indenture and the Credit Agreement, in each case, relating to, among other things, the incurrence of debt.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided, however, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the date of exchange, dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holder of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See ' -- Exchange Debentures.'

  LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up and including an amount equal to the redemption premium that would have been payable had the Exchangeable Preferred Stock been the subject of an optional redemption on such date), before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the holders of the Exchangeable Preferred Stock and the

Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designation for the Exchangeable Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Exchangeable Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Exchangeable Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Exchangeable Preferred Stock will exceed its par value. Consequently, there is no restriction upon the surplus of the Company solely because the liquidation preference of the Exchangeable Preferred Stock will exceed its par value, and there are no remedies available to holders of the Exchangeable Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Exchangeable Preferred Stock and its par value.

  VOTING RIGHTS

     The holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth below, are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation provides that if (i) after July 1, 2001, dividends on the Exchangeable Preferred Stock are in arrears and unpaid for four or more Dividend Periods (whether or not consecutive); (ii) the Company fails to redeem the Exchangeable Preferred Stock on July 1, 2007, or fails to otherwise discharge any redemption obligation with respect to the Exchangeable Preferred Stock; (iii) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under ' -- Change of Control' below or fails to purchase shares of Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer; (iv) a breach or violation of any of the provisions described under the caption ' -- Certain Covenants' occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, or the Company fails to observe any covenant with respect to any such Indebtedness (which failure is not waived by the holders of such Indebtedness within 30 days thereof), if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated or which is the subject of such non-waived default, aggregates $5.0 million or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of a majority of the then outstanding shares of Exchangeable Preferred Stock, voting separately and as a class, to elect the greater of two directors and that number of directors constituting 25% of the members of the Board of Directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchangeable Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a 'Voting Rights Triggering Event.'

     The Certificate of Designation also provides that the Company will not authorize any class of Senior Stock or Parity Stock and will not make any election under Subchapter S of the Internal Revenue Code without the affirmative vote or consent of holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Certificate of Designation provides that the Company may not authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchangeable Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

     Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

  CHANGE OF CONTROL

     The Certificate of Designation provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Exchangeable Preferred Stock in cash pursuant to the offer described below (the 'Change of Control Offer'), at a purchase price equal to 101% of the then effective liquidation preference thereof, plus, without duplication, all accrued and unpaid dividends per share to the Change of Control Payment Date (as defined below), including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date.

     The Certificate of Designation provides that, prior to the mailing of the notice referred to below, but in any event within 45 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the Credit Agreement, the Senior Subordinated Discount Note Indenture or other indebtedness of the Company, then the Company shall either (i) repay all such indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under the Credit Agreement, the Senior Subordinated Discount Note Indenture or such indebtedness required to permit the purchase of the Exchangeable Preferred Stock as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Exchangeable Preferred Stock pursuant to the provisions described below.

     Within 45 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail, postage prepaid, a notice to each holder of Exchangeable Preferred Stock, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the 'Change of Control Payment Date'). Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender such shares of Exchangeable Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the transfer agent may reasonably request, to the transfer agent and registrar for the Exchangeable Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     A 'Change of Control' is defined as one of the following events:

          (i) prior to the first public offering of common stock of the Company or Parent, the Permitted Holders cease to be the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company or Parent, whether as a result of Issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the 'specified corporation') held by any other corporation (the 'parent corporation') so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation.

          (ii) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that such person shall be deemed to have 'beneficial ownership' of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Parent; provided, however, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Parent than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Parent (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (iii), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The foregoing provisions cannot be waived by the Board of Directors of the Company (except that the Board may approve a new group of directors as described in paragraph (iii) above and thereby prevent the occurrence of such a Change of Control). The provisions relative to the Company's obligation to make an offer to repurchase the Exchangeable Preferred Stock as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock.

     The Change of Control purchase feature is a result of negotiations between the Company and the Placement Agents. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Debt are contained in the covenant described under 'Certain Covenants -- Limitation on Debt.' Such restrictions can only be waived with the consent of the holders of two-thirds of the outstanding shares of the Exchangeable Preferred Stock. Except for the limitations contained in such covenant, however, the Certificate of Designation does not contain any covenants or provisions that may afford holders of the outstanding shares of the Exchangeable Preferred Stock protection in the event of a highly leveraged transaction.

     The Senior Secured Note Indenture, the Credit Agreement and the Senior Subordinated Discount Note Indenture contain, and future indebtedness of the Company and Benedek Broadcasting may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchangeable Preferred Stock could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Exchangeable Preferred Stock upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchangeable Preferred Stock, the Company could seek the consent of its lenders to the purchase of Exchangeable Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchangeable Preferred Stock. In such case, the Company's failure to purchase Exchangeable Preferred Stock would constitute a Voting Rights Triggering Event.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rules 13e-4 and 14e-1, in connection with any offer required to be made by the Company to repurchase the Exchangeable Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Certificate of Designation, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Certificate of Designation by virtue thereof.

CERTAIN COVENANTS

     Set forth below are certain covenants in the Certificate of Designation:

     Limitation on Debt. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Issue, directly or indirectly, any Debt; provided, however, that the Company or its Restricted Subsidiaries may Issue Debt if at the date of such Issuance the Cash Flow Leverage Ratio does not exceed the ratio indicated below for Debt Issued in each period indicated:

                                          PERIOD                                               RATIO
------------------------------------------------------------------------------------------   ----------

          Through September 30, 1996......................................................   7.0 to 1.0
          From October 1, 1996 through March 31, 1998.....................................   6.5 to 1.0
          From April 1, 1998 and thereafter...............................................   6.0 to 1.0

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Issue the following Debt: (1) Debt of the Company or Benedek Broadcasting issued pursuant to the Bank Credit Agreement (including Guarantees thereof and any letters of credit issued thereunder) or any other agreement or indenture in a principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of (i) $15.0 million and (ii) 75% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries; (2) Debt of the Company or Benedek Broadcasting (including Guarantees thereof and any letters of credit issued thereunder) Issued pursuant to the Bank Credit Agreement or any other agreement or indenture in an aggregate principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (2) and then outstanding, does not exceed (A) $128.0 million less (B) the lesser of (i) the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt) and (ii) the scheduled principal amortization payments to have been made by then under the terms of the Bank Credit Agreement (but without giving effect to any changes to such scheduled principal payments after the

Issue Date); (3) Debt owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Issuance of such Debt by the issuer thereof; (4) the Senior Subordinated Discount Notes, the Exchangeable Preferred Stock, the Exchange Debentures and Refinancing Debt of the Company Issued in respect of any Debt permitted by this clause (4) (including the accretion of any original issue discount associated with Debt permitted by this clause (4) and the increase in liquidation preference with respect to any Debt permitted by this clause (4));
(5) Debt (other than Debt described in clause (1), (2), (3) or (4) of this covenant but including the Debt represented by the Company Pledge Agreement) outstanding on the Issue Date, and Refinancing Debt in respect of any Debt permitted by this clause (5) or by paragraph (a) above; (6) Debt or Preferred Stock of a Subsidiary Issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt or Preferred Stock Issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and Refinancing Debt of such Subsidiary Issued in respect of any Debt of such Subsidiary permitted by this clause (6); provided, however, that after giving effect thereto, except in the case of any Refinancing Debt, the Company and any Restricted Subsidiary could Issue an additional $1.00 of Debt pursuant to paragraph (a) above; (7) Debt consisting of Guarantees by BLC of Permitted Acquisition Debt; and (8) Debt of the Company or any Restricted Subsidiary (in addition to the Debt permitted to be Issued pursuant to paragraph (a) above or in any other clause of this paragraph (b)) in an aggregate principal amount on the date of Issuance which, when added to all other Debt Issued pursuant to this clause (8) and then outstanding, shall not exceed $15.0 million.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of, in the case of the Company, any Junior Stock or, in the case of any Restricted Subsidiary, any Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of any such Stock (except dividends or distributions payable solely in its Non-Convertible Common Stock or in options, warrants or other rights to purchase its Non-Convertible Common Stock and except dividends or distributions payable to the Company or a Subsidiary and, if a Subsidiary is not wholly owned, to the other stockholders on a pro rata basis), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Stock of the Company or any Capital Stock of any direct or indirect parent of the Company, or (iii) make any Investment in any Affiliate of the Company other than a Restricted Subsidiary or a person which will become a Restricted Subsidiary as a result of any such Investment
(any such dividend, distribution, purchase, redemption, other acquisition, retirement or Investment being herein referred to as a 'Restricted Payment') if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Voting Rights Triggering Event shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Limitation on Debt' above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (a) the cumulative Operating Cash Flow (whether positive or negative) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment less the product of 1.4 multiplied by the cumulative Consolidated Interest Expense during such period; provided, however, that Operating Cash Flow and Consolidated Interest Expense for the period from the beginning of the fiscal quarter during which the Debt under the Bank Credit Agreement and Senior Subordinated Discount Notes are originally Issued through the date the Debt under the Bank Credit Agreement and Senior Subordinated Discount Notes are originally Issued shall be calculated on a pro forma basis to give effect to the Acquisitions, including the financing thereof (as if the Acquisitions were consummated on the last day of the fiscal quarter prior to the fiscal quarter during which such Debt and the Senior Subordinated Discount Notes are originally Issued); (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable

Stock, Exchangeable Stock, Senior Stock or Parity Stock and other than the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of the Subsidiaries for the benefit of their employees or to officers, directors or employees to the extent that the Company or any Subsidiary has outstanding loans or advances to such employees pursuant to clause (vii) of the second paragraph of this covenant or clause (iii) of the second paragraph under ' -- Limitations on Transactions with Affiliates' (all such excluded Capital Stock being herein collectively called 'Excluded Stock')); and (c) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Debt of the Company that is by its original terms convertible or exchangeable for Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); provided, however, that, for the purposes of the calculation required by this clause (3), the value of any such Restricted Payment, if other than cash, shall be evidenced by a resolution of the Board of Directors and determined in good faith by the disinterested members of the Board of Directors; provided further, however, that, in the case of a distribution or other disposition by the Company of all or substantially all the assets of a broadcast station or other business unit, the value of any such Restricted Payment shall be determined by an investment banking firm of national prominence that is not an Affiliate of the Company. Notwithstanding the foregoing, the Company shall not declare or pay any cash dividend or make any cash distribution on or in respect of any Parity Stock or any Junior Stock (including the Seller Junior Discount Preferred Stock and its Common Stock) prior to October 1, 2001.

     (b) The provisions of the preceding paragraph shall not prohibit: (i) any purchase or redemption of Junior Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Junior Stock (other than Redeemable Stock or Exchangeable Stock and other than Excluded Stock); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of the previous paragraph; (ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at any time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iii) Investments in Non-Recourse Affiliates in an aggregate amount (which amount shall be reduced by the amount equal to the net reduction in Investments in Non-Recourse Affiliates resulting from payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Non-Recourse Affiliates) not to exceed $6.0 million; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; (iv) with respect to each tax period that Benedek
Broadcasting qualifies as an S Corporation under the Code, or any similar provision of state or local law, distributions of Tax Amounts; provided, however, that prior to any distribution of Tax Amounts a duly authorized officer of Benedek Broadcasting certifies to the Trustee that Benedek Broadcasting qualified as an S Corporation for Federal income tax purposes for such period and for the states in respect of which distributions are being made and that at the time of such distributions, the most recent audited financial statements of Benedek Broadcasting provide that Benedek Broadcasting was treated as an S Corporation for Federal income tax purposes for the applicable portion of the period of such financial statements; provided further, however, that the amount of such distributions shall be excluded in the calculation of the amount of Restricted Payments; or (v) loans or advances to officers and directors of the Company (other than a Restricted Holder) (A) in the ordinary course of business in an aggregate amount outstanding not in excess of $1.0 million or (B) the proceeds of which are used to acquire Capital Stock of the Company (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock); provided, however, that such loans and advances shall be excluded in the calculation of the amount of Restricted Payments.

     The Company shall not be permitted to make distributions pursuant to clause
(iv) above (1) unless and until the Company has entered into a binding written agreement with each stockholder (copies of which will be promptly furnished to the Trustee prior to the making of any such distribution) providing that if any amount distributed to such stockholder pursuant to such clause (iv) is later determined to have been, as a result of a change in applicable law or the failure of Benedek Broadcasting to effect or maintain a valid S Corporation election or otherwise, in excess of that amount permitted to be distributed or paid under such clause (iv), such excess shall be refunded to the Company at least five Business Days prior to the next due date of individual estimated income tax payments and (2) in the event it has been determined that any such excess distribution or payment has been made, unless the Company has requested and received all refunds pursuant to such agreements.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or
(iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Issued pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions contained in such Refinancing agreement or amendment are no less favorable to the Holders than encumbrances or restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 90% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Debt) to prepay, repay or purchase Debt of the Company or Debt (other than Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election to the investment by the Company or any Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or in assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in all cases within 270 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent the Company is entitled pursuant to then existing contractual limitations to receive dividends or distributions from the relevant Restricted Subsidiary and to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to and subject to the conditions contained in the Certificate of Designation to the holders of the Exchangeable Preferred Stock (and to holders of any Parity Stock designated by the

Company) to purchase Exchangeable Preferred Stock (and such Parity Stock) at a purchase price of 100% of the liquidation preference thereof (without premium) plus accrued and unpaid dividends (or in respect of such Parity Stock such lesser price, if any, as may be provided for by the terms of such other Parity Stock) and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Company or any Restricted Subsidiary of assets to replace the assets that were the subject of such Asset Disposition or assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company (other than Debt owed to an Affiliate of the Company) or Debt of any Restricted Subsidiary (other than Debt owed to the Company or an Affiliate of the Company), in each case within 360 days after the later of the receipt of such Net Available Cash and the date the offer described in clause (C) is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. The Company shall not permit any Non-Recourse Subsidiary to make any Asset Disposition unless such Non-Recourse Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets so disposed of. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     In the event of an Asset Disposition that requires the purchase of Exchangeable Preferred Stock (and other Parity Stock) pursuant to clause (ii)(C) above, the Company will be required to purchase Exchangeable Preferred Stock tendered pursuant to an offer by the Company for the Exchangeable Preferred Stock (and other Parity Stock at the purchase price set forth above) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Certificate of Designation. The Company shall not be required to make such an offer to purchase Exchangeable Preferred Stock if the Net Available Cash available therefor is less than $5.0 million for any particular Asset Disposition (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchangeable Preferred Stock pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company unless the terms of such business, transaction or series of transactions are as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person; provided, however, that in the case of any transaction or series of related transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of (i) $5.0 million, the Company shall deliver an Officers' Certificate to the Trustee certifying that the terms of such business, transaction or series of transactions (x) comply with this covenant, (y) have been set forth in writing and (z) have been determined in good faith by the disinterested members of the Board of Directors to satisfy the criteria set forth in this covenant, and (ii) $5.0 million, the Company shall also deliver to the Transfer Agent an opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such business, transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under ' -- Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors in the ordinary course of business and consistent with industry practices, (iii) loans or advances to employees of the Company and the Subsidiaries (other than Restricted Holders) (A) in the ordinary course of business in an aggregate amount outstanding not to exceed $5.0 million or (B) the proceeds of which are used to acquire from the Company Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries (other than a Restricted Holder) who are not employees of the Company or its Subsidiaries; (v) salaries to employees in the ordinary course of business and consistent with industry practices; and (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; provided, however, that no portion of the minority interest in any such Restricted Subsidiary is owned by an Affiliate (other than the Company or a Wholly Owned Subsidiary) of the Company.

     SEC Reports and Other Information. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and thereupon provide the Transfer Agent and holders of the Exchangeable Preferred Stock with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any of the shares of Exchangeable Preferred Stock are outstanding, the Company will make available to any prospective purchaser of the shares of Exchangeable Preferred Stock or beneficial owner of the shares of Exchangeable Preferred Stock in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

  SUCCESSOR COMPANY

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such resulting, surviving or transferee person, having in respect of such resulting, surviving or transferee person the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain Covenants -- Limitation on Debt' above; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee person has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer complies with the Certificate of Designation. The resulting, surviving or transferee person will be the successor company.

     The Company shall not permit Benedek Broadcasting to consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not Benedek Broadcasting) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Company would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain Covenants -- Limitation on Debt' above; and (iv) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer complies with the Certificate of Designation.

  TRANSFER AGENT AND REGISTRAR

     IBJ Schroder Bank & Trust Company is the transfer agent and registrar for the Exchangeable Preferred Stock.

EXCHANGE DEBENTURES


     The Exchange Debentures, if issued, will be issued under the Exchange Indenture to be entered into between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the 'Trustee'). A copy of the form of Exchange Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified by reference to, the Trust Indenture Act of 1939, as amended (the 'TIA'), and to all the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Indenture by reference to the TIA as in effect on the date of the Exchange Indenture. The definitions of certain terms used in the following summary are set forth below under ' -- Certain Definitions.' The Credit Agreement and the Senior Subordinated Discount Note Indenture limit the Company's ability to issue the Exchange Debentures.


     The Exchange Debentures will be general unsecured obligations of the Company and will be limited in the aggregate principal amount to the liquidation preference of the Exchangeable Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the Exchange Date of the Exchangeable Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in ' -- Exchangeable Preferred Stock -- Exchange' or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future senior debt and senior subordinated debt of the Company, including the Senior Subordinated Discount Notes.

     Principal of, and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

     The Exchange Debentures will mature on July 1, 2007. Each Exchange Debenture will bear interest at the rate of 15.0% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semiannually in cash (or, on or prior to July 1, 2001, in additional Exchange Debentures, at the option of the Company) in arrears on each January 1 and July 1 commencing with the first such date after the Exchange Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

  OPTIONAL REDEMPTION

     The Exchange Debentures will be redeemable, at the Company's option, in a whole at any time or in part from time to time at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus, without duplication, accrued and unpaid interest thereon to the date of redemption, if redeemed during the 12-month period beginning on July 1 of each of the years set forth below, at the following redemption prices, plus, without duplication, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                                                PERCENTAGE
---------------------------------------------------------------------------------   ----------

1996.............................................................................     115.000%
1997.............................................................................     115.000
1998.............................................................................     115.000
1999.............................................................................     115.000
2000.............................................................................     112.000
2001.............................................................................     109.000
2002.............................................................................     106.000
2003.............................................................................     103.000
2004.............................................................................     100.000
2005.............................................................................     100.000
2006 and thereafter..............................................................     100.000

     The Senior Subordinated Discount Note Indenture and the Credit Agreement restrict the ability of the Company to optionally redeem the Exchange Debentures and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to make cash dividends and other transfers to the Company. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Units, the Senior Subordinated Discount Notes and the Seller Junior Discount Preferred Stock), as of March 31, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations. See 'Description of Indebtedness.'

  CHANGE OF CONTROL

     The Exchange Indenture will provide that upon the occurrence of a Change of Control (as defined above under ' -- Exchangeable Preferred Stock -- Change of Control'), each holder will have the right to require that the Company repurchase all or a portion of such holder's Exchange Debentures pursuant to the offer described below (the 'Debenture Change of Control Offer'), at a purchase price equal to 101% of the principal amount thereof plus, without duplication, accrued interest, if any, to the date of repurchase.

     The Exchange Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 45 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the Exchange Debentures would violate or constitute a default under the Credit Agreement, the Senior Subordinated Discount Note Indenture or other indebtedness of the Company, then the Company shall either (i) repay all such indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents under the Credit Agreement, the Senior Subordinated Discount Note Indenture and any other agreement governing such other indebtedness to permit the repurchase of the Exchange Debentures as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Exchange Debentures pursuant to the provisions described below; provided, however, that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause
(iii) under ' -- Default' below.

     Within 45 days following the date upon which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail, postage prepaid, a notice to each holder of Exchange Debentures, with a copy to the Trustee, which notice shall govern the terms of the

Debenture Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the 'Debenture Change of Control Payment Date'). Holders electing to have an Exchange Debenture purchased pursuant to a Debenture Change of Control Offer will be required to surrender the Exchange Debenture, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Debenture Change of Control Payment Date.

     The foregoing provisions cannot be waived by the Board of Directors of the Company (except that the Board may approve a new group of directors as described in paragraph (iii) above and thereby prevent the occurrence of such a Change of Control). The provisions relative to the Company's obligation to make an offer to repurchase the Exchange Debentures as a result of a Change of Control may be waived or modified with the written consent of the holders of two-thirds in principal amount of the Exchange Debentures.

     The Change of Control purchase feature is a result of negotiations between the Company and the Placement Agents. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Debt are contained in the covenant described under ' -- Certain Covenants -- Limitation on Debt.' Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Exchange Debentures. Except for the limitations contained in such covenant, however, the Exchange Indenture will not contain any covenants or provisions that may afford holders of the the Exchange Debentures protection in the event of a highly leveraged transaction.

     The Senior Secured Note Indenture, the Senior Subordinated Discount Note Indenture and the Credit Agreement contain, and future indebtedness of the Company and Benedek Broadcasting may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchange Debentures could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Exchange Debentures upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Debentures, the Company could seek the consent of its lenders to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange
Debentures. In such case, the Company's failure to offer to purchase or to purchase tendered Exchange Debentures would constitute an Event of Default under the Exchange Indenture and could, in turn, constitute a default under the Credit Agreement and any future indebtedness. In such circumstances, the subordination provisions in the Exchange Indenture would restrict payments to the holders of the Exchange Debentures.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Exchange Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Exchange Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Exchange Indenture by virtue thereof.

  RANKING

     The indebtedness evidenced by the Exchange Debentures will be subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any), interest on and all other obligations in respect of the Exchange Debentures is subordinate in right of payment, as set forth in the Exchange Indenture, to the prior payment in full in cash or cash equivalents of all Senior Debt (including senior subordinated debt), whether outstanding on the Issue Date or thereafter incurred, including Senior Subordinated Discount Notes and the guarantee of Benedek Broadcasting's obligations under the Credit Agreement and with respect to the Senior Secured Notes.


     As of June 30, 1996, the Company's Senior Debt, which includes the Senior Subordinated Discount Notes, was approximately $354.6 million. Although the Exchange Indenture will contain limitations on the amount of additional Debt that the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See ' -- Certain Covenants -- Limitation on Debt.'


     Only Debt of the Company that is Senior Debt will rank senior to the Exchange Debentures in accordance with the provisions of the Exchange Indenture. The Exchange Debentures will in all respects rank pari passu with all other subordinated debt of the Company. Unsecured debt is not deemed to be subordinated or junior to secured debt merely because it is unsecured.

     The Company may not pay principal of, premium (if any), interest on, or any other obligation in respect of, the Exchange Debentures or make any deposit pursuant to the provisions described under 'Defeasance' below and may not repurchase, redeem or otherwise retire any Exchange Debentures (collectively, 'pay the Exchange Debentures') if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash or cash equivalents. However, the Company may pay the Exchange Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. Upon the occurrence and during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Debentures for a period (a 'Payment Blockage Period') commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a 'Blockage Notice') of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Representative of the Designated Senior Debt who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Debt has been repaid in full in cash or cash equivalents). Notwithstanding anything in the foregoing to the contrary, a Blockage Notice may only be given by and, therefore shall only be effective in respect of the Company and the Trustee if given by, (i) the Representative of the Bank Debt if at such time any Bank Debt is outstanding or (ii) if no Bank Debt is outstanding, any other Representative of outstanding Designated Senior Debt. Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Exchange Debentures after the end of such Payment Blockage Period. The Exchange Debentures shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of such

Senior Debt before the holders of the Exchange Debentures are entitled to receive any payment, and until the Senior Debt is paid in full in cash or cash equivalents, any payment or distribution to which holders of the Exchange Debentures would be entitled but for the subordination provisions of the Exchange Indenture will be made to holders of such Senior Debt as their interests may appear. The foregoing shall not prohibit the receipt by holders of the Exchange Debentures in such a proceeding prior to the payment in full of the Senior Debt of a distribution of shares of stock or debt securities that are subordinated to the same extent as the Exchange Debentures. If a distribution is made to holders of the Exchange Debentures that, due to the subordination provisions, should not have been made to them, such holders of the Exchange Debentures are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

     If payment of the Exchange Debentures is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Debt or the Representative of such holders of the acceleration.

     For purposes of the subordination provisions in the Exchange Indenture, Senior Debt outstanding under the Bank Credit Agreement shall not be deemed paid in full in cash or cash equivalents at any time unless all letters of credit outstanding under the Bank Credit Agreement which have not been drawn upon at such time are fully cash collateralized or returned undrawn.

     By reason of the subordination provisions contained in the Exchange Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Exchange Debentures, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Exchange Debentures.

  CERTAIN COVENANTS

     Set forth below are certain covenants in the Exchange Indenture:

     Limitation on Debt. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Issue, directly or indirectly, any Debt; provided, however, that the Company or its Restricted Subsidiaries may Issue Debt if at the date of such Issuance the Cash Flow Leverage Ratio does not exceed the ratio indicated below for Debt Issued in each period indicated:

                                     PERIOD                                          RATIO
--------------------------------------------------------------------------------   ----------

Through September 30, 1996......................................................   7.0 to 1.0
From October 1, 1996 through March 31, 1998.....................................   6.5 to 1.0
From April 1, 1998 and thereafter...............................................   6.0 to 1.0

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Issue the following Debt: (1) Debt of the Company or Benedek Broadcasting Issued pursuant to the Bank Credit Agreement (including guarantees thereof and any letters of credit issued thereunder) or any other agreement or indenture in a principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of (i) $15.0 million and (ii) 75% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries; (2) Debt of the Company or Benedek Broadcasting (including any letters of credit) Issued pursuant to the Bank Credit Agreement or any other agreement or indenture in an aggregate principal amount which, when taken with the principal amount of all other Debt Issued pursuant to this clause (2) and then outstanding, does not exceed (A) $128.0 million less (B) the lesser of (i) the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt) and (ii) the scheduled principal amortization payments to have been made by then under the terms of the Bank Credit Agreement (but without giving effect to any changes to such scheduled principal payments after the Issue Date); (3) Debt owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Issuance of such Debt by the issuer thereof; (4) the Exchange Debentures (including any Exchange Debentures issued in lieu of cash interest payments with respect to Exchange Debentures), the Exchangeable Preferred Stock, the Senior Subordinated Discount Notes and Refinancing Debt of the Company Issued in respect of any Debt permitted by this clause (4) (including the accretion of any original issue discount associated with Debt permitted by this clause (4) and the increase in liquidation preference with respect to any Debt permitted by this clause (4)); (5) Debt (other than Debt described in clause (1), (2), (3) or (4) of this covenant but including the Debt represented by the Company Pledge Agreement) outstanding on the Issue Date, and Refinancing Debt in respect of any Debt permitted by this clause (5) or by paragraph (a) above; (6) Debt or Preferred Stock of a Subsidiary Issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt or Preferred Stock Issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and Refinancing Debt of such Subsidiary Issued in respect of any Debt of such Subsidiary permitted by this clause (6); provided, however, that after giving effect thereto, except in the case of any Refinancing Debt, the Company or any Restricted Subsidiary could Issue an additional $1.00 of Debt pursuant to paragraph (a) above; (7) Debt consisting of Guarantees by BLC of Permitted Acquisition Debt; and (8) Debt of the Company or any Restricted Subsidiary (in addition to the Debt permitted to be Issued pursuant to paragraph
(a) above or in any other clause of this paragraph (b)) in an aggregate principal amount on the date of Issuance which, when added to all other Debt Issued pursuant to this clause (8) and then outstanding, shall not exceed $15.0 million.

     (c) Notwithstanding any other provision of this covenant, the Company shall not Issue any Debt under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Exchange Debentures to at least the same extent as such Subordinated Obligations.

     Limitation on Liens. The Company shall not create, incur or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it securing any Debt that is not Senior Debt, unless contemporaneously therewith effective provision is made for securing the Exchange Debentures equally and ratably with such Debt as to such property for so long as such Senior Debt will be so secured.

     Limitation on Sale/Leaseback Transactions. The Company shall not enter into a Sale/Leaseback Transaction unless (i) the Company would be able to incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction secured by a Lien pursuant to the provisions of the covenants described under ' -- Limitation on Debt' and ' -- Limitation on Liens' above or
(ii) the Company receives consideration from such Sale/Leaseback Transaction at least equal to the fair market value of the property subject thereto (which shall be determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors) and elects to treat the assets subject to such Sale/Leaseback Transaction as an Asset Disposition subject to the covenant described under ' -- Limitation on Sales of Assets and Subsidiary Stock' below.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary and, if a Subsidiary is not wholly owned, to the other stockholders on a pro rata basis), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund

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
obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment in any Affiliate of the Company other than a Restricted Subsidiary or a person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a 'Restricted Payment') if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Limitation on Debt' above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (a) the cumulative Operating Cash Flow (whether positive or negative) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment less the product of 1.4 multiplied by the cumulative Consolidated Interest Expense during such period; provided, however, that Operating Cash Flow and Consolidated Interest Expense for the period from the beginning of the fiscal quarter during which the Issue Date occurs through the Issue Date shall be calculated on a pro forma basis to give effect to the Acquisitions, including the financing thereof (as if the Acquisitions were consummated on the last day of the fiscal quarter prior to the fiscal quarter during which the Issue Date occurs); (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock and other than the Exchange Preferred Stock and the Seller Junior Discount Preferred Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of the Subsidiaries for the benefit of their employees or to officers, directors or employees to the extent that the Company or any Subsidiary has outstanding loans or advances to such employees pursuant to clause (vii) of the second paragraph of this covenant or clause (iii) of the second paragraph under ' -- Limitations on Transactions with Affiliates' (all such excluded Capital Stock being herein collectively called 'Excluded Stock')); and (c) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Debt of the Company that is by its original terms convertible or exchangeable for Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); provided, however, that, for the purposes of the calculation required by this clause (3), the value of any such Restricted Payment, if other than cash, shall be evidenced by a resolution of the Board of Directors and determined in good faith by the disinterested members of the Board of Directors; provided further, however, that, in the case of a distribution or other disposition by the Company of all or substantially all the assets of a broadcast station or other business unit, the value of any such Restricted Payment shall be determined by an investment banking firm of national prominence that is not an Affiliate of the Company. Notwithstanding the foregoing, the Company shall not declare or pay any cash dividend or make any cash distribution on or in respect of any Capital Stock (including the Seller Junior Discount Preferred Stock and its Common Stock) prior to October 1, 2001.

     (b) The provisions of the preceding paragraph shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Excluded Stock); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of the previous paragraph; (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of,
Debt of the Company which is permitted to be Issued pursuant to the covenant described above under ' -- Limitation on Debt'; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described below under ' -- Limitation on Sales of Assets and Subsidiary Stock'; provided, however, that such purchase or

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
redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at any time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) Investments in Non-Recourse Affiliates in an aggregate amount (which amount shall be reduced by the amount equal to the net reduction in Investments in Non-Recourse Affiliates resulting from payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Non-Recourse Affiliates) not to exceed $6.0 million; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; (vi) with respect to each tax period that Benedek Broadcasting qualifies as an S Corporation under the Code, or any similar provision of state or local law, distributions of Tax Amounts; provided, however, that prior to any distribution of Tax Amounts a duly authorized officer of Benedek Broadcasting certifies to the Trustee that Benedek Broadcasting qualified as an S Corporation for Federal income tax purposes for such period and for the states in respect of which distributions are being made and that at the time of such distributions, the most recent audited financial statements of Benedek Broadcasting provide that Benedek Broadcasting was treated as an S Corporation for Federal income tax purposes for the applicable portion of the period of such financial statements; provided further, however, that the amount of such distributions shall be excluded in the calculation of the amount of Restricted Payments; or (vii) loans or advances to officers and directors of the Company (other than a Restricted Holder) (A) in the ordinary course of business in an aggregate amount outstanding not in excess of $1.0 million or (B) the proceeds of which are used to acquire Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); provided further, however, that such loans or advances shall be excluded in the calculation of the amount of Restricted Payments; or (viii) the retirement of the Exchangeable Preferred Stock through the issuance of the Exchange Debentures; provided, however, the amount thereof shall be excluded in the calculation of the amount of Restricted Payments.

     The Company shall not be permitted to make distributions pursuant to clause
(vi) above (1) unless and until the Company has entered into a binding written agreement with each stockholder (copies of which will be promptly furnished to the Trustee prior to the making of any such distribution) providing that if any amount distributed to such stockholder pursuant to such clause (vi) is later determined to have been, as a result of a change in applicable law or the failure of Benedek Broadcasting to effect or maintain a valid S Corporation election or otherwise, in excess of that amount permitted to be distributed or paid under such clause (vi), such excess shall be refunded to the Company at least five Business Days prior to the next due date of individual estimated income tax payments and (2) in the event it has been determined that any such excess distribution or payment has been made, unless the Company has requested and received all refunds pursuant to such agreements.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or
(iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Issued pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions contained in such Refinancing agreement or amendment are no less favorable to the Debentureholders than encumbrances or restrictions contained in such

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
agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause
(iii) above, restrictions contained in security agreements securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 90% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Debt) to prepay, repay or purchase Senior Debt or Debt (other than Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election to the investment by the Company or any Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or in assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in all cases within 270 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent the Company is entitled pursuant to then existing contractual limitations to receive dividends or distributions from the relevant Restricted Subsidiary and to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A) and (B), to make an offer pursuant to and subject to the conditions contained in the Exchange Indenture to the holders of the Exchange Debentures (and to holders of Debt designated by the Company that is pari passu with the Exchange Debentures) to purchase Exchange Debentures (and such other Debt) at a purchase price of 100% of the principal amount thereof (without premium) plus accrued and unpaid interest (or in respect of such other Debt such lesser price, if any, as may be provided for by the terms of such other Debt) and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Company or any Restricted Subsidiary of assets to replace the assets that were the subject of such Asset Disposition or assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company (other than Debt owed to an Affiliate of the Company) or Debt of any Restricted Subsidiary (other than Debt owed to the Company or an Affiliate of the Company), in each case within 360 days after the later of the receipt of such Net Available Cash and the date the offer described in clause (C) is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. The Company shall not permit any Non-Recourse Subsidiary to make any Asset Disposition unless such Non-Recourse Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of

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
the shares or assets so disposed of. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     In the event of an Asset Disposition that requires the purchase of Exchange Debentures (and other Debt that is pari passu with the Exchange Debentures) pursuant to clause (ii)(C) above, the Company will be required to purchase Exchange Debentures tendered pursuant to an offer by the Company for the Exchange Debentures (and other Debt at the purchase price set forth above) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Exchange Indenture. The Company shall not be required to make such an offer to purchase Exchange Debentures if the Net Available Cash available therefor is less than $5.0 million for any particular Asset Disposition (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company unless the terms of such business, transaction or series of transactions are as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person; provided, however, that in the case of any transaction or series of related transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of (i) $1.0 million, the Company shall deliver an Officers' Certificate to the Trustee certifying that the terms of such business, transaction or series of transactions (x) comply with this covenant, (y) have been set forth in writing and (z) have been determined in good faith by the disinterested members of the Board of Directors to satisfy the criteria set forth in this covenant, and (ii) $5.0 million, the Company shall also deliver to the Trustee an opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such business, transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under ' -- Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors in the ordinary course of business and consistent with industry practices, (iii) loans or advances to employees of the Company and the Subsidiaries (other than Restricted Holders) (A) in the ordinary course of business in an aggregate amount outstanding not to exceed $1.0 million or (B) the proceeds of which are used to acquire from the Company Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries (other than a Restricted Holder) who are not employees of the Company or its Subsidiaries; (v) salaries to employees in the ordinary course of business and consistent with industry practices; and (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; provided, however, that no portion of the minority interest in any such Restricted Subsidiary is owned by an Affiliate (other than the Company or a Wholly Owned Subsidiary) of the Company.

     SEC Reports and Other Information. Notwithstanding that the Company may not be required to subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and thereupon provide the Trustee and holders of the Exchange Debentures with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such

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Sections, such  information, documents  and other  reports to  be so  filed  and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any of the Exchange Debentures are outstanding, the Company will make available to any prospective purchaser of the Exchange Debentures or beneficial owner of the Exchange Debentures in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

  SUCCESSOR COMPANY

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such entity expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Indenture and the Exchange Debentures; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain Covenants -- Limitation on Debt' above; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee person has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Exchange Indenture. The resulting, surviving or transferee person will be the successor company.

     The Company shall not permit Benedek Broadcasting to consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not Benedek Broadcasting) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Company would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain Covenants -- Limitation on Debt' above; and (iv) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer complies with the Exchange Indenture.

  DEFAULTS

     An Event of Default is defined in the Exchange Indenture as (i) a default in payment of interest on the Exchange Debentures when due, continued for 30 days, (ii) a default in the payment of principal of any Exchange Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under ' -- Change of Control' above or under the covenants described under ' -- Certain Covenants' above (in each case, other than a failure to purchase Exchange Debentures), (iv) the failure by the Company to comply for 60 days after notice with any of its other agreements or covenants or any provisions contained in the Exchange Indenture, (v) Debt of the Company, BLC or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $5.0 million and such failure continues for 10 days after notice (the 'cross acceleration provision'), (vi) certain events of bankruptcy, insolvency or reorganization of the Company, BLC or a Significant Subsidiary (the 'bankruptcy provisions'),
(vii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the

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

Company, BLC or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the 'judgment default provision') or (viii) the Company, Benedek Broadcasting, BLC or a Significant Subsidiary fails to maintain any License or Licenses with respect to a Television Station or Television Stations owned by it which License is necessary for the continued transmission of such Television Station's normal programming and the Operating Cash Flow for the most recently completed four fiscal quarters of the Company of such Television Station or Television Stations exceeds 10% of the Operating Cash Flow of the Company for such period (the 'license maintenance provision'). However, a default under clause (iii), (iv),
(v) or (vii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Exchange Debentures notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Exchange Debentures may declare the principal amount of and accrued but unpaid interest on all the Notes (collectively, the 'Default Amount') to be due and payable. Upon such a declaration, such Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Default Amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Exchange Debentures. Under certain circumstances, the holders of a majority in principal amount of the outstanding Exchange Debentures may rescind any such acceleration with respect to the Exchange Debentures and its consequences. In addition, if an Event of Default occurs within 12 calendar months after the issuance of the Exchange Debentures and so long as such Event of Default is continuing, the holders of the Exchange Debentures will have the voting rights described under 'Exchangeable Preferred Stock -- Voting Rights.'

     Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Exchange Debenture may pursue any remedy with respect to the Indenture or the Exchange Debentures unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Exchange Debentures have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 10 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Exchange Debentures have not given the Trustee a direction inconsistent with such request within such 10-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Exchange Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Exchange Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of an Exchange Debenture or that would involve the Trustee in personal liability.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Debentures pursuant to the provisions described under ' -- Optional Redemption' above, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures.

     The Exchange Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Exchange Debentures notice of the Default within 10 days after it occurs. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year and within 45 days after the end of each of the first three fiscal

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
quarters of each year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

  AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Exchange Indenture may be amended with the consent of the holders of two-thirds in principal amount of the Exchange Debentures then outstanding and any past default or compliance with any provisions may be waived with the consent of the holder of two-thirds in principal amount of the Exchange Debentures then outstanding. However, without the consent of each holder of an outstanding Exchange Debenture, no amendment may, among other things, (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Debenture, (iii) reduce the principal of or extend the Stated Maturity of any Exchange Debenture, (iv) reduce the premium payable upon the redemption of any Exchange Debenture or change the time at which any Exchange Debenture may be redeemed as described under ' -- Optional Redemption' above, (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debenture, (vi) impair the right of any holder of the Exchange Debentures to receive payment of principal of and interest on such holder's Exchange Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Debentures, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Exchange Indenture.

     Without the consent of any holder of the Exchange Debentures, the Company and the Trustee may amend or supplement the Exchange Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Exchange Indenture, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures (provided that the uncertificated Exchange Debentures are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the 'Code'), or in a manner such that the uncertificated Exchange Debentures are described in Section
163(f)(2)(B) of the Code), to add Guarantees with respect to or secure the Exchange Debentures, to add to the covenants of the Company for the benefit of the holders of the Exchange Debentures or to surrender any right or power conferred upon the Company or to make any change that does not adversely affect the rights of any holder of the Exchange Debentures or to comply with any requirements of the SEC in connection with the qualification of the Exchange Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Exchange Indenture that adversely affects the rights of any holder of Debt then outstanding unless the holders of such Debt (or their Representative) consents to such change.

     The consent of the holders of the Exchange Debentures is not necessary under the Exchange Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Exchange Indenture becomes effective, the Company is required to mail to holders of the Exchange Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Exchange Debentures, or any defect therein, will not impair or affect the validity of the amendment.

  DEFEASANCE

     The Company at any time may terminate all its obligations under the Exchange Debentures and the Exchange Indenture ('legal defeasance'), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain a registrar and paying agent in respect of the Exchange Debentures. The Company at any time may terminate its obligations under the covenants described under ' -- Certain Covenants' and ' -- Change of Control,'

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
the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the license maintenance provision described under 'Defaults' above and the limitations contained in clauses (iii) and (iv) of the first paragraph or clause
(iii) of the second paragraph described under ' -- Successor Company' above ('covenant defeasance').

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default specified in clause (iii),
(v), (vi) (with respect only to Significant Subsidiaries) (vii) or (viii) under ' -- Defaults' above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph or clause (iii) of the second paragraph under ' -- Successor Company' above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the 'defeasance trust') with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Exchange Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

  CONCERNING THE TRUSTEE

     IBJ Schroder Bank & Trust Company is to be the Trustee under the Exchange Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Debentures.

     The Exchange Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Exchange Indenture or in the TIA), it must eliminate such conflict or resign.

  GOVERNING LAW

     The Exchange Indenture provides that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

  CERTAIN DEFINITIONS

     'Acquired Station' means any Television Station acquired by the Company after the Issue Date.

     'Affiliate' of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of the covenants described under 'Certain Covenants -- Limitation on Restricted Payments,' ' -- Limitation on Transactions with Affiliates' and ' -- Limitation on Sales of Assets and Subsidiary Stock,' (a) control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and (b) beneficial ownership of 5% or more of the voting

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
common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a person shall be deemed to be control of such person; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Disposition' means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a 'disposition') by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, (iii) a disposition of obsolete assets in the ordinary course of business, (iv) for purposes of the covenant described under 'Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock' only, a disposition subject to the covenant described under ' -- Limitation on Restricted Payments' (v) a disposition subject to the provisions set forth in 'Successor Company' (except to the extent the Company disposes of substantially all (but not all) of its assets, in which event the assets not so disposed of shall be deemed as having been sold by the Company), (vi) a disposition pursuant to the terms of the Company Pledge Agreement or (vii) a disposition by the Company in which and to the extent the Company receives as consideration Capital Stock of a person engaged in, or assets that will be used in, the business of the Company existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of the Company at the time of such disposition.

     'Attributable Debt' in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate set forth on the face of the Exchange Debentures, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     'Average Life' means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the numbers of years from the date of determination to the dates of each successive scheduled principal payment or redemption or similar payment with respect to such Debt multiplied by (b) the amount of such payment, by (ii) the sum of all such payments.

     'Bank Credit Agreement' means the Credit Agreement, dated as of June 6, 1996 among Benedek Broadcasting, as borrower, the Company, the Lenders referred to therein, CIBC, as administrative agent and collateral agent, Pearl Street, as arranging agent, and Goldman, Sachs & Co., as syndication agent, and all promissory notes, guarantees, security agreements, pledge agreements, deeds of trust, mortgages, letters of credit and other instruments, agreements and documents executed pursuant thereto or in connection therewith, in each case as the same may be amended, supplemented, restated, renewed, refinanced, replaced or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants or other provisions) from time to time.

     'Bank Debt' means all Senior Debt outstanding under the Bank Credit Agreement.

     'BLC' means Benedek License Corporation, a corporation organized under the laws of the State of Delaware, and any successor company.

     'Board of Directors' means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     'Business Day' means each day which is not a Legal Holiday.

     'Capital Lease Obligations' of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     'Capital Stock' of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     'Cash Flow Leverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount outstanding of all Debt of the Company and the Restricted Subsidiaries (including any Debt issued under paragraph (b) of the covenant described under 'Certain Covenants -- Limitation on Debt') at the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination to (ii) Operating Cash Flow for the four fiscal quarters ending on the last day of such fiscal quarter; provided, however, that (1) if the Company or any Restricted Subsidiary has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Cash Flow Leverage Ratio is an Issuance of Debt, or both, Debt as of such date and Operating Cash Flow (including Consolidated Interest Expense) for such period shall be calculated after giving effect on a pro forma basis to such Debt (in the case of Operating Cash Flow, as if such Debt had been Issued on the first day of such period) and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt (in the case of Operating Cash Flow, as if such discharge had occurred on the first day of such period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, (A) the Operating Cash Flow for such period shall be reduced by an amount equal to the Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Operating Cash Flow (if negative), directly attributable thereto for such period (including an adjustment for Consolidated Interest Expense directly attributable to any Debt (the 'Discharged Debt') of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Discharged Debt of such Restricted Subsidiary)) and
(B) Debt for such period shall be reduced by an amount equal to the Discharged Debt, (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Operating Cash Flow for such period shall be calculated after giving pro forma effect thereto (including the Issuance of any Debt) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Operating Cash Flow (including Consolidated Interest Expense) for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     'Code' means the Internal Revenue Code of 1986, as amended.

     'Consolidated Interest Expense' means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt Issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees

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
and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Debt or other obligation of any other person,
(vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Redeemable Stock of the Company held by persons other than the Company or a Wholly Owned Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company.

     'Consolidated Net Income' means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income, (ii) any net income of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any person and (v) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under 'Certain Covenants -- Limitation on Restricted Payments' only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from a Non-Recourse Affiliate to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (v) of paragraph (b) thereof.

     'Consolidated Net Worth' of any person means the total of the amounts shown on the balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     'Debentureholder' or 'Holder' means the person in whose name an Exchange Debenture is registered on the Registrar's books.

     'Debt' of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations and all Attributable Debt of such person; (iii) all obligations of

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such person Issued or  assumed as the deferred  purchase price of property,  all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of, in the case of a Subsidiary, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any Guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     The amount of Debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     'Default' means any event which is, or after notice or passage of time or both would be, in the case of the Exchangeable Preferred Stock, a Voting Rights Triggering Event and, in the case of the Exchange Debentures, an Event of Default.

     'Designated Senior Debt' means (i) the Bank Debt and the Senior Subordinated Discount Notes and (ii) any other Debt of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Debt as 'Designated Senior Debt' for purposes of the Exchange Debentures.

     'EBITDA' for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense (including the amortization of Program Obligations) and (v) all other noncash charges deducted in the calculation of such Consolidated Net Income (but excluding (a) any noncash charges related to the items described in clauses (i) through (v) of the definition of 'Consolidated Net Income' and (b) any noncash charges to the extent that they require an accrual of or a reserve for cash disbursements for any future period), and minus, without duplication, all noncash items (but excluding revenue from barter transactions) that increased such Consolidated Net Income.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Exchange Date' means the date on which the Exchange Debentures are exchanged for the Exchangeable Preferred Stock.

     'Exchangeable Stock' means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     'Existing Station' means (i) each of the 22 Television Stations owned by the Company as of June 6, 1996 and (ii) each other Television Station acquired by the Company after June 6, 1996 and the License for which is owned by BLC.

     'Guarantee' means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect,

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
contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Hedging Obligations' of any person means the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

     'Interest Rate Protection Agreement' means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     'Investment' in any person means any loan or advance to, any Guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments shall exclude advances to customers and suppliers in the ordinary course of business.

     'Issue' means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary; and the term 'Issuance' has a corresponding meaning. For purposes of the covenant described under 'Certain Covenants -- Limitation on Debt,' if any Debt Issued by a Non-Recourse Subsidiary thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event shall be deemed for the purpose of such covenant to constitute the Issuance of such Debt by the issuer thereof.

     'Issue Date' means the date on which the Exchangeable Preferred Stock is initially issued.

     'Legal Holiday' means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     'License' means, with respect to any Television Station, any and all licenses and authorizations issued by the Federal Communications Commission with respect to such Television Station.

     'Lien' means any mortgage, pledge, security interest, condition sale or other title retention agreement or other similar lien.

     'Maximum Amount' as of any date of determination means, with respect to any Acquired Station, the product of (i) the Operating Cash Flow of such Acquired Station for the four recent fiscal quarters ending at least 45 days prior to such date of determination and (ii) the number 5.0; provided, however, that if such Acquired Station is acquired by the Company in connection with an Asset Disposition of an Existing Station, the amount in clause (i) above shall be reduced by the Operating Cash Flow for such period of such Existing Station.

     'Net Available Cash' from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its

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
terms, or in order to obtain a necessary content to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve in accordance with generally accepted accounting principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary after such Asset Disposition.

     'Net Cash Proceeds' with respect to any Issuance or sale of Capital Stock, means the cash proceeds of such Issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such Issuance or sale and net of taxes paid or payable as a result thereof.

     'Non-Convertible Common Stock' means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Common Stock shall not include any Redeemable Stock or Exchangeable Stock or, in the case of the Company, any Senior Stock or Parity Stock.

     'Non-Recourse Affiliate' means a Non-Recourse Subsidiary or any other Affiliate of the Company or a Restricted Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Restricted Subsidiary, (ii) only owns properties acquired after the Issue Date and (iii) has no Debt other than Non-Recourse Debt.

     'Non-Recourse Debt' means Debt or that portion of Debt (i) as to which neither the Company nor its Restricted Subsidiaries (A) provide credit support (including any undertaking, agreement or instrument which would constitute
Debt), (B) is  directly or indirectly  liable or (C)  constitute the lender  and
(ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Affiliate) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     'Non-Recourse Subsidiary' means a Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Restricted Subsidiary, (ii) only owns properties acquired after the Issue Date and (iii) has no Debt other than Non-Recourse Debt.

     'Officer' means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     'Officers' Certificate' means a certificate signed by two Officers.

     'Operating Cash Flow' for any period means EBITDA for such period less Program Obligation Payments for such period; provided, however, that, when used in the definition of 'Maximum Amount' with respect to a Television Station, all references to the Company and Restricted Subsidiaries and consolidated subsidiaries used in the definitions of 'EBITDA' and 'Program Obligation Payments' and the definitions used therein shall be deemed to refer to such Television Station.

     'Opinion of Counsel' means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     'Parent' means any person that beneficially owns, directly or indirectly, all the Voting Stock of the Company.

     'Permitted Acquisition Debt' means Debt of the Company or any Restriced Subsidiary Issued to finance all or any portion of the cost of the acquisition of an Acquired Station, where the License for such Acquired Station is owned by BLC, and Refinancing Debt in respect of such Debt; provided, however, that the aggregate amount of such Permitted Acquisition Debt with respect to any Acquired Station shall not exceed the Maximum Amount with respect to such Acquired Station.

     'Permitted Holders' shall mean (i) A. Richard Benedek; (ii) family members or relatives of A. Richard Benedek; (iii) any trusts created for the benefit of the persons described in clauses (i), (ii) or (iv) of this paragraph or any trust for the benefit of any trust; (iv) in the event of the death or

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
incompetence of any person described in clauses (i) or (ii) of this paragraph such person's estate, executor, administrator, committee or other personal representative or beneficiaries; or (v) any Affiliate of A. Richard Benedek.

     'Permitted Investments' shall mean (i) investments in direct obligations of the United States of America maturing within 90 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, and (iii) investments in commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 90 days from the date of acquisition thereof.

     'person' means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Preferred Stock' as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     'principal' of any debt security means the principal amount of such debt security plus the premium, if any, payable on such debt security which is due or overdue or is to become due at the relevant time.

     'Program Obligation Payments' means, for any period of calculation, an amount equal to the aggregate amount paid in cash by or on behalf of the Company and the Restricted Subsidiaries during such period with respect to, or on account of, Program Obligations.

     'Program Obligations' means the obligations of the Company and the Restricted Subsidiaries with respect to the acquisition of the right to broadcast films and other programming material, payable in a form other than barter.

     'Redeemable Stock' means the Exchangeable Preferred Stock and any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be.

     'Refinance' means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to Issue indebtedness in exchange or replacement for, such Debt. 'Refinanced' and 'Refinancing' shall have correlative meanings.

     'Refinancing Debt' means Debt that Refinances any Debt of the Company or any Restricted Subsidiary existing on the Issue Date or Issued in compliance with the Certificate of Designation or, after the Exchange Date, the Exchange Indenture; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Issued that is equal to or greater than the Average Life of the Debt being Refinanced and (iii) such Refinancing Debt has an aggregate principal amount (or if Issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Issued with original issue discount, the aggregate accreted value) then outstanding or committed under the Debt being Refinanced; provided further, however, that Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of a Non-Recourse Subsidiary.

     'Representative' means any trustee, agent or representative (if any) for an issue of Debt of the Company.

     'Restricted Holder' means a Permitted Holder or a person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and will be deemed to include each person included in such person)

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that  owns, directly or indirectly, 10% or more of the total voting power of the
Voting Stock of the Company; provided, however, that for purposes of this definition a person shall be deemed to have ownership of all shares (a) that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and (b) of a corporation held by any other corporation (the 'parent corporation') if such person is the owner, directly or indirectly, of more than 10% of the total voting power of the Voting Stock of such parent corporation.

     'Restricted  Subsidiary'  shall   mean  any  Subsidiary   that  is  not   a
Non-Recourse Subsidiary.

     'Sale/Leaseback Transaction' means any arrangement relating to a property owned as of the Issue Date of the Indenture whereby the Company or a Restricted Subsidiary transfers such property to a person and leases it back from such person.

     'SEC' means the Securities and Exchange Commission.

     'Senior Debt' means (i) all obligations of the Company now or hereafter existing under the Bank Credit Agreement, including principal of, premium, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-petition interest is allowed as a claim in such proceeding) on Debt outstanding under the Bank Credit Agreement, reimbursement obligations of the Company with respect to any letters of credit outstanding under the Bank Credit Agreement and any obligations thereunder for fees, expenses and indemnities,
(ii) Debt of the Company, whether outstanding on the Issue Date or thereafter issued and (iii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Exchange Debentures; provided, however, that Debt shall not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), or (iv) that portion of any Debt which at the time of Issuance is Issued in violation of the Exchange Indenture.

     'Senior Secured Notes' means the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting.

     'Senior Subordinated Debt' means the Senior Subordinated Discount Notes and any other Debt of the Company that specifically provides that such Debt is to rank pari passu with the Senior Subordinated Discount Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of the Company which is not Senior Debt.

     'Significant Subsidiary' means (i) any domestic Subsidiary of the Company (other than a Non-Recourse Subsidiary) which at the time of determination either
(A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 3% of the Company's total assets on a consolidated basis as of such date, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 3% of the Company's total revenues on a consolidated basis for such period, (ii) any foreign Subsidiary of the Company (other than a Non-Recourse Subsidiary) which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (iii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated
balance   sheet,  would  have   constituted  at  least   10%  of  the  Company's

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
total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). 'Defaulting Subsidiary' means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clause (vi), (vii) or (viii) of the first paragraph under ' -- Defaults' has occurred and is continuing.

     'Stated Maturity' means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     'Subordinated  Obligation'  means   any  Debt  of   the  Company   (whether
outstanding on the date of the Indenture or thereafter Issued) which is expressly subordinate or junior in right of payment to the Exchange Debentures.

     'Subsidiary' means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company,
(ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

     'Tax Amounts' with respect to any calendar year means the sum of (a) an amount equal to the product of (i) the Federal taxable income of Benedek Broadcasting for such year as determined in good faith by the Board of Directors and as certified by a nationally recognized tax accounting firm and without taking into account the deductibility of state income taxes for Federal income tax purposes multiplied by (ii) the State Tax Percentage (as defined below) plus
(b) the greater of (i) the product of (w) the Federal taxable income of Benedek Broadcasting for such year as determined in good faith by the Board of Directors and as certified by a nationally recognized tax accounting firm and taking into account the deductibility of the amount determined in clause (a) above as a state income tax for Federal income tax purposes multiplied by (x) the Federal Tax Percentage (as defined below) and (ii) the product of (y) the alternative minimum taxable income attributable to Benedek Broadcasting's stockholder(s) by reason of the income of Benedek Broadcasting for such year as determined in good faith by the Board of Directors and as certified by a nationally recognized tax accounting firm multiplied by (z) the Federal Tax Percentage; provided, however, the amount as calculated above shall be reduced by the amount of any income tax benefit attributable to Benedek Broadcasting which could be realized by Benedek Broadcasting's stockholders in the current or a prior taxable year (including tax losses, alternative minimum tax credits, other tax credits and carryforwards or carrybacks thereof) to the extent not previously taken into account. The amount of any such income tax benefit described in the proviso to the preceding sentence shall be determined in a manner consistent with the calculation of the Tax Amount for the relevant year. Any part of the Tax Amount not distributed in respect of a tax year for which it is calculated shall be available for distribution in subsequent tax years. The term 'State Tax Percentage' shall mean the highest applicable statutory marginal rate of state and local income tax to which an individual resident of the Relevant Jurisdiction (as defined below) would be subject in the relevant year of determination as a result of being a stockholder of a corporation taxable as an S Corporation in such jurisdiction (as certified to the Trustee by a nationally recognized tax accounting firm). The term 'Relevant Jurisdiction' shall mean the jurisdiction in which, during the relevant taxable year, (c) Benedek Broadcasting is doing business for state and local income tax purposes, (d) Benedek Broadcasting derives the first, second, third or fourth highest percentage of its gross income as calculated for Federal income tax purposes (excluding therefrom any gain or loss from the sale or other disposition of any television station then owned by Benedek Broadcasting) and (e) Benedek Broadcasting is taxable as an S Corporation for state and local income tax purposes that imposes the highest aggregate marginal rate of state and local income tax on individuals (as certified to the Trustee by a nationally recognized tax accounting firm). The term 'Federal Tax Percentage' shall mean the

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highest applicable statutory marginal rate of Federal income tax or, in the case of clause (b)(ii) above, alternative minimum tax, to which an individual resident of the United States would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm); provided, however, that, for any year in which Benedek Broadcasting is not taxable as an S Corporation for Federal income tax purposes, the Federal Tax Percentage shall be zero. Notwithstanding the foregoing, the sum of the State Tax Percentage and the Federal Tax Percentage (the 'Total Tax Percentage') shall not exceed the percentage (the 'Maximum Tax Percentage') equal to the lesser of (f) the highest applicable statutory marginal rate of Federal, state and local income tax or, when applicable, alternative minimum tax, to which a corporation doing business in any state in which Benedek Broadcasting is doing business at the time of determination would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm) plus 5% and (g) 55%. If the Total Tax Percentage exceeds the Maximum Tax Percentage the Federal Tax Percentage shall be reduced to the extent necessary to cause the Total Percentage of equal the Maximum Tax Percentage. Distributions of Tax Amounts may be made from time to time with respect to a tax year based on reasonable estimates, with reconciliation within 40 days of the earlier of (i) Benedek Broadcasting's filing of the Internal Revenue Service Form 1120S for the applicable taxable year and (ii) the last date such form is required to be filed. The stockholder of Benedek Broadcasting will enter into a binding agreement with Benedek Broadcasting to reimburse Benedek Broadcasting for certain positive differences between the distributed amount and the Tax Amount, which difference must be paid at the time of such reconciliation.

     'Television Station' means any group of assets which constitutes all or substantially all of the assets which would be necessary to carry on the business of a commercial television broadcast station and which, when purchased by a single purchaser would (together with any necessary licenses, authorizations, working capital and operating location) be substantially sufficient to allow such purchaser to carry on such business.

     'TIA' means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Issue Date.

     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     'Voting Stock' of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     'Wholly Owned Subsidiary' means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

REGISTRATION RIGHTS

     Holders of the Exchange Securities are not entitled to any registration rights with respect to the Exchange Securities. Under the Registration Agreement, the Company has agreed to use its best efforts to consummate the Exchange Offer by December 1, 1996 for the benefit of the Holders of shares of Existing Exchangeable Preferred Stock. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of shares of Existing Exchangeable Preferred Stock.

     In the event that applicable interpretations of the staff of the SEC in letters issued to third parties do not permit the Company to effect the Exchange Offer, or if any Holder of shares of Existing Exchangeable Preferred Stock is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Securities in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of shares of Existing Exchangeable Preferred Stock or the Exchange Securities, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until three years after the date of original issuance of the Existing Exchangeable Preferred Stock. The Company will, in the event a Shelf Registration

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
Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of shares of Existing Exchangeable Preferred Stock or the Exchange Securities, as the case may be. A Holder that sells such shares of Exchangeable Preferred Stock pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a Holder.


     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                          DESCRIPTION OF THE WARRANTS


     Each Unit included ten Initial Warrants and 14.8 Contingent Warrants. The Initial Warrants and the Contingent Warrants were issued pursuant to a Warrant Agreement (the 'Warrant Agreement') entered into between the Company and IBJ Schroder Bank & Trust Company, as the warrant agent (the 'Warrant Agent'). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified by reference to, all of the provisions of the Warrant Agreement, including the definitions of certain terms therein. Capitalized terms not defined in this Prospectus shall have the meanings ascribed to them in the Warrant Agreement. A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


GENERAL


     Each Warrant is evidenced by a Warrant Certificate which entitles the holder thereof to purchase one share of Class A Common Stock from the Company at a price (the 'Exercise Price') of $0.01 per share. The Exercise Price and the number of Warrant Shares issuable upon exercise of a Warrant are both subject to adjustment in certain cases. See ' -- Adjustments' below. The Initial Warrants may be exercised at any time on or after the date the Exchange Offer is commenced. The Contingent Warrants will initially be held in escrow pursuant to the Warrant Escrow Agreement and will be released from escrow, subject to certain conditions described below, on the Contingent Warrant Release Date. The 'Contingent Warrant Release Date' shall mean July 1, 2000; provided, however, that if on June 30, 1999, the ratio (which shall be calculated on a pro forma basis in the same manner as is 'Cash Flow Leverage Ratio' in the Certification of Designation) of (i) the sum of the aggregate amount outstanding of all Debt (net of cash and cash equivalents) of the Company and the Restricted Subsidiaries and the aggregate liquidation preference of the Exchangeable Preferred Stock, in each case as of June 30, 1999 to (ii) Operating Cash Flow (as defined in the Certificate of Designation) for the four fiscal quarters ending on June 30, 1999, exceeds 8.0 to 1.0, then the Contingent Warrant Release Date will be August 16, 1999. If on the Contingent Warrant Release Date no
Exchangeable  Preferred  Stock  or  Exchange  Debentures  are  outstanding,  the
Contingent Warrants will not be delivered to holders of the Exchangeable Preferred Stock or Exchange Debentures but will be returned to the Company for cancellation. The Contingent Warrants were issued on the Issue Date but not are deemed to be outstanding until delivered following the Contingent Warrant Release Date to holders of record of the Exchangeable Preferred Stock or Exchange Debentures on the Contingent Warrant Release Date. Unless earlier exercised, the Warrants will expire on July 1, 2007 (the 'Expiration Date'). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. Even if the Company does not give such notice, the Warrants will still terminate and become void on the Expiration Date.


     The Contingent Warrants, if released from escrow on the Contingent Warrant Release Date, will not trade separately from the Exchangeable Preferred Stock or Exchange Debentures, as the case

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
may be, until such date. If on the Contingent Warrant Release Date any shares of Exchangeable Preferred Stock or Exchange Debentures are outstanding (the 'Outstanding Securities'), the holders of such Outstanding Securities will be entitled to receive their pro rata portion of the Contingent Warrants, based on the then effective liquidation preference or principal amount of such Outstanding Securities (the 'Notional Amount'). However, if the aggregate Notional Amount of the then Outstanding Securities is less than the Maximum Accreted Amount on the Contingent Warrant Release Date, the aggregate number of such Contingent Warrants will be reduced pro rata. For example, assuming an initial liquidation preference of Exchangeable Preferred Stock of $60.0 million and a dividend rate of 15.0%, paid quarterly, the Maximum Accreted Amount would equal $108.1 million (assuming four full years of accretion until July 1, 2000). If, for example, on the Contingent Warrant Separation Date the aggregate liquidation preference of the Exchangeable Preferred Stock, through partial redemption by the Company, has been reduced to $40.0 million, the aggregate number of Contingent Warrants available to holders of the Exchangeable Preferred Stock would be 37.0% ($40.0 million then outstanding aggregate liquidation preference divided by the Maximum Accreted Amount on July 1, 2000 of $108.1 million) of the original number of Contingent Warrants.

     The aggregate number of shares of Class A Common Stock issuable upon exercise of the Contingent Warrants is equal to approximately 10.0% of the shares of Common Stock currently outstanding (calculated on a fully-diluted basis assuming the exercise of all outstanding stock options and previously issued warrants, including the Initial Warrants).

     At the Company's option, fractional Warrant Shares may not be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any such Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

     No service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

CERTAIN DEFINITIONS

     The Warrant Agreement and the Warrant Escrow Agreement contain, among others, the following definitions:

     'Common Stock' will include both the Class A Common Stock and the Class B Common Stock of the Company.

     'Maximum Accreted Amount' means a dollar amount equal to the maximum aggregate liquidation preference of all the Exchangeable Preferred Stock issued on the Issue Date as of the Contingent Warrant Release Date assuming that such Exchangeable Preferred Stock remains outstanding on the Contingent Warrant Release Date and no cash dividends have been paid on such Exchangeable Preferred Stock on or prior to such time.

     'Tax Amounts' will have the same meaning as in the Exchangeable Preferred Stock and Exchange Debentures. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Certain Definitions.'

CERTAIN TERMS

     Exercise. In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate and payment in full of the Exercise Price for each share of Class A Common Stock or other securities issuable upon exercise of the Warrants as to which a Warrant is exercised. The Exercise Price may be paid (i) in cash or by certified or official bank check or (ii) by the surrender (which surrender shall be evidenced by cancellation of the number of Warrants represented by any Warrant Certificate presented in connection

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
with a Cashless Exercise (as defined below)) of a Warrant or Warrants (represented by one or more relevant Warrant Certificates), and without the payment of the Exercise Price in cash, for such number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (2) the Cashless Exercise Ratio. For purposes of the Warrant Agreement, the 'Cashless Exercise Ratio' shall equal a fraction, the numerator of which is the excess of the Current Market Price (as defined in the Warrant Agreement) per share of Common Stock on the date of exercise over the Exercise Price per share as of the date of exercise and the denominator of which is the Current Market Price per share of the Common Stock on the date of exercise (calculated as set forth in the Warrant Agreement). An exercise of a Warrant in accordance with the immediately preceding sentences is herein called a 'Cashless Exercise.' Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of Warrants that the holder specifies is to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to an exercise of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. If, pursuant to the Securities Act, the Company is not able to effect the registration under the Securities Act of the issuance and sale of the Warrant Shares by the Company to the holders of the Warrants upon the exercise thereof as required by the Warrant Agreement, the holders of the Warrants will be required to effect the exercise of the Warrants solely pursuant to the Cashless Exercise option. Upon the exercise of any Warrants in accordance with the Warrant Agreement, the Warrant Agent will cause the Company to transfer promptly to or upon the written order of the holder of such Warrant Certificate appropriate evidence of ownership of any shares of Class A Common Stock or other securities or property to which it is entitled, registered or otherwise to the person or persons entitled to receive the same and an amount in cash, in lieu of any fractional shares, if any. All shares of Class A Common Stock or other securities issuable by the Company upon the exercise of the Warrants must be validly issued, fully paid and nonassessable.

     No Rights as Stockholders. The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of or vote at any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other proceedings of the Company or any other rights as stockholders of the Company.

     Mergers, Consolidations, etc. Except as provided below, in the event that the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a share of Class A Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all the property and assets of the Company to, another person and, in connection therewith, consideration to the holders of Class A Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Class A Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, to pay to the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent must make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be directed in writing by the holders surrendering such Warrants.

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
ADJUSTMENTS

     The number of Warrant Shares that may be purchased upon the exercise of the Warrants and the Exercise Price will both be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on Class A Common Stock of the Company payable in shares of such Class A Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and certain reclassifications of Class A Common Stock, (iii) the issuance to all holders of Class A Common Stock of rights, options or warrants entitling them to subscribe for shares of Class A Common Stock, or of securities convertible into or exchangeable for shares of Class A Common Stock, for a consideration per share which is less than the current market price per share (as defined in the Warrant Agreement) of the Class A Common Stock and (iv) the distribution to all holders of the Class A Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and distributions of Tax Amounts for each tax period that Benedek Broadcasting qualifies as an S Corporation under the Internal Revenue Code or any similar provision of state or local law and including cash dividends and other cash distributions). In addition, the Exercise Price may be reduced in the event of purchase of shares of the Class A Common Stock pursuant to a tender or exchange offer made by the Company or any subsidiary thereof at a price greater than the current market price of the Class A Common Stock at the time such tender or exchange offer expires.

     In the event of a taxable distribution to holders of Class A Common Stock which results in an adjustment to the number of shares of Class A Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See 'Certain Federal Income Tax Consequences.'

     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

     In the case of certain reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of Class A Common Stock or consolidations or mergers of the Company or the sale of all or substantially all of the assets of the Company, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

     From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of two-thirds of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

SEC REPORTS AND OTHER INFORMATION

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and thereupon provide the Warrant Agent and holders of the Warrants with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such

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

Sections. In addition, for so long as any of the Warrants are outstanding, the Company will make available to any prospective purchaser of the Warrants or the Warrant Shares or beneficial owner thereof in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

REGISTRATION RIGHTS

     The Company has agreed, pursuant to a Common Stock Registration Rights Agreement (the 'Common Stock Registration Rights Agreement'), upon request of holders of Initial Warrants representing at least 20% of all outstanding Initial Warrants, subject to customary limitations, on not more than two occasions not earlier than the earlier of (x) the second anniversary of the Issue Date and (y) 180 days after the initial public offering of the Company's common stock, to use its best efforts to file as soon as practicable thereafter (i) a registration statement providing for the registration of issuance by the Company of all shares of Class A Common Stock issuable upon exercise of the Initial Warrants or
(ii) in the event that the above registration is prohibited by any law or applicable interpretation of the staff, a registration statement providing for the sale of all Class A Common Stock issuable upon the exercise of the Initial Warrants by the holders thereof and, in each case, to have such registration statement declared effective by the SEC. The Company has also agreed, subject to customary limitations, upon request of holders of Contingent Warrants representing at least 20% of all outstanding Contingent Warrants, on not more than two occasions following the Contingent Warrant Release Date, to use its best efforts to file as soon as practicable thereafter (i) a registration statement providing for the registration of issuance by the Company of all shares of Class A Common Stock issuable upon exercise of the Contingent Warrants or (ii) in the event that the above registration is prohibited by any law or applicable interpretation of the staff, a registration statement providing for the sale of all Class A Common Stock issuable upon the exercise of the Contingent Warrants by the holders thereof and, in each case, to have such registration statement declared effective by the SEC.

     Holders of Warrants will also have the right on an unlimited number of occasions, subject to customary limitations, to include the shares subject to their Warrants in a registration statement filed by the Company with respect to a public offering of any class of its common stock (other than registration statements on Form S-8 and certain other customary exceptions).

     The Common Stock Registration Rights Agreement contains customary provisions whereby the beneficiaries thereof and the Company indemnify and agree to contribute to the other with regard to losses caused by the misstatement of any information required to be provided in a registration statement filed under the Securities Act. The Common Stock Registration Rights Agreement requires the Company to pay the expenses associated with any registration, other than underwriting discounts, commissions and transfer taxes.


     The summary herein of certain provisions of the Common Stock Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by references to, all of the provisions of the Common Stock Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Class A Common Stock, par value $0.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. The Company has outstanding 7,030,000 shares of Class B Common Stock, 600,000 shares of Existing Exchangeable Preferred Stock and 450,000 shares of Seller Junior Discount Preferred Stock. In addition, the Company has 1,488,000 shares of Class A Common Stock reserved for issuance upon exercise of the Warrants and 370,000 shares of Class B Common Stock reserved for issuance upon exercise of outstanding options held by the President of the Company. For a description of the Exchangeable Preferred Stock, see 'Description of Exchangeable Preferred Stock and Exchange Debentures.'

COMMON STOCK


     The following description of the Common Stock of the Company does not purport to be complete and is subject to, and is qualified by the provisions of its Certificate of Incorporation. A copy of the Certificate of Incorporation is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock (payable in shares of Class B Common Stock).

     Voting Rights. Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) at such time as any class of Common Stock of the Company is subject to Rule 13e-3 promulgated under the Exchange Act, with respect to any 'going private' transaction between the Company and any Permitted Holder and (ii) as otherwise provided by law. A 'going private' transaction is any 'Rule 13e-3 Transaction,' as such term is defined in Rule 13e-3.

     The holders of the Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed 'going private' transaction with any Permitted Holder, with each share of Class A Common Stock and Class B Common Stock entitled to one vote.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of Common Stock.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors.

     Other  Provisions.  Each  share of  Class  B Common  Stock  is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock at any time. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party other than a Permitted Holder, subject to compliance with FCC rules and regulations. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

  SELLER JUNIOR DISCOUNT PREFERRED STOCK


     The following description of the Seller Junior Discount Preferred Stock does not purport to be complete and is subject to, and is qualified by reference to, all of the provisions in the Certificate of Designation relating therefor. A copy of the Certificate of Designation for the Seller Junior Discount Preferred Stock is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     Ranking. The Seller Junior Discount Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) junior to the Exchangeable Preferred Stock and each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Seller Junior Discount Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company; (ii) senior to all classes of common stock and to each other class of

Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Seller Junior Discount Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company; and (iii) subject to certain conditions, on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Seller Junior Discount Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. All claims of the holders of the Seller Junior Discount Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any debt of the Company, holders of any senior preferred stock, including the Exchangeable Preferred Stock, and, except with respect to declared and unpaid dividends, all other creditors of the Company. The Certificate of Designation for the Seller Junior Discount Preferred Stock contains limitations on the issuance of additional preferred stock by the Company. See ' -- Voting Rights.'

     Dividends. Holders of the Seller Junior Discount Preferred Stock are entitled to receive out of any funds legally available therefor, dividends on the Seller Junior Discount Preferred Stock at a rate per annum equal to the Dividend Rate (as defined) of the then effective liquidation value per share of Seller Junior Discount Preferred Stock, payable (i) during the period from the date of issuance thereof (the 'Seller Junior Discount Preferred Stock Issue Date') through, but not including, the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, quarterly, and (ii) thereafter, semi-annually. The term 'Dividend Rate' means (i) for the period from the Seller Junior Discount Preferred Stock Issue Date through (but not including) the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, 7.92% per annum, (ii) for the period from the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date through (but not including) the seventh anniversary of the Seller Junior Discount Preferred Stock Issue Date, 15% per annum, and (iii) from the seventh anniversary of the Seller Junior Discount Preferred Stock Issue Date and thereafter, 18% per annum, provided, however, that during any period during which any dividend is not paid, the Seller Junior Discount Preferred Stock is not redeemed in accordance with the terms of the Certificate of Designation therefor or the Company takes any action in violation of such Certificate of Designation, the Dividend Rate shall be the Dividend Rate determined in accordance with clauses (i) through (iii) above plus 2% per annum. Dividends on the Seller Junior Discount Preferred Stock will be cumulative from the Seller Junior Discount Preferred Stock Issue Date. Through and including the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, dividend payments thereon may not be made in cash and will instead be added automatically to the liquidation preference of the Seller Junior Discount Preferred Stock on the dividend payment date and will be deemed paid in full and will not accumulate.

     Liquidation. The Seller Junior Discount Preferred Stock was issued with an initial aggregate liquidation preference of $45.0 million. Holders of the Seller Junior Discount Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Company, will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Seller Junior Discount Preferred Stock (initially $100 per share, but subject to increase to the extent dividends thereon accrue prior to the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date), plus, without duplication, accrued and unpaid dividends, thereon, before any distribution is made on any Common Stock of the Company or any securities which are junior to the Seller Junior Discount Preferred Stock. If the assets of the Company are insufficient to permit payment of the full preferential amounts payable to holders of the Seller Junior Discount Preferred Stock and holders of any other class of securities that rank on par thereto upon liquidation, dissolution or winding-up of the affairs of the Company, each holder of Seller Junior Discount Preferred Stock and such parity securities will share equally and ratably in any distribution of assets of the Company in proportion to the respective preferential amounts to which they are entitled.

     Mandatory Redemption. The Seller Junior Discount Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on July 1, 2008, at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

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

     Optional Redemption. The Seller Junior Discount Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor), in whole or in part at any time at the option of the Company, at the redemption price equal to the sum of the liquidation value per share redeemed plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

     Voting Rights. The holders of Seller Junior Discount Preferred Stock have no voting rights, except as required by law, provided, however, that the holders of Seller Junior Discount Preferred Stock, voting separately as a class, have the right to elect one director to the Board of Directors of the Company in addition to the number to be elected by the holders of the Company's common stock or any other shares of preferred stock of the Company upon the failure by the Company to pay dividends for any six consecutive quarterly dividend periods or three consecutive semi-annual periods or the failure of the Company to discharge any mandatory redemption or repayment obligation with respect to the Seller Junior Discount Preferred Stock, provided further, however, that without the affirmative vote of the holders of at least a majority of the outstanding Seller Junior Discount Preferred Stock, neither the Company nor any of its subsidiaries may, after the Seller Junior Discount Preferred Stock Issue Date (and therefore not applicable to the Financing Plan), incur any indebtedness (which includes any preferred stock of a subsidiary of the Company) if, on the date of such incurrence, after giving effect to the incurrence of such indebtedness, the cash flow leverage ratio of the Company (defined in the same manner as in the Senior Secured Note Indenture as to Benedek Broadcasting) exceeds 8.5 to 1.0; provided that the Company and its subsidiaries may incur indebtedness, without regard to such cash flow leverage ratio, if, after giving effect to such incurrence, the aggregate amount of all indebtedness of the
Company and its subsidiaries outstanding which was incurred at such time or times as the cash flow leverage ratio exceeded 8.5 to 1.0, does not exceed 150% of the consolidated net interest expense for the four quarter period ending as of the end of the fiscal quarter ending immediately prior thereto. Preferred stock that is senior or pari passu in ranking to the Seller Junior Discount Preferred Stock or that is junior in ranking thereto but is mandatorily redeemable within one year prior to the mandatory redemption date of the Seller Junior Discount Preferred Stock is considered indebtedness (and interest thereon is considered interest expense) for purposes of the foregoing limitations. The Exchangeable Preferred Stock is considered indebtedness for purposes of the foregoing limitation and the Seller Junior Discount Preferred Stock is not considered indebtedness for such purposes. Indebtedness is not deemed incurred for this purpose upon either (i) the issuance of additional preferred stock on account of then existing payment-in-kind preferred stock as a payment of dividends (such as dividends on the Exchangeable Preferred Stock) or (ii) the accretion of discount with respect to indebtedness (such as accretion of discount on the Notes).

WARRANTS


     The Company has outstanding 600,000 Initial Warrants and 888,000 Contingent Warrants. The warrants were issued as part of the Units. Each Unit consisted of ten shares of Existing Exchangeable Preferred Stock, ten Initial Warrants and
14.8 Contingent Warrants, each Warrant to acquire one share of Class A Common Stock of the Company, at an initial exercise price of $0.01 per share. The Initial Warrants and the Existing Exchangeable Preferred Stock did not trade separately prior to date the Registration Statement of which this Prospectus is a part was declared effective by the SEC. The Contingent Warrants, if released on the Contingent Warrant Release Date, will not trade separately from the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, until such date. Additionally, under certain circumstances, the number of Contingent Warrants may be reduced or the Contingent Warrants may be required to be returned to the Company. The foregoing description of the Warrants does not purport to be complete and is subject to, and is qualified by reference to, all of the provisions of the Warrant Agreement. A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. For a more detailed discussion with respect to the Contingent Warrants, see 'Description of the Warrants.'


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

                      BOOK-ENTRY SYSTEM; DELIVERY AND FORM

GENERAL

     The Exchange Securities will be issued in the form of one or more shares of Exchange Securities in global form ('Global Exchangeable Preferred Stock Certificate'). If Exchange Debentures are issued, the Company intends to have the Exchange Debentures issued in the form of one or more registered Exchange Debentures in global form ('Global Exchange Debentures'). The Global Exchangeable Preferred Stock Certificate and Global Exchange Debentures are sometimes referred to herein as the 'Global Securities'. Exchangeable Preferred Stock Certificate or Exchange Debentures in definitive form ('Certificated Exchangeable Preferred Stock' or 'Certificated Debentures,' respectively, and sometimes referred to collectively as 'Certificated Securities') will not be issued except in the circumstances described below when Certificated Securities are distributed to the beneficial owners of the Global Securities.

     Upon issuance of the Global Exchangeable Preferred Stock Certificate, The Depository Trust Company, New York, New York ('DTC') or its nominee will credit, on its book-entry registration and transfer system, the number of shares of Exchange Securities represented by such Global Exchangeable Preferred Stock Certificate to the accounts of institutions that have accounts with DTC or its nominee ('participants'). Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to participants' interests) for such Global Securities, or by participants or persons that hold interests through participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Securities.

     So long as DTC is the registered holder of any Global Securities, DTC will be considered the sole owner and holder of the Securities, represented by such Global Securities for all purposes under the Certificate of Designation for the Exchangeable Preferred Stock and the Exchange Indenture, as the case may be. No beneficial owner of an interest in any Global Securities will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Certificate of Designation for the Exchangeable Preferred Stock and the Exchange Indenture, as applicable).

     Except in the circumstances referred to below, owners of beneficial interests in Global Securities will not be entitled to have such Global Securities or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Securities or any securities represented thereby for any purpose under the Certificate of Designation for the Exchangeable Preferred Stock or the Exchange Indenture.

     Global Securities shall be exchangeable for corresponding Certificated Securities registered in the name of persons other than DTC or its nominee only if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as depository for any of the Global Securities or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) with respect to the Global Exchangeable Preferred Stock Certificate only, there shall have occurred and be continuing a Voting Rights Triggering Event (as defined in the Certificate of Designation for the Exchangeable Preferred Stock), (C) with respect to the Global Exchange Debentures only, there shall have occurred and be continuing an Event of Default (as defined in the Exchange Indenture) or (D) the Company executes and delivers, in the case of the Global Exchangeable Preferred Stock Certificate, the transfer agent and registrar therefor or in the case of the Global Exchange Debentures, the Trustee under the Exchange Indenture, an order that the Global Exchangeable Preferred Stock Certificate or Global
Exchange Debentures, as the case may be, shall be so exchangeable. Any Certificated Securities will be issued only in fully registered form. Any Certificated Securities so issued will be registered in such names and in such denominations as DTC shall request.

     Any payment on or in respect of the Exchangeable Preferred Stock or the Exchange Debentures will be made available by the Company to DTC or its nominee, as the case may be, as the registered owner of the Global Exchangeable Preferred Stock Certificate and the Global Exchange Debentures. The Company expects that DTC or its nominee, upon receipt of any payment on or in respect of any Global Security, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests therein as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants. Neither the Company nor any of its agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Unless and until exchanged in whole or in part for Certificated Securities in definitive form, the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC as depositary of any such nominee to a successor of DTC or a nominee of such successor.

THE CLEARING SYSTEM

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

SETTLEMENT

     All payments with respect to the Exchangeable Preferred Stock and the Exchange Debentures will be made by the Company by wire transfer in same-day funds. The Global Securities will trade in the Same-Day Funds Settlement System of DTC until maturity. Secondary market trading between DTC participants (other than the depositaries) will be settled in same-day funds using the procedures applicable to United States corporate debt obligations.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE PURSUANT TO THE EXCHANGE OFFER, OWNERSHIP AND DISPOSITION OF EXCHANGEABLE PREFERRED STOCK, EXCHANGE DEBENTURES, WARRANTS AND WARRANT SHARES

     The following discussion sets forth the material anticipated Federal income tax consequences of the exchange pursuant to the Exchange Offer, ownership and disposition of the Exchangeable Preferred Stock, the Exchange Debentures and the Contingent Warrants (for purposes of this tax discussion, collectively, the 'Securities') by a person that obtains such Securities pursuant to the Exchange Offer and by holders that receive Exchange Debentures upon an exchange by the Company of such Debentures for Exchangeable Preferred Stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to a holder's decision to participate in the Exchange Offer and it is not intended to be applicable to all categories of holders, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules. In addition, the summary is limited to persons that will hold the Securities as 'capital assets' (generally, property held for investment) within the meaning of Section 1221 of the Code and is not applicable to holders who own, directly or through attribution, stock in the Company other than stock acquired in the Exchange Offer or upon the exercise of a Contingent Warrant. Holders should note that this discussion is not binding on the Internal Revenue Service (the 'Service') and there can be no assurance that the Service will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the Service on any tax matters relating to the Securities.

     ALL PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

EXCHANGEABLE PREFERRED STOCK

DISTRIBUTIONS IN GENERAL

     Dividends on the Exchangeable Preferred Stock will be taxable for Federal income tax purposes as ordinary dividend income to the extent paid out of the current or accumulated earnings and profits of the Company as determined for Federal income tax purposes. To the extent that the amount of such a distribution exceeds the current and accumulated earnings and profits of the Company, such excess will be treated as a nontaxable recovery of the holder's basis in the stock in respect of which the distribution is made (to the extent thereof), with any remaining excess treated as gain from the sale or exchange of such stock.

     Although it is possible that cash dividends will be paid on or prior to July 1, 2001, it is not expected that the Company will pay any dividends on the Exchangeable Preferred Stock in cash for any period ending on or prior to July 1, 2001. Any unpaid dividends will accrue and compound and will be payable upon the optional or mandatory redemption of the Exchangeable Preferred Stock or the exchange of Exchange Debentures for Exchangeable Preferred Stock. The tax treatment of such accruing and compounding dividends ('Accrued Dividends') is not free from doubt. Under current law, it would appear that Accrued Dividends would not be treated as having been received by holders of the Exchangeable Preferred Stock until such Accrued Dividends were actually paid in cash (and would then be taxable for Federal income tax purposes as a dividend to the extent of the Company's current and accumulated earnings and profits at such time). The legislative history to the 1990 amendments to Section 305(c) of the Code, however, grants the Service authority to issue regulations (possibly with retroactive effect) which would treat such Accrued Dividends as part of the redemption price of the stock. If Accrued Dividends were included in the redemption price of the Exchangeable Preferred Stock, a holder would be required to take such Accrued Dividends into account in determining the amount that constitutes an excessive redemption price for purposes of Section 305(c) of the Code, as described below under 'Excessive Redemption Price'. The effect of such treatment could be to treat such holder as having received such Accrued Dividends as constructive distributions at the time they accrue, rather than at the time they are paid in cash. Until regulations requiring such treatment with respect to accrued Dividends are issued, however, the Company intends to take the position that Accrued Dividends on Exchangeable Preferred Stock need not be treated as received by a holder until such time as such Accrued Dividends are actually paid to such holder in cash and will report to the Service on that basis.

     PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX TREATMENT OF ACCRUED DIVIDENDS.

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
EXCESSIVE REDEMPTION PRICE

     Under Section 305 of the Code and the Treasury Regulations authorized thereunder, if the redemption price of preferred stock exceeds its issue price (i.e., its fair market value at its date of original issue) by more than a de minimis amount, such excess may under certain circumstances, be taxable as a constructive distribution to the holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions in excess of current and accumulated earnings and profits). A holder of such preferred stock is required to treat such excess as a constructive distribution received by the holder over the life of the preferred stock under a constant interest (economic yield) method that takes into account the compounding of yield.

     The offering price of each Unit was allocated between the Existing Exchangeable Preferred Stock and associated Initial Warrants comprising such Unit based upon their relative fair market values. The Company has allocated a portion of the offering price for a Unit to the Existing Exchangeable Preferred Stock and a portion of such offering price to the associated Initial Warrants as set forth herein. That allocation by the Company will be binding on each holder, unless the holder explicitly discloses (on a statement attached to the holder's timely filed Federal income tax return for the year that includes the acquisition date of the Unit) that his allocation of the Unit's issue price between the Existing Exchangeable Preferred Stock and the Initial Warrants is different from the Company's allocation. The mandatory redemption price of the Exchangeable Preferred Stock exceeds such stock's issue price by more than a de minimis amount (the 'Discount Amount'), and holders are required to treat such excess as a constructive distribution, as described above over the term of the Exchangeable Preferred Stock.

     Although the Exchangeable Preferred Stock is not mandatorily redeemable until July 1, 2007, applicable U.S. Treasury Regulations will treat the Company as exercising its optional redemption rights on any date that an exercise of such optional redemption right is more likely than not to occur (based upon all of the facts and circumstances as of the Issue Date). Since the Contingent Warrants will only be issued if the Exchangeable Preferred Stock or Exchange Debentures are not redeemed prior to the Contingent Warrant Release Date, the Company intends to take the position that it will be deemed to exercise its optional redemption right on July 1, 2000 (the 'Deemed Exercise Date'). As a result, the Company intends to take the position that the Discount Amount as well as the amount of the redemption premium payable at such time will be treated as a constructive distribution over the period commencing on the Issue Date and ending on June 30, 2000. If the Exchangeable Preferred Stock is not in fact redeemed on such date, it will be treated as reissued on such date for an amount equal to its adjusted issue price (i.e., 115% of the liquidation preference).

DIVIDENDS TO CORPORATE STOCKHOLDERS

     In general, an actual or constructive distribution that is treated as a dividend for Federal income tax purposes and that is made to a corporate stockholder with respect to the Exchangeable Preferred Stock will qualify for the 70% dividends-received deduction. Holders should note, however, that the Company does not currently have any accumulated earnings and profits and that there can be no assurance regarding the amount of current or accumulated earnings and profits of the Company in the future. As a result, there can be no assurance that the dividends received deduction will apply to distributions on the Exchangeable Preferred Stock (including Accrued Dividends and a distribution of the Contingent Warrants).

     Under Section 1059 of the Code, the tax basis of Exchangeable Preferred Stock that has been held by a corporate stockholder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the payment of such actual or constructive dividend) is reduced (but not below zero) by the nontaxed portion of an 'extraordinary dividend' for which a dividends-received deduction is allowed. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such Exchangeable Preferred Stock. Generally, an 'extraordinary dividend' is a dividend that (1) equals or exceeds 5% of the holder's adjusted basis in the Exchangeable Preferred Stock or, in the case of Warrant Shares, 10% of the holder's adjusted basis in the Warrant Shares (treating all dividends having ex-dividend dates within an 85-day dividend period as a single dividend) or (2) exceeds 20% of the holder's basis in the Exchangeable Preferred Stock or Warrant Shares (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the Exchangeable Preferred Stock or the Warrant Shares as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests.

     As part of President Clinton's 1997 balanced budget proposal, as released on March 19, 1996 (the 'President's Proposal'), the dividends-received deduction available to corporations owning less than 20% (by vote and value) of the stock of a U.S. corporation would be reduced to 50% of the dividends received. The proposal would be effective for dividends paid or accrued more than 30 days after the date of enactment. In addition, under the President's Proposal, the extraordinary dividend rules of Section 1059 would be amended to provide that a corporate stockholder will recognize gain immediately whenever the basis of stock with respect to which any extraordinary dividend was received is reduced below zero. The proposal would be effective for distributions after September 13, 1995.

     CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP AND DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK OR THE WARRANT SHARES.

     A corporate stockholder's liability for alternative minimum tax may be affected by the portion of dividends received which such corporate stockholder deducts (pursuant to the dividends-received deduction) in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of current earnings and profits (with certain adjustments, but determined without regard to the dividends-received deduction), over alternative minimum taxable income (determined without regard to this earnings and profits adjustment or the alternative tax net operating loss deduction, but taking into account the dividends-received deduction).

SALE REDEMPTION OR OTHER TAXABLE DISPOSITION

     Upon a sale, redemption or other taxable disposition of Exchangeable Preferred Stock (including an exchange of Exchange Debentures for Exchangeable Preferred Stock or Warrant Shares), a holder generally will recognize capital gain or loss for Federal income tax purposes (except to the extent of cash payments received on the disposition that are attributable to declared dividends, which will be treated in the same manner as distributions described above under 'Distributions in General') in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or other taxable disposition (the 'amount realized') and (2) the holder's adjusted tax basis in the stock being disposed of. Such capital gain or loss will be long-term capital gain or loss if the stock had been held by the holder for more than one year at the time of the disposition. Notwithstanding the foregoing, it is possible that the Service may require a holder to treat amounts received upon the redemption of Exchangeable Preferred Stock or the exchange of Exchange Debentures for Exchangeable Preferred Stock that are attributable to Accrued Dividends (and not previously treated as received by a holder as a constructive distribution as described above under 'Distributions in General') as a constructive distribution, regardless of whether the Company declares a dividend of such Accrued Dividends in connection with such redemption or exchange. In such case, such amount would be taxable for Federal income tax purposes as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits for Federal income tax purposes at such time (and any amounts in excess thereof would be taxable as described above under 'Distribution in General').

     A holder's initial tax basis in the Exchangeable Preferred Stock will equal the purchase price of the Exchangeable Preferred Stock, as described above under 'Excessive Redemption Price.' Thereafter, such initial tax basis will be (i) increased by the amount (if any) of any constructive distributions the holder is treated as having received pursuant to the rules described above under 'Distributions in General' and 'Excessive Redemption Price,' and (ii) decreased by the portion of any (actual or constructive) distribution that is treated as a tax-free recovery of basis as described above under 'Distributions in General.'

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

     If the Company elects to exchange Exchange Debentures for Exchangeable Preferred Stock on a dividend date, the amount realized on the exchange will depend on whether the Exchange Debentures and/or the Exchangeable Preferred Stock is traded on an established market (as defined in applicable Treasury Regulations) at the time of the exchange. The amount realized will equal (i) the fair market value of the Exchange Debentures as of the exchange date if the Exchange Debentures are traded on an established market at such time or (ii) the fair market value of the Exchangeable Preferred Stock as of the exchange date if such Exchangeable Preferred Stock is traded on an established market at such time but the Exchange Debentures are not. If neither the Exchangeable Preferred Stock nor the Exchange Debentures are so traded, the amount realized will equal the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the relevant 'applicable Federal rate'. (The applicable Federal rate is a rate announced monthly by the Treasury that is intended to reflect the average yield of United States government obligations.) If neither the Exchange Debentures nor the Exchangeable Preferred Stock is so traded and the yield on the Exchange Debentures is less than the applicable Federal rate, the amount realized will equal the present value as of the exchange date of all payments to be made on the Exchange Debentures, discounted at the applicable Federal rate. It cannot be determined at the present time whether the Exchangeable Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established market within the meaning of the Treasury Regulations.

     Depending upon a holder's particular circumstances, the tax consequences of holding Exchange Debentures (described below) may be less advantageous than the tax consequences of holding Exchangeable Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends-received deduction that may be available to corporate holders and because, as discussed below, since the Exchange Debentures permit the distribution of Additional Exchange Debentures in lieu of the payment of interest in cash, such Exchange Debentures will be issued with original issue discount ('OID').

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE LIKELIHOOD OF CAPITAL GAIN TREATMENT (IN WHOLE OR PART) ON THE REDEMPTION OF EXCHANGEABLE PREFERRED STOCK OR THE EXCHANGE OF EXCHANGEABLE PREFERRED STOCK FOR EXCHANGE DEBENTURES.

EXCHANGE DEBENTURES

CONSEQUENCES OF OWNING EXCHANGE DEBENTURES

     The consequences of owning Exchange Debentures will depend in part upon the facts existing at the time of issuance, as described below. Accordingly, the ultimate Federal income tax treatment of the ownership of the Exchange Debentures may differ substantially from that described below. If any Exchange Debentures are issued, the Company will report to holders on a timely basis the reportable amount of OID and interest income with respect to the Exchange Debentures, based on its understanding of then applicable law.

     PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF OWNING EXCHANGE DEBENTURES.

ORIGINAL ISSUE DISCOUNT

     Because interest on the Exchange Debentures can, at the option of the Company, be paid in cash or in additional Exchange Debentures, the Exchange Debentures will be treated, for Federal income tax purposes, as having been issued with OID. Under the provisions of the Treasury Regulations dealing with OID (the 'OID Regulations') (i) the distribution of additional Exchange Debentures in lieu of the payment of interest in cash ('Additional Exchange Debentures') will not be treated as the payment of interest and accordingly,
(ii) an Exchange Debenture and all Additional Exchange Debentures that could be issued with respect thereto (if all interest payments that could be satisfied in Additional Exchange Debentures were satisfied in Additional Exchange Debentures) will be treated as single OID obligation. Accordingly, under the provisions of the OID Regulations (i) the stated redemption price at maturity of an Exchange Debenture will be equal to the sum of all cash payments due on such Exchange Debentures and on all Additional Exchange Debentures that could be issued with respect to such Exchange Debenture or Additional Exchange Debentures (if all interest payments that could be satisfied in Additional Exchange Debentures were satisfied in Additional Exchange Debentures), (ii) each Exchange Debenture will be issued with OID in an amount equal to the excess of such stated redemption price at maturity over the issue price of such Exchange Debenture and
(iii) no interest payment on the Exchange Debentures or on any Additional Exchange Debentures distributed with respect thereto will be treated as qualified stated interest and therefore no such interest will be included in income when paid (because equivalent amounts will be included in income as OID). As described above under 'Excessive Redemption Price,' the Company believes that it will be deemed to exercise its optional redemption right with respect to the Exchange Debentures on the Deemed Exercise Date (assuming the Exchange Debentures have been previously issued). Thus, the stated redemption price at maturity of the Exchange Debentures will be increased to reflect the redemption premium payable on June 30, 2000 if the Exchange Debentures have been issued prior to such date.

     The holder of an Exchange Debenture issued with OID will be required to include such OID in income as interest over the term of the Exchange Debentures, in advance of the receipt of the cash attributable to such income, under a constant interest rate method described below that takes account of the compounding of interest. The term of any Exchange Debentures issued prior to July 1, 2000 will be deemed to end on July 1, 2000. If such Exchange Debentures are not actually redeemed on July 1, 2000, they will be treated as reissued on such date for an amount equal to their adjusted issue price as of such date. Any Exchange Debentures issued after July 1, 2000 will be deemed to have a term ending July 1, 2007.

     The amount of OID accruing the respect to any Exchange Debenture will be the sum of the 'daily portions' of OID with respect to such Exchange Debenture for each day during the taxable year in which a holder owns an Exchange Debenture ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of an Exchange Debenture provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID accruing during any accrual period with respect to an Exchange Debenture will be equal to the following amount; (i) the 'adjusted issue price' of such Exchange Debenture at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such Exchange Debenture. OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of an Exchange Debenture at the beginning of its first accrual period will be equal to its issue price. An Exchange Debenture's issue price will equal the amount realized upon the exchange of Exchange Debentures for Exchangeable Preferred Stock, as described above under 'Sale, Redemption or other Taxable Disposition'. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID allocable to the preceding accrual period minus (iii) any payments (including payments of cash interest) made during the preceding accrual period and on the first day of such subsequent accrual period.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     Pursuant to Section 163 of the Code, a portion of the OID accruing on certain debt instruments will be treated as a dividend eligible for the dividends-received deduction, and the corporation issuing such debt instrument will not be entitled to deduct such portion of the OID and will be allowed to deduct the remainder of the OID only when paid.

     This treatment would apply to 'applicable high yield discount obligations' ('AHYDO'), that is, debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the 'applicable Federal rate' and have 'significant' OID. A debt instrument is treated as having 'significant' OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the

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
date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. Because the amount of OID attributable to the Exchange Debentures will be determined at the time such Exchange Debentures are issued and the applicable Federal rate at the time the Exchange Debentures are issued is not predictable, it is impossible to determine at the present time whether the Exchange Debentures will be treated as an AHYDO.

     If the Exchange Debentures are treated as AHYDOs, a holder would be treated as receiving dividend income (to the extent of the Company's current and accumulated earnings and profits) solely for purposes of the dividends-received deduction in an amount equal to the 'disqualified portion' of the OID of such AHYDO. The 'disqualified portion' of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the 'total return' (the excess of all payments to be made with respect to the Exchange Debenture obligation over its issue price) on the Exchange Debenture that bears the same ratio to the Exchange Debenture's total return as the 'disqualified yield' (the extent to which the yield exceeds the applicable Federal rate plus 6%) bears to the Exchange Debenture's yield to maturity. To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above. The Company's deduction for OID will substantially deferred with respect to an Exchange Debenture that is treated as an AHYDO. In addition, such deduction will be disallowed to the extent that yield on such AHYDO exceeds the applicable Federal rate by more than 6%.

SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION OF EXCHANGE DEBENTURES

     Generally, any sale, redemption other taxable disposition of Exchange Debentures by a holder will result in taxable gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or disposition and (ii) the holder's adjusted tax basis in such Exchange Debentures. The adjusted tax basis of a holder in such Exchange Debentures will equal the issue price of such Exchange Debentures, increased by any OID on the Exchange Debentures previously included in such holder's income, and reduced by any payments (including payments of cash interest) previously made on the Exchange Debentures. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Exchange Debentures had been held by the holder for more than one year at a time of the sale, redemption or disposition.

CONTINGENT WARRANTS

     Since the Contingent Warrants are not separable from the Exchangeable Preferred Stock prior to the Contingent Warrant Release Date, the Company intends to treat the Contingent Warrants as a distribution with respect to the Exchangeable Preferred Stock on the Contingent Warrant Release Date. Thus, the fair market value of the Contingent Warrants, if any, distributed on the Contingent Warrant Release Date will be a taxable distribution to holders of the Exchangeable Preferred Stock (or the Exchange Debentures, as the case may be). If the Contingent Warrants are issued with respect to Exchangeable Preferred Stock (rather than Exchange Debentures), the amount of such distribution made out of current or accumulated earnings and profits of the Company will be taxed as a dividend. See ' -- Distributions in General' and ' -- Dividends to Corporate Stockholders.'

WARRANTS

     A holder's initial tax basis in a Contingent Warrant will equal the fair market value, on the Contingent Warrant Release Date, of such Warrant. Upon a sale, exchange or other disposition (including repurchase by the Company) of a Warrant, a holder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale, exchange or other disposition and (ii) the holder's adjusted tax basis in the Warrant being disposed of. Gain or loss

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
recognized upon a sale, exchange or other disposition of a Warrant generally will be capital gain or loss and will be long-term capital gain or loss if the Warrant has been held by the holder for more than one year at the time of the disposition. Notwithstanding the foregoing, the repurchase of a Warrant by the Company may not qualify for capital gain or loss treatment. Upon the lapse of a Warrant, a holder will recognize a capital loss equal to such holder's adjusted tax basis in the Warrant. Any such loss will be long-term capital loss if the Warrant has been held by the holder for more than one year at the time of lapse. A holder will not recognize gain or loss upon exercise of a Warrant. The tax basis of a Warrant Share acquired upon exercise of a Warrant will equal the sum of (i) the adjusted tax basis of such Warrant and (ii) the exercise price. The holding period of a Warrant Share acquired upon exercise of a Warrant will begin on the day after the day of exercise of the Warrant and will not include the period during which the Warrant was held.

     Alternatively, because Warrants are issued with a nominal exercise price, they may constitute Common Stock of the Company for Federal income tax purposes. In such cases, the tax consequences to holders would not materially differ from those described above except that (i) a repurchase of the Warrants by the Company would generally give rise to capital gain or loss and (ii) the holding period of Common Stock actually received upon exercise of the Warrants would include the period during which the Warrants were held by the holder.

     The conversion ratio of the Warrants is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, holders of the Warrants will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion ratio that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock of the Company) increase the proportionate interest of a holder of a Warrant in the fully diluted Common Stock, whether or not the holder ever exercises the Warrant. Generally, a holder's tax basis will be increased by the amount of any such constructive distribution.

BACKUP WITHHOLDING

     In general, a noncorporate holder of Securities will be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends, interest or OID accrued with respect to, or the proceeds of a sale, exchange or redemption of, Securities, as the case may be, if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's Federal income tax liabilities.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF EXCHANGEABLE PREFERRED STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE PURSUANT TO THE EXCHANGE OFFER, OWNERSHIP AND DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

EXCHANGE OFFER


     The exchange of Exchange Securities for shares of Existing Exchangeable Preferred Stock pursuant to the Exchange Offer will not be treated as an 'exchange' for Federal income tax purposes because the Exchange Securities will not be considered to differ materially in kind or extent from the Existing Exchangeable Preferred Stock. Rather, the Exchange Securities received by a holder will be treated as a continuation of the shares of Existing Exchangeable Preferred Stock in the hands of such holder. As a result, there will be no Federal income tax consequences to holders exchanging shares of Existing Exchangeable Preferred Stock for the Exchange Securities pursuant to the Exchange Offer. The aforementioned statement is based upon an opinion of Whitman Breed Abbott & Morgan, tax counsel to the Company, a copy of which is filed as an exhibit to the Registration Statement to which this Prospectus is a part. If, however, the exchange of share of Existing Exchangeable Preferred Stock for Exchange Securities were treated as an 'exchange' for Federal income tax purposes, such exchange would constitute a recapitalization for Federal income tax purposes. Holders exchanging shares of Existing Exchangeable Preferred Stock pursuant to such recapitalization would not recognize any gain or loss upon the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until              , 1996,  all
dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in its Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


     Certain legal matters with respect to the Exchangeable Preferred Stock will be passed on for the Company by Shack & Siegel, P.C., New York, New York. Paul
S. Goodman, a member of the firm of Shack & Siegel, P.C., is a director of the Company and Benedek Broadcasting. During fiscal 1995, the Company paid approximately $559,000 for legal services to Shack & Siegel, P.C. Certain tax matters with respect to the Exchangeable Preferred Stock will be passed on for the Company by Whitman Breed Abbot & Morgan, tax counsel to the Company.


                                    EXPERTS


     The Consolidated Financial Statements of the Company as of December 31, 1994 and 1995 and for each of the three years ended December 31, 1995, included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     The balance sheets of the TV Division of Stauffer as of December 31, 1994 and 1995 and the related statements of income, division equity and cash flows for each of three years in the period ended December 31, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated balance sheets of Brissette as of December 25, 1994 and December 31, 1995 and the related statements of operations, stockholder's investment and cash flows for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                         PAGE
                                                                                                                         ----

Benedek Communications Corporation and Subsidiary
     Independent Auditor's Report.....................................................................................    F-2
     Consolidated Balance Sheets as of December 31, 1994 and 1995.....................................................    F-3
     Consolidated Statements of Operations for the Three Years Ended December 31, 1995................................    F-4
     Consolidated Statements of Stockholder's Deficit for the Years Ended
       December 31, 1993, 1994 and 1995...............................................................................    F-5
     Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1995................................    F-6
     Notes to Consolidated Financial Statements.......................................................................    F-7

     Consolidated Balance Sheet as of June 30, 1996 (Unaudited).......................................................   F-18
     Consolidated Statements of Operations for the Six Months Ended
       June 30, 1995 and 1996 (Unaudited).............................................................................   F-19
     Consolidated Statement of Stockholder's Deficit for the Six Months Ended June 30, 1996...........................   F-20
     Consolidated Statements of Cash Flows for the Six Months Ended
       June 30, 1995 and 1996 (Unaudited).............................................................................   F-21
     Notes to Consolidated Financial Statements (Unaudited)...........................................................   F-22

TV Division of Stauffer Communications, Inc.
     Report of Independent Public Accountants.........................................................................   F-28
     Balance Sheets as of December 31, 1994 and 1995..................................................................   F-29
     Statements of Income for the Three Years Ended December 31, 1995.................................................   F-30
     Statements of Division Equity for the Years Ended December 31, 1993, 1994 and 1995...............................   F-31
     Statements of Cash Flows for the Three Years Ended December 31, 1995.............................................   F-32
     Notes to Financial Statements....................................................................................   F-33

     Balance Sheet as of June 6, 1996 (Unaudited).....................................................................   F-36
     Statements of Income for the Three and Six Months Ended June 30, 1995 and the Period ended January 1, 1996 to
      June 6, 1996 (Unaudited)........................................................................................   F-37
     Statement of Division Equity for the Period January 1, 1996 to June 6, 1996 (Unaudited)..........................   F-38
     Statements of Cash Flows for the Six Months Ended June 30, 1995 and the Period January 1, 1996 to June 6, 1996
      (Unaudited).....................................................................................................   F-39
     Notes to Financial Statements (Unaudited)........................................................................   F-40

Brissette Broadcasting Corporation and Subsidiaries
     Report of Independent Public Accountants.........................................................................   F-41
     Consolidated Balance Sheets as of December 25, 1994 and December 31, 1995........................................   F-42
     Consolidated Statements of Operations for the Three Years Ended December 31, 1995................................   F-43
     Consolidated Statements of Stockholder's Investment for the Years Ended
       December 26, 1993, December 25, 1994 and December 31, 1995.....................................................   F-44
     Consolidated Statements of Cash Flows for the Three Years Ended
       December 31, 1995..............................................................................................   F-45
     Notes to Consolidated Financial Statements.......................................................................   F-46

     Consolidated Balance Sheet as of June 6, 1996 (Unaudited)........................................................   F-54
     Consolidated Statements of Operations for the Twenty Six Weeks Ended June 30, 1995 and the Period January 1, 1996
      to June 6, 1996 (Unaudited).....................................................................................   F-55
     Consolidated Statements of Cash Flows for the Twenty Six Weeks Ended June 30, 1995 and the Period January 1, 1996
      to June 6, 1996 (Unaudited).....................................................................................   F-56
     Consolidated Statements of Stockholder's Investment for the Period January 1, 1996 to June 6, 1996 (Unaudited)...   F-57
     Note to Consolidated Financial Statements (Unaudited)............................................................   F-58

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
Rockford, Illinois



     We have audited the accompanying consolidated balance sheets of Benedek Communications Corporation and subsidiary as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholder's deficit, and cash flows for the years ended December 31, 1993, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Benedek Communications Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1993, 1994 and 1995 in conformity with generally accepted accounting principles.


                                             MCGLADREY & PULLEN, LLP


Rockford, Illinois
February 9, 1996, except for Notes A, L and M as to which the date is June 6, 1996.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS



                                                                                 DECEMBER 31,    DECEMBER 31,
                                                                                     1994            1995
                                                                                 ------------    ------------

                                ASSETS(Note F)
Current Assets
     Cash and cash equivalents................................................   $  4,617,242    $  9,668,331
     Receivables:
          Trade, net, less allowance for doubtful accounts of $100,268 and
            $249,023 for 1994 and 1995, respectively..........................      7,923,039       9,918,633
          Due from Network....................................................             --       2,500,000
          Other...............................................................         32,367         111,063
     Current portion of program broadcast rights..............................      1,501,396       1,575,325
     Prepaid expenses.........................................................        521,109         576,697
                                                                                 ------------    ------------
               Total current assets...........................................     14,595,153      24,350,049
                                                                                 ------------    ------------
Property and Equipment (Note D)...............................................     14,216,963      20,035,715
                                                                                 ------------    ------------
Intangible Assets (Note E)....................................................     40,859,681      60,420,617
                                                                                 ------------    ------------
Other Assets
     Program broadcast rights, less current portion (Note G)..................        271,152         687,320
     Advance to affiliate (Note C)............................................      2,000,000              --
     Deposit on Acquisition...................................................             --       3,000,000
     Acquisition costs........................................................             --         225,359
     Deferred loan costs......................................................      1,569,338       5,625,261
     Land held for sale.......................................................        109,000         109,000
                                                                                 ------------    ------------
                                                                                    3,949,490       9,646,940
                                                                                 ------------    ------------
                                                                                 $ 73,621,287    $114,453,321
                                                                                 ------------    ------------
                                                                                 ------------    ------------
                    LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
     Current maturities of notes and leases payable...........................   $  8,441,031    $    318,077
     Current maturities of program broadcast rights payable...................      1,920,745       2,042,643
     Accounts payable and accrued expenses (Note H)...........................      2,622,169       7,824,296
     Deferred revenue.........................................................             --         500,000
                                                                                 ------------    ------------
               Total current liabilities......................................     12,983,945      10,685,016
                                                                                 ------------    ------------
Long-Term Obligations
     Notes and capital leases payable (Note F)................................     99,165,618     135,448,948
     Program broadcast rights payable (Note G)................................        248,716         632,444
     Deferred revenue.........................................................             --       4,250,000
     Deferred and contingent interest payable.................................      3,838,213              --
                                                                                 ------------    ------------
                                                                                  103,252,547     140,331,392
                                                                                 ------------    ------------
Redeemable Preferred Stock (Note L)...........................................             --              --
Commitments (Note I, K)
Stockholder's Deficit (Note E)
     Common Stock, Class A $0.01 par value 25,000,000 authorized, none issued
       or outstanding.........................................................             --              --
     Common Stock, Class B $0.01 par value 25,000,000 authorized, 7,030,000
       issued and outstanding.................................................         70,300          70,300
     Additional paid-in capital...............................................      2,253,229       2,253,229
     Accumulated deficit......................................................    (44,938,734)    (38,886,616)
                                                                                 ------------    ------------
                                                                                  (42,615,205)    (36,563,087)
                                                                                 ------------    ------------
                                                                                 $ 73,621,287    $114,453,321
                                                                                 ------------    ------------
                                                                                 ------------    ------------


   The accompanying notes are an integral part of the consolidated financial statements.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                          YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------
                                                                    1993            1994            1995
                                                                ------------    ------------    ------------

Net revenues.................................................   $ 38,351,734    $ 44,221,027    $ 50,329,019
                                                                ------------    ------------    ------------
Operating expenses:
     Selling, technical and program expenses (Note C)........     16,161,766      17,739,786      21,199,067
     General and administrative..............................      6,642,578       7,069,730       7,849,845
     Depreciation and amortization...........................      3,721,415       3,403,263       5,041,719
     Corporate (Note C)......................................      1,248,666       1,308,984       1,575,792
     Special bonus, officer-stockholder (Note C).............      1,400,377              --              --
                                                                ------------    ------------    ------------
                                                                  29,174,802      29,521,763      35,666,423
                                                                ------------    ------------    ------------
          Operating income...................................      9,176,932      14,699,264      14,662,596

Financial income (expense):
     Interest expense (Note A):
          Cash interest......................................     (8,358,237)     (7,904,530)    (15,159,766)
          Other interest.....................................     (6,160,670)     (4,904,834)       (711,934)
                                                                ------------    ------------    ------------
                                                                 (14,518,907)    (12,809,364)    (15,871,700)
     Interest income.........................................        163,711         164,627         397,460
     Other, net..............................................        143,850         (10,168)             --
                                                                ------------    ------------    ------------
                                                                 (14,211,346)    (12,654,905)    (15,474,240)
                                                                ------------    ------------    ------------
          Income (loss) before extraordinary item............     (5,034,414)      2,044,359        (811,644)

Extraordinary item, gain on early extinguishment of debt
  (Note F)...................................................             --              --       6,863,762
                                                                ------------    ------------    ------------
          Net income (loss)..................................   $ (5,034,414)   $  2,044,359    $  6,052,118
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------

   The accompanying notes are an integral part of the consolidated financial statements.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995



                                                                                             NOTE AND
                                                                                              ACCRUED
                                                                ADDITIONAL                   INTEREST
                                                      COMMON     PAID-IN     ACCUMULATED    RECEIVABLE,
                                                       STOCK     CAPITAL       DEFICIT      STOCKHOLDER      TOTAL
                                                      -------   ----------   ------------   -----------   ------------

Balance at December 31, 1992........................  $70,300   $2,253,229   $(40,944,866)  $(2,382,340)  $(41,003,677)
     Accrued interest...............................       --           --             --       (21,850)       (21,850)
     Net (loss).....................................       --           --     (5,034,414)           --     (5,034,414)
     Dividends (Note C).............................       --           --     (1,003,813)    1,003,813             --
     Bonus to officer-stockholder (Note C)..........       --           --             --     1,400,377      1,400,377
                                                      -------   ----------   ------------   -----------   ------------
Balance at December 31, 1993........................   70,300    2,253,229    (46,983,093)           --    (44,659,564)
     Net income.....................................       --           --      2,044,359            --      2,044,359
                                                      -------   ----------   ------------   -----------   ------------
Balance at December 31, 1994........................   70,300    2,253,229    (44,938,734)           --    (42,615,205)
     Net income.....................................       --           --      6,052,118            --      6,052,118
                                                      -------   ----------   ------------   -----------   ------------
Balance at December 31, 1995........................  $70,300   $2,253,229   $(38,886,616)  $        --   $(36,563,087)
                                                      -------   ----------   ------------   -----------   ------------
                                                      -------   ----------   ------------   -----------   ------------


   The accompanying notes are an integral part of the consolidated financial statements.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       YEARS ENDED DECEMBER 31,
                                                                              ------------------------------------------
                                                                                 1993           1994            1995
                                                                              -----------    -----------    ------------
Cash Flows From Operating Activities
    Net income (loss)......................................................   $(5,034,414)   $ 2,044,359    $  6,052,118
    Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
        Amortization of program broadcast rights...........................     2,178,974      2,103,606       2,161,545
        Depreciation and amortization......................................     2,288,487      2,133,940       3,268,939
        (Gain) on early extinguishment of debt.............................            --             --      (6,863,762)
        Amortization of intangibles and deferred loan costs................     1,731,444      2,775,321       2,425,488
        (Gain) loss on sale of property and equipment......................        10,644        (55,222)         27,535
        Payment of deferred and contingent interest........................            --             --      (4,405,746)
        Payment of prepayment premiums.....................................            --             --      (2,748,896)
        Interest added to capital note warrants and long-term debt.........     5,154,432             --              --
        Bonus paid through reduction of note receivable, stockholder.......     1,400,377             --              --
        Other..............................................................        15,346        166,730          31,691
    Change in assets and liabilities, net of effects of acquisition:
        Receivables........................................................      (624,482)      (329,105)     (4,574,290)
        Prepaid expenses...................................................       111,897       (102,858)        (48,023)
        Payments on program broadcast rights payable.......................    (2,180,531)    (1,887,768)     (2,131,990)
        Accounts payable and accrued expenses..............................      (677,184)       357,041       4,738,408
        Deferred income....................................................            --             --       4,750,000
        Contingent and deferred interest payable...........................       550,882      3,287,331         567,533
                                                                              -----------    -----------    ------------
            Net cash provided by (used in) operating activities............     4,925,872     10,493,375       3,250,550
                                                                              -----------    -----------    ------------
Cash Flows From Investing Activities
    Purchase of property and equipment.....................................      (869,904)      (574,171)     (1,478,893)
    Proceeds from sale of equipment........................................         6,304         75,380         425,994
    Payment for acquisition of station.....................................            --             --     (26,698,516)
    Deposit on acquisition.................................................            --             --      (3,000,000)
    Advance to affiliate...................................................            --     (2,000,000)             --
    Payment of acquisition costs...........................................            --             --        (225,359)
    Other..................................................................            --         (8,267)          4,504
                                                                              -----------    -----------    ------------
            Net cash (used in) investing activities........................      (863,600)    (2,507,058)    (30,972,270)
                                                                              -----------    -----------    ------------
Cash Flows From Financing Activities
    Principal payments on notes, including capital lease payables..........    (5,665,212)    (5,795,902)    (96,351,288)
    Proceeds from senior secured debt issue................................            --             --     135,000,000
    Payment of debt acquisition costs......................................    (1,285,332)    (1,240,602)     (5,875,903)
                                                                              -----------    -----------    ------------
            Net cash provided by (used in) financing activities............    (6,950,544)    (7,036,504)     32,772,809
                                                                              -----------    -----------    ------------
            Increase (decrease) in cash and cash equivalents...............    (2,888,272)       949,813       5,051,089
Cash and cash equivalents:
    Beginning..............................................................     6,555,701      3,667,429       4,617,242
                                                                              -----------    -----------    ------------
    Ending.................................................................   $ 3,667,429    $ 4,617,242    $  9,668,331
                                                                              -----------    -----------    ------------
                                                                              -----------    -----------    ------------
Supplemental Disclosure of Cash Flow Information
    Cash payments for interest.............................................   $ 8,809,487    $ 7,904,530    $ 13,654,225
                                                                              -----------    -----------    ------------
                                                                              -----------    -----------    ------------
Supplemental Schedule of Non-Cash Investing and Financing Activities
    Acquisition of program broadcast rights................................   $ 1,688,123    $ 2,044,692    $  2,558,122
    Note payable and capital lease obligation incurred for purchase of
     equipment.............................................................       230,013        273,995         197,288
    Equipment acquired by barter transactions..............................       178,242        312,965         331,843
    Reduction of note receivable, officer-stockholder through dividends
     paid..................................................................     1,003,813             --              --
    Accrued interest added to long-term debt due to refinancing............     4,996,568             --              --
    Accounts payable transferred to note payable...........................            --         88,079              --
                                                                              -----------    -----------    ------------
                                                                              -----------    -----------    ------------
    Acquisition of WTVY-TV:
        Cash purchase price................................................                                 $ 26,698,516
                                                                                                            ------------
                                                                                                            ------------
        Property and equipment acquired at fair market value...............                                    7,533,196
        Intangible assets acquired.........................................                                   21,306,181
        Other, net.........................................................                                     (140,861)
                                                                                                            ------------
                                                                                                              28,698,516
        Less: Application of advance to affiliate..........................                                    2,000,000
                                                                                                            ------------
                                                                                                            $ 26,698,516
                                                                                                            ------------
                                                                                                            ------------

   The accompanying notes are an integral part of the consolidated financial statements.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(NOTE A) -- NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     NATURE OF BUSINESS: Benedek Communications Corporation (the 'Company') is a holding company that derives its operating income and cash flow from its subsidiary, Benedek Broadcasting Corporation ('Benedek Broadcasting') which owns and operates 22 television stations located throughout the United States. These stations operate under network affiliation contracts, which provide programs to the affiliated stations and the stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.



     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Benedek Broadcasting. The accounts of Benedek License Corporation ('BLC'), a wholly owned subsidiary of Benedek Broadcasting, are included in the financial statements of Benedek Broadcasting. All significant intercompany items and transactions have been eliminated in the consolidated financial statements.



     In 1995, two affiliates of Benedek Broadcasting, Blue Grass Television, Inc. ('Blue Grass') and Youngstown Broadcasting Co., Inc., ('Youngstown'), were merged into Benedek Broadcasting. Since these entities had identical stockholder ownership, this was accounted for in a manner similar to that in pooling-of-interests method of accounting.



     On April 10, 1996, the sole stockholder of Benedek Broadcasting formed the Company in conjunction with the acquisitions described in Note M.



     On April 18, 1996, Benedek Broadcasting formed BLC for the purpose of holding the licenses and authorizations issued by the Federal Communications Commission (the 'FCC'), in connection with the operations of the stations. Concurrent with the acquisitions described in Note M, Benedek Broadcasting Company, L.L.C. (the 'LLC'), which had been formed in 1995 for the same purpose and was holding the licenses of Benedek Broadcasting's stations, was merged into BLC with the result that all licenses of the acquired stations were transferred to BLC. This was accounted for in a manner similar to that in pooling-of-interests method of accounting.



     On June 6, 1996, the Company acquired all of the outstanding common stock of Benedek Broadcasting from the sole stockholder in exchange for the issuance to him of 7,030,000 shares of Class B common stock of the Company, representing all of the outstanding common stock of the Company. For accounting purposes, this recapitalization has been treated in a manner similar to a pooling-of-interests. The historical consolidated financial statements are those of Benedek Broadcasting recast to reflect the difference in par value of the Company's and Benedek Broadcasting's stock. As a result of recasting the financial statements, the 'Company' hereafter will refer to Benedek Communications Corporation and its wholly owned subsidiary Benedek Broadcasting and its wholly owned subsidiary BLC.


SIGNIFICANT ACCOUNTING POLICIES

(1) ACCOUNTING ESTIMATES:

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

(2) CASH EQUIVALENTS AND CONCENTRATION:


     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     At various times during the periods, the Company had cash and cash equivalents on deposit with a financial institution in excess of federal depository insurance and it has not experienced any credit losses on these deposits.


(3) REVENUES:

     Revenue related to the sale of advertising, network compensation and contracted time is recognized at the time of broadcast. Net revenues are shown net of agency and national representatives commissions.


     Deferred revenue relates to network compensation due from the network at inception of the network affiliation agreement. This revenue is recognized over the life of the agreement on a straight-line method. In 1995, the Company signed an agreement with a network which provided a $5,000,000 payment, $2,500,000 of which was receivable at December 31, 1995 and subsequently paid in February 1996. Since this payment is earned over the life of the affiliation agreement, it will be recognized over ten years.


(4) BARTER TRANSACTIONS:

     Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used. The transactions are recorded at the fair market value of the asset or service received.

(5) PROGRAM BROADCAST RIGHTS AND LIABILITIES:

     Program broadcast rights represent rights for the telecast of feature length motion pictures, series produced for television and other films, and are presented at the lower of unamortized cost or net realizable value. Each agreement is recorded as an asset and liability when the license period begins and the program is available for its first showing. Program broadcast rights are amortized on a straight-line method over the life of the contract, which is included in selling, technical and program expenses. The agreements are classified between current and long-term according to the estimated time of future usage. The related liability is classified between current and long-term on the basis of the payment terms. The amounts recorded as rights and liabilities prior to December 31, 1995 have been reclassified to conform with the 1995 presentation which at December 31, 1994, was a reduction of approximately $4,806,000.

(6) DEFERRED LOAN AND ACQUISITION COSTS:

     Deferred loan costs are amounts incurred in connection with long-term financing. The costs are amortized on a straight-line method over the terms of the related debt security. Costs incurred in connection with long-term financing which is not consummated are expensed at the point in time when the negotiation on the financing ceases. Included in other interest for the year ended December 31, 1994 are costs incurred in 1994 of approximately $900,000 related to financing which was not consummated.

     Acquisition costs are amounts incurred in connection with acquiring additional television stations. Costs incurred in connection with acquisitions which are not consummated are expensed at the point of time when the negotiation on the acquisition ceases. The acquisition costs related to successful acquisitions are treated as part of the purchase price and are allocated to the assets purchased.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(7) PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated ranges of useful lives:

                                                                              YEARS
                                                                            ---------

Buildings and improvements................................................    5-40
Towers....................................................................    5-12
Transmission equipment....................................................    3-10
Other equipment...........................................................     2-5


     The Company records amortization expense on leased assets with the depreciation expense on owned assets. Gains and losses on the disposition of property and equipment are insignificant and included in depreciation and amortization on the statement of operations.


(8) INTANGIBLE ASSETS:

     Intangible   assets,  which  include   FCC  licenses,  network  affiliation
agreements and goodwill, have been recorded at cost and are amortized over 40 years using the straight-line method.


     In accordance with Statement of Financial Accounting Standards No. 121 'Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of,' the Company reviews their intangibles periodically to determine potential impairment by comparing the carrying value of the intangible with the undiscounted anticipated future cash flows of the related property before interest charges. If the future cash flows are less than the carrying value, the Company would obtain an appraisal on the property and adjust the carrying value of the intangibles to the appraisal value if the appraisal value is less than the carrying value.


(9) OTHER INTEREST EXPENSE:

     Other interest includes interest expense due to the increase in the BBC Warrants (as defined), contingent equity value, accrued interest added to long-term debt balances, deferred loan cost amortization, financing costs not consummated, and accretion of discounts.

(10) INCOME TAXES:


     The Company, with the consent of its stockholder, has elected to be taxed as an 'S' Corporation under sections of the federal and state income tax laws, which provide that, in lieu of corporation income taxes, the stockholder accounts for items of income, deductions, losses and credits. Therefore, historical net income (loss) does not include a provision (refund) for corporate income taxes.



(11) FAIR VALUE OF FINANCIAL INSTRUMENTS:


     Financial instruments include cash, short-term debt, current receivables and payables, and fixed rate long-term debt. For each class of financial instruments, the carrying amount approximates fair value.

(12) EMPLOYEE BENEFITS:


     The   Company  has  a  defined  contribution  plan  covering  all  eligible employees. The contribution is at the discretion of the Board of Directors.



     The Company self-insures for health benefits which are provided to all full time employees with specified periods of service and maintains insurance coverage for claims in excess of specific and annual aggregate limits.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(13) EMERGING ACCOUNTING STANDARDS:


     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, 'Accounting for Stock Based Compensation' in October 1995, which establishes financial accounting and reporting standards for stock based employee compensation plans, including stock purchase plans, stock options, restricted stock, and stock appreciation rights. Benedek Broadcasting has elected to continue accounting for stock based compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. Management does not believe that the implementation of SFAS 123 will have a material effect on its consolidated financial statements.



(NOTE B) -- ACQUISITION



     On March 31, 1995, the Company acquired substantially all of the assets of WTVY-TV which serves Dothan, Alabama and Panama City, Florida for an aggregate purchase price of approximately $28,699,000. The acquired assets include property and equipment with a fair market value of approximately $7,533,000 and program broadcast rights of approximately $93,000, offset by liabilities under program broadcast rights of approximately $79,000 and net liabilities under trade and barter contracts of approximately $155,000. The Company also assumed commitments of approximately $214,000 related to programming. The excess of the purchase price over the net assets acquired totaled approximately $21,306,000 and has been allocated to intangible assets which will be amortized over 40 years. This transaction has been accounted for under the purchase method of accounting. Accordingly, the results of operations for WTVY-TV have been included in the results of operations of these consolidated financial statements since the date of acquisition.


     The pro forma results of operations for the years ended December 31, 1994 and 1995, assuming the acquisition of WTVY-TV had taken place on January 1, 1994, are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                          ---------------------------
                                                                              1994           1995
                                                                          ------------    -----------

Net revenue............................................................   $ 51,582,464    $51,972,804
Operating expenses.....................................................     35,647,105     37,577,459
Financial expense......................................................     16,442,853     16,173,049
                                                                          ------------    -----------
     (Loss) before extraordinary item..................................       (507,494)    (1,777,704)
Extraordinary item.....................................................             --      6,863,762
                                                                          ------------    -----------
     Net income (loss).................................................   $   (507,494)   $ 5,086,058
                                                                          ------------    -----------
                                                                          ------------    -----------

(NOTE C) -- RELATED PARTY TRANSACTIONS

(1) NOTE RECEIVABLE FROM STOCKHOLDER:


     On March 31, 1993, the Company recorded a bonus of $1,400,377 to its officer-stockholder and declared a dividend of $1,003,813 which were offset against a note receivable and accrued interest from the stockholder.


(2) ADMINISTRATIVE SERVICES:


     The Company paid management fees for accounting services of approximately $208,000 (two months) and $1,309,000 in 1993 and 1994 to a company which was affiliated through common ownership. These services were terminated January 1, 1995.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(3) BENEDEK ACQUISITION CORPORATION:


     In December  1994, Benedek  Acquisition Corporation,  a company  affiliated through common ownership, entered into a definitive agreement to acquire substantially all of the assets of WTVY-TV Dothan, Alabama. In conjunction with the agreement, the Company advanced $2,000,000 to Benedek Acquisition Corporation which was used as a deposit on the purchase. In 1995, Benedek Acquisition Corporation assigned to the Company its rights under the purchase agreement to acquire the television station. (See Note B).


(4) STOCK OPTION AGREEMENTS:


     A key employee holds options, expiring in 1998 and 2004, to purchase 370,000 shares of common stock of the Company for an aggregate purchase price of $1,192,539.



     The foregoing options in the aggregate will entitle the key employee to acquire shares representing 5% of the outstanding common stock of the Company after giving effect to the issuance thereof. The options were issued at fair market value on the date of grant.


(5) LEASES:


     In 1993, the Company entered into a lease agreement for mobile transmission equipment with an officer. The agreement calls for total rental payments of approximately $163,000 over its three year term and is recorded as an operating lease. In May 1994, the Company entered into a lease agreement for station equipment with an affiliated company. The agreement calls for total rental payments of approximately $132,000 over its five year term and is recorded as an operating lease. Effective January 1, 1995 the lease agreement with the affiliated company was terminated and the related assets and the associated note payable were transferred to the Company.


(NOTE D) -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                             1994           1995
                                                                          -----------    -----------

Land and improvements..................................................   $ 1,208,337    $ 1,259,938
Buildings and improvements.............................................    11,151,081     12,183,267
Towers.................................................................     3,203,647      5,786,099
Transmission and studio equipment......................................    19,674,920     23,205,748
Office equipment.......................................................     2,318,893      3,024,834
Records and tapes......................................................        20,788         22,732
Transportation equipment...............................................       429,378        708,152
Construction in progress...............................................        10,628        150,188
                                                                          -----------    -----------
                                                                           38,017,672     46,340,958
Less accumulated depreciation and amortization.........................    23,800,709     26,305,243
                                                                          -----------    -----------
                                                                          $14,216,963    $20,035,715
                                                                          -----------    -----------
                                                                          -----------    -----------

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(NOTE E) -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                             1994           1995
                                                                          -----------    -----------

Goodwill...............................................................   $20,883,109    $28,837,585
FCC licenses...........................................................     7,389,610     15,304,138
Network affiliations...................................................    12,570,077     15,998,174
Other..................................................................        16,885        280,720
                                                                          -----------    -----------
                                                                          $40,859,681    $60,420,617
                                                                          -----------    -----------
                                                                          -----------    -----------

     Intangible   assets  are  recorded  net   of  accumulated  amortization  of
$11,580,054 and $13,325,299 as of December 31, 1994 and 1995, respectively.

(NOTE F) -- NOTES PAYABLE, GAIN ON EXTINGUISHMENT OF DEBT AND CAPITAL LEASES PAYABLE

(1) NOTES PAYABLE:
     During 1995, Benedek Broadcasting issued $135,000,000 of 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes'). The net proceeds of the Senior Secured Notes were used, together with available cash, to (i) refinance certain indebtedness, (ii) finance the acquisition of WTVY-TV and (iii) pay fees and expenses in connection with the offering. The Senior Secured Notes have been registered with the Securities and Exchange Commission in a registration statement declared effective in November 1995.

     The Senior Secured Notes bear interest at the rate of 11 7/8%, payable semiannually on March 1 and September 1 of each year and mature in March 2005. The Senior Secured Notes may be redeemed by Benedek Broadcasting in whole or in part after March 1, 2000 subject to certain prepayment premiums. The Senior Secured Notes contain various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and sales of assets, among others. As of December 31, 1995, Benedek Broadcasting was in compliance with these covenants.


     The Senior Secured Notes are collateralized by Benedek Broadcasting's 100% interest in BLC, certain agreements and contract rights related to the stations which includes network affiliation agreements and certain general intangibles.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Notes payable consist of the following:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                           1994            1995
                                                                       ------------    ------------
Senior Secured Notes................................................   $         --    $135,000,000
Senior secured note, with interest at 9.5%..........................     23,729,837              --
Series notes, with interest ranging from 10.36% to 11.325%..........     36,095,000              --
Subordinated series notes, with interest ranging from 7.728% to
  15%...............................................................     19,701,084              --
Subordinated capital notes, net of unamortized discount of $407,000, and $573,730, respectively, interest at 11.5% compounded
  quarter-annually with interest and principal payable December 31,
  1996..............................................................      8,203,000              --
BBC Warrants........................................................     18,978,618              --
Capital leases and other............................................        899,110         767,025
                                                                       ------------    ------------
                                                                        107,606,649     135,767,025
Less current maturities.............................................      8,441,031         318,077
                                                                       ------------    ------------
                                                                       $ 99,165,618    $135,448,948
                                                                       ------------    ------------
                                                                       ------------    ------------

     At December 31, 1995, the notes provide for annual reductions as follows:

                YEAR ENDING DECEMBER 31,
--------------------------------------------------------
          1996..........................................   $    318,077
          1997..........................................        256,980
          1998..........................................        144,882
          1999..........................................         45,778
          2000..........................................          1,308
          Thereafter....................................    135,000,000
                                                           ------------
                                                           $135,767,025
                                                           ------------
                                                           ------------


     In 1994, the Company recorded contingent interest of $1,000,000 relating to certain note agreements, which were paid in 1995 in connection with the refinancing.


(2) CAPITAL NOTES, DETACHABLE WARRANTS AND GAIN ON EARLY EXTINGUISHMENT OF DEBT:

     Subordinated capital notes were issued with detachable stock purchase warrants (the 'BBC Warrants'), which provided the right to purchase 45 shares of common stock of Benedek Broadcasting for $.10 per share. The agreement guaranteed an annual pretax return of 27.5% including interest paid and the implied increase in value of the warrants. The original value assigned to the BBC Warrants of $1,290,000 was reflected as debt discount and was amortized over the term of these notes using the interest method.

     In 1995, Benedek Broadcasting exercised an option to call the warrants for a specific ladder call price of $7,850,912. The difference between this ladder price and the carrying value of the warrants of $18,978,618 was recorded as an extraordinary gain of $11,128,000 reduced by losses of approximately $1,140,000 from unrecognized deferred loan costs, approximately $2,749,000 of prepayment premiums and contingent payments and $375,000 of unamortized debt discount related to the existing debt.

(3) CAPITAL LEASES:


     The Company leases equipment under agreements which expire in 1996 through 2000. These leases are considered capital leases, and the leased property and the related liabilities have been recorded at the present value of the future payments using interest rates ranging from 6.9% to 15.8%.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The assets recorded under capital leases and the related accumulated amortization are included in the accompanying balance sheets as follows:

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994        1995
                                                                                 --------    --------
Transmission and studio equipment.............................................   $396,763    $396,763
Office equipment..............................................................    164,839     219,972
Transportation equipment......................................................     23,170      23,170
                                                                                 --------    --------
                                                                                  584,772     639,905
Less accumulated amortization.................................................    230,721     502,793
                                                                                 --------    --------
                                                                                 $354,051    $137,112
                                                                                 --------    --------
                                                                                 --------    --------

(NOTE G) -- PROGRAM BROADCAST RIGHTS PAYABLE

     (1) Program broadcast rights and program broadcast rights payable consist of the following:

                                                                PROGRAM BROADCAST    PROGRAM BROADCAST
                                                                     RIGHTS           RIGHTS PAYABLE
                                                                -----------------    -----------------
Balance at December 31, 1993.................................      $ 1,831,462          $ 2,012,537
     Contracts acquired......................................        2,044,692            2,044,692
     Amortization............................................       (2,103,606)                  --
     Payments................................................               --           (1,887,768)
                                                                -----------------    -----------------
Balance at December 31, 1994.................................        1,772,548            2,169,461
     Contracts acquired......................................        2,651,642            2,637,616
     Amortization............................................       (2,161,545)                  --
     Payments................................................               --           (2,131,990)
                                                                -----------------    -----------------
Balance at December 31, 1995.................................      $ 2,262,645          $ 2,675,087
                                                                -----------------    -----------------
                                                                -----------------    -----------------

     (2) The current maturities of program broadcast rights payable consist of the following:

                                                                                  DECEMBER 31,
                                                                            ------------------------
                                                                               1994          1995
                                                                            ----------    ----------
Program contracts, due in varying installments through 2000..............   $2,169,461    $2,675,087
Less current maturities..................................................    1,920,745     2,042,643
                                                                            ----------    ----------
Long-term portion........................................................   $  248,716    $  632,444
                                                                            ----------    ----------
                                                                            ----------    ----------

     The maturities of the contracts are as follows:

                 YEAR ENDING DECEMBER 31,
-----------------------------------------------------------
          1996.............................................   $2,042,643
          1997.............................................      398,225
          1998.............................................      206,486
          1999.............................................       23,833
          2000.............................................        3,900
                                                              ----------
                                                              $2,675,087
                                                              ----------
                                                              ----------


     In addition, the Company has entered into noncancelable commitments for future program rights aggregating approximately $4,745,800 as of December 31, 1995.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(NOTE H) -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                     1994          1995
                                                                  ----------    ----------
Trade payables.................................................   $  499,618    $  379,901
Barter, net....................................................      358,308       292,051
Compensation and benefits......................................    1,367,649     1,397,796
Interest.......................................................           --     5,343,754
Other..........................................................      396,594       410,794
                                                                  ----------    ----------
                                                                  $2,622,169    $7,824,296
                                                                  ----------    ----------
                                                                  ----------    ----------

(NOTE I) -- LEASES


     The Company leases land, office space and office and transportation equipment under agreements which expire from 1996 through 2004 and require various minimum annual rentals. The leases also require payment of the normal maintenance, real estate taxes, and insurance on the properties. Benedek Broadcasting has the option to acquire one of the leased premises on each of May 1, 2000 and 2005 for $650,000 and $750,000, respectively.


     The approximate total minimum rental commitments at December 31, 1995 under these leases are due as follows:

                 YEAR ENDING DECEMBER 31,
-----------------------------------------------------------
          1996.............................................   $  582,700
          1997.............................................      323,900
          1998.............................................      250,400
          1999.............................................      213,900
          2000.............................................      186,600
          Thereafter.......................................      512,900
                                                              ----------
                                                              $2,070,400
                                                              ----------
                                                              ----------

     Total rental expense under these agreements and other monthly rentals for the years ended 1993, 1994 and 1995 was approximately $455,000, $463,000 and $626,000, respectively, including the related party lease discussed in Note C.


     The Company is a lessor of certain portions of its real property to various organizations. Total rental income under these agreements for the years ended 1993, 1994 and 1995 was approximately $233,000, $280,000 and $324,000, respectively.


(NOTE J) -- PRO FORMA INCOME TAXES


     Profits and losses of the Company are reported in the individual income tax returns of the stockholder under provisions of Subchapter S of the Internal Revenue Code. In conjunction with the financing and acquisitions described in Note M, the Company's income tax status will change and the Company will be required to pay income taxes on its earnings subsequent to June 6, 1996, including deferred taxes existing at the time that the S Corporation status terminates. At that time, the Company intends to adopt Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes.' Deferred income taxes resulting from temporary differences arising prior to termination will be recorded as a component of current income tax expense in the period of adoption.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The deferred tax asset and liabilities that would exist if the Company terminated its S Corporation status consist of the following components:



                                                                       DECEMBER 31,
                                                         -----------------------------------------
                                                            1993           1994           1995
                                                         -----------    -----------    -----------
Deferred tax assets:
     Loss carryforwards...............................   $ 8,337,000    $ 6,823,000    $ 7,063,000
     Non-deductible allowances and other..............        80,000         70,000        416,000
     Capital note warrants............................     4,874,000      4,874,000             --
     Network agreement................................            --             --      1,900,000
     Intangibles......................................     1,739,000      2,013,000      2,131,000
                                                         -----------    -----------    -----------
                                                          15,030,000     13,780,000     11,510,000
Less valuation allowance..............................   (14,372,000)   (13,020,000)   (10,628,000)
                                                         -----------    -----------    -----------
                                                             658,000        760,000        882,000
                                                         -----------    -----------    -----------
Deferred tax liabilities:
     Property and equipment...........................       658,000        760,000        882,000
                                                         -----------    -----------    -----------
                                                         $        --    $        --    $        --
                                                         -----------    -----------    -----------
                                                         -----------    -----------    -----------


     A valuation allowance has been established since in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.
     The difference between the statutory federal income tax rate of 35% and the pro forma income taxes reported in the statements of operations are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             1993          1994           1995
                                                          ----------    -----------    -----------
Computed 'expected' tax expense (credits)..............   ($1,762,000)  $   715,000    $ 2,118,000
Increase (decrease) in taxes resulting from:
     State and local taxes, net of federal benefit.....     (171,000)        71,000        242,000
     Nondeductible expenses............................      238,000        461,000        142,000
     Change in enacted tax rate........................     (300,000)            --             --
     Change in valuation allowance before expiration of
       net operating loss carryforwards................    1,995,000     (1,247,000)    (2,502,000)
                                                          ----------    -----------    -----------
                                                          $       --    $        --    $        --
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------


     Under provisions of the Internal Revenue Code, the Company has approximately $414,400 of actual net operating loss carryforwards which arose prior to its election to be an 'S' Corporation, which expire in varying amounts from December 31, 1996 to 2001 and are available to the Company. These net operating loss carryforwards will only be available to offset future tax liabilities of the Company if it terminates the 'S' Corporation status.


     No pro forma adjustment to reflect income taxes was needed in the accompanying statement of operations, assuming the Company had been subject to corporate income taxes, due to the net operating loss carryforwards and a valuation allowance.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(NOTE K) -- PROGRAMMING COMMITMENTS

     The Company has assumed or has entered into commitments for future syndicated programming. Future payments with respect to these commitments for the years ending December 31 are as follows:


                 YEAR ENDING DECEMBER 31,
-----------------------------------------------------------
          1996.............................................   $  503,200
          1997.............................................    1,307,300
          1998.............................................    1,309,500
          1999.............................................    1,181,400
          2000.............................................      444,400
                                                              ----------
                                                              $4,745,800
                                                              ----------
                                                              ----------


(NOTE L) -- PREFERRED STOCK


     The Board of Directors of the Company has authorized 2,500,000 shares of preferred stock, of which no shares have been issued as of December 31, 1995. The Board has the right and ability to set the terms and preferences of the preferred stock. In conjunction with the acquisitions described in Note M, the Company issued 600,000 shares of 15% exchangeable redeemable senior preferred stock due 2007 with an initial liquidation preference equal to $60,000,000 and issued 450,000 shares of seller junior discount preferred stock due 2008 with an initial liquidation preference equal to $45,000,000. The Board has not set the terms and preferences of the remaining shares of preferred stock at June 6, 1996.



(NOTE M) -- ACQUISITIONS AND SUBSEQUENT EVENTS


     On November 22, 1995, the Company entered into an agreement, subject to regulatory approvals, to acquire the assets of five television stations (and four satellite stations) for a total purchase price of $54,500,000.


     On December 15, 1995, the Company entered into a stock purchase agreement to acquire all the issued and outstanding shares of capital stock of a corporation which owned and operated eight television stations for a purchase price of $270,000,000.


     Both acquisitions were consummated on June 6, 1996 in conjunction with the financing transactions consisting of (i) the Company issuing (a) senior subordinated discount notes, (b) units, consisting of exchangeable preferred stock and warrants to acquire common stock of the Company, and (c) seller junior discount preferred stock and (ii) Benedek Broadcasting entering into a new credit agreement. The new credit agreement includes $128,000,000 term loan facilities and a $15,000,000 revolving credit facility. These financing transactions were consummated concurrently with the acquisitions.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                             ASSETS                                                  JUNE 30,
                                                                                                       1996
                                                                                                   ------------
                                                                                                   (UNAUDITED)

Current Assets
     Cash and cash equivalents..................................................................   $  5,691,476
     Accounts receivable, net...................................................................     20,812,960
     Due from sellers...........................................................................      1,799,144
     Current portion of program broadcast rights................................................      2,605,440
     Prepaid expenses...........................................................................      1,377,192
                                                                                                   ------------
          Total current assets..................................................................     32,286,212
                                                                                                   ------------
Property and Equipment..........................................................................     91,197,864
                                                                                                   ------------
Intangible Assets...............................................................................    359,759,417
                                                                                                   ------------
Other Assets:
     Program broadcast rights, less current portion.............................................      2,521,725
     Deferred loan costs........................................................................     13,211,447
     Other......................................................................................        760,537
                                                                                                   ------------
                                                                                                     16,493,709
                                                                                                   ------------
                                                                                                   $499,737,202
                                                                                                   ------------
                                                                                                   ------------
                             LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
     Current maturities of notes and leases payable.............................................   $  6,295,564
     Current maturities of program broadcast rights payable.....................................      3,282,547
     Deferred revenue...........................................................................        694,668
     Accounts payable and accrued expenses......................................................     13,904,094
                                                                                                   ------------
          Total current liabilities.............................................................     24,176,873
                                                                                                   ------------
Long-Term Obligations:
     Notes and capital leases payable...........................................................    348,279,540
     Program broadcast rights payable...........................................................      1,866,062
     Deferred revenue...........................................................................      4,515,933
     Deferred income taxes......................................................................     58,559,983
                                                                                                   ------------
                                                                                                    413,221,518
                                                                                                   ------------
Senior Redeemable Preferred Stock...............................................................     51,654,094
                                                                                                   ------------
Junior Redeemable Preferred Stock...............................................................     45,237,600
                                                                                                   ------------
Stockholder's Deficit:
     Common stock...............................................................................         70,300
     Additional paid-in capital.................................................................    (32,875,111)
     Accumulated deficit........................................................................     (1,748,072)
                                                                                                   ------------
                                                                                                    (34,552,883)
                                                                                                   ------------
                                                                                                   $499,737,202
                                                                                                   ------------
                                                                                                   ------------

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)



                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                                  ---------------------------
                                                                                     1995            1996
                                                                                  -----------     -----------

Net revenues...................................................................   $24,058,657     $30,115,028
                                                                                  -----------     -----------
Operating expenses:
     Selling, technical and program expenses...................................    10,044,707      13,541,029
     General and administrative................................................     3,791,915       4,693,851
     Depreciation and amortization.............................................     2,124,505       4,069,293
     Corporate.................................................................       697,759       1,087,434
                                                                                  -----------     -----------
                                                                                   16,658,886      23,391,607
                                                                                  -----------     -----------
          Operating income.....................................................     7,399,771       6,723,421
                                                                                  -----------     -----------
Financial income (expense)
     Interest expense:
          Cash interest........................................................    (7,099,895)     (8,879,980)
          Other interest.......................................................      (337,006)     (1,098,513)
                                                                                  -----------     -----------
                                                                                   (7,436,901)     (9,978,493)
     Interest income...........................................................       209,692         212,433
                                                                                  -----------     -----------
                                                                                   (7,227,209)     (9,766,060)
                                                                                  -----------     -----------
Net income (loss) before income taxes and extrordinary item....................       172,562      (3,042,639)
Income taxes...................................................................            --              --
                                                                                  -----------     -----------
Net income (loss before extraordinary item.....................................       172,562      (3,042,639)
Extraordinary item:
Gain on early extinguishment of debt...........................................     6,863,762              --
                                                                                  -----------     -----------
     Net income (loss).........................................................   $ 7,036,324     $(3,042,639)
                                                                                  -----------     -----------
                                                                                  -----------     -----------

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIT
                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)


                                                                ADDITIONAL
                                                    COMMON       PAID-IN       ACCUMULATED
                                                     STOCK       CAPITAL         DEFICIT          TOTAL
                                                    -------    ------------    ------------    ------------

Balance at December 31, 1995.....................   $70,300    $  2,253,229    $(38,886,616)   $(36,563,087)
Allocation of proceeds from sale of redeemable
  senior preferred stock to initial warrants.....        --       9,000,000              --       9,000,000
Financing costs related to the sale of redeemable
  preferred stock................................        --      (3,055,463)             --              --
Reclassification of accumulated deficit due to
  change in income tax status....................        --     (41,072,877)     41,072,877              --
Dividends payable on redeemable preferred
  stock..........................................        --              --        (891,694)       (891,694)
Net (loss).......................................        --              --      (3,042,639)     (3,042,639)
                                                    -------    ------------    ------------    ------------
Balance at June 30, 1996.........................   $70,300    $(32,875,111)   $ (1,748,072)   $(34,552,883)
                                                    -------    ------------    ------------    ------------
                                                    -------    ------------    ------------    ------------

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                                          1995            1996
                                                                                      ------------    -------------

Cash Flows From Operating Activities
    Net income (loss)..............................................................   $  7,036,324    $  (3,042,639)
    Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
        Amortization of program broadcast rights...................................      1,081,647        1,302,515
        Depreciation and amortization..............................................      1,345,668        2,701,736
        (Gain) on early extinguishment of debt.....................................     (6,863,762)              --
        Amortization of intangibles and deferred loan costs........................      1,101,504        1,719,984
        Amortization of note discount..............................................             --          753,517
        (Gain) on sale of property and equipment...................................        (17,357)          (7,428)
        Payment of deferred and contingent interest................................     (4,405,746)              --
        Payment of prepayment premiums.............................................     (2,748,896)              --
        Other......................................................................         31,691               --
Change in assets and liabilities, net of effects of station acquisitions:
    Receivables....................................................................     (1,574,109)       2,631,367
    Due from sellers...............................................................             --          863,371
    Prepaid expenses...............................................................       (204,103)        (232,727)
    Payments on program broadcast rights payable...................................     (1,037,876)      (1,185,741)
    Accounts payable and accrued expenses..........................................      4,861,661        2,316,000
    Deferred income................................................................             --         (261,810)
    Contingent and deferred interest payable.......................................        567,533               --
                                                                                      ------------    -------------
            Net cash provided by (used in) operating activities....................       (825,821)       7,558,145
                                                                                      ------------    -------------
Cash Flows From Investing Activities
    Purchase of property and equipment.............................................       (556,992)      (1,250,886)
    Proceeds from sale of equipment................................................         25,502           10,300
    Payment for acquisition of stations, net of cash...............................    (26,683,772)    (321,542,152)
    Reimbursement for equipment purchases..........................................             --           79,198
    Purchase of securities.........................................................             --         (651,535)
    Payment of acquisition costs...................................................             --         (316,528)
    Other..........................................................................          2,587           (1,729)
                                                                                      ------------    -------------
            Net cash (used in) investing activities................................    (27,212,675)    (323,673,332)
                                                                                      ------------    -------------
Cash Flows From Financing Activities
    Principal payments on notes, including capital lease payables..................    (96,170,752)         (53,226)
    Proceeds from issuance of redeemable preferred stock...........................             --      105,000,000
    Proceeds from long term borrowing..............................................    135,000,000      218,178,200
    Payment of debt acquisition costs..............................................     (5,586,680)     (10,986,642)
                                                                                      ------------    -------------
            Net cash provided by financing activities..............................     33,242,568      312,138,332
                                                                                      ------------    -------------
            Net increase (decrease) in cash and cash equivalents...................      5,204,072       (3,976,855)
Cash and cash equivalents:
    Beginning......................................................................      4,617,242        9,668,331
                                                                                      ------------    -------------
    Ending.........................................................................   $  9,821,314    $   5,691,476
                                                                                      ------------    -------------
                                                                                      ------------    -------------
Supplemental Disclosures of Cash Flow Information
    Cash payments for interest.....................................................   $  5,995,139    $   8,049,422
                                                                                      ------------    -------------
                                                                                      ------------    -------------
Supplemental Schedule of Noncash Investing and Financing Activities
    Acquisition of program broadcast rights........................................   $    712,095    $     368,751
    Note payable and capital lease obligation incurred for purchase of equipment...        197,288           44,100
    Equipment acquired by barter transactions......................................        162,685           38,719
    Dividends accrued on redeemable preferred stock................................             --          891,694
                                                                                      ------------    -------------
                                                                                      ------------    -------------
Acquisitions of stations
    Cash purchase price............................................................   $ 26,683,772    $ 321,542,152
                                                                                      ------------    -------------
                                                                                      ------------    -------------
    Net working capital, acquired, net of cash $535,810............................   $         --    $  10,061,537
    Property and equipment acquired at fair market value...........................      6,500,000       72,533,059
    Intangible assets acquired.....................................................     22,313,385      301,026,581
    Deferred income taxes assumed..................................................             --      (58,872,778)
    Other, net.....................................................................       (129,613)          19,112
                                                                                      ------------    -------------
                                                                                        28,683,772      324,767,511
    Less: Application of deposit...................................................     (2,000,000)      (3,225,359)
                                                                                      ------------    -------------
                                                                                      $ 26,683,772    $ 321,542,152
                                                                                      ------------    -------------
                                                                                      ------------    -------------

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(NOTE A) -- NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Nature of Business: Benedek Communications Corporation (the Company) was formed on April 10, 1996. The Company is a holding company that derives its operating income and cash flow from its subsidiary, Benedek Broadcasting Corporation (Benedek Broadcasting) which owns and operates twenty-two television stations located throughout the United States. These stations operate under network affiliation contracts, which provide programs to the affiliated stations and the stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.


     Basis of Presentation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Benedek Broadcasting. The accounts of Benedek License Corporation (BLC), a wholly owned subsidiary of Benedek Broadcasting, are included in the financial statements of Benedek Broadcasting. All significant intercompany items and transactions have been eliminated in the consolidated financial statements. Since Benedek Broadcasting and the Company have identical stock ownership, these financial statements include the operating results of Benedek Broadcasting accounted for in a manner similar to that of a pooling-of-interests method of accounting. The financial statements include all adjustments, consisting of normal and recurring adjustments, which are considered necessary in the opinion of management for the fair presentation of the financial position as of June 30, 1996 and the results of operations and cash flows for the six months ended June 30, 1995 and 1996. These financial statements do not include all the information and footnotes required by generally accepted accounting principles.


     Operating results for the three and six month periods ended June 30, 1995 and 1996 and for the fiscal year ended 1995 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1996.

(NOTE B) -- ACQUISITIONS AND CONTRIBUTION OF CAPITAL

     The Company was formed by the sole stockholder of Benedek Broadcasting. On June 6, 1996, two acquisition agreements entered into during 1995 by Benedek Broadcasting were consummated. These agreements were to acquire (i) the assets of the television broadcasting division of Stauffer Communications, Inc., which owned five television stations (the 'Stauffer Stations') for a total purchase price of $54,500,000 and (ii) all the issued and outstanding capital stock of Brissette Broadcasting Corporation ('Brissette') which owned and operated eight television stations for a purchase price of $270,000,000. At the closing of these acquisitions, the sole stockholder of Benedek Broadcasting contributed all of the outstanding shares of common stock of Benedek Broadcasting to the Company in exchange for the issuance to him all of the outstanding shares of common stock of the Company.

     The pro forma results of operations for the three months ended June 30, 1995 and 1996 and the six months ended June 30, 1995 and 1996 assuming the acquisitions had taken place on January 1, 1995 are as follows:

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(NOTE B) -- ACQUISITIONS AND CONTRIBUTION OF CAPITAL--(CONTINUED)


                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                                 ----------------------------
                                                                                    1995             1996
                                                                                 -----------     ------------

Net revenue...................................................................   $59,753,871     $ 59,894,169
Operating expenses............................................................    49,087,596       52,952,526
Financial expenses............................................................    20,969,181       21,115,439
                                                                                 -----------     ------------
     (Loss) before extraordinary item.........................................   (10,302,906)     (14,173,796)
Extraordinary item............................................................     6,863,762               --
                                                                                 -----------     ------------
     Net (loss)...............................................................    (3,439,144)    $(14,173,796)
                                                                                 -----------     ------------
                                                                                 -----------     ------------
Broadcast cash flow...........................................................   $24,994,055     $ 22,332,643
                                                                                 -----------     ------------
                                                                                 -----------     ------------


(NOTE C) -- REDEEMABLE EQUITY SECURITIES AND DISCOUNT NOTES

     Concurrent with the acquisitions described in Note (B) the Company entered into the following financing transactions, the net proceeds of which were contributed to Benedek Broadcasting.

          (1) The Company sold 60,000 Units in a private placement, which generated proceeds of $60,000,000. Each Unit consists of (i) ten shares of Exchangeable Senior Preferred Stock (ii) ten Initial Warrants, and (iii)
     14.8 Contingent Warrants.

             (i) Exchangeable Redeemable Senior Preferred Stock -- The Company issued 600,000 shares of 15% Exchangeable Redeemable Senior Preferred Stock due 2007, with an initial liquidation preference equal to the proceeds received of $60,000,000. Of these proceeds, $9,000,000 was allocated to the initial warrants described in (ii). Dividends are payable to holders of the outstanding shares at the rate of 15% per annum of the then effective liquidation preference per share, payable quarterly beginning July 1, 1996 and accruing from June 6, 1996. The Company has the option to pay dividends on any dividend payment date occurring on or before July 1, 2001 either in cash or by adding such dividends to the then effective liquidation preference. The Company also has the option to immediately redeem these shares, in whole or in part, at predetermined redemption prices. The Company is required to redeem the outstanding shares on July 1, 2007 at a redemption price equal to 100% of the then effective liquidation preference plus any accrued and unpaid dividends to the date of redemption. The Exchangeable Redeemable Senior Preferred Stock is exchangeable into debentures at the Company's option, subject to certain conditions, in whole on any scheduled dividend payment date. If the Company does not comply with certain obligations with respect to the registration of these securities with the Securities and Exchange Commission, additional cash dividends will accrue on each share at a rate of 0.50% per annum until the effective date of registration.

             (ii) Initial Warrants -- The Company issued 600,000 Initial Warrants each of which entitles the holder thereof to purchase one share of Class A Common Stock at a price of $0.01 per share. The value of the warrants at date of issuance was $9,000,000 which was allocated to paid-in capital and is being amortized at a rate of 15% per annum through July 1, 2007, the mandatory redemption date of the Exchangeable Redeemable Senior Preferred Stock. Accordingly, this amount is being accreted to the Exchangeable Redeemable Senior Preferred Stock on the same basis.

             (iii) Contingent Warrants -- The Company issued 888,000 Contingent Warrants, each warrant to acquire one share of Class A Common Stock at an exercise price of $0.01 per share. The Contingent Warrants were issued to an escrow agent and are not outstanding. The Contingent Warrants are not separable from the Exchangeable Redeemable Senior Preferred Stock and will not be delivered out of escrow unless the Exchangeable Redeemable Senior

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(NOTE C) -- REDEEMABLE EQUITY SECURITIES AND DISCOUNT NOTES--(CONTINUED)
        Preferred Stock is not redeemed on or prior to a specified future date. Since it is management's intention to redeem the Exchangeable Redeemable Senior Preferred Stock prior to any release of the Contingent Warrants from escrow, no allocation of the proceeds was made to the Contingent Warrants.

          (2) Seller Junior Discount Preferred Stock -- The Company issued 450,000 shares of Seller Junior Discount Preferred Stock due 2008 with an aggregate liquidation preference equal to the proceeds of $45,000,000. Dividends are payable to the holders of the Seller Junior Discount Preferred Stock at 7.92% per annum until the fith anniversary of the issuance thereof and thereafter at increasing rates up to 18%. Since the Company intends to redeem the Seller Junior Discount Preferred Stock prior to the fifth anniversary, dividends are being accrued at the initial rate. The dividends on the Seller Junior Discount Preferred Stock are cumulative from date of issuance. Until the fifth anniversary of the issuance thereof, dividend payments on the Seller Junior Discount Preferred Stock may not be made in cash and instead will be added automatically to the liquidation preference and as a result will be deemed paid in full and will not accumulate. The Seller Junior Discount Preferred Stock is subject to mandatory redemption in whole on July 1, 2008 and the Company has the option to redeem these shares in whole or in part at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

          (3) 13 1/4% Senior Subordinated Discount Notes due 2006 -- The Company issued Senior Subordinated Discount Notes with a principal amount of $170,000,000. These Notes were issued at a discount of $79,821,800 which generated gross proceeds of $90,178,200. The Notes mature on May 15, 2006 and yield 13.25% per annum with no cash interest accruing prior to May 15, 2001. Thereafter, cash interest will accrue until maturity payable semi-annually, commencing November 15, 2001. On or after May 15, 2000, the Notes are redeemable at the option of the Company, in whole or in part, at predetermined redemption prices and under specified conditions. The Notes are subordinated to all Senior Debt of the Company. These Notes contain various restrictive covenants, all of which the Company was in compliance with at June 30, 1996.

          The following table summarizes these activities as follows:

                                                                                  SELLER         13 1/4%
                                                   EXCHANGEABLE                   JUNIOR         SENIOR
                                                   REDEEMABLE                    DISCOUNT      SUBORDINATED
                                                    PREFERRED      INITIAL       PREFERRED      DISCOUNT
                                                      STOCK        WARRANTS        STOCK          NOTES
                                                   -----------    ----------    -----------    -----------

Issuance of preferred stock.....................   $51,000,000    $9,000,000    $45,000,000    $        --
Issuance of senior subordinated discount
  notes.........................................            --            --             --     90,178,200
Accrued dividends...............................       654,094            --        237,600             --
Amortization of note discount...................            --            --             --        753,517
                                                   -----------    ----------    -----------    -----------
Balance at June 30, 1996........................   $51,654,094    $9,000,000    $45,237,600    $90,931,717
                                                   -----------    ----------    -----------    -----------
                                                   -----------    ----------    -----------    -----------

     Since the Company derives all of its operating income and cash flow from Benedek Broadcasting, the Company's ability to pay its obligations including (i) interest on and principal of the senior subordinated discount notes (ii) redemption of and cash dividends on the exchangeable preferred stock and (iii) redemption of and cash dividends on the seller junior discount preferred stock will be dependent primarily upon receiving dividends and other payments on advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(NOTE D) -- LONG TERM DEBT

     As part of the financing transactions described in Note C, on June 6, 1996, Benedek Broadcasting entered into a new credit agreement which includes two Term Loan Facilities consisting of (i) a Series A Facility of $70,000,000 at a fluctuating rate per annum (currently 8.5%) and (ii) a Series B Facility of $58,000,000 at a fluctuating rate per annum (currently 9.0%). The Term Loan Facilities provide for quarterly principal payments until final maturity (except in the first year during which principal payments will be on a semi-annual basis). The Series A Facility and the Series B Facility will mature five years and six and one-half years, respectively, after the closing. Benedek Broadcasting will be required to make scheduled aggregate amortization payments on the Series A and Series B Facilities, as follows: during the first year after closing, $6.0 million; during the second year after closing, $11.0 million; during the third year after closing, $14.5 million; during the fourth year after closing, $16.0 million; during the fifth year after closing, $27.5 million; during the sixth year after closing, $15.0 million; and during the first half of the seventh year after closing, $38.0 million.

     The  credit  agreement  also  includes  a  Revolving  Credit  Facility   of
$15,000,000, which bears interest at a customary base rate plus a spread. There were no borrowings on the revolver as of June 30, 1996.

     The Term Loan Facilities and the Revolving Credit Facility are guaranteed by the Company and are secured by certain of the Company's and Benedek Broadcasting's present and future property and assets. The Term Loan Facilities are also guaranteed by BLC and secured by all of the stock of BLC. The Term Loan Facilities contain various restrictive covenants and requires compliance with certain financial ratios and covenants. The Company was in compliance with these covenants at June 30, 1996.

     During 1995, Benedek Broadcasting issued $135,000,000 of 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes'). The net proceeds of the Senior Secured Notes were used, together with available cash, to (i) refinance certain indebtedness, (ii) finance the acquisition of WTVY-TV and (iii) pay fees and expenses in connection with the offering. The Senior Secured Notes have been registered with the Securities and Exchange Commission in a registration statement declared effective in November 1995.


     The Senior Secured Notes bear interest at the rate of 11 7/8% payable semiannually on March 1 and September 1 of each year and mature in March 2005. The Senior Secured Notes may be redeemed by Benedek Broadcasting in whole or in part after March 1, 2000 subject to certain prepayment premiums. The Senior Secured Notes contain various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and sales of assets, among others. Benedek Broadcasting was in complinace with these covenants at June 30, 1996.


     The Senior Secured Notes are collateralized by Benedek Broadcasting's 100% interest in BLC, certain agreements and contract rights related to the stations which includes network affiliation agreements and certain general intangibles.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(NOTE D) -- LONG TERM DEBT--(CONTINUED)

     Notes payable consist of the following:

                                                                       JUNE 30,
                                                                         1996
                                                                     ------------

Senior Secured Notes..............................................   $135,000,000
Term loan Series A................................................     70,000,000
Term loan Series B................................................     58,000,000
Senior Subordinated Discount Notes................................     90,931,717
Capital leases and other..........................................        643,387
                                                                     ------------
                                                                      354,575,104
Less current maturities...........................................      6,295,564
                                                                     ------------
                                                                     $348,279,540
                                                                     ------------
                                                                     ------------

(NOTE E) -- INCOME TAX MATTERS AND CHANGE IN TAX STATUS

     Prior to the consummation of the acquisitions and the related financing, Benedek Broadcasting, with the consent of its stockholder, elected to be taxed under sections of federal and state income tax law, which provided that, in lieu of corporation income taxes, the stockholder separately account for Benedek Broadcasting's income, deductions, losses and credits. Due to the structure of the financing for the acquisitions, the election to be taxed as an 'S' Corporation automatically terminated and Benedek Broadcasting became subject to federal and state income taxes. As a result, Benedek Broadcasting recorded a net deferred tax asset of approximately $3,550,000 which was offset by a valuation allowance of the same amount.

     Under the provision of Statement of Financial Accounting Standards (SFAS) No. 109, the deferred tax assets and liabilities, resulting principally from the acquisitions explained in Note B consist of the following components:

                                                                        JUNE 30,
                                                                          1996
                                                                      ------------

Deferred tax assets:
     Loss Carryforwards............................................   $  2,365,600
     Nondeductible allowances and other............................        976,400
     Network agreememt.............................................      1,800,000
     Original issue discount.......................................        312,795
                                                                      ------------
                                                                         5,454,795
                                                                      ------------
Deferred tax liabilities:
     Property and equipment........................................     15,898,378
     Intangibles...................................................     48,116,400
                                                                      ------------
                                                                        64,014,778
                                                                      ------------
Net deferred tax liability.........................................   $(58,559,983)
                                                                      ------------
                                                                      ------------

     At June 30, 1996 a valuation allowance has not been established since in the opinion of management, it is more likely than not that the deferred tax assets, including the net deferred tax asset which resulted from the change in tax status of Benedek Broadcasting, will be realized.

     Under the provisions of the Internal Revenue Code, Benedek Broadcasting has approximately $5,900,000 of actual net operating loss carryforwards available to offset future tax liabilities of Benedek Broadcasting.

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(NOTE F) -- COMMON STOCK AND OTHER SECURITIES

     Common stock consists of the following numbers of shares.

                                                                         AUTHORIZED     ISSUED      OUTSTANDING
                                                                         ----------    ---------    -----------

Class A common $.01 par value.........................................   25,000,000           --            --
Class B common $.01 par value.........................................   25,000,000    7,030,000     7,030,000

     In addition, the Board of Directors of the Company has authorized 2,500,000 shares of preferred stock, 1,050,000 of which have been issued as described in Note C above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
STAUFFER COMMUNICATIONS, INC.:

     We have audited the accompanying balance sheets of the TV Division of Stauffer Communications, Inc. (a Delaware corporation) (the Company) as of December 31, 1994 and 1995, and the related statements of income, division equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the TV Division of Stauffer Communications, Inc., as of December 31, 1994 and 1995 and its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Kansas City, Missouri
March 1, 1996

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                                       1994           1995
                                                                                    -----------    -----------

                                                    ASSETS
Current Assets:
     Cash........................................................................   $   465,428    $   209,987
     Accounts receivable, net of reserve for doubtful accounts of $75,000 in 1994
       and $99,000 in 1995.......................................................     3,750,721      3,515,457
     Current portion of deferred film costs......................................       769,513        941,766
     Prepayments.................................................................       165,717         81,180
                                                                                    -----------    -----------
          Total current assets...................................................     5,151,379      4,748,390
Plant and Equipment, at Cost:
     Land........................................................................       867,937        867,937
     Building....................................................................     3,893,047      3,929,046
     Equipment...................................................................    22,180,248     22,598,639
     Construction in progress....................................................        70,752          2,981
                                                                                    -----------    -----------
                                                                                     27,011,984     27,398,603
     Less -- Accumulated depreciation............................................   (15,145,074)   (16,606,429)
                                                                                    -----------    -----------
                                                                                     11,866,910     10,792,174
Other Assets:
     Excess of cost over net assets of acquired companies, less accumulated
       amortization of $8,028,122 in 1994 and $8,775,815 in 1995.................     8,021,715      7,274,023
     Long-term portion of deferred film costs....................................       614,619      1,055,472
     Other.......................................................................        37,682          7,906
                                                                                    -----------    -----------
                                                                                      8,674,016      8,337,401
                                                                                    -----------    -----------
                                                                                    $25,692,305    $23,877,965
                                                                                    -----------    -----------
                                                                                    -----------    -----------
                                       LIABILITIES AND DIVISION EQUITY
Current Liabilities:
     Current maturities of film contract obligations.............................   $   606,173    $   715,303
     Accounts payable............................................................       199,261        145,113
     Accrued expenses............................................................       615,448        569,335
                                                                                    -----------    -----------
          Total current liabilities..............................................     1,420,882      1,429,751
Film Contract Obligations, Less Current Maturities...............................       189,857        911,342
Contingencies
Division Equity..................................................................    24,081,566     21,536,872
                                                                                    -----------    -----------
                                                                                    $25,692,305    $23,877,965
                                                                                    -----------    -----------
                                                                                    -----------    -----------

      The accompanying notes are an integral part of these balance sheets.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                      1993           1994           1995
                                                                   -----------    -----------    -----------

Broadcast Operating Revenues:
     Local......................................................   $11,815,748    $11,968,705    $12,076,769
     National...................................................     5,222,225      6,045,572      5,652,105
     Political..................................................        77,979      2,222,724         87,345
     Network programming........................................     1,291,557      1,305,329      1,491,786
     Other......................................................       607,571        552,713        457,807
                                                                   -----------    -----------    -----------
                                                                    19,015,080     22,095,043     19,765,812
     Less --
       Agency commissions.......................................     1,938,824      2,432,430      2,108,974
       Representative's commissions.............................       515,332        706,626        512,319
                                                                   -----------    -----------    -----------
          Net broadcast revenue.................................    16,560,924     18,955,987     17,144,519
Operating Expenses:
     News-editorials............................................     2,240,225      2,292,252      2,382,486
     Technical..................................................     1,249,882      1,270,885      1,347,207
     Program....................................................     3,145,641      2,901,656      2,986,263
     Depreciation and amortization..............................     2,264,114      2,303,848      2,228,832
     Rent expense, net of sublease income.......................       223,798        224,188        192,685
     Sales and promotions.......................................     2,936,347      3,219,720      2,949,498
     General and administrative.................................     3,445,543      3,425,632      3,581,764
                                                                   -----------    -----------    -----------
          Total operating expenses..............................    15,505,550     15,638,181     15,668,735
                                                                   -----------    -----------    -----------
          Income from operations................................     1,055,374      3,317,806      1,475,784
Other Nonoperating Income.......................................        14,434         37,228         78,220
                                                                   -----------    -----------    -----------
Division-Net Income.............................................   $ 1,069,808    $ 3,355,034    $ 1,554,004
                                                                   -----------    -----------    -----------
                                                                   -----------    -----------    -----------

        The accompanying notes are an integral part of these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         STATEMENTS OF DIVISION EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                      1993           1994           1995
                                                                   -----------    -----------    -----------

Balance, Beginning of Year......................................   $25,636,696    $25,024,736    $24,081,566
     Division net income........................................     1,069,808      3,355,034      1,554,004
     Cash transfers to parent, net..............................    (1,681,768)    (4,298,204)    (4,098,698)
                                                                   -----------    -----------    -----------

Balance, End of Year............................................   $25,024,736    $24,081,566    $21,536,872
                                                                   -----------    -----------    -----------
                                                                   -----------    -----------    -----------

        The accompanying notes are an integral part of these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                       1993           1994           1995
                                                                    -----------    -----------    -----------

Cash Flows from Operating Activities:
     Net income..................................................   $ 1,069,808    $ 3,355,034    $ 1,554,004
     Adjustments to reconcile net income to cash provided by
       operating activities:
          Depreciation...........................................     1,516,422      1,556,156      1,481,140
          Amortization of intangibles............................       747,692        747,692        747,692
          Amortization of deferred film costs....................     1,276,500      1,044,561      1,025,491
          (Increase) decrease in other assets....................       (31,234)       (40,655)       114,311
          (Increase) decrease in accounts receivable.............      (219,462)      (133,612)       235,264
          Increase (decrease) in liabilities.....................       (70,849)        70,683       (100,261)
          Payments for film contract obligations.................    (1,326,358)    (1,081,130)      (807,980)
                                                                    -----------    -----------    -----------
               Total adjustments.................................     1,892,711      2,163,695      2,695,657
                                                                    -----------    -----------    -----------
               Net cash provided by operating activities.........     2,962,519      5,518,729      4,249,661

Cash Flows from Investing Activities:
     Property, plant and equipment, net..........................    (1,182,472)      (934,294)      (406,404)
                                                                    -----------    -----------    -----------
               Net cash used in financing activities.............    (1,182,472)      (934,294)      (406,404)

Cash Flows from Financing Activities:
     Cash transfers to Parent, net...............................    (1,681,768)    (4,298,204)    (4,098,698)
                                                                    -----------    -----------    -----------
               Net cash used in financing activities.............    (1,681,768)    (4,298,204)    (4,098,698)

Net Increase (Decrease) in Cash..................................        98,279        286,231       (255,441)
Cash, Beginning of Year..........................................        80,918        179,197        465,428
                                                                    -----------    -----------    -----------
Cash, End of Year................................................   $   179,197    $   465,428    $   209,987
                                                                    -----------    -----------    -----------
                                                                    -----------    -----------    -----------

        The accompanying notes are an integral part of these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1. SUMMARY OF ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of the TV Division of Stauffer Communications, Inc. (the 'Parent'). The TV Division includes the following locations: KMIZ-TV in Columbia, Missouri; KGWN-TV in Cheyenne, Wyoming; KTVS-TV in Scottsbluff, Nebraska; KSTF-TV in Sterling, Colorado; KGWC-TV in Casper, Wyoming; KCOY-TV in Santa Maria, California; and WIBW-TV in Topeka, Kansas. In June 1995, Stauffer Communications, Inc. was acquired by Morris Communications Company and has continued to operate as a wholly owned subsidiary under the name Stauffer Communications, Inc.

     The Parent has entered into an Assets Purchase and Sale Agreement dated November 22, 1995, whereby substantially all assets and liabilities of the TV Division will be sold to Benedek Acquisition Corporation. Closing of this transaction is contingent upon, among other things, obtaining a final order of the FCC setting forth its consent to the transaction. The purchase price of $54,500,000 may be adjusted based on changes in the amount of working capital, as defined, on the closing date which is anticipated to occur before September 30, 1996.

     These financial statements reflect the revenues and expenses of the TV Division, including those direct expenses of the Division that are paid by the Parent and charged directly to the Division. Certain expenses incurred by the Parent have not been allocated to the TV Division. These expenses include general corporate management, corporate accounting, general corporate legal service and deferred compensation expense. Additionally, the taxable income of the TV Division is included in the consolidated tax return of the Parent. No income tax expense or related current or deferred tax assets or liabilities have been allocated to the TV Division by the Parent.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PLANT AND EQUIPMENT

     Depreciation of plant and equipment is computed using both accelerated and straight-line methods. Useful lives are 15 to 45 years for buildings and 3 to 20 years for equipment.

DEFERRED FILM COSTS

     In accordance with Statement of Financial Accounting Standards No. 63 (SFAS No. 63), deferred film costs are recorded at contract price when the license period begins and all of the following conditions have been met: (a) the cost of each program is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement (c) the program is available for its first showing or telecast. Contractual agreements define the life of the license and the number of showings available. Deferred film cost with lives greater than 12 months are amortized using the sum-of-the-runs method over the life of the contract. All others are amortized using the straight-line method. The contract rights estimated to be used within one year are included in current assets.

     Commitments for broadcast contract rights that have been executed, but which have not been recorded in the accompanying consolidated financial statements (because they do not meet the criteria prescribed in SFAS No. 63), were approximately $460,000 as of December 31, 1994, and were insignificant at December 31, 1995.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1994 AND 1995

BARTER TRANSACTIONS

     Barter transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when commercials are broadcast and expenses are recognized when the related products or services are received. Barter transactions were insignificant in 1993, 1994 and 1995.

DIVISION EQUITY

     The TV Division participates in the Parent's cash management system. Under this system, all cash generated by the TV Division is transferred to the Parent and all cash requirements of the TV Division are funded by the Parent. These transfers of funds are reflected in the division equity account.

2. EXCESS OF COST OVER NET ASSETS OF ACQUIRED COMPANIES:

     Excess of cost over net assets of acquired companies consists of goodwill and other intangible assets. Goodwill is amortized over periods of 20 to 40 years. Other intangible assets are amortized over periods of 4 to 18 years. Amortization of such assets was approximately $748,000 in 1993, 1994 and 1995. The following table details the components of these assets:

                                                             ORIGINAL      ACCUMULATED     NET BOOK
                                                              BALANCE      AMORTIZATION     VALUE
                                                            -----------    -----------    ----------

Goodwill.................................................   $ 7,854,879    $ 2,389,117    $5,465,762
Network affiliation......................................       756,000        582,750       173,250
Operating license........................................     2,123,723        812,605     1,311,118
Assembled work force.....................................       286,331        286,331        --
Advertising accounts.....................................     5,024,887      4,700,994       323,893
Other....................................................         4,018          4,018        --
                                                            -----------    -----------    ----------
                                                            $16,049,838    $ 8,775,815    $7,274,023
                                                            -----------    -----------    ----------
                                                            -----------    -----------    ----------

3. FILM CONTRACT OBLIGATIONS:

     Film contract obligations consist of the following:

                                                                                 1994         1995
                                                                               --------    ----------

Film contracts payable, due in various installments through 2000............   $796,030    $1,626,645
Less -- Current portion.....................................................    606,173       715,303
                                                                               --------    ----------
                                                                               $189,857    $  911,342
                                                                               --------    ----------
                                                                               --------    ----------

     Maturities on the TV Division's film contract obligations for each of the next five years are as follows:

YEAR                                                                               MATURITY
-------------------------------------------------------------------------------   ----------

1996...........................................................................   $  715,303
1997...........................................................................      535,166
1998...........................................................................      314,685
1999...........................................................................       60,379
2000...........................................................................        1,112
                                                                                  ----------
     Total.....................................................................   $1,626,645
                                                                                  ----------
                                                                                  ----------

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1994 AND 1995

4. PENSION PLANS:

     Substantially all nonunion employees and officers of the TV Division are covered by a defined benefit pension plan sponsored by the Parent. Benefits are based on an integrated, career average, salary related formula and have been funded by mandatory employee contributions, plus employer contributions that at least equal the minimum funding requirements under ERISA.

     A portion of the expense of this plan is allocated to the TV Division based on the number of TV Division participants relative to the number of total participants. The allocated cost was approximately $116,000, $170,000 and $155,000 in 1993, 1994 and 1995, respectively.

5. CONTINGENCIES:

     The Parent, including the TV Division, has various lawsuits outstanding incidental to its operations. Management believes the outcome of this litigation will not have a material adverse effect on the financial position or results of operations of the TV Division.

     The TV Division leases certain equipment and land, principally on a month-to-month or annually renewable basis. Gross lease expenses were $284,241, $287,212 and $299,777 for the years ending December 31, 1993, 1994 and 1995, respectively.


6. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)



     The unaudited pro forma financial information is provided to show the significant effects on the historical financial information had the TV Division provided income taxes on its earnings. Income taxes have been computed at an estimated effective rate of 51, 43, and 47 percent for the years 1993, 1994, and 1995, respectively. The primary difference between the provision for taxes at the rates shown and the federal statutory rate of 35 percent is state taxes and nondeductible intangibles amortization.



                                                                          1993          1994          1995
                                                                       ----------    ----------    ----------

Unaudited pro forma information --
     Income before provision for income taxes.......................   $1,069,808    $3,355,034    $1,554,004
     Provision for income taxes.....................................     (540,000)   (1,454,000)     (733,000)
                                                                       ----------    ----------    ----------
          Net income................................................   $  529,808    $1,901,034    $  821,004
                                                                       ----------    ----------    ----------
                                                                       ----------    ----------    ----------

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                                 BALANCE SHEETS



                                    ASSETS                                        JUNE 30,1995    JUNE 6,1996
                                                                                  ------------    ------------
                                                                                  (UNAUDITED)     (UNAUDITED)

Current Assets:
     Cash......................................................................   $    125,388    $     32.270
     Accounts receivable, net..................................................      3,848,114       3,146,538
     Current portion of deferred film costs....................................      1,105,057         825,502
     Prepayments...............................................................         93,434          89,547
                                                                                  ------------    ------------
          Total current assets.................................................      5,171,993       4,093,857
Plant and Equipment, at cost:
     Land......................................................................        867,937         867,937
     Buildings.................................................................      3,929,046       3,929,046
     Equipment.................................................................     22,530,509      22,400,692
                                                                                  ------------    ------------
                                                                                    27,327,492      27,197,675
                                                                                  ------------    ------------
     Less -- Accumulated depreciation..........................................    (15,918,803)    (17,090,482)
                                                                                  ------------    ------------
                                                                                    11,408,689      10,107,193
Other Assets:
     Excess of cost over net assets of acquired companies......................      7,647,869       7,032,372
     Long-term portion of deferred film costs..................................      1,061,721         793,130
     Other.....................................................................         37,005           5,507
                                                                                  ------------    ------------
                                                                                     8,746,595       7,831,009
                                                                                  ------------    ------------
                                                                                  $ 25,327,277    $ 22,032,059
                                                                                  ------------    ------------
                                                                                  ------------    ------------
                        LIABILITIES AND DIVISION EQUITY
Current Liabilities:
     Current maturities of film contract obligations...........................   $    739,418    $    648,004
     Accounts payable..........................................................        164,750         126,109
     Accrued expenses..........................................................        588,983         437,433
                                                                                  ------------    ------------
          Total current liabilities............................................      1,493,151       1,211,546
Film Contract Obligations, less current maturities.............................        903,732         791,986
Division Equity................................................................     22,930,394      20,028,527
                                                                                  ------------    ------------
                                                                                  $ 25,327,277    $ 22,032,059
                                                                                  ------------    ------------
                                                                                  ------------    ------------



The accompanying notes to the financial statements should be read in conjunction with these balance sheets.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                              STATEMENTS OF INCOME
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1995 AND FOR THE PERIOD JANUARY 1, 1996
                                TO JUNE 6, 1996



                                                                                         1995          1996
                                                                                      ----------    ----------
                                                                                      (UNAUDITED)   (UNAUDITED)

Broadcast Operating Revenues:
     Local.........................................................................   $6,029,378    $4,890,227
     National......................................................................    2,933,133     2,362,784
     Political.....................................................................        5,340       209,644
     Network programming...........................................................      694,408       687,671
     Other.........................................................................      215,997       202,172
                                                                                      ----------    ----------
                                                                                       9,878,256     8,352,498
     Less --
          Agency commissions.......................................................    1,064,221       893,196
          Representative's commissions.............................................      269,247       210,918
                                                                                      ----------    ----------
               Net broadcast revenue...............................................    8,544,788     7,248,384
Operating Expenses:
     News-editorials...............................................................    1,160,702     1,172,462
     Technical.....................................................................      621,343       600,413
     Program.......................................................................    1,447,088     1,386,709
     Depreciation and amortization.................................................    1,135,845       974,093
     Rent expense, net of sublease income..........................................       65,613        52,184
     Sales and promotions..........................................................    1,422,696     1,262,170
     General and administrative....................................................    1,710,606     1,523,226
                                                                                      ----------    ----------
          Total operating expenses.................................................    7,563,893     6,971,257
                                                                                      ----------    ----------
          (Loss) income from operations............................................      980,895       277,127
Other Nonoperating Income (Expense)................................................        6,515        (4,444)
                                                                                      ----------    ----------
Division -- Net income.............................................................   $  987,410    $  272,683
                                                                                      ----------    ----------
                                                                                      ----------    ----------



The accompanying notes to the financial statements should be read in conjunction with these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         STATEMENTS OF DIVISION EQUITY
 FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1995 AND THE PERIOD JANUARY 1, 1996 TO
                                  JUNE 6, 1996



                                                                                       1995           1996
                                                                                    -----------    -----------

Balance, beginning of period.....................................................   $24,081,566    $21,536,872
     Division net (loss) income..................................................       987,410        272,683
     Cash transfers to parent, net...............................................    (2,138,582)    (1,781,028)
                                                                                    -----------    -----------
Balance, end of period...........................................................   $22,930,394    $20,028,527
                                                                                    -----------    -----------
                                                                                    -----------    -----------



The accompanying notes to the financial statements should be read in conjunction with these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1995 AND THE PERIOD JANUARY 1, 1996 TO
                                  JUNE 6, 1996



                                                                                         1995           1996
                                                                                      -----------    ----------
                                                                                      (UNAUDITED)    (UNAUDITED)

Cash Flows from Operating Activities:
     Net income....................................................................   $   987,410    $  272,683
     Adjustments to reconcile net income to cash provided by operating activities --
          Depreciation.............................................................       761,999       732,442
          Amortization of intangibles..............................................       373,846       241,651
          Amortization of deferred film costs......................................       495,694       499,614
          (Increase) decrease in other assets......................................        72,960        (5,968)
          (Increase) Decrease in accounts receivable...............................       (97,393)      368,919
          Increase (decrease) in liabilities.......................................       (60,976)     (150,906)
          Payments for film contract obligations...................................      (431,200)     (347,791)
          Other....................................................................            --        85,523
                                                                                      -----------    ----------
               Total adjustments...................................................     1,114,930     1,423,484
                                                                                      -----------    ----------
     Net cash provided by operating activities.....................................     2,102,340     1,696,167
Cash Flows from Investing Activities:
     Property, plant and equipment, net............................................      (303,798)      (92,856)
                                                                                      -----------    ----------
     Net cash (used in) provided by financing activities...........................      (303,798)      (92,856)
Cash Flows from Financing Activities:
     Cash transfers to Parent, net.................................................    (2,138,582)   (1,781,028)
                                                                                      -----------    ----------
     Net cash used in financing activities.........................................    (2,138,582)   (1,781,028)
                                                                                      -----------    ----------

Net (Decrease) in Cash.............................................................      (340,040)     (177,717)
Cash, beginning of period..........................................................       465,428       209,987
                                                                                      -----------    ----------
Cash, end of period................................................................   $   125,388    $   32,270
                                                                                      -----------    ----------
                                                                                      -----------    ----------



The accompanying notes to the financial statements should be read in conjunction with these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS



(NOTE A) NATURE OF BUSINESS AND BASIS OF PRESENTATION



     Nature of Business: The TV Division of Stauffer Communications, Inc. operates five principal television stations and five satellite television stations located throughout the United States which operate under network affiliation contracts. The networks provide programs to the affiliated stations and the stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangement s are determined on an individual customer basis.



     Basis of Presentations: In June 1995, Stauffer Communications, Inc. was acquired by Morris Communications Corporation and has continued to operate as a wholly owned subsidiary under the name Stauffer Communications, Inc. (the 'Parent'). The accompanying financial statements include the accounts of the TV Division of Stauffer Communications, Inc. (the 'TV Division'). The TV Division includes the following principal television stations: KMIZ-TV in Columbia, Missouri; KGWN-TV in Cheyenne, Wyoming; KGWC-TV in Casper, Wyoming; KCOY-TV in Santa Maria, California; and WIBW-TV in Topeka, Kansas.



     These financial statements reflect the revenues and expenses of the TV Division, including those direct expenses of the TV Division that are paid by the Parent and charged directly to the TV Division. Certain expenses incurred by the Parent have not been allocated to the TV Division. These expenses include general corporate management, corporate accounting, general corporate legal service and deferred compensation expense. Additionally, the taxable income of the TV Division is included in the consolidated tax return of the Parent. No income tax expense or related current or deferred tax assets or liabilities have been allocated to the TV Division by the Parent.



(NOTE B) SALE AGREEMENT



     On June 6, 1996, substantially all assets and liabilities of the TV Division were sold to Benedek Broadcasting Corporation.



(NOTE C) PRO FORMA FINANCIAL INFORMATION



     The unaudited pro forma financial information is provided to show the significant effects on the historical financial information had the TV Division provided income taxes on its earnings. Income taxes have been computed at an estimated effective rate 47 percent for the six months ended June 30, 1995 and the period from January 1, 1996 to June 6, 1996. The primary difference between the provision for taxes at the rates shown and the federal statutory rate of 35 percent is state taxes and nondeductible intangible amortization.



                                                                                             1995        1996
                                                                                           --------    --------

Unaudited pro forma information --
     Income before provision for income taxes...........................................   $987,410    $272,683
     Provision for income taxes.........................................................   (464,083)   (128,161)
                                                                                           --------    --------
          Net income....................................................................   $523,327    $144,522
                                                                                           --------    --------
                                                                                           --------    --------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of BRISSETTE BROADCASTING CORPORATION:

     We have audited the accompanying consolidated balance sheets of Brissette Broadcasting Corporation (a Delaware corporation) and Subsidiaries as of
December 25, 1994 and December 31, 1995 and the related statements of operations, stockholders' investment and cash flows for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995. These financial statements are the responsibility of Brissette Broadcasting Corporation management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brissette Broadcasting Corporation and Subsidiaries as of December 25, 1994, and December 31, 1995, and the results of their operations and their cash flows for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
March 8, 1996

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                                                     1994            1995
                                                                                 ------------    ------------
                                    ASSETS
Current Assets:
     Cash and cash equivalents................................................   $    881,000    $  2,102,000
     Receivables, less allowances of $151,000 and $206,000 in 1994 and 1995,
       respectively...........................................................     10,141,000      10,543,000
     Film contract rights.....................................................      1,256,000       1,616,000
     Prepaid expenses and other current assets................................        387,000         176,000
                                                                                 ------------    ------------
          Total current assets................................................     12,665,000      14,437,000
                                                                                 ------------    ------------
Film Contract Rights..........................................................      1,132,000       1,778,000
                                                                                 ------------    ------------
Property and Equipment:
     Land.....................................................................      1,838,000       1,838,000
     Buildings and improvements...............................................      9,348,000       9,464,000
     Broadcasting equipment...................................................     30,246,000      32,454,000
     Furniture and fixtures...................................................      2,798,000       3,121,000
     Vehicles and other.......................................................      1,696,000       1,831,000
                                                                                 ------------    ------------
                                                                                   45,926,000      48,708,000
     Less -- Accumulated depreciation and amortization........................    (33,753,000)    (36,478,000)
                                                                                 ------------    ------------
          Net property and equipment..........................................     12,173,000      12,230,000
                                                                                 ------------    ------------
Intangible Assets, net........................................................     81,482,000      77,376,000
                                                                                 ------------    ------------
                                                                                 $107,452,000    $105,821,000
                                                                                 ------------    ------------
                                                                                 ------------    ------------
                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
     Current maturities of long-term debt.....................................   $  4,000,000    $         --
     Accounts payable.........................................................        650,000         905,000
     Accrued expenses.........................................................      2,510,000       2,413,000
     Accrued interest.........................................................      1,361,000       1,742,000
     Film contract obligations................................................      1,214,000       1,832,000
     Deferred revenue.........................................................             --         140,000
     Taxes payable............................................................        141,000          65,000
                                                                                 ------------    ------------
          Total current liabilities...........................................      9,876,000       7,097,000
Long-Term Debt................................................................    191,048,000     197,348,000
Film Contract Obligations, less current portion...............................        981,000       1,303,000
Retiree Benefits Payable......................................................        278,000         270,000
Deferred Revenue, less current portion........................................             --         552,000
Other Noncurrent Liabilities..................................................        576,000       1,193,000
                                                                                 ------------    ------------
          Total liabilities...................................................    202,759,000     207,763,000
                                                                                 ------------    ------------
Stockholder's Investment:
     Preferred stock, Series A, B, C and D, $.001 par value, 500 shares
       authorized, issued and outstanding for each series (Note 5)............     66,500,000      66,500,000
     Common stock, $.001 par value, 2,000 shares authorized, issued and
       outstanding (Note 6)...................................................             --              --
     Additional paid-in capital...............................................     35,837,000      35,837,000
     Deficit..................................................................   (197,644,000)   (204,279,000)
                                                                                 ------------    ------------
          Total stockholder's investment......................................    (95,307,000)   (101,942,000)
                                                                                 ------------    ------------
                                                                                 $107,452,000    $105,821,000
                                                                                 ------------    ------------
                                                                                 ------------    ------------

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 26, 1993, DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                                    1993            1994            1995
                                                                ------------    ------------    ------------

Broadcast Operating Revenues:
     Local...................................................   $ 28,214,000    $ 30,091,000    $ 31,575,000
     National................................................     17,730,000      19,391,000      20,617,000
     Political...............................................        403,000       3,536,000         379,000
     Network programming.....................................      3,163,000       3,094,000       4,589,000
     Barter..................................................        569,000         686,000         903,000
     Other...................................................      1,273,000         941,000         990,000
                                                                ------------    ------------    ------------
                                                                  51,352,000      57,739,000      59,053,000
     Less --
          Agency commissions.................................      5,961,000       6,907,000       6,903,000
          Representatives' commissions.......................        987,000       1,302,000         824,000
                                                                ------------    ------------    ------------
               Net broadcast revenue.........................     44,404,000      49,530,000      51,326,000
                                                                ------------    ------------    ------------
Broadcast Operating Expenses:
     Engineering.............................................      2,441,000       2,739,000       2,880,000
     Programming.............................................      4,906,000       5,318,000       5,485,000
     News....................................................      5,663,000       6,427,000       6,901,000
     Promotion...............................................        573,000         410,000         537,000
     Sales...................................................      4,497,000       4,603,000       4,901,000
     General and administrative..............................      4,852,000       5,223,000       5,611,000
     Amortization of intangibles.............................      5,316,000       4,160,000       4,106,000
     Amortization of interest rate caps......................        390,000              --              --
     Depreciation............................................      2,811,000       2,338,000       2,719,000
     Corporate expense.......................................      1,443,000       1,699,000       1,844,000
     Long-term incentive.....................................         44,000         196,000         616,000
     Barter..................................................        495,000         877,000         903,000
     Other...................................................        130,000         115,000         120,000
                                                                ------------    ------------    ------------
               Total broadcast operating expenses............     33,561,000      34,105,000      36,623,000
                                                                ------------    ------------    ------------
Broadcast Operating Profit...................................     10,843,000      15,425,000      14,703,000
                                                                ------------    ------------    ------------
Other (Expense) Income:
     Interest income.........................................         30,000          51,000          61,000
     Interest expense........................................    (15,212,000)    (17,042,000)    (20,898,000)
     Other...................................................             --              --        (354,000)
                                                                ------------    ------------    ------------
               Total other expense...........................    (15,182,000)    (16,991,000)    (21,191,000)
                                                                ------------    ------------    ------------
Loss Before Income Taxes.....................................     (4,339,000)     (1,566,000)     (6,488,000)
Income Taxes, State..........................................        278,000          79,000         147,000
                                                                ------------    ------------    ------------
Net Loss.....................................................   $ (4,617,000)   $ (1,645,000)   $ (6,635,000)
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S INVESTMENT
 FOR THE YEARS ENDED DECEMBER 26, 1993, DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                 COMMON STOCK       PREFERRED STOCK       ADDITIONAL
                                                ---------------   --------------------     PAID-IN        RETAINED
                                                SHARES   AMOUNT   SHARES     AMOUNT        CAPITAL         DEFICIT
                                                ------   ------   ------   -----------   ------------   -------------

Balance, December 27, 1992....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(191,382,000)
Net loss......................................     --       --       --             --             --      (4,617,000)
                                                ------   ------   ------   -----------   ------------   -------------
Balance, December 26, 1993....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(195,999,000)
Net loss......................................     --       --       --             --             --      (1,645,000)
                                                ------   ------   ------   -----------   ------------   -------------
Balance, December 25, 1994....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(197,644,000)
Net loss......................................     --       --       --             --             --      (6,635,000)
                                                ------   ------   ------   -----------   ------------   -------------
Balance, December 31, 1995....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(204,279,000)
                                                ------   ------   ------   -----------   ------------   -------------
                                                ------   ------   ------   -----------   ------------   -------------


                                                    TOTAL
                                                -------------
Balance, December 27, 1992....................  $ (89,045,000)
Net loss......................................     (4,617,000)
                                                -------------
Balance, December 26, 1993....................  $ (93,662,000)
Net loss......................................     (1,645,000)
                                                -------------
Balance, December 25, 1994....................  $ (95,307,000)
Net loss......................................     (6,635,000)
                                                -------------
Balance, December 31, 1995....................  $(101,942,000)
                                                -------------
                                                -------------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 26, 1993, DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                                       1993           1994           1995
                                                                    -----------    -----------    -----------

Cash Flows From Operating Activities:
     Net loss....................................................   $(4,617,000)   $(1,645,000)   $(6,635,000)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
          Depreciation...........................................     2,811,000      2,338,000      2,719,000
          Amortization of intangibles............................     5,316,000      4,160,000      4,106,000
          Amortization of interest rate caps.....................       390,000             --             --
          Amortization of film contract rights...................     1,743,000      1,757,000      1,684,000
          Net trade/barter (revenue) expense.....................       (74,000)       191,000             --
          (Gain) loss on sale of assets..........................        17,000         30,000        (24,000)
          (Increase) decrease in assets:
               Accounts receivable, net..........................      (520,000)      (430,000)      (402,000)
               Other assets......................................        17,000        101,000         37,000
          Increase (decrease) in liabilities:
               Accounts payable and accrued expenses.............       829,000       (678,000)       180,000
               Accrued interest..................................       (55,000)       279,000        381,000
               Taxes payable.....................................      (172,000)        12,000        (76,000)
               Increase deferred revenue.........................            --             --        692,000
               Other liabilities.................................       227,000        233,000        609,000
               Payments for film contract obligations............    (1,709,000)    (1,555,000)    (1,639,000)
                                                                    -----------    -----------    -----------
                    Net cash provided by operating activities....     4,203,000      4,793,000      1,632,000
                                                                    -----------    -----------    -----------

Cash Flows From Investing Activities:
     Capital expenditures........................................    (2,217,000)    (1,559,000)    (2,748,000)
     Proceeds from sale of assets................................        22,000         28,000         37,000
                                                                    -----------    -----------    -----------
                    Net cash used in investing activities........    (2,195,000)    (1,531,000)    (2,711,000)
                                                                    -----------    -----------    -----------

Cash Flows From Financing Activities:
     Payments on long-term debt..................................    (3,250,000)    (3,875,000)    (2,000,000)
     Proceeds (payments) from borrowings on line of credit,
       net.......................................................       900,000       (900,000)     4,300,000
                                                                    -----------    -----------    -----------
                    Net cash provided by (used in) financing
                      activities.................................    (2,350,000)    (4,775,000)     2,300,000
                                                                    -----------    -----------    -----------
Net Increase (Decrease) in Cash and Cash Equivalents.............      (342,000)    (1,513,000)     1,221,000

Cash and Cash Equivalents, Beginning of Year.....................     2,736,000      2,394,000        881,000
                                                                    -----------    -----------    -----------
Cash and Cash Equivalents, End of Year...........................   $ 2,394,000    $   881,000    $ 2,102,000
                                                                    -----------    -----------    -----------
                                                                    -----------    -----------    -----------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF COMPANY

     Paul Brissette, Jr. (Brissette) agreed to purchase all the outstanding shares of stock of Forward Television Corporation II (FTVC or predecessor) subject to the indebtedness of FTVC. The acquisition was consummated on February 13, 1992. The basis in assets and liabilities were carried over at the time of this transaction. Accordingly, Brissette changed the name of the corporation to Brissette Broadcasting Corporation (Brissette Broadcasting) and includes Brissette TV of Madison, Inc. (WMTV); Brissette TV of Lansing, Inc. (WILX); Brissette TV of Odessa, Inc. (KOSA); Brissette TV of Peoria, Inc. (WHOI); Brissette TV of Springfield, Inc. (WWLP); Brissette TV of Wausau, Inc. (WSAW); Brissette TV of Wichita Falls, Inc. (KAUZ); and Brissette TV of Wheeling, Inc.
(WTRF) as wholly owned subsidiaries.

     The accompanying consolidated financial statements have been prepared assuming that Brissette Broadcasting will continue as a going concern. Brissette Broadcasting is heavily dependent on General Electric Capital Corporation (GECC) for the continuation of its ongoing operations, as GECC is the debt holder and preferred stockholder (see Notes 4 and 5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated  financial statements  include the  accounts of  Brissette
Broadcasting   and  its  subsidiaries.  Significant  intercompany  accounts  and transactions have been eliminated.

FISCAL YEAR

     Brissette Broadcasting utilizes a 52-53 week fiscal year ending the last Sunday in December to coincide with the normal broadcasting industry year-end. Fiscal 1995 consisted of 53 weeks and fiscal 1994 and 1993 consisted of 52 weeks.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BROADCAST CONTRACT RIGHTS

     In accordance with Statement of Financial Accounting Standards No. 63 (SFAS No. 63), broadcast contract rights are recorded at full contract price when the license period begins and all of the following conditions have been met: (a) the cost of each program is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for its first showing or telecast. Contractual agreements define the life of the license and the number of showings available. Broadcast contract rights are amortized using the straight-line method over the life of the contract. The contract rights estimated to be used within one year are included in current assets.

     Commitments for broadcast contract rights that have been executed, but which have not been recorded in the accompanying consolidated financial statements (because they do not meet the criteria prescribed in SFAS No. 63), were approximately $1,313,000 and $1,371,000 as of December 25, 1994, and December 31, 1995, respectively.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

BARTER TRANSACTIONS

     Barter transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when commercials are broadcast and expenses are recognized when the related products or services are received.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. The cost of property and equipment acquired in conjunction with the acquisition, was carried over from the predecessor. Depreciation is computed on the straight-line method over the expected useful lives of the respective assets as follows:

                                                                ESTIMATED USEFUL LIFE
                                                                ------------------------

Buildings....................................................   27 1/2 - 39 years
Land improvements............................................   15 years
Broadcasting equipment.......................................   5 - 15 years
Furniture and fixtures.......................................   5 - 7 years
Vehicles.....................................................   5 years
Leasehold improvements.......................................   Term of lease

INTANGIBLE ASSETS

     Intangible assets include goodwill, network affiliation rights, organization and financing costs, noncompete agreements, Federal Communications Commission (FCC) licenses and other agreements and licenses. Amortization is computed on a straight-line basis over the estimated useful lives of the assets. Should events or circumstances occur subsequent to the acquisition of a station which bring into question the realizable value or impairment of the related goodwill and intangibles, Brissette Broadcasting will evaluate the remaining useful life and balance of goodwill and intangibles and make appropriate adjustments. Brissette Broadcasting's principal consideration in determining impairment include the strategic benefit to Brissette Broadcasting of the particular station and the current and expected future operating income and cash flow levels of that particular station.

     Intangible assets as of December 25, 1994 and December 31, 1995, consisted of the following:

                                                                              COST BASIS
                                                       ESTIMATED     ----------------------------
                                                      USEFUL LIFE        1994            1995
                                                      ------------   ------------    ------------

Goodwill...........................................   40 years       $ 85,301,000    $ 85,301,000
Network affiliation rights.........................   10-40 years      22,741,000      16,024,000
Organization and financing costs...................   5-10 years       18,942,000      18,446,000
Noncompete agreements..............................   5 years          11,445,000              --
FCC licenses.......................................   10-40 years       1,659,000       1,659,000
Other..............................................   5-40 years        3,252,000       2,995,000
                                                                     ------------    ------------
     Total intangibles.............................                   143,340,000     124,425,000
     Accumulated amortization......................                   (61,858,000)    (47,049,000)
                                                                     ------------    ------------
                                                                     $ 81,482,000    $ 77,376,000
                                                                     ------------    ------------
                                                                     ------------    ------------

REVENUE RECOGNITION

     Revenue related to the sale of advertising and contracted time is recognized at the time of broadcast. Income related to production for third parties is recognized when the production of the television commercials, programs or sound recording has been completed and delivered.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED REVENUE

     During 1995, Brissette Broadcasting changed national sales representatives. In connection with this change, the new representatives paid Brissette Broadcasting a one time fee of $700,000 for their undertaking to buyout whatever contract rights the previous representative may have had at each station. Amounts were allocated to the stations as stipulated in the contract. These amounts are recorded as deferred revenue and will be amortized over five years which is the term of the representatives agreement.

CASH EQUIVALENTS

     Brissette Broadcasting considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

3. INTEREST RATE CAPS

     The Company had interest rate cap agreements with financial institutions which provided for payments to Brissette Broadcasting in the event that actual market interest rates exceeded the base London Interbank Offered Rate (LIBOR) or the prime interest rate, as defined. There are no such agreements outstanding as of December 26, 1993, December 25, 1994 and December 31, 1995.

4. LONG-TERM DEBT

                                                                 1994            1995
                                                             ------------    ------------

Revolving Credit Note.....................................   $         --    $  4,300,000
Term Note.................................................    195,048,000     193,048,000
Less -- Current maturities................................      4,000,000              --
                                                             ------------    ------------
                                                             $191,048,000    $197,348,000
                                                             ------------    ------------
                                                             ------------    ------------

TERM NOTE

     Brissette Broadcasting has a term note agreement with GECC. The agreement, as amended, requires a payment equal to the remaining balance plus accrued and unpaid interest due on January 2, 1997. Additionally, Brissette Broadcasting shall pay interest, at an annual rate equal to the prime rate plus 1.50%, to GECC, monthly in arrears on the last day of each month.

     The Term Note also stipulates that any net proceeds received from any sale or disposition of assets or properties of Brissette Broadcasting or any of its subsidiaries other than in the ordinary course of business, or any net proceeds from the issuance of any stock of Brissette Broadcasting or any subsidiary, shall be remitted to GECC and shall be applied to the principal installments due under the Term Note in the inverse order of maturity and be deemed a mandatory prepayment of the Term Loan; provided, however, that Brissette Broadcasting or any of its subsidiaries shall be entitled to deduct or hold back from any such net proceeds to be remitted to GECC an amount of cash sufficient to pay all federal, state or local income (or similar) taxes applicable to such sale or disposition of assets or properties and an amount of cash sufficient to pay the long-term incentive agreement payment if due and payable under the Employment Agreement (see Note 12).

     The Term Note consists of several covenants, more fully defined in the agreement, including consolidated debt to cash flow ratio maximum of 8.1 to 1.0 for the year ended December 31, 1995, cash flow to debt service requirement of
1.0 to 1.0 and a stipulation that consolidated cash flow plus corporate expenses must be equal to or greater than $23,849,000 for the fiscal year ended December 31, 1995.

     In 1995, Brissette Broadcasting was not in compliance with certain of these covenants and has obtained a waiver by letter dated May 5, 1995, from GECC. Brissette Broadcasting expects they will

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

not be in compliance with certain of these covenants in 1996, therefore, the agreement was amended as of January 1, 1996 to waive these covenants.

     Brissette Broadcasting expects that cash flow from operations will be sufficient to meet required interest payments under the term loan agreement through 1996. However, Brissette Broadcasting does not expect that cash flow from operations will be sufficient to meet the principal payment due on January 2, 1997 and intends to either refinance its debt or recapitalize Brissette Broadcasting before the payment is due.

REVOLVING CREDIT NOTE

     Brissette Broadcasting has a revolving credit agreement with GECC whereby GECC will provide secured revolving credit advances to Brissette Broadcasting of up to $8,000,000 in aggregate principal amount outstanding at any one time which Brissette Broadcasting will use for working capital and other needs of Brissette Broadcasting and its subsidiaries. All amounts outstanding shall become due January 2, 1997. Additionally, Brissette Broadcasting shall pay interest, at an annual rate equal to the prime rate plus 1.50%, to GECC, monthly in arrears on the last day of each month. There was $4,300,000 and $0 amounts outstanding under the revolving credit agreement as of December 31, 1995, and December 25, 1994, respectively.

     As a requirement of the revolving credit agreement, Brissette Broadcasting shall repay the aggregate unpaid principal amount of all revolving credit advances outstanding such that for a period of 30 consecutive days in each fiscal year Brissette Broadcasting will have no revolving credit advances outstanding. In 1995, Brissette Broadcasting was not in compliance with this covenant and has obtained a waiver by letter dated May 5, 1995, from GECC.

     So long as any event of default shall be continuing, the interest rate applicable to the Term Note and the Revolving Credit Note shall be increased by 2% per annum above the rate otherwise applicable.

COLLATERAL

     As collateral, Brissette Broadcasting pledged the securities of Brissette Broadcasting and the certificates representing the pledged securities and all dividends, distributions, cash instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the pledged securities of Brissette Broadcasting and all additional shares of capital stock of any subsidiary of Brissette
Broadcasting   acquired  in  any  manner  and   all  stock  owned  by  Brissette
Broadcasting.

5. PREFERRED STOCK

     The amended and restated certificate of incorporation of Brissette Broadcasting stipulates that in the event of any liquidation, dissolution or winding up of Brissette Broadcasting, whether voluntary or involuntary, the holders of preferred stock then outstanding shall be entitled to be paid out of the assets of Brissette Broadcasting available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of common stock, (a) an amount equal to $33,250 per share of Series A participating preferred stock, (b) an amount equal to $33,250 per share of Series B participating preferred stock, (c) an amount equal to $33,250 per share of Series C participating preferred stock and (d) an amount equal to $33,250 per share of Series D participating preferred stock. The total value of the preferred stock is $66,500,000. The holders of preferred stock shall be entitled to participate with the holders of common stock with respect to any cash, stock or other dividends when and as declared by Brissette Broadcasting's Board of Directors in an amount allocable to the preferred stock equal to 79% of any such dividend, and the holders of Common stock shall be entitled to an amount equal to the remaining 21% of any such dividend.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, the loan agreement states that Brissette Broadcasting shall not have any right to redeem, or any obligation to redeem or otherwise acquire, any shares of preferred stock. Brissette Broadcasting may not voluntarily repurchase any shares of preferred stock unless such repurchase is approved by a vote of the holders of at least 80% of the aggregate voting power of all stockholders and is otherwise permitted by applicable law.

STOCK VOTING RIGHTS

     The holders of common stock and preferred stock shall be entitled to vote together as a single class on the following matters submitted or required to be submitted to Brissette Broadcasting's stockholders:

          a. Any action to (1) institute proceedings seeking the liquidation, reorganization, dissolution or other relief with respect to Brissette Broadcasting or its debts under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, or (2) consent to the appointment of a receiver, liquidator, assignee, trustee, custodian sequestrator or other similar official over BBC or a substantial part of its property; and

          b. Any action to (1) create any class or series of stock ranking prior to or on a parity with or junior to the Preferred Stock (other than Common Stock) either as to dividends or upon liquidation, (2) amend, alter or repeal any of the provisions of Brissette Broadcasting's Certificate of Incorporation or bylaws so as to affect adversely the preferences, special rights or powers of the preferred stock, or (3) consolidate or merge with or into any other corporation (other than a merger of a subsidiary of Brissette Broadcasting into Brissette Broadcasting whereby Brissette Broadcasting is the surviving corporation), or liquidate, wind up or dissolve itself, or convey, sell, assign, transfer or otherwise dispose of, all or substantially all of its assets.

     On matters referred to above, each holder of common stock shall be entitled to one vote per share of common stock held, and such holders in the aggregate will have 21% of the aggregate voting power of all stockholders. On the matters referred to above, the holders of preferred stock shall be entitled to an aggregate number of votes equal to 3.762 multiplied by the number of shares of common stock then outstanding, which shall be allocated ratably among the holders of preferred stock in proportion to the aggregate of the liquidation preferences specified above with respect to the shares of preferred stock held by each such holder. Such votes shall entitle the holders of the preferred stock in the aggregate 79% of the aggregate voting power of all stockholders on such matters.

     All other matters submitted or required to be submitted to Brissette Broadcasting's stockholders for a vote shall be voted on solely by the holders of the common stock. Notwithstanding the foregoing, at such time as the holders of the preferred stock obtain approval from the FCC or its successor (the FCC) to control Brissette Broadcasting or to exercise any such voting rights, the holders of preferred stock shall automatically be entitled to vote together with the holders of the common stock on all matters submitted or required to be submitted to Brissette Broadcasting's stockholders for a vote in an amount allocable to the holders of preferred stock equal to 79% of the aggregate voting power of all stockholders as provided above.

6. COMMON STOCK

     In connection with the closing of the amended and restated loan agreement dated March 6, 1992, Paul Brissette was designated as a sole shareholder of the common stock of Brissette Broadcasting with 2,000 shares at a par value of $.001 outstanding.

7. INCOME TAXES

     Deferred taxes arise from temporary differences in the recognition of income and expense for income tax and financial statement purposes and result principally from depreciation and amortization

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expense as well as net operating loss carryforwards. As of December 31, 1995, Brissette Broadcasting has a deferred tax asset of approximately $1,292,000 that is fully reserved for as realization is uncertain.

     Brissette Broadcasting files a consolidated federal tax return. Any applicable income taxes are not allocated to individual stations. Stations are taxable entities in the states in which they conduct business. The taxes reflected in the December 31, 1995, financial statements reflect taxes due to those states, if applicable.

     As of December 25, 1994, and December 31, 1995, Brissette Broadcasting has a net operating tax loss carryforward of approximately $4,959,000 and $5,574,000, respectively, which begins to expire in 2007. Additionally, there are other net operating loss carryforwards available which can be utilized upon the sale of the assets of Brissette Broadcasting.

8. COMMITMENTS AND CONTINGENCIES

LEASES

     Future minimum payments under noncancellable operating leases having terms greater than one year, as of December 31, 1995, are as follows:

1996...................................................................   $208,000
1997...................................................................    165,000
1998...................................................................    133,000
1999...................................................................    106,000
2000...................................................................     59,000
Thereafter.............................................................    186,000
                                                                          --------
                                                                          $857,000
                                                                          --------
                                                                          --------

     The operating leases consist of broadcasting facilities and equipment with remaining terms ranging from one to fifteen years. Certain terms of the operating leases include renewal provisions which may be exercised at the option of Brissette Broadcasting.

     Aggregate rent expense incurred under operating leases was approximately $74,000, $142,000 and $187,000 in 1993, 1994 and 1995, respectively.

FILM CONTRACT RIGHTS AND OBLIGATIONS

     Future minimum payments for film contract obligations, including those mentioned in footnote 2, are as follows:

1996.................................................................   $2,000,000
1997.................................................................    1,323,000
1998.................................................................      818,000
1999.................................................................      364,000
                                                                        ----------
                                                                        $4,505,000
                                                                        ----------
                                                                        ----------

     The fair value of the film contract obligations at December 31, 1995, is approximately $3,775,000. This amount was estimated by computing the net present value of the above-mentioned obligations utilizing a 10.0% discount rate.

LITIGATION

     Brissette Broadcasting is involved in various litigation matters arising in the normal course of business. It is the opinion of management that the ultimate resolution of such litigation will not have a

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

material adverse effect on the consolidated financial position of Brissette Broadcasting or results of operations.

9. DEFERRED SAVINGS AND PROFIT-SHARING PLAN

     Brissette Broadcasting maintains a 401(k) retirement plan. Employees must have attained age 21 and have completed one year of consecutive service to participate in the plan. Employees may contribute up to 15% of their salaries in accordance with IRS limitations. On a discretionary basis, Brissette Broadcasting matches employee contributions at a rate up to 50% (up to 6%) of the employee's salary. Brissette Broadcasting's contribution to the plan totaled approximately $55,000, $225,000 and $229,000 for 1993, 1994 and 1995,
respectively.

10. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid during the year was as follows:

                                                  1993           1994           1995
                                               -----------    -----------    -----------

Interest....................................   $15,254,000    $16,764,000    $20,516,000
Income taxes................................       321,000        536,000        313,000
                                               -----------    -----------    -----------
                                               $15,575,000    $17,300,000    $20,829,000
                                               -----------    -----------    -----------
                                               -----------    -----------    -----------

11. RELATED-PARTY TRANSACTIONS

     Brissette Broadcasting recognized income of $411,000, $402,000 and $68,000 in 1993, 1994 and 1995, respectively, for management fees for expenses related to payroll, rent and other corporate expenses from WWAY (Wilmington) and WHBQ (Memphis). These stations are related through common management. Brissette Broadcasting discontinued providing management services to WHBQ in 1994 and WWAY in 1995.

     During fiscal 1993, 1994 and 1995, Brissette Broadcasting paid approximately $50,000, $85,000 and $138,000, respectively, to Mr. Greg
Brissette, son of the sole common shareholder, for certain sales related consultation to the stations.

12. EMPLOYMENT AGREEMENT

     As part of the corporate restructuring, Brissette Broadcasting entered into an employment agreement dated March 6, 1992, with Paul Brissette whereas Brissette Broadcasting continues to employ Brissette as President and Chief Operating Officer. The employment agreement includes a long-term compensation component, which is payable to Brissette on December 31, 1996, or sooner if Brissette's employment ceases or is terminated or there is a sale or disposal of any station.

     The compensation interest is based on (a) gross proceeds received directly or indirectly from the sale or disposition of any station, the sale of all or substantially all of the assets related to any station or by merger, reorganization, consolidation or otherwise; or (b) an increase in operating profit of a station. Additionally, there are other severance and employee benefits included in the employment agreement.

     During 1995, Brissette Broadcasting entered into incentive compensation agreements with certain officers and employees of Brissette Broadcasting. The incentive compensation is a one-time bonus, provided that net income increases an average of 6% per year, commencing as of the 1995 fiscal year, compounded through and including the 1999 fiscal year. Payment shall be made at the end of fiscal year 1999. A pro rata share will be paid to the employee if termination occurs prior to the end of fiscal year 1999.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 1993, 1994 and 1995 expense related to these employment agreements of $44,000, $196,000 and $616,000, respectively, is included in long-term incentive expense on the consolidated statements of operations.

13. POTENTIAL SALE AGREEMENT

     During 1995, Brissette Broadcasting signed a stock purchase agreement which called for the sale of all issued and outstanding shares of capital stock of Brissette Broadcasting to Benedek Broadcasting Corporation (Benedek Broadcasting) in exchange for cash and preferred stock. The total purchase price of approximately $270,000,000 may be adjusted based on targeted working capital at the closing date. The sale is contingent upon Benedek Broadcasting obtaining financing and FCC approval.

     Brissette Broadcasting also entered into management continuity agreements with certain employees in order to provide them a severance benefit that would become effective on the date of a change in ownership. The severance benefit, of approximately $887,000, is based on annual wages and will be paid to the station management employees if they are terminated within one year subsequent to the change in ownership. Corporate employees will receive a severance benefit regardless if they are terminated or not. These amounts are not accrued for in the December 31, 1995 financial statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         JUNE 30, 1995 AND JUNE 6, 1996



                                                                                   JUNE 30,        JUNE 6,
                                                                                     1995            1996
                                                                                 ------------    ------------
                                                                                 (UNAUDITED)     (UNAUDITED)

                                    ASSETS
Current Assets:
     Cash and cash equivalents................................................   $  1,917,178    $    534,411
     Receivables..............................................................     11,098,920      10,878,904
     Film contract rights.....................................................      1,376,143       1,954,049
     Prepaid expenses and other current assets................................        677,992         538,793
                                                                                 ------------    ------------
          Total current assets................................................     15,070,233      13,906,157
                                                                                 ------------    ------------
Film contract rights..........................................................      2,596,866       3,023,417
                                                                                 ------------    ------------
Property and Equipment:
     Land.....................................................................      1,838,406       1,782,748
     Buildings and improvements...............................................      9,387,426       9,161,977
     Broadcasting equipment...................................................     30,856,730      33,146,662
     Furniture and fixtures...................................................      2,855,944       3,084,255
     Vehicles and other.......................................................      1,894,269       1,873,075
                                                                                 ------------    ------------
                                                                                   46,832,775      49,048,657
Less -- Accumulated depreciation and amortization.............................    (34,853,927)    (37,222,702)
                                                                                 ------------    ------------
     Net property and equipment...............................................     11,978,848      11,825,955
                                                                                 ------------    ------------
Intangible assets, net........................................................     79,440,609      75,566,501
                                                                                 ------------    ------------
                                                                                 $109,086,556    $104,322,030
                                                                                 ------------    ------------
                                                                                 ------------    ------------

                  LIABILITIES AND STOCKHOLDERS' INVESTMENTS
Current Liabilities:
     Current maturities of long-term debt.....................................   $         --    $200,215,334
     Accounts payable.........................................................        663,576         620,703
     Accrued expenses.........................................................      2,579,764       1,816,202
     Accrued interest.........................................................      1,436,082         324,447
     Film contract obligations................................................      1,446,823       2,146,139
     Deferred revenue.........................................................             --         142,779
     Deferred compensation payable............................................             --       2,988,096
     Taxes payable............................................................        106,300          46,872
                                                                                 ------------    ------------
          Total current liabilities...........................................      6,232,545     208,300,570
Long-term debt................................................................    196,948,355              --
Film contract obligations, less current portion...............................      2,325,996       2,525,188
Retiree Benefits payable......................................................        277,988         266,184
Deferred Revenue, less current portion........................................             --         500,434
Other noncurrent liabilities..................................................        576,250         152,520
                                                                                 ------------    ------------
          Total liabilities...................................................    206,361,134     211,744,896
                                                                                 ------------    ------------
Stockholder's Investment:
     Preferred stock, Series A, B, C and D, $.001 par value, 500 shares
       authorized, issued and outstanding for each series.....................     66,500,000      66,500,000
     Common stock, $.001 par value, 2,000 shares authorized, issued and
       outstanding............................................................             --              --
     Additional paid-in capital...............................................     35,837,158      35,837,158
     Deficit..................................................................   (199,611,736)   (209,760,026)
                                                                                 ------------    ------------
          Total stockholder's investment......................................    (97,274,578)   (107,422,868)
                                                                                 ------------    ------------
                                                                                 $109,086,556    $104,322,030
                                                                                 ------------    ------------
                                                                                 ------------    ------------



   The accompanying notes to the unaudited consolidated financial statements are an integral part of these balance sheets.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE TWENTY SIX WEEK PERIOD ENDED JUNE 25, 1995 AND THE YEAR-TO-DATE ENDED
                                  JUNE 6, 1996



                                                                                      1995            1996
                                                                                  ------------    ------------
                                                                                  (UNAUDITED)     (UNAUDITED)

Broadcast Operating Revenues:
     Local.....................................................................   $ 15,434,809    $ 13,676,518
     National..................................................................     10,623,336       8,990,700
     Political.................................................................        149,695         588,878
     Network programming.......................................................      2,144,271       1,984,341
     Barter....................................................................        328,766         359,918
     Other.....................................................................        482,831         492,420
                                                                                  ------------    ------------
                                                                                    29,163,708      26,092,775
     Less --
          Agency commissions...................................................      3,458,051       3,122,256
          Representatives' commissions.........................................        278,279         531,948
                                                                                  ------------    ------------
               Net broadcast revenue...........................................     25,427,378      22,438,571
                                                                                  ------------    ------------
Broadcast Operating Expenses:
     Engineering...............................................................      1,257,975       1,249,767
     Programming...............................................................      2,545,431       2,541,125
     News......................................................................      3,119,903       3,131,641
     Promotion.................................................................        227,761         288,606
     Sales.....................................................................      2,271,655       2,192,610
     General and administrative................................................      3,192,737       3,177,301
     Amortization of intangibles...............................................      2,041,505       1,809,582
     Depreciation..............................................................      1,106,826       1,048,886
     Corporate expense.........................................................        953,755       1,518,934
     Long-term incentive.......................................................             --       1,700,000
     Barter....................................................................        355,351         293,557
     Other.....................................................................         (1,697)         95,041
                                                                                  ------------    ------------
               Total broadcast operating expenses..............................     17,071,202      19,047,050
                                                                                  ------------    ------------
Broadcast Operating Profit.....................................................      8,356,176       3,391,521
                                                                                  ------------    ------------
Other (Expense) Income:
     Interest income...........................................................         35,057          21,097
     Interest expense..........................................................    (10,246,473)     (8,505,243)
     Other.....................................................................             --        (273,702)
                                                                                  ------------    ------------
               Total other expense.............................................    (10,211,416)     (8,757,848)
                                                                                  ------------    ------------
Loss Before Income Taxes.......................................................     (1,855,240)     (5,366,327)
Income Taxes, state............................................................        112,044         114,379
                                                                                  ------------    ------------
Net Loss.......................................................................   $ (1,967,284)   $ (5,480,706)
                                                                                  ------------    ------------
                                                                                  ------------    ------------



   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE TWENTY-SIX WEEK PERIOD ENDED JUNE 25, 1995 AND THE YEAR-TO-DATE ENDED
                                  JUNE 6, 1996



                                                                                        1995           1996
                                                                                     -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)

Cash Flows from Operating Activities:
     Net loss.....................................................................   $(1,967,284)   $(5,480,706)
     Adjustments to reconcile net loss to net cash provided by operating activities --
          Depreciation............................................................     1,106,826      1,048,886
          Amortization of intangibles.............................................     2,041,505      1,809,582
          Amortization of film contract rights....................................       757,707        865,154
          Net trade/barter expense (income).......................................        26,585        (66,361)
          (Gain) loss on sale of assets...........................................        (1,697)        95,041
          (Increase) decrease in assets --
               Accounts receivable, net...........................................      (957,920)      (336,069)
               Other assets.......................................................      (290,992)       184,640
          Increase (decrease) in liabilities --
               Accounts payable and accrued expenses..............................        33,534     (1,313,905)
               Accrued interest...................................................        75,082     (1,417,426)
               Taxes payable......................................................       (34,700)       (17,828)
               Other liabilities..................................................           238      1,895,451
               Payments for film contract obligations.............................      (760,315)      (988,062)
                                                                                     -----------    -----------
                    Net cash provided by (used by) operating activities...........        28,569     (3,721,603)
                                                                                     -----------    -----------
Cash Flows from Investing Activities:
     Capital expenditures.........................................................      (894,044)      (908,654)
     Proceeds from sale of assets.................................................         1,708        195,905
                                                                                     -----------    -----------
                    Net cash used in investing activities.........................       892,336       (712,749)
                                                                                     -----------    -----------
Cash Flows from Financing Activities:
     Payments on long-term debt...................................................            --             --
     Proceeds (payments) from borrowings on line of credit, net...................     1,900,000      2,866,979
                                                                                     -----------    -----------
                    Net cash provided by financing activities.....................     1,900,000      2,866,979
                                                                                     -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............................     1,036,233     (1,567,373)
CASH AND CASH EQUIVALENTS, beginning of year......................................       880,945      2,101,784
                                                                                     -----------    -----------
CASH AND CASH EQUIVALENTS, end of year............................................   $ 1,917,178    $   534,411
                                                                                     -----------    -----------
                                                                                     -----------    -----------



   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S INVESTMENT
              FOR THE PERIODS ENDED JUNE 25, 1995 AND JUNE 6, 1996



                                         COMMON STOCK       PREFERRED STOCK      ADDITIONAL
                                        ---------------   --------------------     PAID-IN       RETAINED
                                        SHARES   AMOUNT   SHARES     AMOUNT        CAPITAL        DEFICIT          TOTAL
                                        ------   ------   ------   -----------   -----------   -------------   -------------

BALANCE, December 25, 1994............  2,000    $  --    2,000    $66,500,000   $35,837,158   $(197,644,452)  $ (95,307,294)
    6/25/96 Net loss (unaudited)......                                                            (1,967,284)     (1,967,284)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
BALANCE, June 25, 1995  (unaudited)...  2,000    $  --    2,000    $66,500,000   $35,837,158   $(199,611,736)  $ (97,274,578)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
                                        ------   ------   ------   -----------   -----------   -------------   -------------

BALANCE, December 31, 1995............  2,000    $  --    2,000    $66,500,000   $35,837,158   $(204,279,320)  $(101,942,162)
    6/6/96 Net loss (unaudited).......                                                            (5,480,706)     (5,480,706)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
BALANCE, June 30, 1996 (unaudited)....  2,000    $  --    2,000    $66,500,000   $35,837,158   $(209,760,026)  $(107,422,868)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
                                        ------   ------   ------   -----------   -----------   -------------   -------------



   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



(NOTE A) NATURE OF BUSINESS AND BASIS OF PRESENTATION



     Nature of Business: Brissette Broadcasting Corporation operates eight television stations located throughout the United States which operate under network affiliation contracts. The networks provide programs to the affiliated stations and the stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.



     Basis of Presentation: The unaudited consolidated financial statements include the accounts of Brissette Broadcasting and its subsidiaries including Brissette TV of Madison, Inc. (WMTV); Brissette TV of Lansing, Inc. (WILX); Brissette TV of Odessa, Inc. (KOSA); Brissette TV of Peoria, Inc. (WHOI); Brissette TV of Springfield, Inc. (WWLP); Brissette TV of Wausau, Inc. (WSAW); Brissette TV of Wichita Falls, Inc. (KAUZ) and Brissette TV of Wheeling, Inc.
(WTRF) as wholly-owned subsidiaries. Significant intercompany accounts have been eliminated.



(NOTE B) SALE AGREEMENT



     On June 6, 1996, the Company was sold to Benedek Broadcasting under a stock purchase agreement to acquire all the issued and outstanding shares of capital stock of the Company for a purchase price of $270,000,000.



(NOTE C) NOTES PAYABLE



     Notes payable consist of the following at June 6, 1996:



Revolving Credit Note...................................   $  7,166,979
Term Note...............................................    193,048,355
                                                           ------------
                                                           $200,215,334
                                                           ------------
                                                           ------------



     The above notes were paid upon consummation of the sales discussed in Note B above.



(NOTE D) INCOME TAX MATTERS



     Deferred taxes arise from temporary differences in the recognition of income and expense for income tax and financial statement purposes and result principally from depreciation and amortization expense as well as net operating loss carryforwards. As of June 6, 1996, Brissette Broadcasting has a deferred tax asset of approximately $1,292,000 that is fully reserved for as realization is uncertain.



     Brissette Broadcasting files a consolidated federal tax return. Any applicable income taxes are not allocated to individual stations. Stations are taxable entities in the states in which they conduct business. The taxes reflected in the June 6, 1996, financial statements reflect taxes due to those states, if applicable.



     As of June 6, 1996, Brissette Broadcasting has a net operating tax loss carryforward of approximately $5,574,000 which begins to expire in 2007.

_____________________________________      _____________________________________

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                                       PAGE
                                                       -----
Available Information...............................       3
Certain Definitions.................................       5
Market and Industry Data............................       6
Summary.............................................       7
Risk Factors........................................      26
The Acquisitions....................................      34
The Financing Plan..................................      35
Use of Proceeds.....................................      35
Pro Forma Financial Statements......................      36
Selected Financial Data.............................      42
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............      44
The Exchange Offer..................................      55
Business............................................      63
Management..........................................      99
Stock Ownership.....................................     102
Description of Indebtedness.........................     102
Description of the Exchangeable Preferred Stock and
  Exchange Debentures...............................     106
Description of the Warrants.........................     143
Description of Capital Stock........................     147
Book-Entry System; Delivery and Form................     151
Certain Federal Income Tax Consequences ............     152
Plan of Distribution................................     160
Legal Matters.......................................     160
Experts.............................................     160
Index to Financial Statements.......................     F-1


  UNTIL              , 1996 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

_____________________________________      _____________________________________


                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                         15.0% EXCHANGEABLE REDEEMABLE
                             SENIOR PREFERRED STOCK
                                    DUE 2007
                                      FOR
                         15.0% EXCHANGEABLE REDEEMABLE
                             SENIOR PREFERRED STOCK
                                    DUE 2007
                                       OF

                             BENEDEK COMMUNICATIONS
                                  CORPORATION

                               ------------------
                                   PROSPECTUS
                               ------------------

_____________________________________      _____________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the 'GCL') and by the Certificate of Incorporation of the Registrant. The Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by Section 145 of the GCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses to any and all said persons, and that such indemnification and advances shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Certificate of Incorporation of the Registrant provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the GCL, as amended and supplemented.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers whereby the Registrant will, in general, indemnify such directors and executive officers, to the extent permitted by the Registrant's Certificate of Incorporation or the laws of the State of Delaware, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
  *3.1    -- Certificate  of  Incorporation of  the  Registrant,  incorporated by  reference  to Exhibit  3.1  to  the
            Registrant's  Registration Statement on  Form S-4, File No.  333-09529, filed on August  2, 1996 (the 'S-4
            Registration Statement').
  *3.2    -- By-laws of the Registrant, incorporated by reference to Exhibit 3.2 to the S-4 Registration Statement.
  *3.3    -- Certificate of Designation  of the Powers,  Preferences and Relative,  Participating, Optional and  Other
            Special  Rights  of 15.0%  Exchangeable Redeemable  Senior  Preferred Stock  Due 2007  and Qualifications,
            Limitations and Restrictions thereof,  incorporated by reference  to Exhibit 3.3  to the S-4  Registration
            Statement.
  *3.4    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
            Series  C  Junior  Discount Preferred  Stock  and  Qualifications, Limitations  and  Restrictions thereof, incorporated by reference to Exhibit 3.4 to the S-4 Registration Statement.
  *4.1    -- Indenture dated as of May  15, 1996 between the Registrant and  United States Trust Company of New  York,
            relating  to the 13 1/4% Senior Subordinated Discount Notes due 2006, incorporated by reference to Exhibit
            4.1 to the S-4 Registration Statement.
  *4.2    -- Form of 13 1/4% Senior Subordinated Discount Note due 2006 (included in Exhibit 4.1 hereof), incorporated by reference to Exhibit 4.2 to the S-4 Registration Statement.
  *4.3    -- Indenture dated as of March 1, 1995 between Benedek Broadcasting Corporation ('Benedek Broadcasting') and
            The Bank of  New York, relating  to the 11  7/8% Senior Secured  Notes due 2005  of Benedek  Broadcasting,
            incorporated by reference to Exhibit 4.3 to the S-4 Registration Statement.
  *4.4    --  Form of 11 7/8% Senior  Secured Note due 2005 of Benedek  Broadcasting (included in Exhibit 4.3 hereof), incorporated by reference to Exhibit 4.4 to the S-4 Registration Statement.

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
  *4.5    -- Certificate of Designation  of the Powers,  Preferences and Relative,  Participating, Optional and  Other
            Special  Rights  of 15.0%  Exchangeable Redeemable  Senior  Preferred Stock  Due 2007  and Qualifications,
            Limitations and Restrictions thereof (filed as Exhibit  3.3 hereof), incorporated by reference to  Exhibit
            4.5 to the S-4 Registration Statement.
  *4.6    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
            Series  C Junior Discount Preferred Stock and  Qualifications, Limitations and Restrictions thereof (filed as Exhibit 3.4 hereof), incorporated by reference to Exhibit 4.6 to the S-4 Registration Statement.
  *4.7    -- Warrant Agreement dated as of June 5, 1996  between the Registrant and IBJ Schroder Bank & Trust  Company
            with  respect to Class A Common  Stock of the Registrant, incorporated by  reference to Exhibit 4.7 to the
            S-4 Registration Statement.
   4.8    -- Form of Exchange Debenture relating to the  15.0% Exchange Debentures which may be issued, under  certain circumstances, in exchange for the 15.0% Exchangeable Redeemable Senior Preferred Stock of the Registrant,
            incorporated by reference to Exhibit 4.8 to the S-4 Registration Statement.
   5      -- Opinion of Shack & Siegel, P.C., counsel for Registrant.
   8      -- Opinion of Whitman Breed Abbott & Morgan, tax counsel for Registrant.
 *10.1    --  Purchase Agreement dated May 30,  1996 between the Registrant and  Goldman, Sachs & Co., incorporated by reference to Exhibit 10.1 to the S-4 Registration Statement.
 *10.2    -- Exchange and Registration Rights Agreement dated May 30, 1996 between the Registrant and Goldman, Sachs &
            Co. with  respect  to  the  13 1/4%  Senior  Subordinated  Discount  Notes due  2006  of  the  Registrant,
            incorporated by reference to Exhibit 10.2 to the S-4 Registration Statement.
 *10.3    --  Placement Agreement  dated June 5,  1996 among the  Registrant, Goldman,  Sachs & Co.  and BT Securities
            Corporation, incorporated by reference to Exhibit 10.3 to the S-4 Registration Statement.
 *10.4    -- Exchange and Registration Rights Agreement dated June 5, 1996 among the Registrant, Goldman, Sachs &  Co.
            and BT Securities Corporation with respect to the 15.0% Exchangeable Redeemable Senior Preferred Stock due
            2007 of the Registrant, incorporated by reference to Exhibit 10.4 to the S-4 Registration Statement.
 *10.5    --  Warrant Agreement dated as of June 5, 1996 between  the Registrant and IBJ Schroder Bank & Trust Company
            (filed as  Exhibit  4.7 hereof),  incorporated  by  reference to  Exhibit  10.5 to  the  S-4  Registration
            Statement.
 *10.6    --  Contingent Warrant Escrow Agreement  dated June 5, 1996  between the Registrant and  IBJ Schroder Bank &
            Trust Company, incorporated by reference to Exhibit 10.6 to the S-4 Registration Statement.
 *10.7    -- Common Stock Registration Rights Agreement dated as of June 5, 1996 among the Registrant, Goldman,  Sachs
            &  Co. and BT  Securities Corporation, incorporated by  reference to Exhibit 10.7  to the S-4 Registration
            Statement.
 *10.8    -- Credit Agreement dated as of June 6, 1996 among the Registrant, Benedek Broadcasting, the Lenders  listed therein,  Pearl Street L.P., Goldman, Sachs & Co. and Canadian Imperial Bank of Commerce, New York Agency,
            incorporated by reference to Exhibit 10.8 to the S-4 Registration Statement.
 *10.9    -- Guaranty dated as of June 6, 1996 by the  Registrant in favor of Canadian Imperial Bank of Commerce,  New
            York Agency, incorporated by reference to Exhibit 10.9 to the S-4 Registration Statement.
 *10.10   --  Pledge Agreement dated as of June 6, 1996 between the Registrant and Canadian Imperial Bank of Commerce,
            New York Agency, incorporated by reference to Exhibit 10.10 to the S-4 Registration Statement.
 *10.11   -- Security  Agreement dated  as of  June 6,  1996  between the  Registrant and  Canadian Imperial  Bank  of
            Commerce, New York Agency, incorporated by reference to Exhibit 10.11 to the S-4 Registration Statement.
 *10.12   --  Collateral Account Agreement dated as of June 6,  1996 between the Registrant and Canadian Imperial Bank of Commerce,  New  York Agency,  incorporated  by  reference to  Exhibit  10.12 to  the  S-4  Registration
            Statement.
 *10.13   --  Third Party Account Agreement dated as of June 6, 1996 among the Registrant, AMCORE Bank, N.A., Rockford and Canadian Imperial Bank of Commerce, New York Agency, incorporated by reference to Exhibit 10.13 to the
            S-4 Registration Statement.
 *10.14   -- Form of  Indemnity Agreement between  the Registrant and  each of its  executive officers and  directors, incorporated by reference to Exhibit 10.14 to the S-4 Registration Statement.

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
  10.15   -- Intentionally left blank.
  10.16   -- Employment Agreement dated as of June 6, 1996 between the Registrant and A. Richard Benedek, incorporated by reference to Exhibit 10.16 to the S-4 Registration Statement.
  10.17   --  Employment Agreement dated as of June 6, 1996 between the Registrant and K. James Yager, incorporated by reference to Exhibit 10.17 to the S-4 Registration Statement.
  10.18   -- Employment Agreement dated as of March 8, 1996 between the Registrant and Douglas E. Gealy,  incorporated by reference to Exhibit 10.18 to the S-4 Registration Statement.
  10.19   -- Employment Agreement dated as of June 6, 1996 between the Registrant and Ronald L. Lindwall, incorporated by reference to Exhibit 10.19 to the S-4 Registration Statement.
  10.20   -- Employment Agreement dated as of June 6, 1996 between the Registrant and Terrance F. Hurley, incorporated by reference to Exhibit 10.20 to the S-4 Registration Statement.
  12.1    -- Statement of computation of ratio of earnings to fixed charges.
 *21      -- Subsidiaries of the Registrant.
  23.1    -- Consent of Shack & Siegel, P.C. (included in Exhibit 5 hereof).
  23.2    -- Consent of McGladrey & Pullen, LLP with respect to the Registrant.
  23.3    -- Consent of Arthur Andersen LLP with respect to the TV Division of Stauffer Communications, Inc.
  23.4    -- Consent of Arthur Andersen LLP with respect to Brissette Broadcasting Corporation.
  23.5    -- Consent of Whitman Breed Abbott & Morgan (included in Exhibit 8 hereof).
 *24.1    -- Power of Attorney of the Registrant.
 *99.1    --  Form of Letter of Transmittal  relating to the 15.0% Exchangeable  Redeemable Senior Preferred Stock due
            2007.
 *99.2    -- Form of  Notice of Guaranteed  Delivery relating to  the 15.0% Exchangeable  Redeemable Senior  Preferred
            Stock due 2007.
 *99.3    --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the
            15.0% Exchangeable Redeemable Senior Preferred Stock due 2007.
 *99.4    -- Form of Letter to Clients relating to the 15.0% Exchangeable Redeemable Senior Preferred Stock due 2007.


------------


     * Previously filed.


     (b) Financial Statement Schedules:

     The following consolidated financial statement schedule is included in Part II of this Registration Statement and should be read in conjunction with the consolidated financial statements and notes thereto:

           Independent Auditors Report
           Schedule II -- Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.



          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement (333-10065) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 1996.


                                          BENEDEK COMMUNICATIONS CORPORATION
                                          (Registrant)

                                          By:   /s/ RONALD L. LINDWALL
                                          ------------------------------------
                                                    RONALD L. LINDWALL,
                                            SENIOR VICE PRESIDENT-FINANCE, CHIEF
                                              FINANCIAL OFFICER AND TREASURER

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement (333-10065) has been signed by the following persons in the capacities and on the dates indicated.



                   NAME                                        TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------

         /s/ A. RICHARD BENEDEK*            Chairman, Chief Executive Officer (Principal     October 1, 1996
------------------------------------------    Executive Officer) and Director
            A. RICHARD BENEDEK

           /s/ K. JAMES YAGER*              President and Director                           October 1, 1996
------------------------------------------
              K. JAMES YAGER

          /s/ RONALD L. LINDWALL            Senior Vice President-Finance, Chief             October 1, 1996
------------------------------------------    Financial Officer, Treasurer (Principal
            RONALD L. LINDWALL                Financial and Principal Accounting
                                              Officer) and Director

             /s/ JAY KRIEGEL*               Director                                         October 1, 1996
------------------------------------------
               JAY KRIEGEL

           /s/ PAUL S. GOODMAN*             Director                                         October 1, 1996
------------------------------------------
             PAUL S. GOODMAN

      *By:    /s/ RONALD L. LINDWALL                                                         October 1, 1996
------------------------------------------
            RONALD L. LINDWALL
             Attorney-In-Fact

              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

Independent Auditors Report................................................................................   S-2
Schedule II -- Valuation and Qualifying Accounts...........................................................   S-3

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
Rockford, Illinois



     Our   audit   of   the  consolidated   financial   statements   of  Benedek
Communications Corporation and subsidiary included Schedule II contained herein, for the years ended December 31, 1993, 1994 and 1995.


     In our opinion this schedule presents fairly the information required to be set forth therein in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN, LLP


Rockford, Illinois
February 9, 1996, except for Notes A, L and M as to which the date is June 6, 1996

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                                                               ADDITIONS
                                                                 BALANCE AT    CHARGED TO                    BALANCE AT
                                                                 BEGINNING     COSTS AND      DEDUCTIONS       END OF
                                                                 OF PERIOD      EXPENSES     DESCRIBED(1)      PERIOD
                                                                 ----------    ----------    ------------    ----------

Deducted from asset account -- allowance for doubtful
  accounts:
     Year ended December 31, 1993.............................    $153,137      $253,437       $314,796       $ 91,778
     Year ended December 31, 1994.............................      91,778       130,622        122,132        100,268
     Year ended December 31, 1995.............................     100,268       201,382         52,627        249,023

------------

(1) Uncollectable accounts written off, net of recoveries.

                                 EXHIBIT INDEX


                                                                                                    LOCATION OF EXHIBIT
EXHIBIT                                                                                                IN SEQUENTIAL
  NO.                                           DESCRIPTION                                          NUMBERING SYSTEM
-------   ---------------------------------------------------------------------------------------   -------------------
  *3.1    -- Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit
            3.1 to the Registrant's Registration Statement on Form S-4, File No. 333-09529, filed on August 2, 1996 (the 'S-4 Registration Statement').
  *3.2    --  By-laws of  the Registrant,  incorporated by  reference to  Exhibit 3.2  to the S-4
            Registration Statement.
  *3.3    -- Certificate of Designation of  the Powers, Preferences and Relative,  Participating,
            Optional  and Other Special Rights of  15.0% Exchangeable Redeemable Senior Preferred
            Stock Due 2007 and Qualifications, Limitations and Restrictions thereof, incorporated by reference to Exhibit 3.3 to the S-4 Registration Statement.
  *3.4    -- Certificate of  Designation, Preferences and  Relative, Participating, Optional  and
            Other  Special Rights of Series C Junior Discount Preferred Stock and Qualifications,
            Limitations and Restrictions thereof, incorporated by reference to Exhibit 3.4 to the
            S-4 Registration Statement.
  *4.1    -- Indenture dated as of  May 15, 1996 between the  Registrant and United States  Trust
            Company  of New York, relating to the  13 1/4% Senior Subordinated Discount Notes due
            2006, incorporated by reference to Exhibit 4.1 to the S-4 Registration Statement.
  *4.2    -- Form of 13 1/4% Senior Subordinated Discount Note due 2006 (included in Exhibit  4.1 hereof), incorporated by reference to Exhibit 4.2 to the S-4 Registration Statement.
  *4.3    --  Indenture  dated  as of  March  1,  1995 between  Benedek  Broadcasting Corporation
            ('Benedek Broadcasting') and The  Bank of New  York, relating to  the 11 7/8%  Senior
            Secured  Notes due 2005 of Benedek Broadcasting, incorporated by reference to Exhibit
            4.3 to the S-4 Registration Statement.
  *4.4    -- Form of 11 7/8%  Senior Secured Note due 2005  of Benedek Broadcasting (included  in
            Exhibit 4.3 hereof), incorporated by reference to Exhibit 4.4 to the S-4 Registration
            Statement.
  *4.5    --  Certificate of Designation of the  Powers, Preferences and Relative, Participating,
            Optional and Other Special Rights  of 15.0% Exchangeable Redeemable Senior  Preferred
            Stock  Due 2007  and Qualifications, Limitations  and Restrictions  thereof (filed as
            Exhibit 3.3 hereof), incorporated by reference to Exhibit 4.5 to the S-4 Registration
            Statement.
  *4.6    -- Certificate of  Designation, Preferences and  Relative, Participating, Optional  and
            Other  Special Rights of Series C Junior Discount Preferred Stock and Qualifications,
            Limitations and Restrictions thereof (filed  as Exhibit 3.4 hereof), incorporated  by reference to Exhibit 4.6 to the S-4 Registration Statement.
  *4.7    --  Warrant Agreement dated as of June 5,  1996 between the Registrant and IBJ Schroder
            Bank &  Trust  Company with  respect  to Class  A  Common Stock  of  the  Registrant, incorporated by reference to Exhibit 4.7 to the S-4 Registration Statement.
   4.8    --  Form of Exchange Debenture  relating to the 15.0%  Exchange Debentures which may be
            issued,  under  certain  circumstances,  in  exchange  for  the  15.0%   Exchangeable
            Redeemable  Senior Preferred  Stock of the  Registrant, incorporated  by reference to
            Exhibit 4.8 to the S-4 Registration Statement.
   5      -- Opinion of Shack & Siegel, P.C., counsel for Registrant.
   8      -- Opinion of Whitman Breed Abbott & Morgan, tax counsel for Registrant.
 *10.1    -- Purchase Agreement dated May  30, 1996 between the  Registrant and Goldman, Sachs  &
            Co., incorporated by reference to Exhibit 10.1 to the S-4 Registration Statement.
 *10.2    -- Exchange and Registration Rights Agreement dated May 30, 1996 between the Registrant and  Goldman, Sachs &  Co. with respect  to the 13  1/4% Senior Subordinated Discount
            Notes due 2006 of the  Registrant, incorporated by reference  to Exhibit 10.2 to  the
            S-4 Registration Statement.
 *10.3    --  Placement Agreement dated June  5, 1996 among the  Registrant, Goldman, Sachs & Co.
            and BT Securities Corporation, incorporated by  reference to Exhibit 10.3 to the  S-4
            Registration Statement.

                                                                                                    LOCATION OF EXHIBIT
EXHIBIT                                                                                                IN SEQUENTIAL
  NO.                                           DESCRIPTION                                          NUMBERING SYSTEM
-------   ---------------------------------------------------------------------------------------   -------------------
 *10.4    --  Exchange and Registration Rights Agreement dated June 5, 1996 among the Registrant,
            Goldman, Sachs  &  Co.  and BT  Securities  Corporation  with respect  to  the  15.0%
            Exchangeable   Redeemable  Senior  Preferred  Stock   due  2007  of  the  Registrant,
            incorporated by reference to Exhibit 10.4 to the S-4 Registration Statement.
 *10.5    -- Warrant Agreement dated as of June  5, 1996 between the Registrant and IBJ  Schroder
            Bank  & Trust  Company (filed  as Exhibit 4.7  hereof), incorporated  by reference to
            Exhibit 10.5 to the S-4 Registration Statement.
 *10.6    -- Contingent Warrant Escrow  Agreement dated June 5,  1996 between the Registrant  and
            IBJ  Schroder Bank & Trust Company, incorporated  by reference to Exhibit 10.6 to the
            S-4 Registration Statement.
 *10.7    -- Common  Stock Registration  Rights Agreement  dated as  of June  5, 1996  among  the
            Registrant,  Goldman,  Sachs &  Co. and  BT  Securities Corporation,  incorporated by reference to Exhibit 10.7 to the S-4 Registration Statement.
 *10.8    --  Credit  Agreement  dated  as  of  June  6,  1996  among  the  Registrant,   Benedek
            Broadcasting, the Lenders listed therein, Pearl Street L.P., Goldman, Sachs & Co. and
            Canadian  Imperial Bank  of Commerce, New  York Agency, incorporated  by reference to
            Exhibit 10.8 to the S-4 Registration Statement.
 *10.9    -- Guaranty dated as of  June 6, 1996 by the  Registrant in favor of Canadian  Imperial
            Bank  of Commerce, New York Agency, incorporated  by reference to Exhibit 10.9 to the
            S-4 Registration Statement.
 *10.10   -- Pledge  Agreement dated  as of  June 6,  1996 between  the Registrant  and  Canadian
            Imperial  Bank of  Commerce, New  York Agency,  incorporated by  reference to Exhibit
            10.10 to the S-4 Registration Statement.
 *10.11   -- Security Agreement  dated as of  June 6,  1996 between the  Registrant and  Canadian
            Imperial  Bank of  Commerce, New  York Agency,  incorporated by  reference to Exhibit
            10.11 to the S-4 Registration Statement.
 *10.12   -- Collateral Account Agreement  dated as of  June 6, 1996  between the Registrant  and
            Canadian  Imperial Bank  of Commerce, New  York Agency, incorporated  by reference to
            Exhibit 10.12 to the S-4 Registration Statement.
 *10.13   -- Third Party Account Agreement dated as of June 6, 1996 among the Registrant,  AMCORE
            Bank,  N.A.,  Rockford  and Canadian  Imperial  Bank  of Commerce,  New  York Agency,
            incorporated by reference to Exhibit 10.13 to the S-4 Registration Statement.
 *10.14   -- Form  of  Indemnity Agreement  between  the Registrant  and  each of  its  executive officers  and  directors,  incorporated by  reference  to  Exhibit 10.14  to  the S-4
            Registration Statement.
  10.15   -- Intentionally left blank.
  10.16   -- Employment Agreement dated as of June 6, 1996 between the Registrant and A.  Richard
            Benedek,  incorporated  by  reference  to  Exhibit  10.16  to  the  S-4  Registration
            Statement.
  10.17   -- Employment Agreement dated as  of June 6, 1996 between  the Registrant and K.  James
            Yager, incorporated by reference to Exhibit 10.17 to the S-4 Registration Statement.
  10.18   -- Employment Agreement dated as of March 8, 1996 between the Registrant and Douglas E.
            Gealy, incorporated by reference to Exhibit 10.18 to the S-4 Registration Statement.
  10.19   --  Employment Agreement dated as of June 6,  1996 between the Registrant and Ronald L.
            Lindwall, incorporated  by  reference  to  Exhibit  10.19  to  the  S-4  Registration
            Statement.
  10.20   -- Employment Agreement dated as of June 6, 1996 between the Registrant and Terrance F.
            Hurley, incorporated by reference to Exhibit 10.20 to the S-4 Registration Statement.
  12.1    -- Statement of computation of ratio of earnings to fixed charges.
 *21      -- Subsidiaries of the Registrant.
  23.1    -- Consent of Shack & Siegel, P.C. (included in Exhibit 5 hereof).
  23.2    -- Consent of McGladrey & Pullen, LLP with respect to the Registrant.
  23.3    --  Consent  of  Arthur  Andersen LLP  with  respect  to the  TV  Division  of Stauffer
            Communications, Inc.

                                                                                                    LOCATION OF EXHIBIT
EXHIBIT                                                                                                IN SEQUENTIAL
  NO.                                           DESCRIPTION                                          NUMBERING SYSTEM
-------   ---------------------------------------------------------------------------------------   -------------------
  23.4    -- Consent of Arthur Andersen LLP with respect to Brissette Broadcasting Corporation.
  23.5    -- Consent of Whitman Breed Abbott & Morgan (included in Exhibit 8 hereof).
 *24.1    -- Power of Attorney of the Registrant.
 *99.1    -- Form of Letter of Transmittal  relating to the 15.0% Exchangeable Redeemable  Senior
            Preferred Stock due 2007.
 *99.2    --  Form of Notice of Guaranteed Delivery relating to the 15.0% Exchangeable Redeemable
            Senior Preferred Stock due 2007.
 *99.3    -- Form of  Letter to  Brokers, Dealers, Commercial  Banks, Trust  Companies and  Other
            Nominees  relating to  the 15.0% Exchangeable  Redeemable Senior  Preferred Stock due
            2007.
 *99.4    -- Form  of Letter  to Clients  relating to  the 15.0%  Exchangeable Redeemable  Senior
            Preferred Stock due 2007.


------------


* Previously filed.